UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act Of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

EVERBRIDGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required.

☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Everbridge, Inc.

25 Corporate Drive, Suite 400

Burlington, Massachusetts 01803

To the Stockholders of Everbridge, Inc.:

You are cordially invited to attend a special meeting of stockholders (which we refer to, together with any adjournment, postponement, or other delay thereof, as the “special meeting”) of Everbridge, Inc. (which we refer to as “Everbridge”). The special meeting will be held on April 25, 2024 at 10:00 a.m., Eastern time. You may attend the special meeting via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/EVBG2024SM. You will be able to listen to the special meeting live and vote online. We believe that a virtual meeting provides expanded access, improved communication and cost savings for our stockholders.

At the special meeting, you will be asked to consider and vote on a proposal to adopt the Amended and Restated Agreement and Plan of Merger (as it may be amended from time to time), dated February 29, 2024 (which we refer to as the “merger agreement”), among Project Emerson Parent, LLC, a Delaware limited liability company (which we refer to as “Parent”), Project Emerson Merger Sub, Inc., (which we refer to as “Merger Sub”) and Everbridge, which amended and restated the Agreement and Plan of Merger, dated February 4, 2024, among Parent, Merger Sub and Everbridge (which we refer to as the “original merger agreement”). Parent and Merger Sub are affiliates of Thoma Bravo, L.P. (which we refer to as “Thoma Bravo”), a leading software investment firm and one of the largest and most experienced global private equity firms. We refer to the merger of Merger Sub (a wholly owned subsidiary of Parent) with and into Everbridge as the “merger.” At the special meeting, you will also be asked to consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Everbridge to its named executive officers in connection with the merger; and a proposal for the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

If the merger is completed, you will be entitled to receive $35.00 in cash, without interest thereon and subject to any applicable withholding taxes, for each share of our common stock that you own (unless you have properly exercised your appraisal rights). This amount constitutes (1) a premium of approximately 47% over Everbridge’s closing share price on February 2, 2024, the last full trading day prior to the transaction announcement under the original merger agreement, and (2) a premium of approximately 62% over the volume weighted average price of Everbridge stock for the 90-day period ending February 2, 2024.

Everbridge’s Board of Directors, after considering the factors more fully described in the enclosed proxy statement: (1) determined that the merger agreement, and the other transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of Everbridge and its stockholders; and (2) approved the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Everbridge’s Board of Directors recommends that you vote: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Everbridge to its named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

The accompanying proxy statement provides detailed information about the special meeting, the merger agreement and the merger, and the other proposals to be considered at the special meeting. A copy of the merger agreement is attached as Annex A to the proxy statement.

The accompanying proxy statement also describes the actions and determinations of Everbridge’s Board of Directors in connection with its evaluation of the merger agreement and the merger. Please read the proxy statement and its annexes, including the merger agreement, carefully and in their entirety, as they contain important information.

Even if you plan to attend the special meeting, please sign, date and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you attend the special meeting and vote at the special meeting, your vote will revoke any proxy that you have previously submitted. If you fail to return your proxy or to attend the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the merger agreement.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the special meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the special meeting without your instructions. Without your instructions, your shares will not be counted for purposes of a quorum or be voted at the special meeting, and that will have the same effect as voting against the adoption of the merger agreement.

Your vote is very important, regardless of the number of shares that you own.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

On behalf of the Board of Directors of Everbridge, thank you for your support.

Very truly yours,

David Henshall Chairman of the Everbridge Board of Directors

The accompanying proxy statement is dated March 21, 2024, and, together with the enclosed form of proxy card, is first being sent to stockholders on or about March 21, 2024.

Everbridge, Inc.

25 Corporate Drive, Suite 400

Burlington, Massachusetts 01803

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD VIRTUALLY VIA WEBCAST ON APRIL 25, 2024

Notice is given that a special meeting of stockholders (which we refer to, together with any adjournment, postponement or other delay thereof, as the “special meeting”) of Everbridge, Inc., a Delaware corporation (which we refer to as “Everbridge”), will be held on April 25, 2024, at 10:00 a.m., Eastern time, for the following purposes:

1.

To consider and vote on the proposal to adopt the Amended and Restated Agreement and Plan of Merger (as it may be amended from time to time), dated as of February 29, 2024, between Parent, Merger Sub and Everbridge (which we refer to as the “merger agreement”), a summary of which is described in the proxy statement under the caption “The Merger Agreement”;

2.

To consider and vote on the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Everbridge to its named executive officers in connection with the merger of Merger Sub with and into Everbridge (which we refer to as the “merger”); and

3.

To consider and vote on any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

The special meeting will be held by means of a live interactive webcast on the internet at www.virtualshareholdermeeting.com/EVBG2024SM. By accessing that web address and using the control number found on your proxy card, you will be able to listen to the special meeting live and vote online. The special meeting will begin promptly at 10:00 a.m., Eastern time. Online check-in will begin a few minutes prior to the special meeting. You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your shares).

Only Everbridge stockholders as of the close of business on March 19, 2024, are entitled to notice of, and to vote at, the special meeting.

Everbridge’s Board of Directors recommends that you vote: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Everbridge to its named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Everbridge record stockholders or beneficial owners who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the “fair value” of their shares of our common stock (exclusive of any elements of value arising from the accomplishment or expectation of the merger and together with interest (as described in the accompanying proxy statement) to be paid on the amount determined to be “fair value”) in lieu of receiving $35.00 per share in cash, without interest thereon and subject to any applicable withholding taxes, if the merger is completed, as determined in accordance with Section 262 of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”). To do so, an Everbridge record stockholder or beneficial owner must properly demand appraisal before the vote is taken on the merger agreement and comply with all other requirements of the DGCL, including Section 262 of the DGCL, which are summarized in the accompanying proxy statement, and certain conditions set forth in Section 262(g) of the DGCL must be satisfied. A copy of Section 262 of the DGCL is available as a publicly available electronic resource, which may be accessed without subscription or cost, at the following hyperlink, which is incorporated in this notice by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Even if you plan to attend the special meeting, please sign, date and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you attend the special meeting and vote at the special meeting, your vote will revoke any proxy that you have previously submitted. If you fail to return your proxy or to attend the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the merger agreement.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the special meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the special meeting without your instructions. Without your instructions, your shares will not be counted for purposes of a quorum or be voted at the special meeting, and that will have the same effect as voting against the adoption of the merger agreement.

By Order of the Board of Directors,

David Wagner
President and Chief Executive Officer

Dated: March 21, 2024

Burlington, Massachusetts

EVERBRIDGE, INC.

PROXY STATEMENT

FOR

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD VIRTUALLY VIA WEBCAST ON APRIL 25, 2024

This proxy statement is dated March 21, 2024 and, together with the enclosed form of proxy card,

is first being sent to stockholders on or about March 21, 2024.

-i-

-ii-

YOUR VOTE IS IMPORTANT

EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) OVER THE INTERNET; (2) BY TELEPHONE; OR (3) BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD (A PREPAID REPLY ENVELOPE IS PROVIDED FOR YOUR CONVENIENCE). You may revoke your proxy or change your vote at any time before your proxy is voted at the special meeting.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the special meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the special meeting without your instructions. Without your instructions, your shares will not be counted for purposes of a quorum or be voted at the special meeting, and that will have the same effect as voting against the adoption of the merger agreement.

If you are a stockholder of record, voting at the special meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” from the bank, broker or other nominee that holds your shares in order to vote at the special meeting.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) vote by virtual ballot in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement, or need help voting your shares, please contact our proxy solicitor:

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

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TRANSACTION SUMMARY

Except as otherwise specifically noted in this proxy statement, “Everbridge,” “the company,” “we,” “our,” “us” and similar words refer to Everbridge, Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement, the “Everbridge Board” refers to Everbridge’s Board of Directors. Throughout this proxy statement, we refer to Project Emerson Parent, LLC, as “Parent,” and Project Emerson Merger Sub, Inc., as “Merger Sub.” In addition, throughout this proxy statement we refer to the Amended and Restated Agreement and Plan of Merger (as it may be amended from time to time), dated February 29, 2024, among Parent, Merger Sub and Everbridge as the “merger agreement” and the Agreement and Plan of Merger, dated February 4, 2024, among Parent, Merger Sub and Everbridge, which was amended and restated by the merger agreement, as the “original merger agreement.”

This summary highlights selected information from this proxy statement related to the proposed merger of Merger Sub (a wholly owned subsidiary of Parent) with and into Everbridge with Everbridge surviving and continuing as a wholly owned subsidiary of Parent. We refer to this transaction as the “merger.”

This proxy statement may not contain all of the information that is important to you. To understand the merger more fully and for a complete description of its legal terms, you should carefully read this proxy statement, including the annexes to this proxy statement and the other documents to which we refer in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.” A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, which is the legal document that governs the merger, carefully and in its entirety.

Introduction

On February 29, 2024, Everbridge agreed to be acquired by an affiliate of Thoma Bravo, L.P. (which we refer to as “Thoma Bravo”), after having previously agreed to be acquired by an affiliate of Thoma Bravo pursuant to the original merger agreement on February 4, 2024. Thoma Bravo is a leading software investment firm and one of the largest and most experienced global private equity firms. If the merger is completed, each outstanding share of our common stock (subject to certain exceptions) will be converted into the right to receive $35.00 per share in cash without interest thereon and subject to applicable withholding taxes.

Parties Involved in the Merger

Everbridge

Everbridge is a global software company that empowers resilience by leveraging intelligent automation technology to enable customers to anticipate, mitigate, respond to, and recover from critical events to keep people safe and organizations running. Boston Consulting Group defines resilience as ‘a company’s capacity to absorb stress, recover critical functionality, and thrive in altered circumstances.’ During public safety threats including severe weather conditions, active shooter situations, terrorist attacks or a pandemic, as well as critical business events such as Information Technology (“IT”) outages, cyber-attacks, product recalls or supply-chain interruptions, global customers rely on our Critical Event Management (“CEM”) platform to empower their resilience and to quickly and reliably aggregate and assess threat data, locate people at risk and responders able to assist, automate the execution of pre-defined communications processes through the secure delivery to a comprehensive range of different communication channels and devices, and track progress on executing response plans. Our customers use our platform to identify and assess hundreds of different types of threats to their organizations, people, assets or brand. Our solutions enable organizations to automate and deliver intelligent, contextual messages to, and receive verification of delivery from, hundreds of millions of recipients, across multiple communications modalities such as voice, Short Message/Messaging Service and email, in several languages and dialects – all simultaneously. Our CEM platform is comprised of a comprehensive set of software applications packaged for organizations to address five core use cases, safeguarding: Business Operations, People Resilience, Digital Operations, Smart Security, and Public Safety. Our individual products address the full spectrum of tasks an organization requires to manage a critical event, including Mass Notification, Safety Connection, IT Alerting, Risk Intelligence, Public Warning, Community Engagement, Crisis Management, CareConverge, Control Center, Travel Protector, SnapComms and E911. Everbridge applications leverage our CEM platform, permitting customers to use a single contacts database, rules engine of algorithms and hierarchies, and user interface to accomplish multiple objectives. We believe that our broad suite of integrated applications delivered via a single global CEM platform is a significant competitive advantage in the resilience market for CEM solutions.

Our common stock is listed on The Nasdaq Global Market (which we refer to as the “NASDAQ”) under the symbol “EVBG.” Everbridge’s corporate offices are located at 25 Corporate Drive, Suite 400, Burlington, Massachusetts 01803, and its telephone number is (818) 230-9700.

Project Emerson Parent, LLC

Parent was formed on January 16, 2024, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Parent has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and any debt financing in connection with the merger.

Parent’s address is c/o Thoma Bravo, L.P., One Market Plaza, Spear Tower, Suite 2400, San Francisco, California 94105, and its telephone number is (415) 263-3660.

Project Emerson Merger Sub, Inc.

Merger Sub is a wholly owned subsidiary of Parent and was formed on January 16, 2024, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and any debt financing in connection with the merger. Upon completion of the merger, Merger Sub will cease to exist and Everbridge will continue as the surviving corporation.

Merger Sub’s address is c/o Thoma Bravo, L.P., One Market Plaza, Spear Tower, Suite 2400, San Francisco, California 94105, and its telephone number is (415) 263-3660.

Thoma Bravo

Thoma Bravo is a leading private equity software investment firm and registered investment advisor.

Thoma Bravo’s address is One Market Plaza, Spear Tower, Suite 2400, San Francisco, California 94105, and its telephone number is (415) 263-3660.

Parent and Merger Sub are each affiliated with Thoma Bravo Discover Fund IV, L.P. (which we refer to as the “Thoma Bravo Fund”). In connection with the transactions contemplated by the merger agreement, the Thoma Bravo Fund has committed to capitalize Parent on the closing date of the merger (which we refer to as the “Closing”) on the terms and subject to the conditions set forth in an equity commitment letter. This amount will be sufficient to fund the aggregate purchase price and the other payments contemplated by the merger agreement (in each case, pursuant to certain terms and conditions as described further in this proxy statement under the caption “The Merger—Financing of the Merger; Damages Commitment”).

Effect of the Merger

Upon the terms and subject to the conditions of the merger agreement, and in accordance with the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), at the effective time of the merger: (1) Merger Sub will merge with and into Everbridge; (2) the separate corporate existence of Merger Sub will cease; and (3) Everbridge will continue as the surviving corporation of the merger and as a wholly owned subsidiary of Parent. Throughout this proxy statement, we use the term “surviving corporation” to refer to Everbridge as the surviving corporation following the merger.

As a result of the merger, Everbridge will cease to be a publicly traded company. If the merger is completed, you will not own any shares of capital stock of the surviving corporation as a result of the merger.

The time at which the merger becomes effective (which we refer to as the “effective time of the merger”) will occur upon the filing of a certificate of merger with, and acceptance of that certificate by, the Secretary of State of the State of Delaware (or at a later time as Everbridge, Parent and Merger Sub may agree and specify in the certificate of merger).

Per Share Price

Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each share of our common stock that is issued and outstanding as of immediately prior to the effective time of the merger (other than shares of our common stock that are (1) held by Everbridge as treasury stock; (2) owned by Parent or Merger Sub; (3) owned by any direct or indirect wholly owned subsidiary of Parent or Merger Sub as of immediately prior to the effective time of the merger; or (4) held by stockholders who have (a) neither voted in favor of the adoption of the merger agreement or the merger nor consented thereto in writing and (b) properly demanded appraisal of such shares of our common stock pursuant to, and in accordance with, Section 262 of the DGCL (which shares of our common stock in clauses (1) – (4) we refer to collectively as the “excluded shares”)) will be automatically converted into the right to receive an amount in cash equal to $35.00, without interest thereon and less any applicable withholding taxes. We refer to this amount as the “per share price.”

At or prior to the Closing, a sufficient amount of cash will be deposited with a designated payment agent to pay the aggregate per share price. Once a stockholder has provided the payment agent with any documentation required by the payment agent, the payment agent will pay the stockholder the appropriate portion of the aggregate per share price in exchange for the shares of our common stock held by that stockholder. For more information, see the section of this proxy statement captioned “The Merger Agreement—Payment Agent, Exchange Fund, and Exchange and Payment Procedures.”

After the merger is completed, you will have the right to receive the per share price for each share of our common stock that you own, but you will no longer have any rights as a stockholder (except that our stockholders holding shares with respect to which an appropriate person has properly and validly exercised and perfected, and has not validly withdrawn or otherwise lost, their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by the DGCL, as described in the section of this proxy statement captioned “The Merger—Appraisal Rights”).

The Special Meeting

Date, Time and Place

A special meeting of our stockholders will be held on April 25, 2024, at 10:00 a.m., Eastern time. You may attend the special meeting solely via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/EVBG2024SM. We refer to the special meeting, and any adjournment, postponement or other delay of the special meeting, as the “special meeting.” You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your shares). We believe that a virtual meeting provides expanded access, improved communication and cost savings for our stockholders.

Purpose

At the special meeting, we will ask stockholders to vote on proposals to: (1) adopt the merger agreement; (2) approve, on a non-binding, advisory basis, the compensation that will or may become payable by Everbridge to our named executive officers in connection with the merger; and (3) adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Record Date; Shares Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of our common stock as of the close of business on March 19, 2024 (which we refer to as the “record date”). For each share of our common stock that you owned as of the close of business on the record date, you will have one vote on each matter submitted for a vote at the special meeting.

Quorum

As of the record date, there were 41,462,726 shares of our common stock outstanding and entitled to vote at the special meeting. The holders of the outstanding shares of capital stock representing a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote, present in person or represented by proxy, shall constitute a quorum.

Required Vote

The proposals to be voted on at the special meeting require the following votes:

•

Proposal 1: Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock as of the record date.

•

Proposal 2: Approval of the proposal to approve the compensation that will or may become payable by Everbridge to our named executive officers in connection with the merger requires the affirmative vote of a majority of the issued and outstanding shares of our common stock present in person, by remote communication, if applicable, or represented by proxy at the special meeting and entitled to vote on the proposal. This vote will be on a non-binding, advisory basis.

•

Proposal 3: Approval of the proposal to adjourn the special meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting requires the affirmative vote of a majority of the issued and outstanding shares of our common stock present in person, by remote communication, if applicable, or represented by proxy at the special meeting and entitled to vote on the proposal.

Voting and Proxies

Any stockholder of record entitled to vote at the special meeting may vote in any of the following ways:

•	by proxy, by returning a signed and dated proxy card (a prepaid reply envelope is provided for your convenience);

•	by proxy, by granting a proxy electronically over the internet or by telephone (using the instructions found on the proxy card); or

•	by attending the special meeting and voting at the special meeting using the control number on the enclosed proxy card.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by (1) signing another proxy card with a later date and returning it prior to the special meeting; (2) submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to our Corporate Secretary; or (4) attending the special meeting and voting at the special meeting.

If you are a beneficial owner and hold your shares of our common stock in “street name” through a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the special meeting. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters, but not on non-routine matters. THE PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING ARE ALL NON-ROUTINE MATTERS, AND BANKS, BROKERS AND OTHER NOMINEES CANNOT VOTE ON THESE PROPOSALS WITHOUT YOUR INSTRUCTIONS. THEREFORE, IT IS IMPORTANT THAT YOU CAST YOUR VOTE OR INSTRUCT YOUR BANK, BROKER OR NOMINEE ON HOW YOU WISH TO VOTE YOUR SHARES.

If you hold your shares of our common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the special meeting if you obtain a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the special meeting.

Recommendation of the Everbridge Board and Reasons for the Merger

The Everbridge Board, after considering various factors (as described in the section of this proxy statement captioned “The Merger—Recommendation of the Everbridge Board and Reasons for the Merger”): (1) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Everbridge and its stockholders; and (2) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger.

The Everbridge Board recommends that you vote: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Everbridge to our named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Opinion of Qatalyst Partners LP

Everbridge retained Qatalyst Partners to act as financial advisor to the Everbridge Board in connection with a potential transaction such as the merger and to evaluate whether the per share price of $35.00 to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Everbridge common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders. Everbridge selected Qatalyst Partners to act as Everbridge’s financial advisor based on Qatalyst Partners’ extensive expertise, knowledge of the industry in which Everbridge operates and experience advising technology companies in connection with potential strategic transactions and stockholder activism. Qatalyst Partners has provided its written consent to the reproduction of its opinion in this proxy statement. At the meeting of the Everbridge Board on February 29, 2024, Qatalyst Partners rendered to the Everbridge Board its oral opinion, subsequently confirmed in writing, to the effect that, as of February 29, 2024, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the per share price to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Everbridge common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders.

The full text of Qatalyst Partners’ written opinion, dated February 29, 2024, is attached to this proxy statement as Annex B and is incorporated herein by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. Everbridge stockholders should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Everbridge Board and addresses only, based upon and subject to the various other assumptions, qualifications, limitations and other matters set forth therein, the fairness, from a financial point of view, of the per share price to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Everbridge common stock (other than Parent or any affiliate of Parent) to such holders, and it does not address any other aspect of the merger. It does not constitute a recommendation as to how any holder of shares of Everbridge common stock should vote with respect to the merger or any other matter and does not in any manner address the price at which Everbridge common stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this proxy statement as Annex B.

For more information, see the section of this proxy statement captioned “Opinion of Qatalyst Partners LP” and Annex B to this proxy statement.

Treatment of Equity Awards in the Merger

The merger agreement provides that Everbridge’s equity awards that are outstanding immediately prior to the effective time of the merger will be treated in the following manner in connection with the merger. For more information, see the section of this proxy statement captioned “The Merger Agreement—Conversion of Shares—Treatment of Equity Awards; ESPP.”

Treatment of Everbridge Options

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At the effective time of the merger, each outstanding Everbridge stock option (which we refer to as “Everbridge options”) that is vested, or that vests as a result of the closing of the merger (which we refer to as a “vested Everbridge option”), will be automatically cancelled and converted solely into the right to receive an amount in cash equal to (1) the total number of shares of our common stock subject to the vested Everbridge option immediately prior to the effective time of the merger multiplied by (2) the excess, if any, of the per share price over the per share exercise price of such vested Everbridge option, without interest thereon and less applicable withholding taxes.

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At the effective time of the merger, each outstanding Everbridge option that is not a vested Everbridge option (which we refer to as an “unvested Everbridge option”) will be automatically cancelled and converted solely into the contingent right to receive from Parent or the surviving corporation an amount in cash (which we refer to as a “Converted Option Cash Award”) equal in value to (1) the total number of shares of our common stock subject to such unvested Everbridge option immediately prior to the effective time of the merger, multiplied by (2) the excess, if any, of the per share price over the per share exercise price of such unvested Everbridge option, without interest thereon and less applicable withholding taxes. Except as otherwise provided in the merger agreement, each such

Converted Option Cash Award will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding unvested Everbridge option immediately prior to the effective time of the merger.

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Any Everbridge option that has a per share exercise price that is greater than or equal to the per share price (which we refer to as an “underwater Everbridge option”) will be automatically cancelled at the effective time of the merger for no consideration or payment.

Treatment of Everbridge Restricted Stock Units

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At the effective time of the merger, each outstanding Everbridge restricted stock unit subject to time-based vesting (which we refer to as “Everbridge RSUs”) that is vested but not yet settled or that vests as a result of the closing of the merger (which we refer to as a “vested Everbridge RSU”) will be automatically cancelled and converted solely into the right to receive an amount in cash equal in value to (1) the total number of shares of our common stock subject to such vested Everbridge RSU immediately prior to the effective time of the merger, multiplied by (2) the per share price, without interest thereon and less applicable withholding taxes.

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At the effective time of the merger, each outstanding Everbridge RSU that is not a vested Everbridge RSU (which we refer to an “unvested Everbridge RSU”) will be automatically cancelled and converted solely into the contingent right to receive from Parent or the surviving corporation an amount in cash (which we refer to as a “Converted RSU Cash Award”) equal to (1) the total number of shares of our common stock subject to such unvested Everbridge RSU immediately prior to the effective time of the merger, multiplied by (2) the per share price, without interest thereon and less applicable withholding taxes. Except as otherwise provided in the merger agreement, each Converted RSU Cash Award will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding unvested Everbridge RSU immediately prior to the effective time of the merger, provided that terms rendered inoperable by the transactions contemplated by the transaction documents entered into in connection with the merger will no longer have any force or effect.

Treatment of Everbridge Performance-based Restricted Stock Units

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At the effective time of the merger, each outstanding Everbridge performance stock unit subject to vesting on the basis of time and the achievement of performance targets (which we refer to as “Everbridge PSUs”) that is vested but not yet settled or that vests as a result of the closing of the merger (which we refer to as a “vested Everbridge PSU”) will be cancelled and converted into the right to receive an amount in cash equal in value to (1) the total number of shares of our common stock subject to such vested Everbridge PSU immediately prior to the effective time of the merger, multiplied by (2) the per share price, without interest and less applicable withholding taxes.

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At the effective time of the merger, each outstanding Everbridge PSU that is not a vested Everbridge PSU (which we refer to as an “unvested Everbridge PSU”) will be cancelled and converted into the contingent right to receive from Parent or the surviving corporation an amount in cash (which we refer to as a “Converted PSU Cash Award”) equal to (1) the total number of shares of our common stock subject to such unvested Everbridge PSU immediately prior to the effective time of the merger based on the number of shares that the applicable unvested Everbridge PSU would settle for at target achievement of the applicable performance metrics, multiplied by (2) the per share price, without interest and less applicable withholding taxes. Except as otherwise provided in the merger agreement, each Converted PSU Cash Award will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding unvested Everbridge PSU immediately prior to the effective time of the merger, except that in lieu of vesting based on performance metrics, 50% of each Converted PSU Cash Award will instead vest at target achievement at the end of the fiscal quarter which ends immediately after the second anniversary of the date of grant, and 50% of each Converted PSU Cash Award will vest at target achievement at the end of the fiscal quarter which ends immediately after the third anniversary of the date of grant, subject in each case to continuous service through the applicable vesting date(s), and provided that terms rendered inoperable by the transactions contemplated by the transaction documents entered into in connection with the merger will no longer have any force or effect.

Treatment of the ESPP

From the date of the original merger agreement, we have taken, or will take, all actions necessary to (1) provide that no new individuals will be permitted to enroll in our 2016 Employee Stock Purchase Plan (which we refer to as the “ESPP”); (2) make any adjustment that may be necessary or advisable to reflect the shortened offering period or purchase period, but otherwise treat such shortened offering period or purchase period as a fully effective and completed offering period or purchase period for all purposes pursuant to the ESPP; (3) not allow any increase in the amount of participants’ payroll deduction elections under the ESPP during the offering period or purchase period that is in effect as of February 4, 2024; (4) cause the exercise (as of no later than one business day prior to the date on which the effective time of the merger occurs) of each outstanding purchase right pursuant to the ESPP (but otherwise no other of our common stock under the ESPP will be issued); (5) provide that no further offering period or purchase period will commence pursuant to the ESPP, and if the effective time of the merger would otherwise occur before the end of the current purchase period under the ESPP (which we refer to as the “Current Purchase Period”), shorten the Current Purchase Period as of a specified trading day at least ten days prior to the date on which the effective time of the merger occurs; and (6) not extend the Current Purchase Period. Immediately prior to and effective as of the effective time of the merger (but subject to the consummation of the merger), we will terminate the ESPP and no further rights will be granted or exercised under the ESPP after such termination.

Employee Benefits

From and after the effective time of the merger, the surviving corporation will (and Parent will cause the surviving corporation to) honor all of our arrangements providing for compensation or employee benefits (which we refer to as “Everbridge benefit plans”) in accordance with their terms as in effect immediately prior to the effective time of the merger, provided that such Everbridge benefit plans were made available to Parent as of the date of the merger agreement, except that the surviving corporation is permitted to amend or terminate Everbridge benefit plans in accordance with their terms or if otherwise required by applicable law.

We refer to each individual who is our employee or an employee of any of our subsidiaries as of immediately prior to the effective time of the merger and who continues to be an employee of Parent or one of its subsidiaries (including the surviving corporation) immediately following the effective time of the merger as a “continuing employee.”

For the period beginning on the effective time of the merger and ending on the earlier of the one-year anniversary of such date or the date on which a continuing employee’s employment terminated (which we refer to as the “benefits period”), the surviving corporation and its subsidiaries will:

•	maintain employee benefits for the benefit of each continuing employee (other than defined benefit pension, retiree or post-employment welfare, equity or equity-based or other long term incentive compensation, change of control, retention, transaction bonus, or nonqualified deferred compensation arrangements (which we refer to collectively as the “excluded benefits”)) that are substantially comparable in the aggregate to those in effect at Everbridge or its subsidiaries as of February 4, 2024;

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provide an annual base salary or wage rate, and target annual cash bonus opportunity that is, in each case, no less favorable than the base salary or wage rate and target annual cash bonus opportunity provided to each continuing employee as of immediately prior to the effective time of the merger, which will not, in each case, be decreased during the benefits period; and

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provide to continuing employees cash severance benefits upon a qualifying termination of employment (subject to satisfying any requirements required by Parent) that are substantially the same as those provided by Everbridge and its subsidiaries as of February 4, 2024 under the Everbridge benefit plans.

At or after the effective time of the merger, Parent, the surviving corporation or any other subsidiary of Parent will use commercially reasonable efforts to cause continuing employees to receive credit for all service with Everbridge and its subsidiaries prior to the effective time of the merger, and with Parent, the surviving corporation, and any of their subsidiaries on or after the effective time of the merger, for purposes of eligibility to participate, vesting and entitlement to benefits for purposes of vacation accrual and severance pay entitlement (but not including for any excluded benefits), to the same extent such service was credited under the corresponding Everbridge benefit plan in which such continuing employee participated immediately prior to February 4, 2024.

Additionally, Parent will, or will cause the surviving corporation or any other subsidiary of Parent to, use commercially reasonable efforts to provide that:

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each continuing employee will be immediately eligible to participate in any employee benefit plans sponsored by Parent and its subsidiaries (other than the excluded benefits) (which we refer to as the “New Plans”) to the extent that coverage pursuant to any New Plan replaces coverage pursuant to a comparable Everbridge benefit plan in which such continuing employee participates immediately before the effective time of the merger (which we refer to as the “Old Plans”);

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for purposes of New Plans providing medical, dental, pharmaceutical, or vision benefits to any continuing employee, cause all pre-existing conditions or limitations, physical examination requirements, evidence of insurability requirements and actively-at-work requirements of such New Plan to be waived for such continuing employee and his or her covered dependents, to the same extent waived under the corresponding Everbridge benefit plan;

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during the plan year in which the closing of the merger occurs, cause any eligible expenses paid by such continuing employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such continuing employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and

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any vacation or paid time off accrued but unused by a continuing employee as of immediately prior to the effective time of the merger will be credited to such continuing employee following the effective time of the merger, will not be subject to accrual limits or other forfeiture and will not limit future accruals.

Interests of Everbridge’s Directors and Executive Officers in the Merger

When considering the recommendation of the Everbridge Board that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder. In (1) evaluating and negotiating the merger agreement; (2) approving the merger agreement and the merger; and (3) recommending that the merger agreement be adopted by our stockholders, the Everbridge Board was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests include the following:

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For our executive officers, the treatment of their outstanding awards of restricted stock units and options, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Everbridge’s Directors and Executive Officers in the Merger—Treatment of Equity Awards.”

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For our non-employee directors, the accelerated vesting, at or immediately prior to the effective time of the merger, of Everbridge options and Everbridge RSUs, and the treatment of such equity awards, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Everbridge’s Directors and Executive Officers in the Merger—Treatment of Equity Awards.”

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The entitlement of each of our executive officers to receive payments and benefits pursuant to Everbridge’s Severance Plan (which we refer to as the “Severance Plan”) if, during the period beginning immediately prior to our change in control through 12 months after our change in control, Everbridge terminates their employment with Everbridge for a reason other than “cause,” death or “disability” or they resign for “good reason,” in each case as set forth in the Severance Plan. These payments and benefits include:

•	a lump sum payment equal to 12 months’ base salary;

•	a pro rata annual bonus for the year of termination based on actual company performance;

•	any earned but unpaid bonus with respect to completed performance periods;

•	payment of Everbridge’s portion of COBRA continuation coverage premiums for up to 12 months;

•	acceleration of 100% of unvested time-based equity awards; and

•	acceleration of performance-based equity awards at the higher of target or actual performance (or, in the case of completed performance periods, actual performance).

•	The continued indemnification and insurance coverage for our directors and executive officers from the surviving corporation and Parent under the terms of the merger agreement.

Appraisal Rights

If the merger is consummated, our stockholders (including beneficial owners of shares of capital stock) who (1) do not vote in favor of the adoption of the merger agreement; (2) continuously hold their applicable shares of our common stock through the effective time of the merger; (3) properly demand appraisal of their shares; (4) meet certain statutory requirements described in this proxy statement; and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares of our common stock in connection with the merger under Section 262 of the DGCL if certain conditions set forth in Section 262(g) of the DGCL are satisfied. This means that these persons will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of our common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be the fair value from the effective time of the merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to persons seeking appraisal, interest will accrue thereafter only upon the sum of (x) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (y) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, persons who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Persons considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

Only a stockholder of record or a beneficial owner may submit a demand for appraisal. To exercise appraisal rights, such person must (1) submit a written demand for appraisal to Everbridge before the vote is taken on the proposal to adopt the merger agreement; (2) not vote, in person or by proxy, in favor of the proposal to adopt the merger agreement; (3) continue to hold of record or own beneficially the subject shares of our common stock through the effective time of the merger; and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. The failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings with respect of Everbridge unless certain conditions are satisfied by the persons seeking appraisal, as described further below. The requirements under Section 262 of the DGCL for exercising appraisal rights are described in further detail in this proxy statement, which description is qualified in its entirety by Section 262 of the DGCL. Pursuant to Subsection (d)(1) of Section 262 of the DGCL, this proxy statement is to include either a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. You may find an electronic copy of Section 262 of the DGCL available at the following URL, accessible without subscription or cost, which is incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In the event of any inconsistency between the information contained in this summary, this proxy statement, or any of the documents incorporated herein or therein by reference, and the actual text of Section 262 of the DGCL, the actual text of Section 262 of the DGCL controls. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares as to which appraisal rights are asserted, unless otherwise expressly noted herein. All references in Section 262 of the DGCL and in this summary “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person, unless otherwise expressly noted.

Material U.S. Federal Income Tax Consequences of the Merger

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of our common stock in the merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the merger and such U.S. Holder’s adjusted tax basis in the shares of our common stock surrendered in the merger.

A Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of our common stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.

For more information, see the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.” Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.

Regulatory Approvals Required for the Merger

Under the merger agreement, the merger cannot be completed until the waiting period (and extensions thereof, if any) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to as the “HSR Act”) have expired or otherwise been terminated, and all consents, approvals and filings required under certain specified foreign regulatory laws, which include filings under foreign direct investment laws (which we refer to as “FDI” laws), have been obtained or made.

Everbridge and Parent each filed or caused to be filed the requisite notification forms under the HSR Act with the Federal Trade Commission (which we refer to as the “FTC”) and the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”) on February 16, 2024 and the waiting period under the HSR Act expired at 11:59 p.m., Eastern time, on March 18, 2024. Both before and after the expiration of the applicable waiting period, the FTC and the DOJ retain the authority to challenge the merger on antitrust grounds.

In addition, Parent, in coordination and consultation with Everbridge, submitted each of the specified FDI filings in March 2024.

Financing of the Merger; Damages Commitment

The transactions contemplated by the merger agreement, including the payment of consideration due to our stockholders and the holders of our equity awards under the merger agreement, the repayment or refinancing of certain indebtedness of Everbridge, including payments of all amounts required to be paid in connection with the merger pursuant to (a) the Indenture, dated as of December 13, 2019, by and between Everbridge and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association (the “2024 Convertible Notes Indenture”) and the 0.125% convertible senior notes due 2024 issued pursuant thereto (the “2024 Convertible Notes”) and (b) the Indenture, dated as of March 11, 2021, by and between Everbridge and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association (the “2026 Convertible Notes Indenture” and together with the 2024 Convertible Notes Indenture, the “Indentures”) and the 0% convertible senior notes due 2026 issued pursuant thereto (the “2026 Convertible Notes” and together with the 2024 Convertible Notes, the “Convertible Notes”) and the payment of all related fees and expenses, will be funded with the proceeds of committed equity financing, as further described below.

Pursuant to an amended and restated equity commitment letter (which we refer to as the “equity commitment letter” and which amends and restates in its entirety the equity commitment letter entered into by Parent and the Thoma Bravo Fund on February 4, 2024 (the “original equity commitment letter”)), the Thoma Bravo Fund has committed to capitalize Parent on the Closing on the terms and subject to the conditions set forth in the equity commitment letter. Pursuant to the equity commitment letter, the Thoma Bravo Fund also agreed to fund the due, punctual and complete payment of certain of the liabilities and obligations of Parent or Merger Sub under the merger agreement plus amounts in respect of certain reimbursement obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by Everbridge, as specified in the merger agreement. For more information, see the section of this proxy statement captioned “The Merger—Financing of the Merger; Damages Commitment.”

Settlement of conversions or repurchases of our issued and outstanding convertible notes will be handled by Parent and the surviving corporation after the Closing.

For more information, see the section of this proxy statement captioned “The Merger—Financing of the Merger; Damages Commitment.”

The Go-Shop Period

Under the original merger agreement, during the period beginning on February 4, 2024 and continuing until 11:59 p.m. Eastern time on February 29, 2024 (the “go-shop period”), Everbridge and its subsidiaries and respective representatives had the right to, among other things: (i) solicit, initiate, propose, induce the making or submission of, encourage or facilitate in any way any offer or proposal, in each case, from any person (or their representatives) that has contacted Everbridge or Qatalyst Partners, or Everbridge or Qatalyst Partners otherwise had material conversations or discussions with, in each case, regarding a potential acquisition proposal within the six months prior to the date of the original merger agreement (which we refer to as the “specified parties”) that had entered into an acceptable confidentiality agreement (as defined in the section of this proxy statement captioned “The Merger Agreement—No Solicitation of Other Acquisition Offers”) that constituted, or could reasonably be expected to have led to, an acquisition proposal (as defined in the section of this proxy statement captioned “The Merger Agreement—No Solicitation of Other Acquisition Offers”), including by providing information (including non-public information and data) relating to Everbridge and its subsidiaries and affording access to such information or any personnel of Everbridge and its subsidiaries to any such specified party; and (ii) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any person regarding any acquisition proposal, and cooperate with or assist or participate in, or facilitate in any way, any such inquiries, offers, proposals, discussions or negotiations or any effort or attempt to make any acquisition proposals or other proposals that could reasonably have been expected to lead to acquisition proposals, including by granting a waiver, amendment or release under any pre-existing “standstill” or other similar provision to the extent necessary to allow for an acquisition proposal or amendment to an acquisition proposal to be made by a specified party confidentially to Everbridge or to the Everbridge Board.

No Solicitation of Other Acquisition Offers

From the date of the merger agreement until the effective time of the merger (or the earlier termination of the merger agreement) Everbridge agreed to, and agreed to (1) cause its subsidiaries and its executive officers and directors, (2) instruct its legal and financial advisors and (3) use reasonable best efforts to cause each of its representatives to, in each case, (i) cease and cause to be terminated any discussions or negotiations with any person prohibited by the merger agreement, and (ii) terminate any data room access (or other access to diligence) granted to any such person and its representatives.

In particular, under and subject to the terms of the merger agreement, from the date of the merger agreement and continuing until the earlier to occur of the effective time of the merger or the termination of the merger agreement, Everbridge, its subsidiaries, and their respective directors and executive officers, will not, and Everbridge will not authorize or direct any of its and its subsidiaries’ other employees, consultants or other representatives to, directly or indirectly:

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solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal that constitutes, or is reasonably expected to lead to, an acquisition proposal;

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furnish to any person or group (other than Parent, Merger Sub or any of their respective representatives) any non-public information relating to Everbridge or any of its subsidiaries or afford to any person or group (other than Parent, Merger Sub or any of their respective representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Everbridge or any of its subsidiaries, in any such case in connection with any acquisition proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an acquisition proposal or the making of any proposal that would reasonably be expected to lead to an acquisition proposal;

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knowingly participate, facilitate, or engage in discussions or negotiations, with any person or group with respect to an acquisition proposal or with respect to any inquiries from third persons relating to the making of an acquisition proposal, subject to certain exceptions under the merger agreement;

•	approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an acquisition proposal;

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enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an acquisition transaction, other than an acceptable confidentiality agreement (we refer to any of these as an “alternative acquisition agreement”); or

•	authorize or commit to do any of the foregoing.

However, prior to the adoption of the merger agreement by our stockholders, Everbridge and the Everbridge Board (or a committee thereof) may, directly or indirectly through one or more of their representatives (including its financial advisor), (1) participate or engage in discussions or negotiations with; (2) subject to an acceptable confidentiality agreement, (a) furnish any non-public information relating to Everbridge or any of its subsidiaries or (b) afford access to the business, properties, assets, books, records or other non-public information or to any personnel, of Everbridge or any of its subsidiaries to; or (3) otherwise facilitate the making of a superior proposal by, in each case, any person or group or their respective representatives that has made, renewed or delivered to Everbridge an acquisition proposal after the date of the merger agreement that was not solicited in material breach of the applicable restrictions. Everbridge and the Everbridge Board (or a committee thereof) may only take the foregoing actions if the Everbridge Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (A) such acquisition proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal; and (B) the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law.

Everbridge is not entitled to terminate the merger agreement to enter into an agreement for a superior proposal unless it complies with certain procedures in the merger agreement, including engaging in good faith negotiations with Parent during a specified period. If Everbridge terminates the merger agreement in order to accept a superior proposal from a third party, it must pay a termination fee to Parent. For more information, see the section of this proxy statement captioned “The Merger Agreement—No Solicitation of Other Acquisition Offers.”

Change in the Everbridge Board’s Recommendation

The Everbridge Board may not withdraw its recommendation that our stockholders adopt the merger agreement or take certain similar actions other than, under certain circumstances, if it (or a committee of the Everbridge Board) determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with the Everbridge Board’s fiduciary duties pursuant to applicable law and the Everbridge Board (or a committee thereof) complies in all material respects with the terms of the merger agreement.

Moreover, the Everbridge Board cannot withdraw its recommendation that our stockholders adopt the merger agreement or take certain similar actions unless it complies with certain procedures in the merger agreement, including engaging in good faith negotiations with Parent during a specified period. If Everbridge or Parent terminates the merger agreement under certain circumstances, including because the Everbridge Board withdraws its recommendation that our stockholders adopt the merger agreement, then Everbridge must pay to Parent a termination fee. For more information, see the section of this proxy statement captioned “The Merger Agreement—The Everbridge Board’s Recommendation; Board Recommendation Change.”

Conditions to the Closing of the Merger

The respective obligations of Parent, Merger Sub and Everbridge, as applicable, to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) at or prior to the effective time of the merger of certain conditions, including the following:

•	the adoption of the merger agreement by the requisite affirmative vote of our stockholders holding a majority of the issued and outstanding shares of our common stock;

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the expiration or termination of the waiting periods, if any, applicable to the merger pursuant to the HSR Act; and the absence of any agreement with any governmental authority not to consummate the merger, including any agreement with any governmental authority to stay, toll or extend any applicable waiting period;

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all consents, approvals and filings required under certain specified FDI laws shall have been obtained or made, and all waiting periods (including any extensions thereof) (including any timing agreements with applicable governmental authorities) relating to the execution, delivery and performance of the merger agreement and the consummation of the merger shall have expired or otherwise been terminated under any such laws; and

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the absence of (1) any order issued by any governmental authority of competent jurisdiction or (2) any law applicable to the merger, that in the case of each of the foregoing clauses (1) or (2), prohibits or makes illegal the consummation of the merger.

In addition, the obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) at or prior to the effective time of the merger of each of the following additional conditions, any of which may be waived exclusively by Parent:

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the accuracy of the representations and warranties of Everbridge set forth in the merger agreement, subject to applicable materiality or other qualifiers, as of the Closing or the date in respect of which such representation or warranty was specifically made;

•	Everbridge having performed and complied in all material respects with all covenants in the merger agreement required to be performed and complied with by it at or prior to the Closing;

•	receipt by Parent and Merger Sub of a customary closing certificate of Everbridge; and

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the absence of any Company Material Adverse Effect (as defined in the section of this proxy statement captioned “The Merger Agreement—Representations and Warranties”) having occurred after the date of the merger agreement that is continuing.

In addition, the obligations of Everbridge to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) at or prior to the effective time of the merger of each of the following additional conditions, any of which may be waived exclusively by Everbridge:

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the accuracy of the representations and warranties of Parent and Merger Sub set forth in the merger agreement, subject to applicable materiality or other qualifiers, as of the effective time of the merger or the date in respect of which such representation or warranty was specifically made;

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Parent and Merger Sub having performed and complied in all material respects with all covenants in the merger agreement required to be performed and complied by Parent and Merger Sub at or prior to the Closing; and

•	the receipt by Everbridge of a customary closing certificate of Parent and Merger Sub.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders (except as otherwise provided in the merger agreement), in the following circumstances:

•	by mutual written agreement of Everbridge and Parent;

•	by either Everbridge or Parent if:

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any governmental authority of competent jurisdiction issues any order that has become final and non-appealable that, in each case, enjoins or prohibits the consummation of the merger, except that the right to terminate will not be available to any party that has failed to comply with certain covenants set forth in the merger agreement and such party’s failure to comply with such covenants has been the primary cause of, or primarily resulted in, such order;

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the merger has not been consummated by 11:59 p.m., Eastern time, on August 4, 2024 (which we refer to as the “termination date”), except that if as of the termination date, the relevant waiting periods or required consents or clearance required under the HSR Act or certain specified FDI laws have not been obtained, the termination date will automatically be extended to 11:59 p.m., Eastern time, on November 4, 2024; or

•

our stockholders do not adopt the merger agreement at the special meeting, except that a party may not terminate the merger agreement pursuant to this provision if such party’s action or failure to act constitutes a breach of the merger agreement and is the primary cause of, or primarily resulted in, the failure to obtain the approval of our stockholders at the special meeting;

•	by Everbridge if:

•

subject to a 45-day cure period, Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties or covenants in the merger agreement such that the related closing condition would not be satisfied;

•

prior to the adoption of the merger agreement by our stockholders: (1) Everbridge has received a superior proposal as defined in the section of this proxy statement captioned “The Merger Agreement—No Solicitation of Other Acquisition Offers;” (2) the Everbridge Board (or a committee thereof) has authorized Everbridge to enter into an alternative acquisition agreement to consummate the acquisition transaction contemplated by that superior proposal; (3) Everbridge has complied in all material respects with its covenants under the merger agreement with respect to such superior proposal; and (4) Everbridge pays Parent or its designee the applicable termination fee; or

•

(1) certain of the closing conditions set forth in the merger agreement have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived; (2) Parent and Merger Sub fail to consummate the Closing as required; (3) Everbridge has notified Parent in writing that if Parent performs its obligations under the merger agreement and the equity financing is funded in accordance with the equity commitment letter, then Everbridge stands ready, willing and able to consummate the Closing; (4) Everbridge gives Parent written notice at least two business days prior to such termination stating Everbridge’s intention to terminate the merger agreement; and (5) the Closing has not been consummated by the end of such two business day period; and

•	by Parent if:

•

subject to a 45-day cure period, Everbridge has breached or failed to perform in any material respect any of its representations, warranties or covenants in the merger agreement such that the related closing condition would not be satisfied; or

•

prior to receiving the requisite stockholder approval, the Everbridge Board (or a committee thereof) has effected an Everbridge Board recommendation change (as defined in the section of this proxy statement captioned “The Merger Agreement—The Everbridge Board’s Recommendation; Board Recommendation Change”) (except that Parent’s right to terminate in such instance will expire at 5:00 p.m., Eastern time, on the tenth business day following the date on which such right to terminate first arose).

Termination Fees and Remedies

The merger agreement contains certain termination rights for Everbridge and Parent. Upon valid termination of the merger agreement under specified circumstances, Everbridge has agreed to pay Parent (or its designee) a termination fee of $50,000,000. Specifically, this termination fee will be payable by Everbridge to Parent if the merger agreement is terminated:

•

by Everbridge if (1) Everbridge has received a superior proposal, (2) the Everbridge Board authorizes the acceptance of a superior proposal and (3) Everbridge has complied in all material respects with its obligations under the alternative solicitation provisions in the merger agreement; or

•	by Parent if the Everbridge Board changes its recommendation with respect to the merger.

The termination fee will also be payable by Everbridge if:

•

the merger agreement is terminated (1) because the merger is not completed by the termination date at a time when our stockholders have not adopted the merger agreement at the special meeting; (2) because of Everbridge’s failure to obtain the required approval of our stockholders; or (3) subject to a 45-day cure period, because Everbridge breaches or fails to perform in any material respect any of its representations, warranties or covenants in a manner that would cause the related closing conditions to not be satisfied;

•	at the time of such termination, Parent is in compliance with certain conditions under the merger agreement;

•

following the execution and delivery of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal has been publicly announced or publicly disclosed and not withdrawn or otherwise abandoned; and

•

Everbridge subsequently consummates, or enters into a definitive agreement providing for (and such acquisition proposal is subsequently consummated at any time), a transaction involving the acquisition of at least 50.1% of its stock or assets within one year of such termination.

Upon valid termination of the merger agreement under specified circumstances, Parent has agreed to pay Everbridge (or its designee) a termination fee of $124,000,000. Specifically, this termination fee will be payable by Parent to Everbridge if the merger agreement is terminated by Everbridge (or by Parent after such time as Everbridge has complied with the respective requirements of, and thus at such time had the right to terminate the merger agreement pursuant to the following termination provisions):

•

because Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties or covenants in the merger agreement such that the related closing condition would not be satisfied, which termination right is subject to a 45-day cure period; or

•

because (1) certain of the closing conditions set forth in the merger agreement have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived; (2) Parent and Merger Sub fail to consummate the Closing as required; (3) Everbridge has notified Parent in writing that if Parent performs its obligations under the merger agreement and the equity financing is funded in accordance with the equity commitment letter, then Everbridge stands ready, willing and able to consummate the Closing; (4) Everbridge gives Parent written notice at least two business days prior to such termination stating Everbridge’s intention to terminate the merger agreement; and (5) the Closing has not been consummated by the end of such two business day period.

Neither Everbridge nor Parent is required to pay its termination fee on more than one occasion. The merger agreement also provides that Everbridge, on the one hand, or Parent and Merger Sub, on the other hand, may specifically enforce the obligations under the merger agreement, except that Everbridge may only cause Parent and Merger Sub to consummate the merger, and Parent to cause the equity financing to be funded pursuant to the equity commitment letter, if certain conditions are satisfied. Subject to limited exceptions, Parent’s and Merger Sub’s aggregate liability for monetary damages for breaches of the merger agreement are capped at $124,000,000, plus certain reimbursement obligations and enforcement expenses (which we refer to as the “parent liability limitation”), and Everbridge’s liability for monetary damages for breaches of the merger agreement is capped at $50,000,000, plus any enforcement expenses (which we refer to as the “company liability limitation”).

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will no longer be traded on NASDAQ and will be deregistered under the Securities Exchange Act of 1934 (which we refer to as the “Exchange Act”). We will no longer be required to file periodic reports, current reports and proxy and information statements with the Securities and Exchange Commission (which we refer to as the “SEC”) on account of our common stock.

Effect on Everbridge if the Merger is Not Completed

If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our common stock in connection with the merger. Instead: (1) Everbridge will remain an independent public company; (2) our common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act; and (3) we will continue to file periodic reports with the SEC.

Litigation Relating to the Merger

Following the announcement of the merger, Everbridge received demands on behalf of purported stockholders alleging that the proxy statement filed in connection with the merger omitted certain purportedly material information regarding Everbridge’s financial projections and Qatalyst Partners’ financial analyses. Each demand requests corrective disclosures in advance of the special meeting. Everbridge believes the demands are without merit. It is possible additional demands may be sent or lawsuits may be filed between the date of this proxy statement and consummation of the merger. Everbridge does not intend to update this description of demand letters relating to the merger unless those new letters contain material differences from those received to date.

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that are important to you. We encourage you to carefully read the more detailed information contained elsewhere in this proxy statement, including the annexes to this proxy statement and the other documents to which we refer in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:

On March 1, 2024, we announced that Everbridge entered into the merger agreement, following our prior announcement on February 5, 2024, that Everbridge had entered into the original merger agreement as of February 4, 2024. Under the merger agreement, Parent will acquire Everbridge for $35.00 in cash per share of our common stock, without interest thereon and subject to any applicable withholding taxes. In order to complete the merger, our stockholders representing a majority of the voting power of all issued and outstanding shares of our common stock as of the record date must vote to adopt the merger agreement at the special meeting. This approval is a condition to the consummation of the merger. See the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing of the Merger.” The Everbridge Board is furnishing this proxy statement and form of proxy card to the holders of shares of our common stock in connection with the solicitation of proxies of our stockholders to be voted at the special meeting.

This proxy statement, which you should read carefully, contains important information about the merger, the merger agreement, the special meeting and the matters to be voted on at the special meeting. The enclosed materials allow you to submit a proxy to vote your shares of our common stock without attending the special meeting and to ensure that your shares of our common stock are represented and voted at the special meeting.

Your vote is very important. Even if you plan to attend the special meeting, we encourage you to submit a proxy as soon as possible.

Q:	What is the proposed merger and what effects will it have on Everbridge?

A:

The proposed merger is the acquisition of Everbridge by Parent. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement are satisfied or waived, Merger Sub will merge with and into Everbridge, with Everbridge continuing as the surviving corporation. As a result of the merger, Everbridge will become a wholly owned subsidiary of Parent, and our common stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q:	What will I receive if the merger is completed?

A:

Upon completion of the merger, you will be entitled to receive $35.00 in cash (subject to certain exceptions), without interest and less any applicable withholding taxes, for each share of our common stock that you own, unless you have properly exercised, and not validly withdrawn or subsequently lost, your appraisal rights under the DGCL, and certain other conditions under the DGCL are satisfied. For example, if you own 100 shares of our common stock, you will receive $3,500 in cash in exchange for your shares of our common stock, without interest thereon and subject to any applicable withholding taxes.

Q:	How does the per share price compare to the market price of Everbridge’s common stock?

A:

This amount constitutes (1) a premium of approximately 47% over Everbridge’s closing share price on February 2, 2024, the last full trading day prior to the transaction announcement under the original merger agreement, and (2) a premium of approximately 62% over the volume weighted average price of our common stock for the 90-day period ending February 2, 2024.

Q:	What will happen to Everbridge options, Everbridge RSUs and Everbridge PSUs?

A:	Generally speaking, Everbridge options, Everbridge RSUs and Everbridge PSUs will be treated as follows:

•

At the effective time of the merger, each vested Everbridge option will be automatically cancelled and converted solely into the right to receive an amount in cash equal to (1) the total number of shares of our common stock subject to the vested Everbridge option immediately prior to the effective time of the merger, multiplied by (2) the excess, if any, of the per share price over the per share exercise price of such vested Everbridge option, without interest thereon and less applicable withholding taxes.

•

At the effective time of the merger each unvested Everbridge option will be automatically cancelled and converted solely into the contingent right to receive from Parent or the surviving corporation a Converted Option Cash Award equal in value to (1) the total number of shares of our common stock subject to such unvested Everbridge option immediately prior to the effective time of the merger, multiplied by (2) the excess, if any, of the per share price over the per share exercise price of such unvested Everbridge option, without interest thereon and less applicable withholding taxes. Except as otherwise provided in the merger agreement, each such Converted Option Cash Award will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding unvested Everbridge option immediately prior to the effective time of the merger.

•	Any underwater Everbridge option will be automatically cancelled at the effective time of the merger for no consideration or payment.

•

At the effective time of the merger each vested Everbridge RSU will be cancelled and converted into the right to receive an amount in cash equal in value to (1) the total number of shares of our common stock subject to such vested Everbridge RSU immediately prior to the effective time of the merger, multiplied by (2) the per share price, less applicable withholding taxes.

•

At the effective time of the merger, each unvested Everbridge RSU will be cancelled and converted into the contingent right to receive from Parent or the surviving corporation a Converted RSU Cash Award equal to (1) the total number of shares of our common stock subject to such unvested Everbridge RSU immediately prior to the effective time of the merger, multiplied by (2) the per share price, less applicable withholding taxes. Except as otherwise provided in the merger agreement, each Converted RSU Cash Award will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding unvested Everbridge RSU immediately prior to the effective time of the merger, provided that terms rendered inoperable by the transactions contemplated by the transaction documents entered into in connection with the merger will no longer have any force or effect.

•

At the effective time of the merger, each vested Everbridge PSU will be automatically cancelled and converted into solely the right to receive an amount in cash equal in value to (1) the total number of shares of our common stock subject to such vested Everbridge PSU immediately prior to the effective time of the merger, multiplied by (2) the per share price, without interest thereon and less applicable withholding taxes.

•

At the effective time of the merger, each unvested Everbridge PSU will be automatically cancelled and converted solely into the contingent right to receive from Parent or the surviving corporation a Converted PSU Cash Award equal to (1) the total number of shares of our common stock subject to such unvested Everbridge PSU immediately prior to the effective time of the merger based on the number of shares that the applicable unvested Everbridge PSU would settle for at target achievement of the applicable performance metrics, multiplied by (2) the per share price, without interest thereon and less applicable withholding taxes. Except as otherwise provided in the merger agreement, each Converted PSU Cash Award will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding unvested Everbridge PSU immediately prior to the effective time of the merger, except that in lieu of vesting based on performance metrics, 50% of each Converted PSU Cash Award will instead vest at target achievement at the end of the fiscal quarter which ends immediately after the second anniversary of the date of grant, and 50% of each Converted PSU Cash Award will vest at target achievement at the end of the fiscal quarter which ends immediately after the third anniversary of the date of grant, subject in each case to continuous service through the applicable vesting date(s), and provided that terms rendered inoperable by the transactions contemplated by the transaction documents entered into in connection with the merger will no longer have any force or effect.

Q:	What will happen to the ESPP?

A:

From the date of the original merger agreement, we have taken, or will take, all actions necessary to (1) provide that no new individuals will be permitted to enroll in the ESPP; (2) make any adjustment that may be necessary or advisable to reflect the shortened offering period or purchase period, but otherwise treat such shortened offering period or purchase period as a fully effective and completed offering period or purchase period for all purposes pursuant to the ESPP; (3) not allow any increase in the amount of participants’ payroll deduction elections under the ESPP during the offering period or purchase period that is in effect as of February 4, 2024; (4) cause the exercise (as of no later than one business day prior to the date on which the effective time of the merger occurs) of each outstanding purchase right pursuant to the ESPP (but otherwise no other of our common stock under the ESPP will be issued); (5) provide that no further offering period or purchase period will commence pursuant to the ESPP, and if the effective time of the merger would otherwise occur before the end of the Current Purchase Period, shorten the Current Purchase Period as of a specified trading day at least ten days prior to the date on which the effective time of the merger occurs; and (6) not extend the Current Purchase Period. Immediately prior to and effective as of the effective time of the merger (but subject to the consummation of the merger), we will terminate the ESPP and no further rights will be granted or exercised under the ESPP after such termination.

Q:	What am I being asked to vote on at the special meeting?

A:	You are being asked to vote on the following proposals:

•	to adopt the merger agreement pursuant to which Merger Sub will merge with and into Everbridge and Everbridge will become a wholly owned subsidiary of Parent;

•	to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Everbridge to our named executive officers in connection with the merger; and

•

to approve the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Q:	When and where is the special meeting?

A:

The special meeting will take place on April 25, 2024, at 10:00 a.m., Eastern time. You may attend the special meeting via a live interactive webcast on the Internet at www.virtualshareholdermeeting.com/EVBG2024SM. You will be able to listen to the special meeting live and vote online. You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your shares).

Q:	Who is entitled to vote at the special meeting?

A:

All of our stockholders as of the close of business on March 19, 2024, which is the record date for the special meeting, are entitled to vote their shares of our common stock at the special meeting. As of the close of business on the record date, there were 41,462,726 shares of our common stock outstanding and entitled to vote at the special meeting. Each share of our common stock outstanding as of the record date is entitled to one vote per share on each matter properly brought before the special meeting.

Q:	What vote is required to approve the proposal to adopt the merger agreement?

A:	The affirmative vote of the holders of a majority of the issued and outstanding shares of common stock of Everbridge as of the record date is required to adopt the merger agreement.

The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the internet or by telephone; or (3) attend and vote at the special meeting, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:

What vote is required to approve (1) the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Everbridge to its named executive officers in connection with the merger; and (2) the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting?

A:

Approval of the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Everbridge to our named executive officers in connection with the merger requires the affirmative vote of a majority of the issued and outstanding shares of our common stock present in person, by remote communication, if applicable, or represented by proxy at the special meeting and entitled to vote on the proposal.

Approval of the proposal to adjourn the special meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting requires the affirmative vote of a majority of the issued and outstanding shares of our common stock present in person, by remote communication, if applicable, or represented by proxy at the special meeting and entitled to vote on the proposal.

The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the internet or by telephone; or (3) vote at the special meeting will not have any effect on the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Everbridge to our named executive officers in connection with the merger, or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting, except to the extent that such failure affects obtaining a quorum at the meeting. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on these proposals, except to the extent that such failure affects obtaining a quorum at the meeting. In all cases, abstentions will have the same effect as a vote “AGAINST” these proposals.

Q:	What do I need to do now?

A:

We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that we refer to or incorporate by reference in this proxy statement carefully and consider how the merger affects you.

Then, even if you expect to attend the special meeting, please sign, date and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience), or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card), so that your shares can be voted at the special meeting. If you hold your shares in “street name,” please refer to the voting instruction form provided by your bank, broker or other nominee for information on how to vote your shares. Please do not send your stock certificates with your proxy card. If you attend the special meeting and vote at the special meeting, your vote will revoke any previously submitted proxy.

Q:	How does the Everbridge Board recommend that I vote?

A:

The Everbridge Board recommends that you vote: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Everbridge to our named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our common stock in connection with the merger. Instead: (1) Everbridge will remain an independent public company; (2) our common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act; and (3) we will continue to file periodic reports with the SEC.

In specified circumstances in which the merger agreement is terminated, Everbridge has agreed to pay Parent (or its designee) a termination fee.

For more information, see the section of this proxy statement captioned “The Merger Agreement—Termination Fees and Remedies.”

Q:	What is the compensation that will or may become payable by Everbridge to its named executive officers in connection with the merger?

A:

The compensation that will or may become payable by Everbridge to our named executive officers in connection with the merger is certain compensation that is tied to or based on the merger and payable to certain of Everbridge’s named executive officers pursuant to underlying plans and arrangements that are contractual in nature. Compensation that will or may become payable by Parent or its affiliates (including, following the consummation of the merger, the surviving corporation) to our named executive officers in connection with or following the merger is not subject to this advisory vote. For further information, see the section of this proxy statement captioned “Proposal 2: Approval, on a Non-Binding, Advisory Basis, of Certain Merger-Related Executive Compensation.”

Q:	Why am I being asked to cast a vote to approve the compensation that will or may become payable by Everbridge to our named executive officers in connection with the merger?

A:

Everbridge is required to seek approval, on a non-binding, advisory basis, of compensation that will or may become payable by Everbridge to our named executive officers in connection with the merger. Approval of the compensation that will or may become payable by Everbridge to our named executive officers in connection with the merger is not required to consummate the merger.

Q:	What will happen if Everbridge’s stockholders do not approve the compensation that will or may become payable by Everbridge to its named executive officers in connection with the merger?

A:

Approval of the compensation that will or may become payable by Everbridge to our named executive officers in connection with the merger is not a condition to consummation of the merger. This is an advisory vote and will not be binding on Everbridge or Parent. The underlying plans and arrangements providing for such compensation are contractual in nature and are not, by their terms, subject to stockholder approval.

Accordingly, if the merger agreement is adopted by our stockholders and the merger is consummated, the compensation that will or may become payable by Everbridge to our named executive officers in connection with the merger will or may be paid to Everbridge’s named executive officers even if our stockholders do not approve such compensation.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, to be the “stockholder of record.” If you are a stockholder of record, this proxy statement and your proxy card have been sent directly to you by or on behalf of Everbridge. As a stockholder of record, you may attend the special meeting and vote your shares at the special meeting using the control number on the enclosed proxy card.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of our common stock held in “street name.” If you are a beneficial owner of shares of our common stock held in “street name,” this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares at the special meeting unless you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the special meeting.

Q:	If my broker holds my shares in “street name,” will my broker automatically vote my shares for me?

A:

No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the special meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instruction, your shares will not be counted for the purpose of obtaining a quorum or voted on the proposals, which will have the same effect as if you voted “AGAINST” adoption of the merger agreement, but will have no effect on the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Everbridge to our named executive officers in connection with the merger or the adjournment proposal.

Q:	How may I vote?

A:	If you are a stockholder of record (that is, if your shares of our common stock are registered in your name with Computershare Trust Company, N.A., our transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card (a prepaid reply envelope is provided for your convenience);

•	by visiting the internet address on your proxy card;

•	by calling the toll-free (within the United States or Canada) phone number on your proxy card; or

•	by attending the special meeting and voting at the special meeting using the control number on the enclosed proxy card.

The control number located on your proxy card is designed to verify your identity and allow you to vote your shares of our common stock and to confirm that your voting instructions have been properly recorded when voting electronically over the internet or by telephone. Although there is no charge for voting your shares, if you vote electronically over the internet or by telephone, you may incur costs such as internet access and telephone charges for which you will be responsible.

Even if you plan to attend the special meeting, you are strongly encouraged to vote your shares of our common stock by proxy. If you are a stockholder of record or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of our common stock at the special meeting even if you have previously voted by proxy. If you attend the special meeting and vote at the special meeting, your vote will revoke any previously submitted proxy.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the internet or by telephone. To vote over the internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting instruction form provided by your bank, broker or nominee. However, because you are not the stockholder of record, you may not vote your shares at the special meeting unless you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the special meeting.

Q:	May I attend the special meeting and vote at the special meeting?

A:

Yes. You may attend the special meeting via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/EVBG2024SM. You will be able to listen to the special meeting live and vote online. The special meeting will begin at 10:00 a.m., Eastern time, on April 25, 2024. Online check-in will begin a few minutes prior to the special meeting. You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your shares). As the special meeting is virtual, there will be no physical meeting location.

Even if you plan to attend the special meeting, to ensure that your shares will be represented at the special meeting, we encourage you to sign, date and return the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you attend the special meeting and vote at the special meeting, your vote will revoke any proxy previously submitted.

If, as of the record date, you are a beneficial owner of shares held in “street name,” you may not vote your shares at the special meeting unless you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the special meeting. Otherwise, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form provided by your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the special meeting without your instructions. Without your instructions, your shares will not be counted for purposes of a quorum or voted at the meeting, which will have the same effect as voting against the adoption of the merger agreement.

Q:	Why did Everbridge choose to hold a virtual special meeting?

A:

The Everbridge Board decided to hold the special meeting virtually in order to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from virtually any location around the world, at no cost. However, you will bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies. We believe this is the right choice for a company with a global footprint. A virtual special meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information, while saving us and our stockholders time and money. We also believe that the online tools that we have selected will increase stockholder communication. We remain very sensitive to concerns that virtual meetings may diminish stockholder voice or reduce accountability. Accordingly, we have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “proxy card.” You may follow the instructions on the proxy card to designate a proxy by telephone or by the Internet in the same manner as if you had signed, dated and returned a proxy card. David Wagner and David Rockvam, each with full powers of substitution and resubstitution, are the proxy holders for the special meeting.

Q:	May I change my vote after I have mailed my signed and dated proxy card?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	signing another proxy card with a later date and returning it to us prior to the special meeting;

•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Corporate Secretary; or

•	attending the special meeting and voting at the special meeting using the control number on the enclosed proxy card.

If you hold your shares of our common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the special meeting if you obtain a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the special meeting.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:	Regardless of the method you choose to grant your proxy, the individuals named on the enclosed proxy card will vote your shares in the way that you direct.

If you sign and date your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted as recommended by the Everbridge Board with respect to each proposal. This means that they will be voted: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Everbridge to our named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Q:	Should I send in my stock certificates now?

A:

No. After the merger is completed, any holders of physical stock certificates will receive a letter of transmittal containing instructions for how to send your stock certificates to the payment agent in order to receive the appropriate cash payment for the shares of our common stock represented by your stock certificates. Unless you are seeking appraisal, you should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled. Please do not send your stock certificates with your proxy card. If you hold your shares of our common stock in book-entry form, you will not receive a letter of transmittal. Instead, the payment agent will pay you the appropriate portion of the merger consideration upon receipt of a customary “agent’s message” and any other items specified by the payment agent.

Q:	What should I do if I have lost my stock certificate?

A:	If you have lost your stock certificate, please contact our transfer agent, Computershare Trust Company, N.A., at 877-373-6374 or www.computershare.com/investor, to obtain replacement certificates.

Q:	What happens if I sell or transfer my shares of common stock after the record date but before the special meeting?

A:

The record date for the special meeting is earlier than the date of the special meeting and the expected effective date of the merger. If you sell or transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your shares and each of you notifies Everbridge in writing of such special arrangements, you will transfer the right to receive the per share price with respect to such shares, if the merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the special meeting. Even if you sell or transfer your shares of our common stock after the record date, we encourage you to sign, date and return the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card).

Q:	What should I do if I receive more than one set of voting materials?

A:

Please sign, date and return (or grant your proxy electronically over the internet or by telephone for) each proxy card and voting instruction form that you receive to ensure that all of your shares are voted.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms, if your shares are registered differently or are held in more than one account. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote all voting materials that you receive.

Q:	Where can I find the voting results of the special meeting?

A:

If available, Everbridge may announce preliminary voting results at the conclusion of the special meeting. Everbridge intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the special meeting. All reports that Everbridge files with the SEC are publicly available when filed. For more information, see the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the merger?

A:

If you are a U.S. Holder, the exchange of our common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require a U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the merger and such U.S. Holder’s adjusted tax basis in the shares of our common stock surrendered in the merger.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to the exchange of our common stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.

Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the merger in light of your own particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction. This discussion is provided for general information only and does not constitute legal or tax advice to any holder. A more complete description of material U.S. federal income tax consequences of the merger is provided in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	When do you expect the merger to be completed?

A:

We currently expect to complete the merger in the second quarter of 2024. However, the exact timing of completion of the merger, if at all, cannot be predicted because the merger is subject to the closing conditions specified in the merger agreement, many of which are outside of our control.

Q:	What is a “go-shop”? What happened during this period under the original merger agreement?

A:

Under the original merger agreement, Everbridge and Thoma Bravo negotiated a go-shop period following the announcement of the merger, during which period, the Everbridge Board and its advisors were able to actively initiate and solicit alternative acquisition proposals from certain third parties. It is a common feature of transactions like ours and aligned with the Everbridge Board’s interest in pursuing the best possible offer. The original merger agreement with Thoma Bravo included a 25 day go-shop period expiring on February 29, 2024. During the go-shop period, the Everbridge Board received two acquisition proposals at a higher price than the original agreed-upon price with Thoma Bravo. As a result of such acquisition proposals, Everbridge and Thoma Bravo amended and restated the original merger agreement in order to provide the higher price of $35.00 per share of our common stock, which is $6.40 per share more than the price per share under the original merger agreement and higher than the highest price in the acquisition proposals received from such third party. A more complete description of the go-shop period is provided in the section of this proxy statement captioned “The Merger—Background of the Merger.”

Q:	What governmental and regulatory approvals are required?

A:

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the merger under the HSR Act has expired or been terminated, and no agreement with any governmental authority not to consummate the merger shall be in effect. In addition, the merger cannot be completed until all consents, approvals and filings required under certain specified FDI laws have been obtained or made and all waiting periods (including any extensions thereof) (including any timing agreements with applicable governmental authorities) relating to the execution, delivery and performance of the merger agreement and the consummation of the merger shall have expired or otherwise been terminated under any such laws.

Everbridge and Parent each filed or caused to be filed the requisite notification forms under the HSR Act with the FTC and the DOJ on February 16, 2024 and the waiting period under the HSR Act expired at 11:59 p.m., Eastern time, on March 18, 2024. Both before and after the expiration of the applicable waiting period, the FTC and the DOJ retain the authority to challenge the merger on antitrust grounds.

In addition, Parent, in coordination and consultation with Everbridge, submitted each of the specified FDI filings in March 2024.

Q:	Am I entitled to appraisal rights under the DGCL?

A:

If the merger is consummated, our stockholders (including beneficial owners of shares of capital stock) who (1) do not vote in favor of the adoption of the merger agreement; (2) continuously hold their shares of our common stock through the effective time of the merger; (3) properly perfect appraisal of their shares; (4) meet certain other conditions and statutory requirements as described in this proxy statement; and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares in connection with the merger under Section 262 of the DGCL if certain conditions set forth in Section 262(g) of the DGCL are satisfied. This means that these persons will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be the fair value from the effective date of the merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to each person seeking appraisal, interest will accrue thereafter only upon the sum of (x) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (y) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Persons who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in this proxy statement, which description is qualified in its entirety by Section 262 of the DGCL regarding appraisal rights, available at the following URL, accessible without subscription or cost, which is incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Q:	Do any of Everbridge’s directors or officers have interests in the merger that may differ from those of Everbridge stockholders generally?

A:

Yes. In considering the recommendation of the Everbridge Board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. In: (1) evaluating and negotiating the merger agreement; (2) approving the merger agreement and the merger; and (3) recommending that the merger agreement be adopted by our stockholders, the Everbridge Board was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger—Interests of Everbridge’s Directors and Executive Officers in the Merger.”

Q:	Who can help answer my questions?

A:

If you have any questions concerning the merger, the special meeting or this proxy statement, would like additional copies of the accompanying proxy statement or need help submitting your proxy or voting your shares of our common stock, please contact our proxy solicitor:

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

FORWARD-LOOKING STATEMENTS

This proxy statement, the documents to which we refer you in this proxy statement and the information included in oral statements or other written statements made or to be made by us or on our behalf may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements include statements relating to Everbridge’s strategy, goals, future focus areas and the value of the proposed transaction to Everbridge’s stockholders. These forward-looking statements are based on Everbridge’s management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or similar expressions and the negatives of those terms. These forward-looking statements involve risks and uncertainties, including statements regarding: the merger, including the expected timing of the closing of the merger; considerations taken into account by the Everbridge Board in approving the merger; and expectations for Everbridge following the closing of the merger.

If any of these risks or uncertainties materialize, or if any of Everbridge’s assumptions prove incorrect, Everbridge’s actual results could differ materially from the results expressed or implied by these forward-looking statements. Additional risks and uncertainties include those associated with:

•

the possibility that the conditions to the closing of the merger are not satisfied, including the risk that required approvals from our stockholders for the merger or required regulatory approvals to consummate the merger are not obtained, on a timely basis or at all;

•	the occurrence of any event, change or other circumstances that could give rise to the right to terminate the merger, including in circumstances requiring Everbridge to pay a termination fee;

•	uncertainties as to the timing of the consummation of the merger and the ability of each party to consummate the merger;

•	the nature, cost and outcome of any legal proceeding that may be instituted against us and others relating to the merger;

•

economic, market, business or geopolitical conditions (including resulting from the COVID-19 pandemic, inflationary pressures, supply chain disruptions, the military conflict in Ukraine and related sanctions against Russia and Belarus or the evolving situation in the Middle East) or competition, or changes in such conditions, negatively affecting Everbridge’s business, operations and financial performance;

•

the effect of the announcement or pendency of the merger on our business relationships, customers, operating results and business generally, including risks related to the diversion of the attention of Everbridge management or employees during the pendency of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger agreement or the merger;

•	the risk that our stock price may fluctuate during the pendency of the merger and may decline significantly if the merger is not completed on the terms reflected in the merger agreement, or at all;

•	the fact that under the terms of the merger agreement, Everbridge is restrained from soliciting other acquisition proposals from certain parties during the pendency of the merger;

•

the fact that, if the merger is completed, our stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of Everbridge’s current strategy as an independent company;

•	possible disruption related to the merger to Everbridge’s current plans and operations, including through the loss of customers and employees; and

•

other risks and uncertainties detailed in the periodic reports that Everbridge files with the SEC, including Everbridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 27, 2024 and subsequent filings.

All forward-looking statements contained or referred to in this proxy statement are based on information available to Everbridge as of the date of this proxy statement, and Everbridge does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date of this proxy statement, except as required by law. Everbridge expressly qualifies in their entirety all forward-looking statements attributable to either Everbridge or any person acting on Everbridge’s behalf by the cautionary statements contained or referred to in this proxy statement.

THE SPECIAL MEETING

Date, Time and Place

We will hold the special meeting on April 25, 2024, at 10:00 a.m., Eastern time. You may attend the special meeting via a live interactive webcast on the Internet at www.virtualshareholdermeeting.com/EVBG2024SM. You will be able to listen to the special meeting live and vote online. You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your shares). We believe that a virtual meeting provides expanded access, improved communication and cost savings for our stockholders.

If you encounter technical difficulties accessing the special meeting or during the special meeting, a support line will be available on the login page of the special meeting website.

Purpose of the Special Meeting

At the special meeting, we will ask stockholders to vote on proposals to (1) adopt the merger agreement; (2) approve, on a non-binding, advisory basis, the compensation that will or may become payable by Everbridge to our named executive officers in connection with the merger; and (3) adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Attending the Special Meeting

The special meeting will begin at 10:00 a.m., Eastern time. Online check-in will begin a few minutes prior to the special meeting. We encourage you to access the meeting prior to the start time.

As the special meeting is virtual, there will be no physical meeting location. To attend the special meeting, log in at www.virtualshareholdermeeting.com/EVBG2024SM. You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your shares). If you encounter technical difficulties accessing the special meeting or during the special meeting, a support line will be available on the login page of the special meeting website.

Once online access to the special meeting is open, stockholders may submit questions pertinent to meeting matters, if any, through the special meeting website. You will need the control number found on your proxy card or voting instruction form in order to submit questions. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints and any rules of conduct adopted with respect to the special meeting.

Record Date; Shares Entitled to Vote; Quorum

Only our stockholders as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting. A list of stockholders of record entitled to vote at the special meeting will be available for inspection by stockholders for any purpose germane to the special meeting at our corporate offices located at 25 Corporate Drive, Suite 400, Burlington, Massachusetts 01803, during regular business hours for a period of no less than ten days ending on the day before the date of the special meeting. The stockholder list will also be available to stockholders of record for examination during the special meeting at www.virtualshareholdermeeting.com/EVBG2024SM. You will need the control number included on your proxy card or otherwise provided by your bank, broker or other nominee to access the stockholder list during the special meeting.

As of the record date, there were 41,462,726 shares of our common stock outstanding and entitled to vote at the special meeting. Each share of our common stock outstanding as of the close of business on the record date is entitled to one vote per share on each matter properly submitted for a vote at the special meeting.

The holders of a majority of the issued and outstanding shares of our common stock entitled to vote, present in person, by remote communication, if applicable, or represented by proxy at the special meeting, shall constitute a quorum.

Vote Required; Abstentions and Broker Non-Votes

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock as of the record date. Adoption of the merger agreement by our stockholders is a condition to the closing of the merger.

Approval, on a non-binding, advisory basis, of the compensation that will or may become payable by Everbridge to our named executive officers in connection with the merger requires the affirmative vote of a majority of the issued and outstanding shares of our common stock present in person, by remote communication, if applicable, or represented by proxy at the special meeting and entitled to vote on the proposal.

Approval of the proposal to adjourn the special meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting requires the affirmative vote of a majority of the issued and outstanding shares of our common stock present in person, by remote communication, if applicable, or represented by proxy at the special meeting and entitled to vote on the proposal.

If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted: (1) “AGAINST” the proposal to adopt the merger agreement; (2) “AGAINST” the proposal to approve, on a non-binding, advisory basis, compensation that will or may become payable by Everbridge to our named executive officers in connection with the merger; and (3) “AGAINST” any proposal to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting. Abstentions will be counted as present for purposes of determining whether a quorum exists.

A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote your shares. We do not expect any “broker non-votes” at the special meeting, but if there are any, they will be counted for the purpose of determining whether a quorum is present. If there are broker non-votes, each broker non-vote will count as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on: (1) the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Everbridge to our named executive officers in connection with the merger; or (2) the proposal to adjourn the special meeting if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Shares Held by Everbridge’s Directors and Executive Officers

As of the record date, Everbridge’s directors and certain of their affiliates that hold shares of common stock, in each case in their capacities as stockholders of Everbridge, beneficially owned and were entitled to vote, in the aggregate, 182,137 shares of our common stock, representing approximately 0.44% of the issued and outstanding shares of our common stock as of the record date.

Certain of Everbridge’s directors and certain of their affiliates hold shares of common stock. As of the date of this proxy statement, Everbridge has not been informed that any of our directors or such affiliates intend to vote all of their shares of our common stock other than: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Everbridge to its named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Voting of Proxies

If your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A., you may vote your shares by returning a signed and dated proxy card (a prepaid reply envelope is provided for your convenience), or you may vote at the special meeting using the control number located on the enclosed proxy card. Additionally, you may grant a proxy electronically over the internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the internet or by telephone.

If you attend the special meeting and wish to vote at the special meeting, you will need the control number located on the enclosed proxy card. Beneficial owners of shares held in “street name” must also provide a “legal proxy” from their bank or broker in order to vote at the special meeting. You are encouraged to vote by proxy even if you plan to attend the special meeting. If you attend the special meeting and vote at the special meeting, your vote will revoke any previously submitted proxy.

All shares represented by properly signed and dated proxies (or proxies granted electronically over the internet or by telephone) will, if received before the special meeting, be voted at the special meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies (or proxies granted electronically over the internet or by telephone) that do not contain voting instructions will be voted: (1) “FOR” adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Everbridge to our named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee. You may also attend the special meeting and vote at the special meeting if you have a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the special meeting. If available from your bank, broker or other nominee, you may vote over the internet or telephone through your bank, broker or other nominee by following the instructions on the voting instruction form provided by your bank, broker or other nominee. If you do not (1) return your bank’s, broker’s or other nominee’s voting instruction form; (2) vote over the internet or by telephone through your bank, broker or other nominee; or (3) attend the special meeting and vote at the special meeting with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the merger agreement. It will not, however, have any effect on the proposals (A) to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Everbridge to our named executive officers in connection with the merger; or (B) to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	signing another proxy card with a later date and returning it to us prior to the special meeting;

•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Corporate Secretary; or

•	attending the special meeting and voting at the special meeting using the control number on the enclosed proxy card.

If you have submitted a proxy, your attendance at the special meeting, in the absence of voting at the special meeting or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of our common stock in “street name” through a bank, broker or other nominee, you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the special meeting if you obtain a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the special meeting.

Any adjournment, postponement or other delay of the special meeting, including for the purpose of soliciting additional proxies, will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned, postponed or delayed.

The Everbridge Board’s Recommendation

The Everbridge Board, after considering various factors described in the section of this proxy statement captioned “The Merger—Recommendation of the Everbridge Board and Reasons for the Merger,” has (1) determined that the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of Everbridge and its stockholders; and (2) approved the merger agreement, and the transactions contemplated by the merger agreement, including the merger.

The Everbridge Board recommends that you vote: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Everbridge to our named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Adjournment

In addition to the proposals to (1) adopt the merger agreement and (2) approve, on a non-binding, advisory basis, the compensation that will or may become payable by Everbridge to our named executive officers in connection with the merger, our stockholders are also being asked to approve any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional votes or proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to approve the merger agreement. If a quorum is not present, the chairperson of the special meeting or the stockholders entitled to vote at the special meeting, present in person or represented by proxy, may adjourn the special meeting, from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. The chairperson may also adjourn the meeting to another place, if any, date or time, even if a quorum is present. In addition, the special meeting could be postponed before it commences, subject to the terms of the merger agreement. If the special meeting is adjourned or postponed, our stockholders who have already submitted their proxies will be able to revoke them at any time before they are voted at the special meeting.

Solicitation of Proxies

The expense of soliciting proxies will be borne by Everbridge. We have retained Mackenzie Partners, Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies, and provide related advice and informational support during the solicitation process, for a fee of $25,000, plus reasonable out-of-pocket expenses. We will indemnify this firm against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax or over the internet. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

We currently expect to complete the merger in the second quarter of 2024. However, the exact timing of completion of the merger, if at all, cannot be predicted because the merger is subject to the closing conditions specified in the merger agreement, many of which are outside of our control.

Appraisal Rights

If the merger is consummated, our stockholders (including beneficial owners of shares of capital stock) who (1) do not vote in favor of the adoption of the merger agreement; (2) continuously hold their shares through the effective time of the merger; (3) properly perfect appraisal of their shares; (4) meet certain other conditions and statutory requirements described in this proxy statement; and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares in connection with the merger under Section 262 of the DGCL if certain conditions set forth in Section 262(g) of the DGCL are satisfied. This means that such persons will be entitled to seek appraisal of their shares by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of our common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be the fair value from the effective date of the merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to each person seeking appraisal, interest will accrue thereafter only upon the sum of (x) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (y) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, persons who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Persons considering seeking appraisal should be aware that the fair value of shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

To exercise appraisal rights, the stockholder of record or a beneficial owner must (1) submit a written demand for appraisal to Everbridge before the vote is taken on the proposal to adopt the merger agreement; (2) not vote, in person or by proxy, in favor of the proposal to adopt the merger agreement; (3) continue to hold of record or own beneficially the subject shares of our common stock through the effective time of the merger; and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. The failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Everbridge unless certain conditions are satisfied by the persons seeking appraisal. The requirements under Section 262 of the DGCL for exercising appraisal rights are described in further detail in this proxy statement, which description is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. You may find an electronic copy of Section 262 of the DGCL available at the following URL, accessible without subscription or cost, which is incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In the event of any inconsistency between the information contained in this summary, this proxy statement, or any of the documents incorporated herein or therein by reference, and the actual text of Section 262 of the DGCL, the actual text of Section 262 of the DGCL controls. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

Other Matters

At this time, we know of no other matters to be voted on at the special meeting. If any other matters properly come before the special meeting and you deliver a proxy to us, your shares of our common stock will be voted in accordance with the discretion of the appointed proxy holders, with full power of substitution and re-substitution.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 25, 2024

This proxy statement is available through the SEC’s website at www.sec.gov and on the “SEC Filings” section of our website located at https://ir.everbridge.com/sec-filings. The information included on our website is not incorporated herein by reference.

Householding of Special Meeting Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address and last name will receive only one copy of this proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces printing costs, postage fees and the use of natural resources. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card. If you wish to receive a separate set of our disclosure documents at this time, please notify us by sending a written request to Investor Relations, 25 Corporate Drive, Suite 400, Burlington, Massachusetts 01803, or by telephone at (818) 230-9700.

If you are a stockholder who has multiple accounts in your name or you share an address with other stockholders and would like to receive a single set of our disclosure documents for your household, you may notify your broker, if your shares are held in a brokerage account, or you may contact our Corporate Secretary using the contact method above, if you hold registered shares.

Questions and Additional Information

If you have any questions concerning the merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or need help submitting your proxy or voting your shares of our common stock, please contact our proxy solicitor at:

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

THE MERGER

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information provided in this proxy statement. Therefore, this discussion of the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Parties Involved in the Merger

Everbridge, Inc.

25 Corporate Drive, Suite 400

Burlington, Massachusetts 01803

(818) 230-9700

Everbridge is a global software company that empowers resilience by leveraging intelligent automation technology to enable customers to anticipate, mitigate, respond to, and recover from critical events to keep people safe and organizations running. Boston Consulting Group defines resilience as ‘a company’s capacity to absorb stress, recover critical functionality, and thrive in altered circumstances.’ During public safety threats including severe weather conditions, active shooter situations, terrorist attacks or a pandemic, as well as critical business events such as IT outages, cyber-attacks, product recalls or supply-chain interruptions, global customers rely on our CEM platform to empower their resilience and to quickly and reliably aggregate and assess threat data, locate people at risk and responders able to assist, automate the execution of pre-defined communications processes through the secure delivery to a comprehensive range of different communication channels and devices, and track progress on executing response plans. Our customers use our platform to identify and assess hundreds of different types of threats to their organizations, people, assets or brand. Our solutions enable organizations to automate and deliver intelligent, contextual messages to, and receive verification of delivery from, hundreds of millions of recipients, across multiple communications modalities such as voice, Short Message/Messaging Service and email, in several languages and dialects – all simultaneously. Our CEM platform is comprised of a comprehensive set of software applications packaged for organizations to address five core use cases, safeguarding: Business Operations, People Resilience, Digital Operations, Smart Security, and Public Safety. Our individual products address the full spectrum of tasks an organization requires to manage a critical event, including Mass Notification, Safety Connection, IT Alerting, Risk Intelligence, Public Warning, Community Engagement, Crisis Management, CareConverge, Control Center, Travel Protector, SnapComms and E911. Everbridge applications leverage our CEM platform, permitting customers to use a single contacts database, rules engine of algorithms and hierarchies, and user interface to accomplish multiple objectives. We believe that our broad suite of integrated applications delivered via a single global CEM platform is a significant competitive advantage in the resilience market for CEM solutions.

Our common stock is listed on NASDAQ under the symbol “EVBG.”

Project Emerson Parent, LLC

c/o Thoma Bravo, L.P.

One Market Plaza, Spear Tower, Suite 2400

San Francisco, California 94105

(415) 263-3660

Parent was formed on January 16, 2024, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Parent has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and any debt financing in connection with the merger.

Project Emerson Merger Sub, Inc.

c/o Thoma Bravo, L.P.

One Market Plaza, Spear Tower, Suite 2400

San Francisco, California 94105

(415) 263-3660

Merger Sub is a wholly owned subsidiary of Parent and was formed on January 16, 2024, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and any debt financing in connection with the merger. Upon completion of the merger, Merger Sub will cease to exist and Everbridge will continue as the surviving corporation.

Effects of the Merger

Upon the terms and subject to the conditions of the merger agreement, and in accordance with the DGCL, at the effective time of the merger, (1) Merger Sub will merge with and into Everbridge; (2) the separate corporate existence of Merger Sub will cease; and (3) Everbridge will continue as the surviving corporation of the merger and a wholly owned subsidiary of Parent.

As a result of the merger, Everbridge will cease to be a publicly traded company, our common stock will be delisted from NASDAQ and deregistered under the Exchange Act and Everbridge will no longer file periodic reports with the SEC. If the merger is completed, you will not own any shares of capital stock of the surviving corporation.

The effective time of the merger will occur upon the filing of a certificate of merger with, and acceptance of that certificate by, the Secretary of State of the State of Delaware (or at a later time as we, Parent and Merger Sub may agree and specify in such certificate of merger).

Effect on Everbridge if the Merger is Not Completed

If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our common stock in connection with the merger. Instead, (1) Everbridge will remain an independent public company; (2) our common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act; and (3) we will continue to file periodic reports with the SEC. In addition, if the merger is not completed, we expect that: (A) our management will continue to operate the business as it is currently being operated; and (B) our stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which Everbridge operates and adverse economic conditions.

Furthermore, if the merger is not completed, and depending on the circumstances that cause the merger not to be completed, the price of our common stock may decline significantly.

Accordingly, there can be no assurance as to the effect of the merger not being completed on the future value of your shares of our common stock. If the merger is not completed, the Everbridge Board will continue to evaluate and review, among other things, Everbridge’s business, operations, strategic direction and capitalization, and will make whatever changes it deems appropriate. If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, Everbridge’s business, prospects or results of operation may be adversely impacted.

In specified circumstances in which the merger agreement is terminated, Everbridge has agreed to pay Parent (or its designee) the applicable termination fee.

Effect of the Merger on Our Outstanding Common Stock

Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger:

•

each outstanding share of our common stock that is (1) held by Everbridge as treasury stock; (2) owned by Parent or Merger Sub; or (3) owned by any direct or indirect wholly owned subsidiary of Parent or Merger Sub as of immediately prior to the effective time of the merger will automatically be cancelled and will cease to exist without any conversion thereof or consideration paid in exchange therefor;

•

each share of our common stock that is issued and outstanding as of immediately prior to the effective time of the merger (other than the shares identified in the prior bullet and shares of our common stock held by our stockholders who have (1) neither voted in favor of the adoption of the merger agreement or the merger nor consented thereto in writing; and (2) properly demanded appraisal of such shares of our common stock pursuant to, and in accordance with Section 262 of the DGCL, if any) will be automatically converted into the right to receive cash in an amount equal to the per share price without interest thereon and less any applicable withholding taxes; and

•

each certificate formerly representing any shares of our common stock or any book-entry shares that represented shares of our common stock immediately prior to the effective time of the merger will automatically be cancelled and retired and all such shares will cease to exist and will thereafter only represent the right to receive the per share price.

At or prior to the Closing, a sufficient amount of cash will be deposited with a designated payment agent to pay the aggregate per share price. Once a stockholder has provided the payment agent with his, her or its stock certificates (or an affidavit of loss in lieu of a stock certificate) or customary agent’s message with respect to book-entry shares, appropriate letter of transmittal and other items specified by the payment agent, then the payment agent will pay the stockholder the appropriate portion of the aggregate per share price. For more information, see the section of this proxy statement captioned “The Merger Agreement—Payment Agent, Exchange Fund and Exchange and Payment Procedures.”

After the merger is completed, each of our stockholders will have the right to receive the per share price for each share of our common stock that such stockholder owned, as described in the section of this proxy statement captioned “The Merger Agreement—Conversion of Shares,” but will no longer have any rights as an Everbridge stockholder (except that our stockholders holding shares with respect to which an appropriate person has properly and validly exercised and perfected, and has not validly withdrawn or otherwise lost their appraisal rights will have the right to receive payment for the “fair value” of their shares, determined pursuant to an appraisal proceeding contemplated by the DGCL as described below in the section of this proxy statement captioned “The Merger—Appraisal Rights”).

Background of the Merger

The Everbridge Board and senior management team regularly consider, on an ongoing basis, Everbridge’s long-term strategy and the range of strategic opportunities available to strengthen its business and to enhance stockholder value, including financing opportunities, development of its product offerings, investments in potential new growth opportunities, acquisitions, licensing arrangements and other strategic transactions.

Following the announcement in November of 2021 of Everbridge’s third quarter 2021 financial results and fourth quarter 2021 financial outlook, the departure in December of 2021 of Everbridge’s former Chief Executive Officer and in consideration of several news articles published in January and February of 2022 citing Everbridge as a potential activist target, the Everbridge Board and senior management determined it prudent to review financial and other advisor resources to advise Everbridge with respect to stockholder activism and related matters. At a regularly scheduled meeting of the Everbridge Board on February 10, 2022, the Everbridge Board invited Qatalyst Partners LP (“Qatalyst Partners”), Cooley LLP (“Cooley”), the company’s outside legal counsel, and a communications firm specializing in stockholder activism to discuss the current market and status of Everbridge. Following the discussion, the Everbridge Board determined to proceed to engage Qatalyst Partners for strategic advice based on its extensive expertise, knowledge of the industry in which Everbridge operates and experience advising technology companies in connection with potential strategic transactions and stockholder activism, and further directed senior management to negotiate an engagement letter with Qatalyst Partners. The Everbridge Board subsequently reviewed and approved the proposed terms of the engagement letter with Qatalyst Partners on March 28, 2022. The Everbridge Board thereafter authorized Everbridge to formally engage Qatalyst Partners on the terms presented at the meeting, and Qatalyst Partners was formally engaged shortly thereafter effective as of April 2, 2022.

In early March 2022, Ancora Advisors (“Ancora”) privately approached members of the senior management team to convey that Ancora had taken a position in Everbridge’s stock and would be sending a letter to the Everbridge Board. Later that month, on March 17, 2022, Ancora made public a letter to the Everbridge Board declaring, among other things, that an immediate exploration of strategic alternatives should commence. On April 4, 2022, Ancora made public a letter indicating that Ancora believed that financial sponsors were interested in acquiring Everbridge. On April 7, 2022, another known stockholder activist sent a private letter to the Everbridge Board with similar statements to the effect that an immediate exploration of strategic alternatives should commence.

On April 29, 2022, Everbridge made a public statement regarding Ancora’s letter, indicating that Everbridge was taking the initiative to improve its go-forward strategic direction, go-to-market execution and efficiency, including by pausing material new mergers and acquisitions activity and focusing on integrating previous acquisitions, simplifying product offerings, focusing on land-and-expand opportunities and conducting a thorough search for a permanent CEO. Ancora subsequently initiated a “withhold campaign” against certain Everbridge Board directors in connection with the annual stockholder meeting in May of 2022. All nine of the then-current members of the Everbridge Board were reelected. Following the results of the 2022 annual meeting, on May 26, 2022, Ancora reiterated in a public statement its position that Everbridge should be sold at the right price.

In May of 2022, the Everbridge Board met several times to review the company’s business and prospects, including the ongoing search for a permanent CEO and the business environment in the industry, as well as to approve and direct senior management to implement a strategic realignment to accelerate growth in key business segments and streamline operations, which included a targeted realignment and reduction of headcount, facilities and third-party spending (which, as was amended from time to time, we refer to as the “2022 strategic realignment”). The Everbridge Board also received regular updates from senior management and Qatalyst Partners regarding informal inbound inquiries from potential strategic and financial investors following the Ancora public statements. In response to these developments, the Everbridge Board directed senior management and representatives of Qatalyst Partners to prepare for a review of strategic alternatives, including a list of the most likely interested third parties in the event the Everbridge Board determined to conduct further activity in connection therewith. Thereafter, representatives of Qatalyst Partners worked with senior management to identify and keep current a list of potential parties that would be likely to be interested in exploring strategic alternatives with Everbridge.

Beginning in June of 2022, at the direction of the Everbridge Board, representatives of Qatalyst Partners reached out to 22 financial sponsors, including Thoma Bravo, Specified Party A, Specified Party B, Specified Party C, Specified Party D, Specified Party E, Specified Party F and Specified Party G, and 13 strategic bidders, including Specified Party H, to gauge interest in participation in a potential sale of Everbridge. This list of parties specifically included any party that had previously expressed inbound interest following the announcement of the 2022 strategic realignment. Of the 35 parties contacted, two strategic bidders and 19 financial sponsors entered into non-disclosure agreements with Everbridge, each of which contained customary confidentiality, use, and standstill provisions, none of which would prevent any party from submitting a private acquisition proposal at any time or from making a public acquisition proposal following the announcement of, or entry into, a change-in-control transaction with respect to Everbridge.

On July 25, 2022, Everbridge announced that David Wagner had been appointed as Everbridge’s CEO and a member of the Everbridge Board. Also on July 25, 2022, Ancora sent a private letter to the Everbridge Board reiterating its position that Everbridge should be sold at the right price.

During July and August of 2022, senior management conducted management meetings with the two strategic bidders and 11 financial sponsors and provided such parties access to financial diligence. Seven additional financial sponsors were provided access to financial diligence but declined to engage with senior management after reviewing the data provided. Senior management, representatives of Qatalyst Partners and representatives of Cooley periodically updated the Everbridge Board regarding the status of activity throughout the process. The Everbridge Board provided guidance throughout the process to senior management and representatives of Qatalyst Partners, including regarding the timing of bids in accordance with customary process letters and whether to provide potential bidders with access to debt financing sources.

On August 25, 2022, a published Bloomberg article speculated that Everbridge was exploring strategic options, including a sale of the company. Everbridge’s stock subsequently traded higher and with more volume relative to the then-current market and technology stocks.

On September 7, 2022 and September 8, 2022, Everbridge received five preliminary indications of interest: (i) three bids from individual financial sponsors, including Specified Party B (which subsequently paired with Specified Party A as co-bidders in its further diligence), Third Party W and Third Party X, and (ii) two bids from financial sponsors that were partnering as co-bidders, including Specified Party D (with a co-bidder, Third Party Y) and Specified Party F (with a co-bidder, Third Party Z). Each of these preliminary indications of interest was in the form of a range of potential prices (with the exception of one preliminary indication that stated a specific price) and subject to obtaining debt financing. Both strategic bidders (including Specified Party H) declined to bid on the potential acquisition after several diligence meetings, each citing concerns about the prospects of the business, as well as challenges associated with the complexity of the operations of the business, including post-closing integration. Financial sponsors that declined to bid largely cited concerns centered around growth prospects, data availability and quality, and the amount of operational improvement work to be done.

On September 9, 2022, the Everbridge Board met to review the preliminary indications of interest, with senior management, representatives of Qatalyst Partners and representatives of Cooley in attendance. After discussion, the Everbridge Board authorized Qatalyst Partners to continue discussions and the due diligence process with four of the bidding parties who had presented the most compelling preliminary indications and to grant parties who had requested to partner with another sponsor the ability to do so. The Everbridge Board further directed that parties should be instructed to submit final proposals by November 1, 2022.

Throughout September and October of 2022, as directed by the Everbridge Board, senior management, representatives of Qatalyst Partners and representatives of Cooley engaged with four bidding parties, including affording access to certain debt financing sources, permitting bidders to partner with a co-bidder where requested and providing confirmatory business, legal and tax diligence. On October 7, 2022, at the direction of the Everbridge Board, representatives of Qatalyst Partners sent each of the remaining bidding parties a process letter asking for “best and final” bids, including executable equity and debt financing commitment letters, as applicable, by November 1, 2022. Qatalyst Partners provided its relationships disclosure letter with respect to each of these bidding parties on October 16, 2022, which letter updated such prior letters that had previously been provided, and the letter was shared with the Everbridge Board. The Everbridge Board confirmed that none of the specific disclosure information altered or interfered with the ability of Qatalyst Partners to provide financial advisory services to Everbridge.

On November 2, 2022, the Everbridge Board met to discuss the sale process, with senior management, representatives of Qatalyst Partners and representatives of Cooley in attendance. Representatives of Qatalyst Partners reviewed the strategic process and noted that, as of the bid deadline, no remaining party had submitted a final proposal. The representatives of Qatalyst Partners noted that the remaining parties cited concerns about growth and the prospects for the business, including needed operational improvements that would be necessary to support future growth, data availability and quality, as well as Everbridge’s upcoming earnings release. The representatives of Qatalyst Partners also noted that the remaining parties had noted that they had received tepid feedback from debt providers regarding their desire to lend in light of the concerns about the prospects of the business and growth, market conditions and general views with respect to the company’s industry, among other factors. Three of the bidding parties signaled potential interest in a transaction in the future but that any such future interest would likely not represent a premium to the then-current market price (which was $32.25 per share of common stock as of the closing of trading on November 1, 2022). Following discussion, the Everbridge Board concluded that any continued strategic review process would be distracting and time consuming relative to potential results, and thus reasonably likely to have a potential negative impact on the business. The Everbridge Board therefore determined that it would be in the best interests of Everbridge and its stockholders to discontinue the exploration of the sale process at that time in order to focus on organic growth of the business.

Following the conclusion of the 2022 sale process, the Everbridge Board and senior management focused on the ongoing business of the company, including further implementing and amending the 2022 strategic realignment in November of 2022 and July of 2023 to include additional targeted realignment and reduction of headcount and other third-party spend. Certain additional headwinds emerged over the course of 2023, including, for example, the State of Florida purporting to terminate its contract with Everbridge one year early after an erroneous test alert was sent to Floridians in the early morning of April 20, 2023 (which purported termination was subsequently rescinded). The initial announcement of the foregoing aligned with a decline in Everbridge’s stock price from $31.80 per share as of the close of business on April 19, 2023 (the day prior to the termination announcement) to $26.00 per share on April 26, 2023 (the day prior to the announcement of an amendment to Everbridge’s agreement with the State of Florida).

Between June and October of 2023, senior management and Qatalyst Partners received periodic inbound inquiries from various financial sponsors, including Thoma Bravo, Specified Parties A&B (who had been granted permission to work together as co-bidders during the 2022 sale process), Specified Party C, Specified Party D, Specified Party E, and, with respect to a potential combination with one of its portfolio companies, Specified Party F. At the direction of the Everbridge Board, Mr. Wagner provided a financial update on the status of Everbridge’s business and its go-forward growth strategy to Specified Party E on June 7, 2023 and July 13, 2023, to Specified Parties A&B on August 18, 2023, September 28, 2023 and November 30, 2023 and to Specified Party D on August 29, 2023 and November 29, 2023. Mr. Wagner also spoke generally about the Everbridge business with Specified Party C on October 10, 2023 and with Thoma Bravo on October 20, 2023 and October 27, 2023. Senior management and representatives of Qatalyst Partners kept the Everbridge Board regularly apprised of these contacts and discussions.

In addition, a representative of Specified Party I (a financial sponsor that had not participated in the 2022 process) attended an investor meeting held by Mr. Wagner in August of 2023.

Also in August of 2023, in its second quarter of fiscal year 2023 earnings release, Everbridge adjusted its revenue and revenue growth guidance downward for the second half of 2023. Following issuance of the release, Everbridge’s stock price declined from $29.14 per share as of the close of business on August 7, 2023 (the day prior to the earnings release) to $21.32 per share on August 10, 2023.

Following their respective initial meetings, representatives of Thoma Bravo, Specified Parties A&B, Specified Party D, Specified Party E and Specified Party I requested and received a preliminary business and financial information package from Everbridge, along with additional diligence information as requested by certain of the parties.

On October 2, 2023, a representative of Specified Party E spoke with a representative of Qatalyst Partners and noted that following its review of the preliminary information provided, it would not make a proposal at that time.

On October 7, 2023, a representative of Specified Party F (which had participated in the 2022 process and, at such time, had been identified as a party that would present substantial regulatory approval closing risk in connection with any transaction between such party and Everbridge) contacted a representative of Qatalyst Partners and raised a potential transaction in which Everbridge would acquire one of its portfolio companies.

On October 9, 2023, a member of the Everbridge Board introduced representatives of Specified Party I to David Henshall, Chairman of the Everbridge Board, who introduced the representatives of Specified Party I to Mr. Wagner the next day.

On October 11, 2023, Mr. Wagner met with a representative of Specified Party F during which they discussed a potential transaction in which Everbridge would acquire one of the portfolio companies of Specified Party F.

On October 31, 2023, the Everbridge Board held a meeting, with senior management, representatives of Qatalyst Partners and representatives of Cooley in attendance. Representatives of Qatalyst Partners provided a general update on the software and SaaS market environment, including mergers and acquisitions and activism trends, and an overview of Everbridge’s trading history, street consensus estimates and market trading multiples. The Everbridge Board and senior management discussed the company’s recent financial and business performance, strategic priorities, product strategy and overall prospects and challenges. Following discussion, the Everbridge Board directed senior management and representatives of Qatalyst Partners to continue to engage with the third parties that continued to express potential interest in a transaction and continue to provide appropriate ongoing due diligence information to these parties (but excluding any access to debt or equity financing sources at that time, if requested).

Following the October 31, 2023 Everbridge Board meeting, representatives of Qatalyst Partners continued to engage in discussions with Thoma Bravo, Specified Parties A&B, Specified Party D and Specified Party I to set up further discussions with Mr. Wagner. In connection with this activity, Everbridge entered into non-disclosure agreement extensions and non-disclosure agreements, as applicable, with the parties continuing to engage in discussions regarding a potential transaction. Each such non-disclosure agreement or non-disclosure agreement extension contained customary confidentiality, use, and standstill provisions, none of which would prevent any of the parties from submitting a private acquisition proposal or making a public acquisition proposal following the announcement of, or entry into, a change-in-control transaction with respect to Everbridge.

At Specified Party I’s request, Mr. Wagner subsequently met with representatives of Specified Party I on November 3, 2023 to provide an overview of the status of Everbridge’s business and its go-forward growth strategy. Also on November 3, 2023, representatives of Specified Party F and members of senior management met to discuss Specified Party F’s portfolio company’s business, following which Mr. Wagner and a representative of Specified Party F had a call about such business.

Between late November of 2023 and early January of 2024, Mr. Wagner and members of senior management met separately with representatives of Thoma Bravo, Specified Parties A&B, Specified Party D and Specified Party I for a series of due diligence meetings, including regarding financial, business and technology matters. On December 5, 2023, a representative of Qatalyst Partners met with a representative of Specified Party H, and they generally discussed the Everbridge business.

On January 10, 2024, the Everbridge Board held a meeting, with senior management, representatives of Qatalyst Partners and representatives of Cooley in attendance. Representatives of Qatalyst Partners and senior management provided an update on the markets and summarized the current third-party interest in Everbridge and the due diligence undertaken over the prior months. Although no written proposals had been received to date, Qatalyst Partners noted indications that Thoma Bravo and Specified Party I could make proposals in the coming week and that Specified Parties A&B and Specified Party D continued to actively work toward potentially making proposals (without providing a specific timeframe). Representatives of Cooley then presented a review of directors’ fiduciary duties. Discussion ensued regarding the momentum and strategy of parties with recent interest in Everbridge and potential ways to confirm commitment to a strategic transaction and maximization of stockholder value. The discussion also weighed the impact of the business disruption resulting from the

2022 process and the potential future impact of any additional deal leaks and rumors (which had also occurred in the 2022 process) that could occur if access to debt financing sources was granted, as some bidders had requested. After discussion, the Everbridge Board directed Qatalyst Partners not to grant access to debt financing sources at that time and to continue to facilitate due diligence for the interested third parties and to endeavor to have the third parties align any proposals they might make on as similar a timeframe as possible for consideration. Following the January 10, 2024 Everbridge Board meeting, senior management, Qatalyst Partners and Cooley continued to facilitate interested parties’ engagement in due diligence.

Later on January 10, 2024, representatives of Specified Party I told a representative of Qatalyst Partners that it was working to provide a proposal as soon as the following week.

On January 12, 2024, representatives of Thoma Bravo told Mr. Wagner that Everbridge should expect a potential proposal as soon as the following week.

Also on January 12, 2024, a representative of Specified Party F contacted Mr. Wagner to see if there was interest in re-engaging regarding a potential transaction involving Everbridge acquiring one of its portfolio companies.

Also on January 12, 2024, a representative of Qatalyst Partners reached out separately to each of Specified Parties A&B and Specified Party D to inform each of them that it was likely Everbridge could receive proposals as soon as the following week and to inquire about their ongoing interest in a potential transaction, as well as to offer to facilitate additional diligence if needed to put them in a position to make a proposal.

On January 16, 2024, representatives of Thoma Bravo spoke with representatives of Qatalyst Partners and indicated that they would be sending over a proposal at $27.00 per share, were prepared to enter into a transaction expeditiously, and were explicit that this offer and Thoma Bravo’s willingness to continue transaction discussion would not remain outstanding for an extended period of time.

Following this call, Thoma Bravo submitted a written proposal to purchase 100% of the outstanding common stock of Everbridge for $27.00 per share of common stock (the “TB Initial Proposal”). The TB Initial Proposal noted that Thoma Bravo (i) would provide an equity commitment for the full purchase price, (ii) confirmed all key business and market diligence as complete and (iii) could proceed to the signing of a definitive merger agreement within four business days (prior to market open on January 22, 2024). The TB Initial Proposal was accompanied by a proposed draft merger agreement (the “Initial Draft Merger Agreement”), which draft agreement proposed a 3.5% termination fee payable by the company if the merger agreement were terminated by the company in order to enter into another agreement for a superior proposal and in certain other termination scenarios. The Initial Draft Merger Agreement did not contain a go-shop provision permitting the company to continue to seek and support alternative acquisition proposals following entry into the merger agreement.

On January 17, 2024, representatives of Specified Parties A&B reached out to a representative of Qatalyst Partners and indicated that they were preparing additional due diligence requests in order to refine their perspective on Everbridge and quickly determine their level of interest but did not indicate any specific timing or likelihood of submitting a proposal. Senior management worked to provide relevant feedback in order to facilitate the submission of a proposal expeditiously by Specified Parties A&B.

Also on January 17, 2024, a representative of Specified Party F contacted Mr. Wagner to discuss a potential acquisition of one of its portfolio companies by Everbridge and, after Mr. Wagner noted that Everbridge was not interested in a potential acquisition of Specified Party F’s portfolio company at that time, raised the possibility of another transaction between the two parties, including, potentially, an acquisition of Everbridge by Specified Party F.

On January 19, 2024, Specified Party I submitted a written proposal to purchase 100% of the outstanding common stock of Everbridge at a range of $29.00 to $34.00 per share of common stock (the “Specified Party I Initial Proposal”). The Specified Party I Initial Proposal noted that (i) the proposal was subject to obtaining debt financing, (ii) Specified Party I could underwrite the equity portion of the proposal in its entirety but was also considering syndicating the equity portion to certain limited partners, (iii) Specified Party I had completed a substantial portion but not all of its business and financial due diligence, and still had to complete confirmatory due diligence and (iv) Specified Party I could complete its remaining business, financing and other diligence workstreams in three to four weeks, assuming unrestricted access to management, and thereafter sign a transaction by February 19, 2024.

Also on January 19, 2024, the Everbridge Board held a meeting, with senior management, representatives of Qatalyst Partners and representatives of Cooley in attendance. Representatives of Qatalyst Partners reviewed the current status of discussions with third parties, the TB Initial Proposal and the Specified Party I Initial Proposal. Representatives of Qatalyst Partners presented preliminary financial analyses with respect to the proposals and provided related views on process timing and strategy. The Everbridge Board discussed the proposals and status, along with potential strategic responses to the TB Initial Proposal and the Specified Party I Initial Proposal. A representative of Cooley reviewed fiduciary duties attendant to a review of strategic alternatives. The representatives of Qatalyst Partners left the meeting. Given the level of advancement of the third-party interest, the Everbridge Board canvased for any actual, perceived or potential conflicts between any of the board members and potential bidders. Following discussion, the Everbridge Board determined that one of the directors should be recused from further discussions regarding the sale process due to a potential conflict with one of the potential bidders (which was not, for the avoidance of doubt, Thoma Bravo) (and all references made with respect to the Everbridge Board following this determination shall refer to the members of the Everbridge Board with the applicable recusal in effect). The Everbridge Board then invited senior management to present and discuss perspectives regarding Everbridge’s standalone prospects, potential headwinds and risks and uncertainties, as well as investor sentiments. Senior management discussed the ongoing headwinds faced by the company, including slowing growth prospects due to increased competition in the market, noting that as part of its upcoming earnings release, the company anticipated providing revenue guidance for the 2024 fiscal year that would be lower than the then-current street consensus estimates, and discussed the potential impact that such announcement might have on investor sentiment. Following discussion, the Everbridge Board determined to continue to engage with both of the proposals and additional third-party interest, including by directing senior management to establish a virtual dataroom for additional due diligence production and directing Qatalyst Partners to further encourage interested parties to increase their potential proposals regarding Everbridge’s valuation. To aid in the robust process as directed, the Everbridge Board determined to establish a strategic transaction committee for purposes of facilitating a timely and efficient process, consisting of Mr. Henshall, Allison Dean and Rich D’Amore (the “Transaction Committee”). The Everbridge Board directed that the Transaction Committee should steward effective management of the ongoing process but reserved ultimate approval of any transaction to the full Everbridge Board with the applicable recusal in effect. The Everbridge Board then discussed the terms of the Initial Draft Merger Agreement received from Thoma Bravo and the potential use (and strategy with respect to negotiation) of a “go-shop” provision. Discussion centered on the potential to prioritize flexibility to consider alternative acquisition proposals at a higher price in the event that the Everbridge Board determined that it was in the best interests of the company and its stockholders to enter into a definitive agreement with Thoma Bravo, at a committed price, prior to the time that any other party was able to complete due diligence or obtain financing commitments and prior to the company’s scheduled fourth quarter 2023 earnings release in late February. The Everbridge Board discussed the likelihood that Thoma Bravo was firm in its statement that it would not continue to engage in discussions or hold open any proposal on a more extended timeline, the degree to which Thoma Bravo might improve its proposal, and the importance of determining to the greatest extent possible the price(s) Specified Party I and the other third parties engaged in discussions would be willing and able to pay before Thoma Bravo was likely to discontinue discussions with the company. After discussion, the Everbridge Board directed Qatalyst Partners to convey to Thoma Bravo that Thoma Bravo’s proposed price was below where the Everbridge Board would support a potential transaction, and that Thoma Bravo would need to propose a price in the $30s in order to be competitive. The Everbridge Board directed Qatalyst Partners to convey to each of Specified Parties A&B, Specified Party D and Specified Party I that there were multiple parties interested in an acquisition of Everbridge, that at least one such party was prepared to move on an expedited basis to enter into a transaction, and that it was critical that each make a proposal with a specific value as soon as possible. The Everbridge Board further directed Qatalyst Partners to convey to Specified Party I that it needed to be at the upper end of its proposed range in order to be competitive and to convey to Specified Parties A&B and Specified Party D that they should be focused on prices in the $30s in order to be competitive. The Everbridge Board directed senior management, Qatalyst Partners and Cooley to provide Specified Parties A&B, Specified Party D and Specified Party I with access to the information each needed to complete their respective due diligence in order to provide a proposal, including a specific view on valuation, as soon as possible.

Following the January 19, 2024 Everbridge Board meeting, Qatalyst Partners conveyed to each of Thoma Bravo, Specified Parties A&B, Specified Party D and Specified Party I the messages directed by the Everbridge Board. Each party was also promised fulsome access to senior management and its advisors in connection with any efforts necessary to support an actionable proposal.

On January 21, 2024, a representative of Specified Party G (a financial sponsor that had taken part in the 2022 process) contacted Mr. Henshall to express interest in the business. Mr. Henshall directed the interest to Qatalyst Partners.

On January 22, 2024, representatives of Specified Party I were provided access to a virtual dataroom in order to facilitate its ongoing financial diligence and confirmatory legal and tax diligence. Over the course of the following weeks through the signing of the original merger agreement, at the direction of the Everbridge Board, members of senior management and Everbridge’s advisors made themselves available to each of the bidders in order to expeditiously answer any outstanding diligence questions, including through management and advisor diligence sessions, responses to written diligence requests and documentary production. In particular, senior management made itself readily available to representatives of Specified Party I in an attempt to accelerate Specified Party I’s diligence process during the week of January 29 through February 2. Also, on January 31, 2024, representatives of Thoma Bravo were also provided access to the virtual dataroom in order to facilitate its confirmatory legal and tax diligence. During this period, senior management and Everbridge’s advisors also provided Specified Parties A&B and Specified Party D access to diligence information to the extent so requested.

On January 23, 2024, the Transaction Committee held a meeting, with senior management, representatives of Qatalyst Partners and representatives of Cooley in attendance. Representatives of Qatalyst Partners provided an update on discussions with all four parties, noting that each party appeared to be working diligently to meet the requested timeline and were working expeditiously to complete any remaining needed diligence. The representatives of Qatalyst Partners also noted that Specified Party I had requested access to four specified equity financing sources and four specified debt financing sources. The Transaction Committee discussed the merits and risks in permitting such access, noting risk of leaks attendant to financing sources access and the multiple leaks and rumors preceding and during the 2022 process that caused volatility in Everbridge’s stock price, increased investor pressure and detracted from running the business. The Transaction Committee determined that at this time it would permit bidders contact with a limited number of equity financing sources but that bidders should not be permitted to disclose a potential transaction involving Everbridge to debt financing sources. Representatives of Qatalyst Partners also solicited viewpoints on whether to engage with Specified Party C, Specified Party F and Specified Party G, all of whom had reached out to Mr. Wagner or Mr. Henshall previously. The Transaction Committee noted that given the 2022 sale process, the ongoing and relatively advanced engagement of four potential bidders, the fact that Specified Party C, Specified Party F and Specified Party G had not demonstrated a desire to continue to engage with the company regarding a potential transaction since the end of the 2022 sale process and the increased risk of potential leaks or rumors in the market, the risks of reaching out to additional parties that had not expressed sustained interest in the company’s business outweighed any potential benefits. The Transaction Committee determined not to engage in any broader outreach at that time.

Later on January 23, 2024, a representative of Specified Party D told a representative of Qatalyst Partners that it would likely propose a price in the “mid to high $20s” per share but did not have a specific price to propose at that time. Qatalyst Partners encouraged Specified Party D to be more specific on price and, in response to Specified Party D’s request, indicated that Everbridge had not granted bidders access to debt financing sources yet.

Also on January 23, 2024, a representative of Thoma Bravo spoke to a representative of Qatalyst Partners to communicate a revised verbal proposal to purchase 100% of the outstanding common stock of Everbridge for $28.00 per share of common stock (the “TB Revised Verbal Proposal”) and reemphasized that (i) Thoma Bravo could enter into definitive documentation with respect to the TB Revised Verbal Proposal in a matter of days and (ii) the offer was not open-ended and would be withdrawn to the extent the Everbridge Board chose not to engage with Thoma Bravo expeditiously.

Also on January 23, 2024, as directed by the Transaction Committee, representatives of Qatalyst Partners confirmed to a representative of Specified Party I that Specified Party I could contact only the four previously identified limited partners they had previously requested and indicated that bidders were not authorized to speak with debt financing sources.

Also on January 23, 2024, as previously directed by the Everbridge Board at the January 10, 2024 meeting, Everbridge and Qatalyst Partners executed a reinstatement and amendment of the original Qatalyst Partners engagement letter, dated April 2, 2022, which had expired in May of 2023.

On January 25, 2024, representatives of Specified Parties A&B told a representative of Qatalyst Partners that while they wanted to stay in touch regarding the company, at this time they could not provide a proposal that would involve a meaningful premium for Everbridge stockholders and that any proposal would likely be $25 per share at most.

On January 26, 2024, the Transaction Committee held a meeting, with certain members of the Everbridge Board, senior management, representatives of Qatalyst Partners and representatives of Cooley in attendance. A representative of Qatalyst Partners provided an update on discussions with bidders, including that (i) Thoma Bravo had submitted the TB Revised Verbal Proposal with a clear intent to terminate discussions if Everbridge could not execute a merger agreement very quickly thereafter and (ii) Specified Party I had completed four additional business diligence sessions and received approval to communicate and provide information to four potential unaffiliated equity investors, and had signaled that it would need until January 29 to provide a revised proposal that included a specific price rather than a range. The representative of Qatalyst Partners also provided an update on the responses received from Specified Parties A&B and Specified Party D and noted that they had not conducted diligence or otherwise participated in the process on par with either Thoma Bravo or Specified Party I. A representative of Qatalyst Partners also reviewed Thoma Bravo’s and Specified Party I’s bidding histories in prior public company transactions (based on publicly available information), including the prior transactions in which Thoma Bravo had accepted a go-shop provision. During the entirety of this discussion, the Transaction Committee discussed the expected financing requirements of the existing proposals and the ability of the two lead bidders, and any other parties, to provide a meaningfully higher per share price than either of the existing proposals. Following the discussion, Patrick Brickley, Everbridge’s then-Chief Financial Officer, presented the Company Projections. Members of the Transaction Committee and Everbridge Board present asked questions regarding, and discussed, the Company Projections, including the calculation of Adjusted EBITDA, run rates, retention rates and impact on revenue in future years. Representatives of Qatalyst Partners then reviewed certain preliminary financial analyses. Following further discussion, the Transaction Committee (i) directed Qatalyst Partners to continue to push Specified Party I to quickly firm up its proposal value and timing for completion of due diligence and (ii) determined to hold off on making any further decision regarding the TB Revised Proposal until it understood more about any revised Specified Party I proposal.

On January 27, 2024, representatives of Qatalyst Partners contacted a representative of Specified Party I to reinforce that Specified Party I should provide a specific price rather than a range in its proposal, and that they should target the upper end of their range, as well as to indicate that Specified Party I should propose a faster timetable to entering into a definitive agreement in light of the timetable contemplated by other proposals and to inquire what else Specified Party I required in order to get to an actionable proposal, as directed by the Transaction Committee. The representative of Specified Party I reiterated that Specified Party I would be able to provide a revised proposal on January 29, 2024.

On January 28, 2024, a representative of Qatalyst Partners spoke with representatives of Thoma Bravo to indicate that the Transaction Committee had met and discussed their proposal, and that the Everbridge Board was meeting early the following week to discuss. The representatives of Thoma Bravo emphasized their need to hear back quickly from the Everbridge Board regarding the TB Revised Verbal Proposal.

On January 29, 2024, Thoma Bravo submitted a written letter to the Everbridge Board that confirmed the $28.00 per share price previously specified in the TB Revised Verbal Proposal (the “TB Revised Proposal”) and conveyed their desire to increase the speed of the process as compared to the prior week. The TB Revised Proposal stated that the $28.00 per share offer was not open-ended and was premised on the parties expeditiously signing a definitive agreement. The letter further indicated that the TB Revised Proposal would be withdrawn if Everbridge had not agreed by 3:00 p.m., Eastern time, on January 30, 2024 to engage with Thoma Bravo in order to sign a transaction within the following 48 hours. A representative of Thoma Bravo also called Mr. Wagner that day to review the content of the TB Revised Proposal, including its stated timing requirements.

Later on January 29, 2024, the Transaction Committee held a meeting, with certain members of the Everbridge Board, senior management, representatives of Qatalyst Partners and representatives of Cooley in attendance. A representative of Qatalyst Partners provided a process summary, including (i) a review of the TB Revised Proposal and (ii) an update that Specified Party I had not yet submitted a revised proposal, but had indicated that it would be providing a proposal with a specific price, rather than a range. The Transaction Committee discussed the benefits and risks of waiting for a revised Specified Party I proposal prior to responding to the TB Revised Proposal. The Transaction Committee then discussed views regarding Thoma Bravo’s capacity to increase its price and the possibility of including a go-shop provision in the merger agreement to preserve flexibility to accept an actionable alternative acquisition proposal for a potentially higher price without losing the opportunity to enter into a definitive agreement with Thoma Bravo at a committed price (particularly if Thoma Bravo continued to reiterate that the offer would be withdrawn on the timeframe indicated in the TB Revised Proposal).

Later on January 29, 2024, Specified Party I submitted a revised written proposal to purchase 100% of the outstanding common stock of Everbridge for $29.00 per share of common stock (the “Specified Party I Revised Proposal”) (the low end of the $29.00 to $34.00 per share range that had been indicated in the Specified Party I Initial Proposal). The Specified Party I Revised Proposal noted that while Specified Party I had remaining business and confirmatory diligence items, they could complete their remaining diligence, obtain committed debt financing (assuming immediate permission to speak with lenders) and sign a transaction within 10 days of acceptance of the proposal.

Later on January 29, 2024, representatives of Qatalyst Partners spoke with a representative of Specified Party I, including to gauge the probability that Specified Party I would increase its proposed price and what additional business diligence would be needed, if any, in order for them to get to a higher price.

On January 30, 2024, a representative of Specified Party D told representatives of Qatalyst Partners that upon further discussion, any price that Specified Party D would be able to offer would likely be in the range of $27.00 to $28.00 per share, subject to debt capacity.

Also on January 30, 2024, the Everbridge Board held a meeting, with senior management, representatives of Qatalyst Partners and representatives of Cooley in attendance. Representatives of Qatalyst Partners and Cooley reviewed the terms of the TB Revised Proposal and the Specified Party I Revised Proposal, including the timing noted in each proposal, business and confirmatory diligence remaining to be done by each party, the bidding histories of each of the parties in prior public company acquisitions and prior transactions where Thoma Bravo had been willing to enter into a go-shop. Representatives of Qatalyst Partners also noted that the Specified Party I Revised Proposal specified an assumed level of cash on Everbridge’s balance sheet at its estimated closing date that was higher than senior management’s estimation of cash as of such date. A representative of Qatalyst Partners then provided an update on discussions with Specified Parties A&B and Specified Party D, noting their prior indications with respect to price and that neither had provided a verbal indication that was above the TB

Revised Proposal or the Specified Party I Revised Proposal. Members of the Everbridge Board discussed whether either of Thoma Bravo or Specified Party I would remain committed to its initial value proposal in final negotiations, as well as whether or not there was room to negotiate for a higher price with either party. Representatives of Qatalyst Partners noted that it was not likely that Thoma Bravo would move its price downward due to the actionability of its current proposal, its proposed timeline and the fact that Thoma Bravo would not require debt financing in order to sign a transaction. Representatives of Qatalyst Partners also noted that a remaining material factor that could cause price adjustment in the Specified Party I Revised Proposal would be the cost and availability of debt financing (which had also been a significant factor in the 2022 process resulting in no actionable bids) and that Specified Party I’s due diligence of the company was still ongoing. Representatives of Cooley then discussed the Everbridge Board’s fiduciary duties attendant to a review of strategic alternatives, as well as the importance of review and consideration of any actual or perceived potential conflicts of interest between bidders and senior management. Mr. Wagner then described in detail his prior relationship with Thoma Bravo, which had previously been made known to the Everbridge Board at the time of his interview process and subsequent hiring, including previous employment at a Thoma Bravo portfolio company which ended in December of 2015 after such portfolio company was sold by Thoma Bravo in December of 2013, investment in three prior funds of Thoma Bravo (unaffiliated with any current funds in the process) and that he had previously interviewed for a Chief Financial Officer position at another Thoma Bravo portfolio company. The Everbridge Board confirmed notice of the historical activity and also confirmed that no management-level post-closing employment or financial arrangements would be permitted for discussion with any bidder unless so directed by the Everbridge Board. After additional discussion, the Everbridge Board then directed Qatalyst Partners to propose to Thoma Bravo a $30.00 per share price and a go-shop provision in the definitive agreement with a 1.6% of equity value termination fee for a superior proposal received within a specified period following the signing of a definitive agreement. The Everbridge Board then met in executive session without representatives of Qatalyst Partners present. The Everbridge Board reviewed Mr. Wagner’s prior relationships with Thoma Bravo and any actual or perceived potential conflicts of interest. The Everbridge Board noted that Mr. Wagner had treated potential third parties to an acquisition with parity and made himself available to potential third parties without distinction. The Everbridge Board also reviewed Qatalyst Partners’ relationship disclosure letter that had been previously provided by Qatalyst Partners to the Everbridge Board. The Everbridge Board confirmed that none of the specific disclosure information altered or interfered with the ability of Qatalyst Partners to provide financial advisory services to Everbridge.

Following the January 30, 2024 Everbridge Board meeting, a representative of Qatalyst Partners communicated to a representative of Thoma Bravo that Thoma Bravo would need to increase its price to $30.00 per share and accept a go-shop period with a 1.6% of equity value termination fee relating to the go-shop period.

Later on January 30, 2024, representatives of Qatalyst Partners sent to representatives of Thoma Bravo a draft rider (prepared by Cooley) of the proposed go-shop provision. It included a (i) 25-day go-shop period for any third parties and (ii) a termination fee of 1.6% of equity value which would continue to apply for an additional 10-day period (beyond the initial 25-day go-shop period) with respect to a termination of the original merger agreement to enter into a superior proposal with certain third parties. Later that evening, representatives of Qatalyst Partners provided a mark-up of the Initial Draft Merger Agreement (prepared by Cooley) to representatives of Thoma Bravo, which included the previously provided go-shop provision with a 1.6% termination fee, as well as a 3.0% termination fee following the go-shop period.

Later on January 30, 2024, Thoma Bravo submitted a revised written proposal to purchase 100% of the outstanding common stock of Everbridge for $28.60 per share of common stock (the “TB Final Proposal”). The revised written proposal indicated that Thoma Bravo was willing to accept the company’s proposed go-shop period construct and duration, subject to limiting it to parties that had submitted a written proposal or indication of interest to Everbridge within the prior six months and proposed a 2.0% of equity value termination fee relating to the go-shop period. The TB Final Proposal was again predicated on Everbridge working expeditiously to enter into a definitive agreement with Thoma Bravo within 24 to 48 hours.

On January 31, 2024, the Transaction Committee held a meeting, with certain members of the Everbridge Board, senior management, representatives of Qatalyst Partners and representatives of Cooley in attendance. A representative of Qatalyst Partners provided an update on discussions with Thoma Bravo and summarized the TB Final Proposal. Members of the Everbridge Board discussed the proposed price and the mechanics of a go-shop process versus a traditional “no-shop” post-signing restriction on the company. A representative of Qatalyst Partners then provided an update on discussions with Specified Party I and Specified Party D. The Transaction Committee then discussed the risk of both the cost and availability of debt financing. They also discussed and weighed the relative risk that Thoma Bravo would terminate discussions in the window of time required for Specified Party I to seek and finalize debt financing and complete its due diligence, which could leave Everbridge without a transaction if Specified Party I’s financing did not come through, and the risk of negotiating a transaction solely with Specified Party I without any competitive leverage. A representative of Qatalyst Partners then discussed which parties would constitute “specified parties” under Thoma Bravo’s counterproposal on the go-shop provision. It was the view of the Transaction Committee that this list should include Specified Parties A&B, Specified Party C, Specified Party D, Specified Party E, Specified Party F, Specified Party G, Specified Party H and Specified Party I. The Transaction Committee directed Qatalyst Partners to go back to Thoma Bravo regarding price, the termination fee relating to the go-shop period and the scope of the “specified parties” definition such that it would include each of the aforementioned parties.

Following the January 31, 2024 Transaction Committee meeting, a representative of Qatalyst Partners spoke with a representative of Thoma Bravo to convey the Transaction Committee’s direction. The representative of Thoma Bravo indicated that the $28.60 per share price was Thoma Bravo’s “best and final” price but that it was willing to accept a 1.6% termination fee relating to the go-shop period and the broader definition of “specified parties” with respect to the go-shop.

Also on January 31, 2024, representatives of Kirkland & Ellis LLP, outside legal counsel to Thoma Bravo (“K&E”), provided a draft equity commitment letter to representatives of Cooley. Later that evening, representatives of K&E also provided a revised draft merger agreement to representatives of Cooley, which included a go-shop provision with respect to specified parties and a termination fee of 1.6% relating to the go-shop provision, as well as a 3.3% termination fee following the go-shop period and generally for parties other than the specified parties.

Also on January 31, 2024, a representative of Qatalyst Partners spoke with a representative of Specified Party I to convey that they should continue to work towards completing their business diligence expeditiously.

From February 1, 2024 through February 4, 2024, representatives of Cooley and K&E exchanged multiple drafts of the merger agreement, equity commitment letter and the disclosure schedules to the merger agreement. The main points of negotiation included, among other things, the scope of the go-shop and non-solicitation provisions and regulatory commitments, including the termination date and required divestiture standards. On February 1, 2024, representatives of Cooley proposed a 3.2% termination fee following the go-shop period and generally for parties other than the specified parties, which was accepted in the revised draft of the merger agreement sent by representatives of K&E to representatives of Cooley later that same day.

On February 1, 2024, a representative of Qatalyst Partners spoke with a representative of Specified Party G, who indicated that Specified Party G had preliminary interest in revisiting a potential transaction with Everbridge and would appreciate a general update on the business from senior management as a first step in considering such a transaction.

On February 2, 2024, the Everbridge Board held a meeting, with senior management, representatives of Qatalyst Partners and representatives of Cooley in attendance. Representatives of Qatalyst Partners reviewed the status of the process with both Thoma Bravo and Specified Party I, including Specified Party I’s request to speak with debt financing sources, as well as the discussion representatives of Qatalyst Partners had with Specified Party G.

Representatives of Cooley provided (i) a detailed review of the revised draft of the original merger agreement being negotiated with Thoma Bravo, including the remaining outstanding points that needed to be resolved in order to proceed to an executable transaction and (ii) a status update on the diligence process with both Thoma Bravo and Specified Party I. Representatives of Cooley then reviewed with the Everbridge Board the directors’ fiduciary duties attendant to a review of strategic alternatives. Mr. Brickley then provided an update on the Company Projections, which had been previously reviewed by the Transaction Committee at the January 26, 2024 meeting, including providing a review of underlying assumptions thereto. The members of the Everbridge Board again asked questions regarding the assumptions underlying the Company Projections including the assumptions underlying certain revenue growth estimates. After a robust discussion and alignment on the Company Projections, the Everbridge Board determined to approve the Company Projections at the board meeting scheduled for the weekend. Thereafter, representatives of Qatalyst Partners provided its financial analyses with respect to the TB Final Proposal. Members of the Everbridge Board and its advisors then discussed the probability of the Specified Party I Revised Proposal either increasing or decreasing, including the risk of debt financing being harder to obtain on beneficial terms. The Everbridge Board also discussed expectations regarding Everbridge’s 2023 financial results and 2024 financial guidance which had not yet been publicly announced, as well as the Everbridge Board’s expectation that the public announcement of such results and guidance could result in downward pressure on Everbridge’s stock price. Discussion ensued regarding any related resulting impact that might have on the amount that a bidder would be willing to pay for the company (i.e., if the strategic process extended past the company’s next earnings announcement scheduled for late February). The Everbridge Board and its advisors also discussed the risk of Thoma Bravo walking away from the transaction if any process was delayed beyond the streamlined timeline proposed by Thoma Bravo, as well as the weight of that risk relative to any process with Specified Party I, which remained subject to additional due diligence and obtaining commitments from debt financing sources. The Everbridge Board also discussed the benefits of the go-shop period in this specific scenario, in particular the relatively low 1.6% termination fee applicable in the event that Everbridge received a superior proposal from Specified Party I or another specified party during the go-shop period currently contemplated in the draft original merger agreement. The Everbridge Board directed senior management and its advisors to come to satisfactory resolution on the outstanding deal points and diligence matters in order to proceed to an executable transaction with Thoma Bravo by the next board meeting.

Between February 2 and February 4, 2024, representatives of Cooley and representatives of K&E finalized the original merger agreement, the original equity commitment letter and the company disclosure letter.

On February 4, 2024, the Everbridge Board held a meeting, with senior management, representatives of Qatalyst Partners and representatives of Cooley present, to discuss the fully negotiated terms of the definitive agreement for the proposed transaction with Thoma Bravo. The Everbridge Board, after confirmation that there were no updates since the February 2 meeting discussion and review of the Company Projections, approved the Company Projections for use in connection with the evaluation of potential strategic alternatives, including the merger, and for use and reliance by Qatalyst Partners in connection with its financial analyses and opinion delivered to the Everbridge Board. Representatives of Qatalyst Partners then reviewed with the Everbridge Board its financial analyses of the merger consideration of $28.60 per share of Everbridge common stock. A representative of Cooley then presented a detailed outline of the fully negotiated definitive merger agreement and related documentation for the proposed transaction, including the resolution of any outstanding points since the February 2 meeting. After discussion among the Everbridge Board and representatives of Qatalyst Partners and Cooley, a representative of Qatalyst Partners delivered Qatalyst Partners’ opinion, that, as of such date and based upon and subject to the various limitations, qualifications and conditions set forth in the Qatalyst Partners’ written opinion, the merger consideration of $28.60 per share of Everbridge common stock to be received pursuant to, and in accordance with, the terms of the original merger agreement by Everbridge stockholders (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders. After additional discussions of the proposed transaction and the financial analyses and fairness opinion and the terms of the transaction documentation summarized for the Everbridge Board at the meeting, the Everbridge Board, among other related matters, (i) determined that the original merger agreement and the transactions contemplated thereby, including the merger, were advisable, fair to and in the best interests of Everbridge and its stockholders;

(ii) approved and declared advisable the original merger agreement and the transactions contemplated thereby, including the merger; (iii) approved the execution and delivery of the original merger agreement by Everbridge, the performance by Everbridge of its covenants and other obligations in the original merger agreement, and the consummation of the merger upon the terms and subject to the conditions set forth in the original merger agreement; (iv) directed that the adoption of the original merger agreement be submitted to a vote of the Everbridge stockholders at a meeting of the stockholders; and (v) recommended that the Everbridge stockholders vote in favor of the adoption of the original merger agreement and the approval of the merger in accordance with the DGCL. At the conclusion of the meeting, the Everbridge Board directed Qatalyst Partners to contact Specified Party I following the execution of the original merger agreement to notify Specified Party I that Everbridge had entered into an agreement with another party and that such agreement contained a go-shop provision.

Following the February 4, 2024 Everbridge Board meeting, the parties’ representatives finalized the original merger agreement, original equity commitment letter and company disclosure letter and entered into the original merger agreement and the original equity commitment letter.

Consistent with the Everbridge Board’s instruction, on the night of February 4, 2024, representatives of Qatalyst Partners called a representative of Specified Party I to notify them that Everbridge had entered into a merger agreement with another party. The representatives of Qatalyst did not disclose the per share price or the identity of the buyer but affirmatively stated that a 25-day go-shop period was active, during which Specified Party I could continue to refine its proposal, access debt financing sources (since the announcement of the original merger agreement would alleviate the leak risks associated with providing access to debt financing sources) and submit an acquisition proposal. In a follow-up call shortly thereafter, a representative of Specified Party I indicated to a representative of Qatalyst Partners that it would deliver a revised proposal to the Everbridge Board.

Later that night, Specified Party I submitted a revised written proposal to purchase 100% of the outstanding common stock of Everbridge for $31.00 per share of common stock (the “Specified Party I Preliminary Go-Shop Proposal”). The Specified Party I Preliminary Go-Shop Proposal indicated that Specified Party I would require $800 million in debt financing for the transaction and did not yet include debt or equity financing commitments. Following public announcement of the entry into the original merger agreement on the morning of February 5, 2024, Everbridge allowed Specified Party I to contact debt financing sources to allow Specified Party I to seek to make a more definitive acquisition proposal with committed financing.

On the morning of February 5, 2024, representatives of Qatalyst Partners reached out to each of the third parties with which either Everbridge or Qatalyst Partners had discussions regarding a potential transaction in the prior six months, i.e., Specified Parties A&B, Specified Party C, Specified Party D, Specified Party E, Specified Party F, Specified Party G and Specified Party H. Over the course of February 5 and 6, 2024, Specified Parties A&B, Specified Party C, Specified Party D, and Specified Party G indicated that they would not participate in the go-shop process. On February 5, 2024, Specified Party E and Specified Party F expressed potential interest to representatives of Qatalyst Partners in participating in the go-shop process. Representatives of Qatalyst Partners confirmed with Specified Party F that it was no longer partnering with Third Party Z (which it had done in the 2022 sale process). Later on February 5, 2024, Specified Party E and Specified Party F were granted virtual dataroom access to complete business diligence needed in order to provide a preliminary proposal.

In the afternoon of February 5, 2024, the Transaction Committee held a meeting, with senior management, representatives of Qatalyst Partners and representatives of Cooley in attendance. Representatives of Qatalyst Partners and Cooley summarized the Specified Party I Preliminary Go-Shop Proposal, noting that it was at a higher price than the Specified Party I Revised Proposal but that it continued to be subject to debt financing and was not fully actionable. A representative of Qatalyst Partners noted that Specified Party I was granted access to debt financing sources and Qatalyst Partners had directed them to continue working to provide a final price and an actionable bid during the course of the go-shop period. The representative of Qatalyst Partners also provided an update on discussions with the other specified parties and noted to the extent any such parties had already passed on the opportunity to participate in the go-shop process or had expressed interest in participating in the go-shop process. Representatives of Cooley then reviewed relevant provisions of the original merger agreement, including obligations with respect to notifying Thoma Bravo of the Specified Party I Preliminary Go-Shop Proposal.

On the evening of February 5, 2024, senior management held tax and legal diligence sessions with representatives of Specified Party I and its advisors.

Also on the evening of February 5, 2024, Thoma Bravo requested permission to speak with debt financing sources, and, consistent with the Everbridge Board’s instruction, senior management granted such permission.

Also on the evening of February 5, 2024, representatives of Cooley provided notice to representatives of Thoma Bravo of the Specified Party I Preliminary Go-Shop Proposal as required by the original merger agreement (on a redacted basis in accordance with Specified Party I’s non-disclosure agreement). Later that evening, a representative of Qatalyst Partners and representatives of Thoma Bravo discussed the Specified Party I Preliminary Go-Shop Proposal.

On February 6, 2024, in the virtual dataroom for go-shop specified parties indicating interest in ongoing discussion, Everbridge provided forms of a merger agreement and equity commitment letter based on the execution versions of the Thoma Bravo definitive agreements. In addition, and due to Specified Party I’s advanced stage in the confirmatory diligence process, a form of the company disclosure letter based on the final version of the Thoma Bravo company disclosure letter was provided in the virtual dataroom (as well as additional backup diligence related thereto) and by representatives of Cooley to outside legal counsel to Specified Party I.

On February 12, 2024, Specified Party F indicated to Qatalyst Partners an ongoing desire to continue their diligence on Everbridge.

Also on February 12, 2024, a representative of Specified Party H confirmed to Qatalyst Partners that it would not be participating in the go-shop process.

Later on February 12, 2024, the Transaction Committee held a meeting, with certain members of the Everbridge Board, senior management, representatives of Qatalyst Partners and representatives of Cooley in attendance. A representative of Qatalyst Partners provided an update on the go-shop process, including (i) Specified Party I’s progress in lining up debt financing sources and completing its due diligence, (ii) that Specified Party E and Specified Party F had been granted virtual dataroom access and (iii) that each of the other specified parties (Specified Parties A&B, Specified Party C, Specified Party D, Specified Party G and Specified Party H) had passed on the opportunity to engage with the company in the go-shop process. Following further discussion about the go-shop process, the Everbridge Board determined to reconvene once a revised proposal or any material updates were received.

On February 15, 2024, a representative of Specified Party E confirmed to Qatalyst Partners that it would not be bidding in the go-shop process.

On February 16, 2024, Specified Party I submitted a revised written proposal to purchase 100% of the outstanding common stock of Everbridge for $32.00 per share of common stock (the “Specified Party I Revised Go-Shop Proposal”) and that included commitment letters for $800 million of committed debt financing. The Specified Party I Revised Go-Shop Proposal was submitted with fully executed copies of a merger agreement, company disclosure letter, equity commitment letter and debt commitment letter, which were to be held in escrow subject to termination of the original merger agreement with Thoma Bravo and acceptance of the

Specified Party I Revised Go-Shop Proposal. The Specified Party I Revised Go-Shop Proposal noted that the proposal expired at 5:00 p.m., Pacific time, on February 27, 2024.

Also on February 16, 2024, a representative of Qatalyst Partners spoke with a representative of Specified Party F, who noted that Specified Party F was doing some preliminary regulatory overlap analysis to assess regulatory approval closing risk. The representative of Qatalyst Partners suggested that Specified Party F should direct its legal and regulatory counsel to speak with representatives of Cooley in order to jointly assess this risk, and the representative of Specified Party F indicated it would consider doing so at a later date.

On February 17, 2024, representatives of Cooley provided notice to representatives of Thoma Bravo of the Specified Party I Revised Go-Shop Proposal as required by the original merger agreement (on a redacted basis in accordance with Specified Party I’s non-disclosure agreement).

On February 18, 2024, the Everbridge Board held a meeting, with senior management, representatives of Qatalyst Partners and representatives of Cooley in attendance, to discuss the Specified Party I Revised Go-Shop Proposal and the go-shop process. Representatives of Qatalyst Partners indicated that Specified Party E had confirmed it would not be providing a proposal for the company and that Specified Party F had not submitted a preliminary proposal but was continuing to evaluate a potential transaction. A representative of Qatalyst Partners then presented certain preliminary financial analyses of the Specified Party I Revised Go-Shop Proposal. Representatives of Cooley then reviewed the terms of the merger agreement and debt and equity commitment letters provided as part of the Specified Party I Revised Go-Shop Proposal, including that the proposal provided for (i) no further go-shop period, but an ongoing right until March 10, 2024 for Everbridge to terminate the merger agreement with Specified Party I (for a termination fee of $20.2 million) to enter into an agreement with a specified party with respect to a superior proposal (to the extent made prior to 11:59 p.m., Eastern time, on February 29, 2024) and (ii) specific performance limited to instances where the debt financing is available to Specified Party I, and otherwise recourse in the event of a financing failure to be a termination fee of 8% of the equity value of the transaction. A representative of Cooley then reviewed the Everbridge Board’s fiduciary duties in this context and Everbridge’s relevant obligations under the original merger agreement with Thoma Bravo. Following deliberation and discussion by the Everbridge Board and its advisors, the Everbridge Board determined that the Specified Party I Revised Go-Shop Proposal constituted a “superior proposal” pursuant to the original merger agreement and directed senior management and its advisors to inform Thoma Bravo of the same.

Following the February 18, 2024 Everbridge Board meeting, representatives of Cooley provided notice to representatives of Thoma Bravo and Specified Party I and their respective outside legal counsel that the Everbridge Board had determined, after consultation with Qatalyst Partners and Cooley, that the Specified Party I Revised Go-Shop Proposal constituted a superior proposal under the original merger agreement.

On February 20-21, 2024, at in-person meetings in Dallas, Texas that had been organized shortly following the signing of the original merger agreement, representatives of Thoma Bravo met with Mr. Wagner and others on the management team in order to discuss strategy and preliminary integration planning. None of the terms of the transaction, the Specified Party I Revised Go-Shop Proposal, the identity of Specified Party I, post-closing management team roles or compensation were discussed at this meeting. The representatives of Thoma Bravo demonstrated continued commitment to the transaction and acknowledged that Thoma Bravo was continuing to review alternatives with respect to any revised proposal.

Also on February 20, 2024, a representative of Qatalyst Partners spoke with a representative of Specified Party F, who indicated that Specified Party F was continuing to evaluate a potential transaction and the representative of Qatalyst Partners indicated that Specified Party F would need to move quickly in order to put forward a proposal if Specified Party F intended to do so. In the days following that conversation, Specified Party F’s antitrust counsel and representatives of Cooley’s antitrust team met to discuss a preliminary analysis of regulatory overlap but Specified Party F and its advisors did not provide sufficient information necessary in order to complete such an analysis. Representatives of Qatalyst Partners and Specified Party F subsequently spoke on February 23, 2024, at which point the representative of Specified Party F indicated that Specified Party F was refining its view on synergies but did not give a further indication as to whether it would be putting forward a proposal.

On February 26, 2024, the Transaction Committee held a meeting, with certain members of the Everbridge Board, senior management, representatives of Qatalyst Partners and representatives of Cooley in attendance. Representatives of Qatalyst Partners provided an update on the go-shop process, including that Specified Party F had not submitted a preliminary proposal and had not yet meaningfully engaged with Cooley to assess and analyze material regulatory considerations in a potential transaction between Specified Party F and Everbridge. Following further discussion about the go-shop process, the Transaction Committee determined to reconvene once a revised proposal or any material updates were received.

Also on February 26, 2024, representatives of Qatalyst Partners spoke with a representative of Specified Party I and discussed the possibility that Thoma Bravo could submit a new proposal.

On the night of February 26, 2024, Thoma Bravo submitted a revised written proposal to purchase 100% of the outstanding common stock of Everbridge for $32.00 per share of common stock (the “TB Go-Shop Matching Proposal”). The TB Go-Shop Matching Proposal (i) was submitted with fully executed copies of a revised merger agreement and revised equity commitment letter for the full transaction amount, which were to be held in escrow subject to acceptance of the TB Go-Shop Matching Proposal and (ii) noted that the TB Go-Shop Matching Proposal required fewer foreign regulatory filings and additional financing certainty than the Specified Party I Revised Go-Shop Proposal. The TB Go-Shop Matching Proposal noted that the proposal expired at 8:30 a.m., Eastern time, on February 28, 2024.

Later on the night of February 26, 2024, following receipt of the TB Go-Shop Matching Proposal, the Transaction Committee held a meeting, with senior management, representatives of Qatalyst Partners and representatives of Cooley in attendance. Representatives of Qatalyst Partners and Cooley reviewed the terms of the TB Go-Shop Matching Proposal, including that (i) Thoma Bravo had matched the $32.00 per share price of the Specified Party I Revised Go-Shop Proposal, (ii) the revised merger agreement removed the ability to terminate the revised merger agreement to enter into an alternative acquisition agreement with a specified party by paying a $20.2 million termination fee and (iii) that the proposal expired at 8:30 a.m., Eastern time, on February 28, 2024. Representatives of Cooley then discussed the Everbridge Board’s fiduciary duties in this context. The Transaction Committee discussed the two proposals. Following the discussion, the Transaction Committee directed Qatalyst Partners to contact Specified Party I and, without noting the specifics of the TB Go-Shop Matching Proposal, indicate that the Specified Party I Revised Go-Shop Proposal no longer constituted a “superior proposal” under the terms of the original merger agreement and request, if Specified Party I were willing to make a revised proposal, that it make an improved, fully committed proposal by the end of the day on February 27, 2024.

Following the second February 26, 2024 Transaction Committee meeting, representatives of Qatalyst Partners spoke with a representative of Specified Party I and, without noting the specifics of the TB Go-Shop Matching Proposal, indicated that the Specified Party I Revised Go-Shop Proposal would no longer constitute a “superior proposal” under the terms of the original merger agreement and requested, if Specified Party I intended to bid again, that it make a revised, fully committed proposal by the end of the day on February 27, 2024 and noted that it would be in Specified Party I’s interest to put its best foot forward in such revised proposal. The representatives of Specified Party I indicated that they would seek to submit a revised proposal on this timeframe.

On the morning of February 27, 2024, the Everbridge Board held a meeting, with senior management, representatives of Qatalyst Partners and representatives of Cooley in attendance. Representatives of Qatalyst Partners and Cooley reviewed the TB Go-Shop Matching Proposal. Representatives of Qatalyst Partners then noted that Specified Party I indicated that it would seek to submit a revised proposal by the end of the day. Members of the Everbridge Board then discussed the differences between the two proposals, including that the Specified Party I Revised Go-Shop Proposal required debt financing multiple equity co-investors (for which financing commitments had been provided) and required an additional foreign regulatory filing (which could potentially extend the closing timeline as compared to the TB Go-Shop Matching Proposal). Following further discussion about the go-shop process, the Everbridge Board determined to reconvene once a revised proposal or any material updates were received later that day.

On February 27, 2024, Specified Party I submitted a revised written proposal to purchase 100% of the outstanding common stock of Everbridge for $34.00 per share of common stock (the “Specified Party I Final Proposal”). The Specified Party I Final Proposal was submitted with fully executed copies of a merger agreement, company disclosure letter, equity commitment letter and debt commitment letter, which were to be held in escrow subject to termination of the original merger agreement with Thoma Bravo and acceptance of the Specified Party I Final Proposal. The Specified Party I Final Proposal noted that the proposal expired at 5:00 p.m., Pacific time, on March 5, 2024. The Specified Party I Final Proposal provided for $900 million of committed debt financing.

Later on February 27, 2024, the Everbridge Board held a meeting, with senior management, representatives of Qatalyst Partners and representatives of Cooley in attendance. Representatives of Qatalyst Partners and Cooley reviewed the terms of the Specified Party I Final Proposal, noting that other than the increased price per share and revisions to the amount of the associated debt and equity commitments, including the fact that the debt commitment amount from Specified Party I had increased to $900 million and the equity commitment amount from Specified Party I had gone down slightly, the proposal remained the same as the Specified Party I Revised Go-Shop Proposal. Representatives of Qatalyst Partners also noted that Specified Party F, the only other party remaining in the go-shop process, had expressed preliminary interest but had not provided a preliminary proposal, had not been responsive to repeated Qatalyst Partners outreach since their last conversation and had not meaningfully engaged with Cooley or provided the requested information necessary to advance a regulatory analysis, which was imperative to permit the Everbridge Board to assess the likelihood and risk of a protracted regulatory process. After discussion, the Everbridge Board concluded that at this point it was unlikely that Specified Party F would submit an actionable proposal that would be comparable in terms of closing certainty to the Specified Party I Final Proposal or the TB Go-Shop Matching Proposal. Following deliberation and discussion by the Everbridge Board and its advisors, the Everbridge Board determined that the Specified Party I Final Proposal constituted a “superior proposal” pursuant to the original merger agreement and directed senior management and its advisors to inform Thoma Bravo of the same.

Following the second February 27, 2024 Everbridge Board meeting, representatives of Cooley provided notice to representatives of Thoma Bravo and Specified Party I and their respective outside legal counsel that the Everbridge Board had determined, after consultation with Qatalyst Partners and Cooley, that the Specified Party I Final Proposal constituted a superior proposal under the original merger agreement.

On February 28, 2024, representatives of K&E reached out to representatives of Cooley to indicate that Thoma Bravo expected to submit a revised proposal and requested that representatives of Thoma Bravo have an audience with the Everbridge Board at a meeting the next day.

Later on February 28, 2024, the Transaction Committee held a meeting, with certain members of the Everbridge Board, senior management, representatives of Qatalyst Partners and representatives of Cooley in attendance. Representatives of Qatalyst Partners and Cooley provided updates on the go-shop process, including Thoma Bravo’s indication that it was planning to provide a revised proposal and its request to meet with the Everbridge Board the next day. Following discussion, the Transaction Committee determined to (i) grant Thoma Bravo’s request to have an audience with either the Everbridge Board or the Transaction Committee, depending on scheduling availability, and (ii) direct Qatalyst Partners to request that Specified Party I make its best and final proposal no later than the close of business the following day, which was the last day of the go-shop period under the original merger agreement, if it intended to submit a revised proposal.

Following the February 28, 2024 Transaction Committee meeting, representatives of Qatalyst Partners spoke to a representative of Specified Party I and requested that Specified Party I make its best and final proposal no later than the close of the following day if it intended to submit a revised proposal. The representative of Specified Party I noted that Specified Party I had the capacity to submit a revised proposal if it wished to, but that they might not do so, as they did not want to bid against themselves. In response, the representatives of Qatalyst Partners indicated that they expected Thoma Bravo to make a revised proposal in short order and that their expectation was that the Specified Party I Final Proposal would no longer constitute a superior proposal under the terms of the original merger agreement following that time and told Specified Party I that it should be prepared to submit a revised proposal on short notice by the afternoon of February 29, 2024. Specified Party I acknowledged this message.

Following that conversation, representatives of Cooley spoke to representatives of Specified Party I’s outside counsel and reiterated the message that, in the event that Specified Party I intended to submit any revised proposal, a best and final proposal would need to be ready to be submitted on short notice by no later than the close of business the following day. Discussion ensued about the directed timeframe. In direct follow-up to the discussion regarding the timeframe, representatives of Qatalyst Partners again contacted representatives of Specified Party I to emphasize the need for Specified Party I to be prepared to submit its best and final proposal in the directed timeframe in the form of a best and final offer with fully committed financing if it desired to submit a revised proposal. The representative of Specified Party I acknowledged the request and requested timeframe. The representatives of Qatalyst Partners again indicated their expectation that the Specified Party I Final Proposal may no longer constitute a superior proposal by the following day, and therefore Specified Party I should be prepared to make a proposal on short notice and within the requested timeframe if it wished to do so.

On February 29, 2024, a representative of K&E spoke with a representative of Cooley and indicated that Thoma Bravo’s revised proposal would be delivered verbally to the Everbridge Board, followed by confirmation in writing of the same, and would have a very short deadline for acceptance before it expired. Around the same time, a representative of Thoma Bravo spoke with Mr. Wagner and indicated that Thoma Bravo’s proposal would be at a higher price per share than the Specified Party I Final Proposal, it would be delivered verbally at the board meeting at which Thoma Bravo would present to the Everbridge Board and that if Thoma Bravo’s proposal was not accepted, it would not make another proposal. A representative of Thoma Bravo also spoke with representatives of Qatalyst Partners and delivered a similar message.

During the afternoon of February 29, 2024, the Everbridge Board, with senior management, representatives of Qatalyst Partners and representatives of Cooley in attendance, held a meeting to discuss the outreach by Thoma Bravo and its representatives to Mr. Wagner, Qatalyst Partners and Cooley earlier that day. Following discussion, the Everbridge Board directed representatives of Qatalyst Partners to again indicate to Specified Party I that it would need to submit a revised proposal as soon as possible and in any event prior to the close of business that day if it wished to do so.

Following that meeting, representatives of Qatalyst Partners spoke with a representative of Specified Party I and again indicated that a board decision on a revised proposal was likely to be imminent and there would not be additional back-and-forth regarding proposals, noting that the rest of the process would take hours, not days. The representatives of Qatalyst Partners requested that Specified Party I submit any revised proposal it wished to make within an hour, consistent with the message that Qatalyst Partners had conveyed the prior evening. The representative of Specified Party I acknowledged the request.

Later in the afternoon on February 29, 2024, the Everbridge Board held a meeting, with senior management, representatives of Qatalyst Partners and representatives of Cooley in attendance. Representatives of Thoma Bravo and K&E were also in attendance at the beginning of the meeting. The representatives of Thoma Bravo verbally presented a revised proposal to purchase 100% of the outstanding common stock of Everbridge for $35.00 per share of common stock (the “TB Final Proposal”), which proposal was delivered in writing by a representative of K&E shortly following the start of the board meeting. The TB Final Proposal was otherwise on the same terms as the TB Go-Shop Matching Proposal. The representative of Thoma Bravo reviewed the positive aspects of the TB Final Proposal, namely that in addition to being at a higher price than the Specified Party I Final Proposal, the TB Final Proposal had a full equity backstop and fewer foreign regulatory filings than the Specified Party I Final Proposal. The representative of Thoma Bravo further indicated that the TB Final Proposal (i) was conditioned on Everbridge and its advisors maintaining the confidentiality of the proposal and would be withdrawn and void if Everbridge did not keep the proposal confidential or if they contacted any other parties before accepting the proposal and (ii) would expire in approximately one hour, at 5:15 p.m., Eastern time, on February 29, 2024, if not earlier accepted. Following their review of the TB Final Proposal, the representatives of Thoma Bravo and K&E left the meeting. The Everbridge Board then discussed the terms of the TB Final Proposal and the Specified Party I Final Proposal and whether to request an improved proposal from Specified Party I in the short time prior to the expiration of the TB Final Proposal (in less than one hour). The Everbridge Board reflected that the go-shop period resulted in five additional proposals from the two parties after entry into the original merger agreement. It also noted that the TB Final Proposal was $6.40 per share higher than the original per share price of $28.60 and its belief that the TB Final Proposal was the highest price reasonably available taking into account the terms of the two proposals and the context of and specific events of the go-shop period. It was noted that representatives of Qatalyst Partners and Cooley had requested on multiple occasions that Specified Party I submit its best and final proposal by the close of business that day and that Specified Party I had not done so or indicated that it would do so. Discussion ensued regarding the likelihood that any revised proposal by Specified Party I would be a fully committed revised proposal. Following discussion of various options available to it, the Everbridge Board determined that the risks of an additional approach to Specified Party I outweighed the chance of any incremental potential benefit to the Everbridge stockholders, given the potential countervailing detriment that could occur from losing the Thoma Bravo proposal (particularly in light of the confidentiality and expiration terms of the TB Final Proposal). Following that determination, representatives of Qatalyst Partners then reviewed with the Everbridge Board its financial analyses of the merger consideration of $35.00 per share of Everbridge common stock and delivered Qatalyst Partners’ opinion, that, as of such date and based upon and subject to the various limitations, qualifications and conditions set forth in the Qatalyst Partners’ written opinion, the merger consideration of $35.00 per share of Everbridge common stock to be received pursuant to, and in accordance with, the terms of the merger agreement by Everbridge stockholders (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders (for more information, see the section of this proxy statement captioned “The Merger—Opinion of Qatalyst Partners LP”). Thereafter, the Everbridge Board, among other related matters, (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable, fair to and in the best interests of Everbridge and its stockholders; (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger; (iii) approved the execution and delivery of the merger agreement by Everbridge, the performance by Everbridge of its covenants and other obligations in the merger agreement, and the consummation of the merger upon the terms and subject to the conditions set forth in the merger agreement; (iv) directed that the adoption of the merger agreement be submitted to a vote of the Everbridge stockholders at a meeting of the stockholders; and (v) recommended that the Everbridge stockholders vote in favor of the adoption of the merger agreement and the approval of the merger in accordance with the DGCL.

Following the February 29, 2024 Everbridge Board meeting, the parties entered into the merger agreement and the equity commitment letter after the close of business on February 29, 2024.

The parties then announced the revised transaction on the morning of March 1, 2024. Following the execution of the merger agreement and the announcement of the transaction, representatives of Qatalyst Partners terminated virtual dataroom access and sent customary return or destroy notices to each of the specified parties that was granted virtual dataroom access, whether prior to or after the entry into the original merger agreement.

Recommendation of the Everbridge Board and Reasons for the Merger

Recommendation of the Everbridge Board

On February 29, 2024, the Everbridge Board: (1) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Everbridge and its stockholders; (2) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger; (3) approved the execution and delivery of the merger agreement by Everbridge, the performance by Everbridge of its covenants and other obligations thereunder, and the consummation of the merger upon the terms and subject to the conditions set forth therein; (4) directed that the adoption of the merger agreement be submitted to a vote of the stockholders of Everbridge at a meeting thereof; and (5) recommended that the stockholders of Everbridge vote in favor of the adoption of the merger agreement and the approval of the merger in accordance with the DGCL.

The Everbridge Board recommends that you vote: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Everbridge to its named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Reasons for the Merger

In evaluating the merger agreement and the merger, the Everbridge Board consulted with Everbridge management, as well as representatives of each of Qatalyst Partners and Cooley. In recommending that Everbridge stockholders vote “FOR” the adoption of the merger agreement, the Everbridge Board considered and analyzed a number of factors, including the factors provided below (which factors are not necessarily presented in order of relative importance). Based on these consultations, considerations and analyses, including the factors discussed below, the Everbridge Board concluded that entering into the merger agreement was advisable, fair to and in the best interests of Everbridge and its stockholders.

The Everbridge Board considered the following factors and benefits that supported its determination and recommendation:

•	Merger Consideration. The value of the per share merger consideration of $35.00 per share to be received by Everbridge stockholders, which represents:

•	a premium of approximately 47% over Everbridge’s closing share price on February 2, 2024, the last full trading day prior to the transaction announcement under the original merger agreement;

•	a premium of approximately 62% over the volume weighted average price of Everbridge stock for the 90-day period ending February 2, 2024; and

•	an increase of $6.40 per share above the merger consideration of $28.60 per share contemplated by the original merger agreement.

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Results of Strategic Review Process. The Everbridge Board’s comprehensive strategic review process, conducted together with senior management and its advisors, for soliciting and responding to offers from potential counterparties in an effort to obtain the best value reasonably available to Everbridge’s stockholders. The Everbridge Board considered that, at the Everbridge Board’s direction, senior management and Qatalyst Partners affirmatively engaged with 13 strategic acquirers and 23 financial sponsors since 2022 with respect to a potential acquisition of Everbridge, and that of those third parties, since 2022, two strategic acquirers and 20 financial sponsors entered into non-disclosure agreements with Everbridge and were provided with an opportunity to conduct due diligence, including conducting management diligence sessions based on non-public diligence information with members of Everbridge’s management (as described in the section of this proxy statement captioned “The Merger—Background of the Merger”). The Everbridge Board also considered that the per share merger consideration of $35.00 was the highest price received in a proposal from a third party since Everbridge restarted discussions with potential acquirors in 2023 and represented a significant increase as compared to the per share price of $28.60 provided for in the original merger agreement.

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Results of “Go-Shop” Process. The Everbridge Board also considered the fact that Everbridge negotiated for the right to actively solicit proposals from certain parties during the go-shop period under the original merger agreement and that alternative proposals were received during the go-shop period, noting that the per share price of $35.00 was higher than the price proposed by any third parties during the go-shop period and that only one third party other than Thoma Bravo made acquisition proposals during the go-shop period.

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Potential Strategic Alternatives. The assessment of the Everbridge Board that none of the possible alternatives to the merger (including the possibility of continuing to operate Everbridge as an independent company or pursuing a different transaction, and the desirability and perceived risks of those alternatives, as well as the potential benefits and risks to Everbridge’s stockholders of those alternatives and the timing and likelihood of effecting such alternatives) was reasonably likely to present superior opportunities for Everbridge to create greater value for our stockholders, taking into account execution risks as well as business, competitive, financial, industry, legal, market and regulatory risks.

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Business, Financial Condition, Prospects and Execution Risks. The belief of the Everbridge Board, after a thorough review of Everbridge’s business, current, historical and projected financial condition, results of operations, competitive landscape, execution risks and financial condition, and discussions with Everbridge’s management and advisors, that the value offered to Everbridge’s stockholders pursuant to the merger agreement is more favorable to Everbridge’s stockholders than the potential long-term and sustainable value that might have resulted from remaining an independent public company, considering (among other things):

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the likelihood that management’s business plan and the 2022 strategic realignment previously approved by the Everbridge Board could be achieved in the face of operational and execution risks in the short and long term, including the ability to achieve certain sales targets and maintain market share while streamlining operations and reducing headcount, facilities and other third-party spend as contemplated by the 2022 strategic realignment;

•	the impact of recent changes in Everbridge’s senior management team on its business;

•	new and evolving competition in the critical event management market and challenges to acquiring or retaining customers;

•	the challenges associated with integrating Everbridge’s historical strategic acquisitions and the impact of unknown or contingent liabilities related to Everbridge’s historical strategic acquisitions;

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the risks relating to the financing of Everbridge, taking into account the fact that Everbridge has not been profitable on a consistent basis historically and may not achieve or maintain profitability in the future, which risks include, but are not limited to, the failure to obtain necessary outside financing on favorable terms, or at all, increases in market interests rates, or volatility in the market price and volume of our common stock; and

•	the impact of other market, customer and competitive trends on Everbridge.

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Cash Consideration and Certainty of Value. The consideration to be received by our stockholders in the merger consists entirely of cash, which provides certainty of value and immediate liquidity at an attractive premium to the market price while effectively eliminating the long-term business and execution risk of continuing to operate on a standalone basis, including in respect of growth and cost savings opportunities and the uncertainty of trading prices of our common stock. The Everbridge Board also considered that the amount of cash to be received for each outstanding share of our common stock is fixed and will not be reduced if the share price of our common stock declines prior to the effective time of the merger.

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Highest Value Reasonably Obtainable. The belief of the Everbridge Board that the per share merger consideration represents the highest value reasonably obtainable for the shares of our common stock, taking into account: (1) the Everbridge Board’s familiarity with the business, operations, prospects, business strategy, assets, liabilities and general financial condition of Everbridge on a historical and prospective basis; (2) Thoma Bravo’s statements during arm’s-length negotiations that if its $35.00 per share proposal was not accepted, it would not make another proposal, (3) the prior 2022 sale process, which yielded no actionable proposals, (4) Everbridge’s discussion, in 2023 and 2024, with certain bidders from the 2022 transaction process as well as a new bidder prior to the signing of the original merger agreement and (5) Everbridge’s ability to continue to solicit proposals from those certain bidders during the go-shop period under the original merger agreement and the proposals made by a bidder and the absence of any proposals from other bidders during the go-shop period.

•

Bidding and “Go-Shop” Process. The Everbridge Board considered that it had held arm’s-length negotiations with Thoma Bravo and other bidders throughout the process leading up to the signing of the original merger agreement and during the go-shop period under the original merger agreement and had been able to obtain four additional price increases since Thoma Bravo had made its initial definitive proposal to acquire the company. The Everbridge Board therefore determined, with the assistance of experienced legal and financial advisors, that it had obtained the best terms and highest price that Thoma Bravo was willing to pay for Everbridge following a thorough process. The Everbridge Board also considered its belief that entering into the original merger agreement with a go-shop period allowed the Everbridge Board to secure a transaction at $28.60 per share, which was an attractive premium to the market price of Everbridge common stock prior to the Everbridge Board’s approval of the original merger agreement, while allowing the Everbridge Board to continue to actively solicit proposals from certain parties during the go-shop period under the original merger agreement, which led to entering into the merger agreement providing for a price of $35.00 per share after receiving superior proposals under the original merger agreement.

•

Fairness Opinion of Qatalyst Partners. The written opinion of Qatalyst Partners delivered to the Everbridge Board, dated February 29, 2024, that, as of such date and based upon and subject to the various qualifications, assumptions, limitations and other matters considered in the preparation thereof, the per share consideration of $35.00 in cash to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of our common stock was fair, from a financial point of view, to such holders. The opinion is more fully described in the section of this proxy statement captioned “The Merger—Opinion of Qatalyst Partners LP” and the full text of the opinion is attached as Annex B to this proxy statement.

•	Negotiations with Parent and Terms of the Merger Agreement. The terms and conditions of the merger agreement, which was the product of arms’-length negotiations with Thoma Bravo, including:

•	The Everbridge Board’s belief that the terms of the merger agreement would be unlikely to deter third parties from making a superior proposal.

•	Everbridge’s ability under certain circumstances to furnish information to, and conduct negotiations with, third parties submitting unsolicited alternative acquisition proposals.

•	The Everbridge Board’s ability, under certain circumstances, to change, withdraw or modify its recommendation that our stockholders vote in favor of the adoption of the merger agreement.

•

Everbridge’s ability, under certain circumstances, to terminate the merger agreement to enter into an alternative acquisition agreement. In that regard, the Everbridge Board believed that the termination fee payable by Everbridge in such instance is reasonable, consistent with or below similar fees payable in comparable transactions, and not preclusive of other offers, especially considering that the original merger agreement provided for a reduced termination fee of $20.2 million if an alternative acquisition agreement was entered into during a specified period with certain third parties.

•	The requirement that approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.

•	The limited conditions to Parent’s obligation to consummate the merger, including the absence of a financing condition, making the merger reasonably likely to be consummated.

•	The fact that Thoma Bravo agreed to provide a full equity backstop for the full purchase price. Conversely, the Everbridge Board considered the fact that the competing acquisition proposal from Specified Party I required third-party lenders to enter into definitive loan documentation and fund debt commitments.

•

Everbridge’s ability to specifically enforce Parent’s obligation to cause the equity financing to be funded as contemplated by the merger agreement and the equity commitment letter, including Everbridge’s third-party beneficiary rights to enforce the Thoma Bravo Fund equity commitment under the equity commitment letter in accordance with its terms and the terms of the merger agreement, noting that such rights were not subject to the availability of debt financing, unlike the proposals made by Specified Party I.

•	The termination date of August 4, 2024 (subject to extension under certain circumstances to November 4, 2024), which is expected to allow for sufficient time to complete the merger.

•

The terms of the merger agreement provide sufficient operating flexibility to Everbridge to conduct its business in the ordinary course until the earlier of the consummation of the merger or the termination of the merger agreement.

•

Timing of Completion. The Everbridge Board considered the anticipated timing of the consummation of the transactions contemplated by the merger agreement and the structure of the transaction as a merger and concluded that the merger could be completed in a reasonable timeframe and in an orderly manner. The Everbridge Board also considered that the potential for closing the merger in a reasonable timeframe could reduce the amount of time in which Everbridge’s business would be subject to the potential uncertainty of closing and related disruption. The Everbridge Board also noted that the competing acquisition proposals presented by Specified Party I would have required an additional regulatory approval compared to the regulatory approvals required to be obtained to consummate the merger with Thoma Bravo.

•

Business Reputation of Thoma Bravo. The belief of the Everbridge Board that the business reputation and financial resources of Thoma Bravo were factors that supported the conclusion that a transaction with Parent (which is an affiliate of Thoma Bravo) could be completed quickly and in an orderly manner and had a substantial likelihood of being consummated successfully. The Everbridge Board also determined that Thoma Bravo’s business reputation and financial resources provided sufficient comfort that the equity financing would be available at the closing of the merger.

•

Appraisal Rights. The appraisal rights under Section 262 of the DGCL in connection with the merger available to our stockholders (including beneficial owners of shares of our common stock) who timely and properly exercise such appraisal rights under the DGCL if certain conditions are met.

The Everbridge Board also considered a number of uncertainties and risks and other potentially negative factors, including the following:

•

Risks Associated with Failure to Consummate the Merger. The possibility that the merger might not be consummated, and if it is not consummated, that: (1) Everbridge’s directors, management team and other employees will have expended extensive time and effort and will have experienced significant distractions from their work on behalf of Everbridge during the pendency of the merger; (2) Everbridge will have incurred significant transaction costs; (3) Everbridge’s continuing business relationships with customers, business partners and employees may be adversely affected; (4) the trading price of our common stock could be adversely affected; (5) the other contractual and legal remedies available to Everbridge in the event of the termination of the merger agreement may be insufficient, costly to pursue or both; and (6) the failure of the merger to be consummated could result in an adverse perception among our customers, potential customers, employees and investors, which could cause an adverse impact on our operating results.

•

Risks Associated with Required Regulatory Approvals. The possibility that regulatory agencies may delay, object to or challenge the merger or may seek to impose terms and conditions on their approvals that are not acceptable to Parent. In this regard, the Everbridge Board considered the provisions of the merger agreement related to obtaining the regulatory approvals required to complete the merger, including that the merger agreement did not provide for a regulatory termination fee payable by Parent in the event the merger agreement was terminated in certain circumstances at a time when the applicable required regulatory approvals required to complete the merger had not been obtained.

•

No Stockholder Participation in Future Growth or Earnings. The nature of the merger as a cash transaction means that our stockholders will not participate in Everbridge’s future earnings or growth and will not benefit from any appreciation in value of the surviving corporation following the merger. The Everbridge Board also considered the other potential alternative strategies available to Everbridge as an independent company, which, despite significant uncertainty, had the potential to result in a more successful and valuable company.

•

Restrictions on the Ability of Everbridge to Solicit Alternative Proposals. The restrictions in the merger agreement on Everbridge’s ability to solicit competing proposals from third parties (subject to certain exceptions to allow the Everbridge Board to exercise its fiduciary duties and to accept a superior proposal, and then only upon the payment of a termination fee); noting, however, that the original merger agreement permitted Everbridge to solicit competing proposals with any third party that contacted or had material discussions with Everbridge or Qatalyst Partners regarding a potential acquisition proposal within the six month period prior to February 4, 2024, and while the terms of two such third party proposals were determined to be superior to those contemplated by the original merger agreement, no such third party made an acquisition proposal on more favorable terms than those contemplated by the merger agreement in the time period from the execution of the original merger agreement to the entry into the merger agreement.

•

Parent Liability Limitation. That the merger agreement provides that the maximum aggregate liability of Parent for breaches under the merger agreement or equity commitment letter will not exceed, in the aggregate for all such breaches, the parent liability limitation.

•

Impact of Interim Restrictions on Everbridge’s Business Pending the Completion of the Merger. The restrictions on the conduct of Everbridge’s business prior to the consummation of the merger, which may delay or prevent us from undertaking strategic initiatives before the completion of the merger that, absent the merger agreement, Everbridge might have pursued.

•

Effects of the Merger Announcement. The effects of the public announcement of the merger, including the: (1) effects on Everbridge’s employees, customers, operating results and stock price; (2) impact on Everbridge’s ability to attract and retain management, sales and marketing and technical personnel; and (3) potential for litigation in connection with the merger.

•

Termination Fee Payable by Everbridge. The requirement that Everbridge pay Parent a termination fee of $50 million under certain circumstances following termination of the merger agreement, including if the Everbridge Board terminates the merger agreement to accept a superior proposal. The Everbridge Board considered the potentially dampening effect that this termination fee could have on a third party’s interest in making a proposal to acquire Everbridge; noting, however, that the original merger agreement was negotiated to ameliorate such potential deterrence by reducing the amount of the termination fee to $20.2 million if an alternative acquisition agreement was entered into during a specified period with any third party that contacted or had material discussions with Everbridge or Qatalyst Partners regarding a potential acquisition proposal within the six month period prior to February 4, 2024, and while Everbridge received two such acquisition proposals, the terms of which were determined to be superior to those contemplated by the original merger agreement, no third party made an acquisition proposal on more favorable terms than those contemplated by the merger agreement during that period.

•	Taxable Consideration. The receipt of cash in exchange for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes for many Everbridge stockholders.

•

Interests of Everbridge’s Directors and Executive Officers. Interests that Everbridge’s directors and executive officers may have in the merger, which may be different from, or in addition to, those of our other stockholders. For more information, see the section of this proxy statement captioned “The Merger—Interests of Everbridge’s Directors and Executive Officers in the Merger.”

•	Transaction Costs. Everbridge has incurred and will incur substantial costs in connection with the transactions contemplated by the merger agreement, even if the transactions are not consummated.

•	Potential Loss of Key Management. The possible loss of key management or other personnel of Everbridge during the pendency of the merger.

This discussion is not meant to be exhaustive. Rather, it summarizes the material reasons and factors evaluated by the Everbridge Board in its consideration of the merger. After considering these and other factors, the Everbridge Board concluded that the potential benefits of entering into the merger agreement outweighed the uncertainties and risks. In light of the variety of factors considered by the Everbridge Board and the complexity of these factors, the Everbridge Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Everbridge Board applied his or her own personal business judgment to the process and may have assigned different relative weights to the different factors. The Everbridge Board adopted and approved the merger agreement and the merger, and recommended that Everbridge stockholders adopt the merger agreement, based upon the totality of the information presented to, and considered by, the Everbridge Board. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement captioned “Forward-Looking Statements.”

Opinion of Qatalyst Partners LP

Everbridge retained Qatalyst Partners to act as financial advisor to the Everbridge Board in connection with a potential transaction such as the merger and to evaluate whether the per share price of $35.00 to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Everbridge common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders. Everbridge selected Qatalyst Partners to act as Everbridge’s financial advisor based on Qatalyst Partners’ extensive expertise, knowledge of the industry in which Everbridge operates and experience advising technology companies in connection with potential strategic transactions and stockholder activism. Qatalyst Partners has provided its written consent to the reproduction of its opinion in this proxy statement. At the meeting of the Everbridge Board on February 29, 2024, Qatalyst Partners rendered to the Everbridge Board its oral opinion, subsequently confirmed in writing, to the effect that, as of February 29, 2024, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the per share price to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Everbridge common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders.

The full text of Qatalyst Partners’ written opinion, dated February 29, 2024, is attached to this proxy statement as Annex B and is incorporated herein by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. Everbridge stockholders should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Everbridge Board and addresses only, based upon and subject to the various other assumptions, qualifications, limitations and other matters set forth therein, the fairness, from a financial point of view, of the per share price to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Everbridge common stock (other than Parent or any affiliate of Parent) to such holders, and it does not address any other aspect of the merger. It does not constitute a recommendation as to how any holder of shares of Everbridge common stock should vote with respect to the merger or any other matter and does not in any manner address the price at which Everbridge common stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this proxy statement as Annex B.

In arriving at its opinion, Qatalyst Partners reviewed a draft of the merger agreement, certain related documents and certain publicly available financial statements and other business and financial information of Everbridge. Qatalyst Partners also reviewed the Company Projections (as defined in the section of this proxy statement captioned “The Merger—Unaudited Prospective Financial Information”). Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of Everbridge with senior management of Everbridge. Qatalyst Partners also reviewed the historical market prices and trading activity for Everbridge common stock and compared the financial performance of Everbridge and the prices and trading activity of Everbridge common stock with that of certain other selected publicly traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by Everbridge. With respect to the Company Projections, Qatalyst Partners was advised by Everbridge’s management, and Qatalyst Partners assumed based on discussions with Everbridge’s management and the Everbridge Board, that the Company Projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Everbridge management of the future financial performance of Everbridge and other matters covered thereby. Qatalyst Partners assumed that the terms of the draft merger agreement reviewed by Qatalyst Partners would not differ materially from the final executed merger agreement, and that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any modification, waiver or delay. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on Everbridge or the contemplated benefits expected to be derived in the merger. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Everbridge or its affiliates, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of Everbridge management as to the existing and future technology and products of Everbridge and the risks associated with such technology and products. Qatalyst Partners’ opinion has been approved by its opinion committee in accordance with its customary practice.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, February 29, 2024. Events occurring after February 29, 2024, may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners has not been asked and has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address the underlying business decision of Everbridge to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Everbridge. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the per share price to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Everbridge common stock (other than Parent or any affiliate of Parent), and Qatalyst Partners expressed no opinion with respect to the fairness of the compensation to any of the officers, directors or employees of Everbridge or any of its affiliates, or any class of such persons, relative to such consideration.

The following is a summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated February 29, 2024. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized, among other things, the Company Projections, described in the section of this proxy statement captioned “The Merger—Unaudited Prospective Financial Information.” Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Discounted Cash Flow Analysis

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a range of potential per-share present values for Everbridge common stock as of December 31, 2023 (which is the end of Everbridge’s most recent completed fiscal quarter), using mid-period convention, by:

•	adding:

a)

the implied net present value of the estimated future unlevered free cash flows (which are referred to as the “UFCF”) of Everbridge based on the Company Projections for calendar year 2024 through calendar year 2027 (which implied present value was calculated using a range of discount rates of 11.0% to 12.0%), based on an estimated weighted average cost of capital for Everbridge calculated utilizing the capital asset pricing model and inputs based on Qatalyst Partners’ professional judgment;

b)

the implied net present value of a corresponding terminal value of Everbridge, calculated by multiplying Everbridge’s estimated UFCF in calendar year 2028, based on the Company Projections, by a range of fully diluted enterprise value to next-twelve-months’ estimated UFCF multiples of 12.0x to 19.5x (which was chosen based on Qatalyst Partners’ professional judgment and experience), and discounted to present value using the same range of discount rates used in item (a) above; and

c)	the cash and cash equivalents of Everbridge as of December 31, 2023, as provided by Everbridge management;

•	subtracting debt, consisting of Everbridge’s senior convertible notes due 2024 and 2026, as of December 31, 2023 as provided by Everbridge management; and

•

dividing the resulting amount by the number of fully diluted shares of Everbridge common stock outstanding (calculated using the treasury stock method, taking into account the restricted stock units, performance-based restricted stock units (assuming all vest at 100% of target attainment) and in-the-money stock options as of February 14, 2024, all as provided by Everbridge management, with each of the above-referenced estimated future UFCFs and terminal value having also been adjusted for the degree of estimated dilution to current stockholders through each respective applicable period (which totaled approximately 13% in the case of the terminal value) due to the estimated net effects of equity issuances and cancellations related to future equity compensation, based on estimates of future dilution provided by Everbridge management.

Based on the calculations set forth above, this analysis implied a range of values for Everbridge common stock of approximately $18.80 to $31.94 per share.

Selected Companies Analysis

Qatalyst Partners reviewed and compared selected financial information and public market multiples for Everbridge with publicly available financial information and public market multiples for selected companies. The companies used in this comparison were those companies listed below, which were selected by Qatalyst Partners in its professional judgment based on factors including that they are publicly traded companies in similar lines of business to Everbridge, have a similar business model, have similar financial performance or have other relevant or similar characteristics.

Based upon third-party research analyst consensus estimates as of February 28, 2024 (which we refer to as the “Analyst Projections”) and using the closing prices as of February 28, 2024, for shares of the selected companies,

Qatalyst Partners calculated, among other things, the fully diluted enterprise value divided by (i) the estimated consensus revenue for calendar year 2024 (which are referred to as the “CY2024E Revenue Multiples”) and (ii) the estimated consensus EBITDA (which we refer to as “Adjusted EBITDA”) for calendar year 2024 (which are referred to as the “CY2024E Adjusted EBITDA Multiples”), for each of the selected companies, as well as the fully diluted equity value divided by the estimated consensus levered free cash flow for calendar year 2024 (which we refer to as the “CY2024E LFCF Multiples”), for each of the selected companies, as shown below:

Selected Companies	CY2024E Revenue Multiple	CY2024E Adjusted EBITDA Multiple	CY2024E LFCF Multiple
Selected Software Companies
Twilio, Inc.	1.9x	10.0x	25.6x
RingCentral, Inc.	2.1x	8.4x	8.5x
Alarm.com Holdings, Inc.	4.1x	23.3x	35.0x
PagerDuty, Inc.(1)	4.6x	23.8x	24.1x
Zuora Inc.	3.1x	18.1x	20.2x
Yext, Inc.	1.6x	11.6x	22.6x
Domo, Inc.	1.6x	23.5x	—
Selected Mature Software Companies
Zoom Video Communications, Inc.	3.4x	8.6x	15.7x
DocuSign, Inc.	3.9x	14.1x	17.3x
Open Text Corporation	3.2x	8.7x	12.5x
Dropbox, Inc.	3.7x	9.2x	10.8x
Zoominfo Technologies, Inc.	5.7x	14.0x	15.1x
Box Inc.	4.4x	14.1x	14.0x
Blackbaud Inc.	3.8x	11.4x	14.1x
TeamViewer AG	4.2x	9.0x	11.7x

Note: “—” means not publicly available or not meaningful. Multiples greater than 75.0x considered not meaningful.

(1)	PagerDuty unaffected share price as of January 9, 2023, the last trading day prior to the release of a Bloomberg News article regarding take-private rumors.

Based on an analysis of the CY2024E Revenue Multiples for the selected companies and the application of its professional judgment, Qatalyst Partners selected a representative multiple range of 2.0x to 3.5x. Qatalyst Partners then applied this range to each of Everbridge’s estimated revenue for calendar year 2024, based on the Company Projections, and the Analyst Projections. Based on the fully diluted shares of Everbridge common stock outstanding as of February 14, 2024 (calculated utilizing the same methodology as used in the section of this proxy statement captioned “The Merger Agreement—Opinion of Qatalyst Partners LP—Discounted Cash Flow Analysis”) as provided by Everbridge’s management, this analysis implied a range of values for Everbridge common stock of approximately $15.41 to $31.07 per share based on the Company Projections, and approximately $15.52 to $31.25 per share based on the Analyst Projections.

Based on the analysis of the CY2024E Adjusted EBITDA Multiples for the selected companies and the application of its professional judgment, Qatalyst Partners selected a representative range of 8.5x to 15.0x and applied this range to each of Everbridge’s estimated calendar year 2024 Adjusted EBITDA, based on the Company Projections, and based on the Analyst Projections. Based on the number of fully diluted shares of Everbridge common stock (calculated utilizing the same methodology as used in the section of this proxy statement captioned “The Merger Agreement—Opinion of Qatalyst Partners LP—Discounted Cash Flow Analysis”), as provided by Everbridge’s management, this analysis implied a range of per share values for Everbridge common stock of approximately $15.91 to $32.25 based on the Company Projections and approximately $14.23 to $29.28 based on the Analyst Projections.

Based on the analysis of the CY2024E LFCF Multiples for each of the selected companies and the application of its professional judgment, Qatalyst Partners selected a representative range of 11.0x to 18.5x and applied this range to each of Everbridge’s estimated calendar year 2024 levered free cash flow, based on the Company Projections, and based on the Analyst Projections. Based on the number of fully diluted shares of Everbridge common stock (calculated utilizing the same methodology as used in the section of this proxy statement captioned “The Merger Agreement—Opinion of Qatalyst Partners LP—Discounted Cash Flow Analysis”) as of February 14, 2024, as provided by Everbridge’s management, this analysis implied a range of per share values for Everbridge common stock of approximately $15.13 to $25.44 based on the Company Projections and approximately $16.79 to $28.23 based on the Analyst Projections.

No company included in the selected companies analysis is identical to Everbridge. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Everbridge, such as the impact of competition on Everbridge’s business and the industry in general, industry growth and the absence of any material adverse change in Everbridge’s financial condition and prospects or the industry or in the financial markets in general. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.

Selected Transactions Analysis

Qatalyst Partners compared 30 selected public company transactions, including transactions involving companies participating in similar lines of business to Everbridge or with similar business models, similar financial performance or other relevant or similar characteristics. For each of the selected transactions listed below, Qatalyst Partners reviewed, among other things: (1) the implied fully diluted enterprise value of the target company as a multiple of the actual revenue from the last completed twelve-months of such target company (which we refer to as the “LTM Revenue Multiples”); (2) the implied fully diluted enterprise value of the target company as a multiple of the actual adjusted EBITDA from the last completed twelve-months of such target company (which we refer to as the “LTM Adjusted EBITDA Multiples”); (3) the implied fully diluted equity value of the target company as a multiple of the actual levered free cash flow from the last completed twelve-months of such target company (which we refer to as the “LTM LFCF Multiples”); (4) the implied fully diluted enterprise value of the target company as a multiple of third-party research analyst consensus estimates of the next-12-months’ revenue of such target company (which we refer to as the “NTM Revenue Multiples”); (5) the implied fully diluted enterprise value of the target company as a multiple of third-party research analyst consensus estimates of the next-12 months’ adjusted EBITDA of such target company (which we refer to as the “NTM Adjusted EBITDA Multiples”); and (6) the implied fully diluted equity value of the target company as a multiple of third-party research analyst consensus estimates of the next-12-months levered free cash flow of the target company (which we refer to as the “NTM LFCF Multiples”).

Announcement Date	Target	Acquiror	LTM Revenue Multiple	LTM Adjusted EBITDA Multiple	LTM LFCF Multiple	NTM Revenue Multiple	NTM Adjusted EBITDA Multiple	NTM LFCF Multiple
02/12/19	Ellie Mae Inc.	Thoma Bravo	7.0x	27.4x	—	6.8x	31.0x	—
09/21/23	Splunk Inc.	Cisco Systems, Inc.	7.7x	33.1x	35.0x	7.1x	30.9x	29.3x
06/01/21	Cloudera, Inc.	Kohlberg Kravis Roberts & Co. L.P. & Clayton, Dubilier & Rice, LLC	5.5x	26.8x	22.1x	5.2x	30.4x	41.9x
03/06/18	CommerceHub, Inc.	GTCR LLC & Sycamore Partners Management L.P.	9.4x	23.1x	30.1x	8.6x	20.5x	26.8x
05/04/22	Black Knight, Inc.	Intercontinental Exchange, Inc.	10.5x	21.4x	38.3x	9.7x	19.7x	28.2x
09/19/16	Infoblox Inc.	Vista Equity Partners Management, LLC	3.8x	27.1x	26.9x	3.7x	19.4x	21.9x
08/05/21	Cornerstone OnDemand, Inc.	Clearlake Capital Group, L.P.	6.3x	19.1x	21.0x	5.9x	18.8x	18.4x
11/27/17	Barracuda Networks Inc.	Thoma Bravo	3.8x	20.7x	30.5x	3.6x	18.8x	21.5x
04/07/15	Informatica Corporation	Permira Holdings Limited & CPP Investments	4.7x	18.2x	25.0x	4.3x	18.1x	22.1x
02/02/15	Advent Software, Inc.	SS&C Technologies Holdings, Inc.	6.8x	19.3x	24.0x	6.4x	18.0x	24.1x
03/13/23	Momentive Global Inc.	STG Partners, LLC	3.1x	24.0x	—	3.0x	16.0x	17.0x
01/31/22	Citrix Systems, Inc.	Evergreen Coast Capital Corp. & Vista Equity Partners Management, LLC	5.2x	16.0x	24.4x	5.1x	16.0x	17.9x
05/26/22	VMware, Inc.	Broadcom Inc.	5.5x	14.9x	15.4x	5.1x	15.1x	16.6x
11/25/14	Advanced Computer Software Group Ltd.	Vista Equity Partners Management, LLC	3.6x	15.7x	21.0x	3.5x	14.9x	19.2x
05/04/23	Software AG	Silver Lake	2.8x	14.5x	—	2.6x	14.4x	37.5x
12/20/21	Cerner Corporation	Oracle Corporation	5.1x	15.4x	24.4x	4.8x	14.1x	23.9x
08/09/23	Avid Technology, Inc.	STG Partners, LLC	3.3x	18.7x	—	3.0x	13.8x	22.3x
12/23/18	MYOB Group Limited	Kohlberg Kravis Roberts & Co. L.P.	5.4x	12.8x	22.7x	4.9x	12.1x	27.5x
04/07/22	CDK Global, Inc.	Brookfield Asset Management Inc.	4.7x	12.3x	22.6x	4.5x	12.0x	—
12/09/11	Blue Coat Systems, Inc.	Thoma Bravo	2.0x	10.7x	13.3x	2.0x	11.6x	18.8x
11/18/13	UNIT4 NV	Advent International	2.6x	11.7x	12.9x	2.4x	11.6x	28.4x
12/15/14	Riverbed Technology Inc.	Thoma Bravo	3.3x	12.5x	18.8x	3.2x	11.5x	15.5x
07/11/18	CA, Inc.	Broadcom Inc.	4.3x	11.4x	16.4x	4.3x	11.2x	17.3x
07/02/12	Quest Software, Inc.	Dell Inc.	2.7x	11.6x	17.7x	2.5x	10.9x	12.8x
04/26/11	Lawson Software, Inc.	Infor (Golden Gate Capital)	2.5x	12.3x	15.3x	2.4x	10.8x	14.3x
12/17/19	LogMeIn, Inc.	Francisco Partners	3.5x	10.5x	13.7x	3.4x	10.7x	14.0x
11/11/19	Carbonite, Inc.	Open Text Corporation	2.8x	11.5x	11.9x	2.7x	9.8x	13.1x
09/02/14	Compuware Corporation	Thoma Bravo	3.4x	12.2x	16.9x	3.4x	9.8x	—
07/07/16	AVG Technologies N.V.	Avast Holding B.V.	3.4x	10.2x	16.5x	3.2x	9.0x	13.2x
05/06/13	BMC Software Inc.	Investor Group	3.2x	8.1x	11.5x	3.1x	7.9x	10.6x

Note: “—” means not publicly available or not meaningful. Multiples greater than 75.0x or negative considered not meaningful.

Based on an analysis of the LTM Revenue Multiples for the selected transactions and its professional judgment, Qatalyst Partners selected a representative multiple range of 2.0x to 5.5x and then applied this range to Everbridge’s last-12 months’ revenue (calculated as the 12-month period ended December 31, 2023). Based on the fully diluted shares of Everbridge common stock outstanding as of February 14, 2024 (calculated utilizing the same methodology as used in the section of this proxy statement captioned “The Merger Agreement—Opinion of Qatalyst Partners LP—Discounted Cash Flow Analysis,” with the exception of assuming cash settlement of Everbridge convertible notes with an assumed make whole adjustment and cash settlement of the capped calls related to the convertible notes based on a Black-Scholes option calculation model), as provided by Everbridge management, this analysis implied a range of values for Everbridge common stock of approximately $14.87 to $50.46 per share.

Based on an analysis of the LTM Adjusted EBITDA Multiples for the selected transactions and its professional judgment, Qatalyst Partners selected a representative multiple range of 11.0x to 22.0x and then applied this range to Everbridge’s last-12-months’ adjusted EBITDA (calculated as the 12-month period ending December 31, 2023). Based on the same fully diluted share count calculation as used for the analysis utilizing LTM Revenue

Multiples above, this analysis implied a range of values for Everbridge common stock of approximately $15.68 to $36.83 per share.

Based on an analysis of the LTM LFCF Multiples for the selected transactions and its professional judgment, Qatalyst Partners selected a representative multiple range of 12.0x to 27.0x then applied this range to Everbridge’s last-12-months’ levered free cash flow (calculated as the 12-month period ended December 31, 2023). Based on the same fully diluted share count calculation as used for the analysis utilizing LTM Revenue Multiples above, this analysis implied a range of values for Everbridge common stock of approximately $13.82 to $31.09 per share.

Based on an analysis of the NTM Revenue Multiples for the selected transactions and its professional judgment, Qatalyst Partners selected a representative multiple range of 2.0x to 5.0x and then applied this range to Everbridge’s estimated next-12 months’ revenue (calculated as the 12-month period ending December 31, 2024) based on the Analyst Projections. Based on the fully diluted shares of Everbridge common stock outstanding as of February 14, 2024 (based on the same fully diluted share count calculation as used for the analysis utilizing LTM Revenue Multiples above), as provided by Everbridge management, this analysis implied a range of values for Everbridge common stock of approximately $15.52 to $46.99 per share.

Based on an analysis of the NTM Adjusted EBITDA Multiples for the selected transactions and its professional judgment, Qatalyst Partners selected a representative multiple range of 10.0x to 18.0x and then applied this range to Everbridge’s estimated next-12-months’ adjusted EBITDA (calculated as the 12-month period ending December 31, 2024) based on the Analyst Projections. Based on the same fully diluted share count as used for the analysis utilizing LTM Revenue Multiples above, this analysis implied a range of values for Everbridge common stock of approximately $17.70 to $36.23 per share.

Based on an analysis of the NTM LFCF Multiples for the selected transactions and its professional judgment, Qatalyst Partners selected a representative multiple range of 13.0x to 22.0x then applied this range to Everbridge’s estimated next-12-months’ levered free cash flow (calculated as the 12-month period ending December 31, 2024) based on the Analyst Projections. Based on the same fully diluted share count calculation as used for the analysis utilizing LTM Revenue Multiples above, this analysis implied a range of values for Everbridge common stock of approximately $19.84 to $33.56 per share.

No company or transaction utilized in the selected transactions analysis is identical to Everbridge or the merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Everbridge’s control, such as the impact of competition on Everbridge’s business or the industry generally, industry growth and the absence of any material adverse change in Everbridge’s financial condition and prospects or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected transactional data. Because of the unique circumstances of each of these transactions and the merger, Qatalyst Partners cautions against placing undue reliance on this information.

Miscellaneous

In connection with the review of the merger by the Everbridge Board, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of Everbridge. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Everbridge. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the per share price to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Everbridge common stock (other than Parent or any affiliate of Parent), to such holders. These analyses do not purport to be appraisals or to reflect the price at which Everbridge common stock might actually trade at any time.

Qatalyst Partners’ opinion and its presentation to the Everbridge Board was one of many factors considered by the Everbridge Board in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Everbridge Board with respect to the per share price to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Everbridge common stock (other than Parent or any affiliate of Parent) or of whether the Everbridge Board would have been willing to agree to different consideration. The per share price payable in the merger was determined through arm’s-length negotiations between Everbridge and Parent and was approved by the Everbridge Board. Qatalyst Partners provided advice to Everbridge during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to Everbridge or that any specific consideration constituted the only appropriate consideration for the merger.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of Everbridge, Parent or certain of their respective affiliates.

During the two-year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and Everbridge, Parent, or their respective affiliates, pursuant to which compensation was received by Qatalyst Partners or its affiliates, except that (i) Qatalyst Partners has delivered an opinion to Everbridge Board, dated February 4, 2024, pursuant to this engagement, in connection with which Qatalyst Partners was paid a fee of $3 million for its services and (ii) Qatalyst Partners has provided financial advisory services to (a) Everbridge and received $500,000 in connection with such services and (b) Adenza Group, Inc., a then-majority-owned portfolio company of Thoma Bravo, L.P., an affiliate of Parent, and received approximately $55 million in connection with such services. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to Everbridge or Parent and their respective affiliates for which it would expect to receive compensation.

Under the terms of its engagement letter, Qatalyst Partners provided Everbridge with financial advisory services in connection with the merger for which it will be paid an aggregate amount currently estimated at approximately $40 million, subject to the closing of the merger, $3 million of which was payable upon delivery of its first opinion in connection with the original merger agreement (regardless of the conclusion reached in the opinion), $3 million of which was payable upon the delivery of its second opinion (regardless of the conclusion reached in the opinion) and $500,000 of which was payable upon execution of the engagement letter. Everbridge has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. Everbridge has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and certain expenses related to or arising out of Qatalyst Partners’ engagement.

Unaudited Prospective Financial Information

While Everbridge has publicly issued limited short-term guidance concerning aspects of its expected financial performance from time to time, Everbridge does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance or results of operations due to the inherent unpredictability of the underlying assumptions and projections. However, in January 2024, in connection with the review of potential strategic alternatives, including Everbridge’s evaluation of the merger, Everbridge’s management, at the direction of the Everbridge Board, prepared non-public, unaudited prospective financial information for fiscal years 2024 through 2028 (the “Company Projections”), and the Company Projections were reviewed and approved by the Everbridge Board in connection with the evaluation of potential strategic alternatives, including the merger, and for use and reliance by Qatalyst Partners in connection with its financial analyses and opinion delivered to the Everbridge Board as described in the section of this proxy statement captioned “The Merger—Opinion of Qatalyst Partners LP.” The 2024 fiscal year forecasts were provided to all bidders that had access to the virtual dataroom on January 22, 2024 (or to the extent a bidder was provided access thereafter, as of such date on which dataroom access was provided to such bidder) in the form of a budget for the 2024 fiscal year.

The information and table set forth below is included solely to give Everbridge stockholders access to certain of the long-range financial projections that were made available to the Everbridge Board and Qatalyst Partners and is not included in this proxy statement in order to influence any stockholder’s decision to vote with respect to the proposal to adopt the merger agreement or for any other purpose:

in $m, non-GAAP	2024F	2025F	2026F	2027F	2028F
Total Revenue	$461	$493	$526	$563	$603
Adjusted EBITDA(1)	$111	$134	$159	$186	$205
Unlevered Free Cash Flow(2)	$35	$81	$95	$115	$124

(1)

“Adjusted EBITDA” is a non-GAAP financial measure that is calculated by starting with GAAP net income (loss) and adjusting for (1) interest and investment (income) expense, net, (2) provision for (benefit from) income taxes, (3) depreciation and amortization expense, (4) stock-based compensation expense, (5) costs related to the 2022 strategic realignment, (6) Anvil litigation dispute accrual, (7) change in fair value of contingent consideration and (8) (gain) loss on extinguishment of debt, capped call modification and change in fair value.

(2)

“Unlevered Free Cash Flow” is a non-GAAP financial measure that is calculated by starting with Adjusted EBITDA and adjusting for (1) cash taxes, (2) depreciation, (3) amortization of deferred costs, (4) increases in deferred revenue, (5) increases in net working capital, (6) capital expenditures and capitalized software development costs, (6) Anvil litigation settlement costs and (7) costs related to the 2022 strategic realignment.

The Company Projections were not prepared with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles (“GAAP”), nor were they prepared with a view toward compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections of prospective financial information. Adjusted EBITDA and Unlevered Free Cash Flow, the non-GAAP financial measures used in the Company Projections, were relied upon by the Everbridge Board in connection with its consideration of the merger and the per share merger consideration. The Everbridge Board has historically used Adjusted EBITDA to evaluate Everbridge’s core operating performance and to generate future operating plans, and make strategic decisions as further described in Everbridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 27, 2024 and in subsequent filings. The Everbridge Board determined that the use of

Adjusted EBITDA and Unlevered Free Cash Flow, in particular the exclusion of certain expenses that the Everbridge Board did not consider to be indicative of Everbridge’s core operating performance in calculating such non-GAAP financial measures, was most consistent with its past practice and appropriate in generating financial projections on a period-to-period basis. While Everbridge believes that such non-GAAP financial measures provide useful supplemental information in analyzing Everbridge’s financial results, there are limitations associated with the use of such financial measures. Such non-GAAP measures as used by Everbridge may not be directly comparable to similarly titled measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP.

The most directly comparable GAAP financial measure for Adjusted EBITDA is net income (loss) and the most directly comparable GAAP financial measure for Unlevered Free Cash Flow is net cash provided by (used in) operating activities. The SEC rules, which otherwise would require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction such as the proposed transactions if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures to a GAAP financial measure were not provided to or relied upon by the Everbridge Board or Qatalyst Partners in connection with the merger. Accordingly, Everbridge has not provided a reconciliation of the financial measures included in the Company Projections to the relevant GAAP financial measures. The Company Projections may differ from published analyst estimates and forecasts, and do not take into account any events or circumstances after the date they were prepared, including the announcement of the transactions.

The Company Projections reflect estimates and assumptions made by Everbridge management with respect to general business, economic, competitive, regulatory and other market and financial conditions and other future events, all of which are difficult to predict and many of which are beyond Everbridge’s control. In particular, the Company Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions (as described below) that are inherently uncertain. Because the Company Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year and are unlikely to anticipate each circumstance that will have an effect on Everbridge’s business and its results of operations. None of Everbridge, Parent or any of their respective affiliates, advisors or other representatives makes any representation to any stockholder regarding the validity, reasonableness, accuracy or completeness of the Company Projections or the ultimate performance of Everbridge relative to the financial projections. The inclusion of the Company Projections in this proxy statement does not constitute an admission or representation of Everbridge that the Company Projections or the information contained therein is material. Except as required by applicable law, neither Everbridge nor any of its affiliates intends to, and each of them disclaims any obligation to, update, correct or otherwise revise the Company Projections if any or all of them have changed or change or otherwise have become, are or become inappropriate (even in the short term). These considerations should be taken into account if evaluating the Company Projections, which were prepared as of an earlier date.

The Company Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Everbridge in its public filings with the SEC. The Company Projections were developed by Everbridge management on a standalone basis without giving effect to the merger and the other transactions contemplated by the merger agreement, and therefore the Projections do not give effect to the proposed transactions or any changes to Everbridge’s operations or strategy that may be implemented after the consummation of the merger, including any costs incurred in connection with the proposed transactions. Furthermore, the Company Projections do not take into account the effect of any failure of the proposed transactions to be completed and should not be viewed as accurate or continuing in that context.

The Company Projections further reflect subjective judgment in many respects and, therefore, are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The inclusion of the Company Projections should not be regarded as an indication that Everbridge or anyone who received the Company Projections then considered, or now considers, the Company Projections to be necessarily predictive of actual future events, and this information should not be relied upon as such. Everbridge management views the Company Projections as being subject to inherent risks and uncertainties associated with such long-range projections.

Interests of Everbridge’s Directors and Executive Officers in the Merger

When considering the recommendation of the Everbridge Board that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our stockholders. In (1) evaluating and negotiating the merger agreement; (2) approving the merger agreement and the merger; and (3) recommending that the merger agreement be adopted by our stockholders, the Everbridge Board was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests are more fully described below.

Insurance and Indemnification of Directors and Executive Officers

Pursuant to the terms of the merger agreement, directors and officers of Everbridge will be entitled to certain ongoing indemnification and insurance coverage, including under directors’ and officers’ liability insurance policies. For more information, see the section of this proxy statement captioned “The Merger Agreement—Indemnification and Insurance.”

Treatment of Equity Awards

Treatment of Everbridge Options

As of March 5, 2024, there were outstanding Everbridge options to purchase an aggregate of 41,477 shares of our common stock with an exercise price below the per share price, of which Everbridge options to purchase an aggregate of 5,000 shares of our common stock were held by our current non-employee directors and of which Everbridge options to purchase an aggregate of 3,597 shares of our common stock were held by our current executive officers.

At the effective time of the merger, each vested Everbridge option will be automatically cancelled and converted into the right to receive an amount in cash equal to (1) the total number of shares of our common stock subject to the vested Everbridge option immediately prior to the effective time of the merger, multiplied by (2) the excess, if any, of the per share price over the per share exercise price of such vested Everbridge option, without interest thereon and less applicable withholding taxes.

At the effective time of the merger each unvested Everbridge option will be automatically cancelled and converted into solely the contingent right to receive from Parent or the surviving corporation a Converted Option Cash Award equal in value to (1) the total number of shares of our common stock subject to such unvested Everbridge option immediately prior to the effective time of the merger, multiplied by (2) the excess, if any, of the per share price over the per share exercise price of such unvested Everbridge option, without interest thereon and less applicable withholding taxes. Except as otherwise provided in the merger agreement, each such Converted Option Cash Award will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding unvested Everbridge option immediately prior to the effective time of the merger.

Any underwater Everbridge option will be automatically cancelled at the effective time of the merger for no consideration or payment.

Treatment of Everbridge Restricted Stock Units

As of March 5, 2024, there were outstanding awards of Everbridge RSUs (or portions thereof) that cover an aggregate of 1,895,549 shares of our common stock, of which Everbridge RSUs covering an aggregate of

64,544 shares of our common stock were held by our current non-employee directors and of which Everbridge RSUs covering an aggregate of 350,155 shares of our common stock were held by our current executive officers.

At the effective time of the merger, each vested Everbridge RSU will be cancelled and converted into the right to receive an amount in cash equal in value to (1) the total number of shares of our common stock subject to such vested Everbridge RSU immediately prior to the effective time of the merger, multiplied by (2) the per share price, without interest thereon and less applicable withholding taxes.

At the effective time of the merger, each unvested Everbridge RSU will be automatically cancelled and converted solely into the contingent right to receive from Parent or the surviving corporation a Converted RSU Cash Award equal in value to (1) the total number of shares of our common stock subject to such unvested Everbridge RSU immediately prior to the effective time of the merger, multiplied by (2) the per share price, without interest thereon and less applicable withholding taxes. Except as otherwise provided in the merger agreement, each Converted RSU Cash Award will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding unvested Everbridge RSU immediately prior to the effective time of the merger, provided that terms rendered inoperable by the transactions contemplated by the transaction documents entered into in connection with the merger will no longer have any force or effect.

Treatment of Everbridge Performance-based Restricted Stock Units

As of March 5, 2024, there were outstanding awards of Everbridge PSUs (or portions thereof) that cover an aggregate of 825,890 shares of our common stock, of which Everbridge PSUs covering an aggregate of 471,292 shares of our common stock were held by our current executive officers. None of our current non-employee directors hold any Everbridge PSUs.

At the effective time of the merger, each vested Everbridge PSU will be cancelled and converted into the right to receive an amount in cash equal in value to (1) the total number of shares of our common stock subject to such vested Everbridge PSU immediately prior to the effective time of the merger, multiplied by (2) the per share price, without interest and less applicable withholding taxes.

At the effective time of the merger, each unvested Everbridge PSU will be cancelled and converted into the contingent right to receive from Parent or the surviving corporation a Converted PSU Cash Award equal to (1) the total number of shares of our common stock subject to such unvested Everbridge PSU immediately prior to the effective time of the merger based on the number of shares that the applicable unvested Everbridge PSU would settle for at target achievement of the applicable performance metrics, multiplied by (2) the per share price, without interest and less applicable withholding taxes. Except as otherwise provided in the merger agreement, each Converted PSU Cash Award will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding unvested Everbridge PSU immediately prior to the effective time of the merger, except that in lieu of vesting based on performance metrics, 50% of each Converted PSU Cash Award will instead vest at target achievement at the end of the fiscal quarter which ends immediately after the second anniversary of the date of grant, and 50% of each Converted PSU Cash Award will vest at target achievement at the end of the fiscal quarter which ends immediately after the third anniversary of the date of grant, subject in each case to continuous service through the applicable vesting date(s), and provided that terms rendered inoperable by the transactions contemplated by the transaction documents entered into in connection with the merger will no longer have any force or effect.

Treatment of the ESPP

From the date of the original merger agreement, we have taken, or will take, all actions necessary to (1) provide that no new individuals will be permitted to enroll in the ESPP; (2) make any adjustment that may be necessary or advisable to reflect the shortened offering period or purchase period, but otherwise treat such shortened offering period or purchase period as a fully effective and completed offering period or purchase period for all purposes pursuant to the ESPP; (3) not allow any increase in the amount of participants’ payroll deduction elections under the ESPP during the offering period or purchase period that is in effect as of February 4, 2024; (4) cause the exercise (as of no later than one business day prior to the date on which the effective time of the merger occurs) of each outstanding purchase right pursuant to the ESPP (but otherwise no other of our common stock under the ESPP will be issued); (5) provide that no further offering period or purchase period will commence pursuant to the ESPP, and if the effective time of the merger would otherwise occur before the end of the Current Purchase Period, shorten the Current Purchase Period as of a specified trading day at least ten days prior to the date on which the effective time of the merger occurs; and (6) not extend the Current Purchase Period. Immediately prior to and effective as of the effective time of the merger (but subject to the consummation of the merger), we will terminate the ESPP and no further rights will be granted or exercised under the ESPP after such termination. None of our executive officers currently participate in the ESPP. Our non-employee directors are not eligible to participate in the ESPP.

Equity Interests of Everbridge’s Directors and Executive Officers

The following table sets forth for each person who has been an Everbridge executive officer or member of the Everbridge Board at any time since the beginning of Everbridge’s 2023 fiscal year, (1) the number of shares of our common stock directly held; (2) the number of shares of our common stock subject to his or her in-the-money Everbridge options; and (3) the number of shares of our common stock subject to his or her Everbridge RSUs or Everbridge PSUs, assuming the following and such additional assumptions set forth in the footnotes to the table:

•

the Everbridge options, Everbridge RSUs and Everbridge PSUs include those that would be outstanding as of May 1, 2024 (which, solely for purposes of this proxy statement, is the assumed closing date of the merger), in accordance with their regular vesting schedules and assuming continued service by the individual through such date; and

•

that the values of these shares of our common stock and equity awards are equal to the per share price of $35.00 without interest thereon and subject to any applicable withholding taxes (minus any applicable exercise price in the case of the in-the-money Everbridge options).

	Shares of Common Stock		In-the-Money Vested Everbridge Options				Everbridge RSUs				Everbridge PSUs
Name	Number of Shares (#)	Value of Shares ($)	Number of Shares Subject to Vested Portion (#)	Value of Shares Subject to Vested Portion ($)	Number of Shares Subject to Unvested Portion (#)	Value of Shares Subject to Unvested Portion ($)	Number of Shares Subject to Vested Portion (#)	Value of Shares Subject to Vested Portion ($)	Number of Shares Subject to Unvested Portion (#)	Value of Shares Subject to Unvested Portion ($)	Number of Shares Subject to Vested Portion (#)	Value of Shares Subject to Vested Portion ($)	Number of Shares Subject to Unvested Portion (#)	Value of Shares Subject to Unvested Portion ($)
David Benjamin	5,747	$201,145	0	$0	0	$0	0	$0	8,068	$282,380	0	$0	0	$0
Richard D’Amore	17,347	$607,145	0	$0	0	$0	0	$0	8,068	$282,380	0	$0	0	$0
Alison Dean	15,847	$554,645	0	$0	0	$0	0	$0	8,068	$282,380	0	$0	0	$0
Rohit Ghai	5,747	$201,145	0	$0	0	$0	0	$0	8,068	$282,380	0	$0	0	$0
David Henshall	36,661	$1,283,135	0	$0	0	$0	0	$0	8,068	$282,380	0	$0	0	$0
Kent Mathy	12,047	$421,645	5,000	$50,650	0	$0	0	$0	8,068	$282,380	0	$0	0	$0
Simon Paris	8,876	$310,660	0	$0	0	$0	0	$0	8,068	$282,380	0	$0	0	$0
Sharon Rowlands	11,347	$397,145	0	$0	0	$0	0	$0	8,068	$282,380	0	$0	0	$0
David Wagner	68,518	$2,398,130	0	$0	0	$0	0	$0	112,500	$3,937,500	0	$0	200,000	$7,000,000
David Rockvam	0	$0	0	$0	0	$0	0	$0	115,000	$4,025,000	0	$0	60,000	$2,100,000
Patrick Brickley	130,768	$4,576,880	3,597	$6,978	0	$0	0	$0	41,490	$1,452,150	0	$0	35,106	$1,228,710
Phillip Huff	13,021	$458,220	0	$0	0	$0	0	$0	7,053	$246,855	0	$0	7,441	$260,435
Bryan Barney	18,939	$864,885	0	$0	0	$0	0	$0	68,750	$2,406,250	0	$0	100,000	$3,500,000
John Di Leo	19,963	$875,000	0	$0	0	$0	0	$0	75,000	$2,625,000	0	$0	100,000	$3,500,000
Noah Webster	8,983	$314,405	0	$0	0	$0	0	$0	19,762	$691,670	0	$0	28,745	$1,006,075

(1)

Includes shares subject to awards anticipated to vest and settle in accordance with their terms on vesting dates on or prior to May 1. No withholding of shares for tax purposes in connection with such vesting and settlement is accounted for in these figures.

Change in Control and Severance Benefits Under Existing Relationships

Non-Employee Director Equity Awards

We have Everbridge options and Everbridge RSUs under our 2016 Equity Incentive Plan (which we refer to as the “2016 Plan”), as amended, that are outstanding and held by our non-employee directors and executive officers, including pursuant to our Non-Employee Director Compensation Policy that are held by our non-employee directors. Pursuant to the 2016 Plan and the Non-Employee Director Compensation Policy, equity awards granted to our non-employee directors will accelerate vesting upon a “change in control.” The closing of the merger will be a “change in control” within the meaning of our 2016 Plan and Non-Employee Director Compensation Policy.

Severance Plan

Effective August 5, 2022, our board of directors approved the following change in control and severance benefits for our current executive officers and other key employees, pursuant to the Severance Plan.

Under the Severance Plan, if we terminate an executive officer’s employment other than for cause, death or disability or the named executive officer resigns for good reason, as such terms are defined in the Severance Plan, during the period beginning immediately prior to a change in control and ending 12 months following such change in control, as defined in the Severance Plan, with such period being referred to as the change in control period, such named executive officer will be eligible to receive the following severance benefits, less applicable tax withholdings:

•	a lump sum payment equal to 12 months’ base salary;

•	a pro rata annual bonus for the year of termination based on actual company performance;

•	any earned but unpaid bonus with respect to completed performance periods;

•	payment of Everbridge’s portion of COBRA continuation coverage premiums for up to 12 months;

•	acceleration of 100% of unvested time-based equity awards; and

•	acceleration of performance-based equity awards at the higher of target or actual performance (or in the case of completed performance periods, actual performance).

To receive the severance benefits upon a qualifying termination, whether or not in connection with a change in control, a named executive officer must sign and not revoke a release of claims within the timeframe set forth in the Severance Plan.

Notwithstanding provisions of the Severance Plan, if he is terminated during the change in control period, Mr. Rockvam will not receive the pro rata bonus or equity award acceleration, and his severance will be paid in installments. Messrs. Brickley and Huff are each party to a previously disclosed separation agreement with Everbridge and are not entitled to additional severance payments, other than as set forth below under “Consulting Agreements.”

If any of the payments provided for under the Severance Plan or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the related excise tax under Section 4999 of the Internal Revenue Code, then the named executive officer will be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer.

Consulting Agreements

Messrs. Brickley and Huff are each party to a consulting agreement with Everbridge. Mr. Brickley’s consulting term runs through March 15, 2025 at a monthly rate of $5,000, while Mr. Huff’s consulting term begins on

March 23, 2024 and runs through May 10, 2024 at a monthly rate of $11,000. Upon a termination of the consulting agreement of either Mr. Brickley or Mr. Huff by Everbridge prior to the conclusion of the respective consulting term and without cause, the individual will receive the remaining consulting fees payable through the end of the consulting period.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation for each of Everbridge’s named executive officers that is based on, or that otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to Everbridge’s named executive officers. Everbridge’s “named executive officers” for purposes of the disclosure in this proxy statement are David Wagner, David Rockvam, Patrick Brickley, Phillip Huff, and Bryan Barney. While Vernon Irvin, Elliot Mark and Ajay Nigam were listed as named executive officers in our last annual proxy, they are no longer employed by Everbridge and will not be receiving any single trigger or double trigger payments or benefits in connection with the merger, and so they have not been included in the table below. For additional details regarding the terms of the payments quantified below, see the sections of this proxy statement captioned “The Merger—Interests of Everbridge’s Directors and Executive Officers in the Merger—Treatment of Equity Awards” and “The Merger—Interests of Everbridge’s Directors and Executive Officers in the Merger—Severance Plan.”

The amounts in the table are estimated using the following assumptions and such additional assumptions as may be set forth in the footnotes to the table:

•	that the effective time of the merger will occur on May 1, 2024 (which is the assumed closing date of the merger solely for purposes of this golden parachute compensation disclosure); and

•

that the named executive officer experiences a qualifying termination of his or her employment immediately following the effective time of the merger that results in severance benefits becoming payable to such named executive officer under the Severance Plan and the other double trigger benefits set forth below.

The amounts reported below are estimates based on these and other assumptions that may or may not actually occur or be accurate on the date the merger actually closes, and also assume that no amounts payable to the named executive officers are reduced to avoid the excise tax pursuant to Section 280G of the Internal Revenue Code. Accordingly, the ultimate values to be received by a named executive officer in connection with the merger may differ from the amounts set forth below. Everbridge’s named executive officers will not receive pension, non-qualified deferred compensation or tax reimbursements in connection with the merger. As required by applicable SEC rules, all amounts below that are determined using the per share value of our common stock have been calculated based on the per share price.

Everbridge stockholders are being asked to approve, on a non-binding, advisory basis, the compensation that will or may be paid by Everbridge to these executive officers that is based on or otherwise relates to the merger (see the section entitled “Proposal 2: Approval, on a Non-Binding, Advisory Basis, of Certain Merger-Related Executive Compensation”). Because the vote to approve such compensation is advisory only, it will not be binding on either Everbridge or Parent. Accordingly, if the merger is approved by Everbridge stockholders and the merger is completed, the compensation will be payable regardless of the outcome of the advisory vote to approve such compensation.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
David Wagner, Chief Executive Officer	$567,055	$10,937,500	$27,607	$11,532,162
David Rockvam, Chief Financial Officer	$1,025,288	$0	$28,883	$1,054,171
Patrick Brickley, former Chief Financial Officer	$40,000	$0	$0	$40,000
Phillip Huff, Chief Accounting Officer	$3,667	$0	$0	$3,667
Bryan Barney, Chief Product Officer	$500,274	$5,906,250	$35,989	$6,442,513

(1)

Other than with respect to Mr. Brickley and Mr. Huff, represents double trigger cash benefits including a lump sum payment (installments in the case of Mr. Rockvam) in respect of base salary and (other than with respect to Mr. Rockvam) a pro rata annual bonus for the year of termination (assuming achievement of 100% of target), payable pursuant to the terms of the Severance Plan as set forth in the chart below. The Severance Plan benefit with respect to payment of earned but unpaid bonuses from prior performance periods is not relevant, as the timing of the change in control is such that 2023 bonuses will have already been paid. With respect to Mr. Brickley, represents double trigger payments due upon termination of his consulting agreement (payment of the $5,000 monthly fee for the remainder of the consulting term). With respect to Mr. Huff, represents double trigger payments due upon termination of his consulting agreement (payment of the $11,000 monthly fee for the remainder of the consulting term). With respect to Mr. Rockvam, also represents the value of his signing bonus ($500,000) in addition base salary payments, due to the lapse of the obligation to repay such bonus on certain terminations of employment, a double trigger benefit.

(2)

Represents the double trigger benefit of acceleration of time-based equity awards and acceleration of performance-based equity awards at higher of target or actual performance (actual performance in the case of completed performance periods).

(3)	Represents an estimate of the double trigger benefit of payment of Everbridge’s portion of COBRA continuation coverage premiums for up to 12 months.

SEVERANCE PLAN PAYMENTS

Name	Base Salary Severance ($)	Pro Rata Bonus Severance ($)	Total ($)
David Wagner, Chief Executive Officer	$425,000	$142,055	$567,055
David Rockvam, Chief Financial Officer	$420,000	$105,288	$525,288
Bryan Barney, Chief Product Officer	$400,000	$100,274	$500,274

Employment Arrangements Following the Merger

As of the date of this proxy statement, none of Everbridge’s executive officers have (1) reached an understanding on potential employment or other retention terms with the surviving corporation or with Parent or Merger Sub; or (2) entered into any definitive agreements or arrangements regarding employment or other retention with the surviving corporation or with Parent or Merger Sub to be effective following the consummation of the merger. However, prior to the effective time of the merger, Parent or Merger Sub may initiate discussions regarding employment or other retention terms and may enter into definitive agreements regarding employment or retention for certain of Everbridge’s employees to be effective as of the effective time of the merger.

Closing and Effective Time of the Merger

The closing of the merger will take place (1) on a date that is agreed upon by Everbridge, Parent and Merger Sub, but no later than three business days after the last condition is satisfied or waived (further described in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing of the Merger”), or (2) at such other time agreed to by Everbridge, Parent and Merger Sub. On the Closing, the parties will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. The merger will become effective upon the filing and acceptance of such certificate of merger, or at a later time agreed to in writing by the parties and specified in such certificate of merger in accordance with the DGCL.

Appraisal Rights

If the merger is consummated, our stockholders (including beneficial owners of shares of our capital stock) who do not vote in favor of the adoption of the merger agreement, who properly demand an appraisal of their shares, who continuously hold of record or beneficially own their shares through the effective time of the merger, who otherwise comply with the procedures of Section 262 of the DGCL and who do not withdraw their demands or otherwise lose their rights to appraisal may, subject to the conditions thereof, seek appraisal of their shares in connection with the merger under Section 262 of the DGCL, which we refer to as “Section 262.” Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” are to the record holder of shares as to which appraisal rights are asserted, all references in Section 262 and in this summary to the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person, and all references in Section 262 and in this summary to the word “person” mean any individual, corporation, partnership, unincorporated association or other entity.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is available at the following URL, accessible without subscription or cost, which is incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary does not constitute any legal or other advice and does not constitute a recommendation that our stockholders exercise their appraisal rights under Section 262. STOCKHOLDERS SHOULD CAREFULLY REVIEW THE FULL TEXT OF SECTION 262 AS WELL AS THE INFORMATION DISCUSSED BELOW.

Under Section 262, if the merger is completed, holders of record of shares of our common stock or beneficial owners who (1) submit a written demand for appraisal of such stockholder’s shares of our common stock to Everbridge prior to the vote on the adoption of the merger agreement; (2) do not vote, in person or by proxy, in favor of the adoption of the merger agreement; (3) continuously hold of record or beneficially own such shares on the date of making the demand for appraisal through the effective time of the merger; and (4) otherwise comply with the procedures and satisfy certain ownership thresholds set forth in Section 262 may be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive payment in cash, in lieu of the consideration set forth in the merger agreement, for the “fair value” of their shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be the fair value from the effective date of the merger through the date of payment of the judgment (or in certain circumstances described herein, on the difference between the amount determined to be the fair value and the amount paid by the surviving corporation in the merger to each person entitled to appraisal prior to the entry of judgment in the appraisal proceeding) as described further below. However, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all holders of shares of a class or series of stock that, immediately prior to the closing of the merger, were listed on a national securities exchange who are otherwise entitled to appraisal rights unless (A) the total number of shares of the class or series of stock for which appraisal rights have been pursued or perfected exceeds one percent of the outstanding shares of such class or series as measured in accordance with subsection (g) of Section 262; or (B) the value of the merger consideration in respect of such shares exceeds $1,000,000. We refer to these conditions as the “ownership thresholds.” Given that the shares of our common stock are listed on NASDAQ (and assuming such shares remain so listed up until closing of the merger), then the Delaware Court of Chancery will dismiss any appraisal proceedings as to all holders of our common stock who are otherwise entitled to appraisal rights unless one of the ownership thresholds is satisfied.

Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on the amount determined to be the fair value of the shares subject to appraisal will accrue and compound quarterly from the effective time of the merger through the date the judgment is paid at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to each person entitled to appraisal, interest will accrue thereafter only upon the sum of (x) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (y) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders of record as of the record date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes Everbridge’s notice to our stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is available at the following URL: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the merger, any holder of shares of our common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A person who loses his, her or its appraisal rights will be entitled to receive the per share price described in the merger agreement without interest and less any applicable withholding taxes. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, Everbridge believes that if a person is considering exercising such rights, such person should seek the advice of legal counsel.

Stockholders or beneficial owners wishing to exercise the right to seek an appraisal of their shares of our common stock must do ALL of the following:

•	such person must not vote in favor of the proposal to adopt the merger agreement;

•	such person must deliver to Everbridge a written demand for appraisal before the vote on the merger agreement at the special meeting;

•

such person must continuously hold of record or beneficially own the shares of our common stock from the date of making the demand through the effective time of the merger (a person will lose appraisal rights if the person transfers the shares before the effective time of the merger); and

•

such person or the surviving corporation must file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such stockholders within 120 days after the effective time of the merger (the surviving corporation is under no obligation to file any petition and has no intention of doing so).

In addition, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who asserted appraisal rights with respect to the shares of our common stock unless one of the ownership thresholds is met.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, each person who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain.

Filing Written Demand

A person wishing to exercise appraisal rights must deliver to Everbridge, before the vote on the adoption of the merger agreement at the special meeting, a written demand for the appraisal of such person’s shares. In addition, that person must not vote or submit a proxy in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, in person at the special meeting or by proxy (whether by mail or via the Internet or telephone), will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A person exercising appraisal rights must hold, beneficially or of record, the shares on the date the written demand for appraisal is made and must continue to hold the shares through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. A proxy or vote against the adoption of the merger agreement will not constitute a demand. A person’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights.

In the case of a written demand for appraisal made by a stockholder of record, the demand must reasonably inform Everbridge of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of such stockholder’s shares. In the case of a written demand for appraisal made by a beneficial owner, the demand must reasonably identify the record holder of the shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of such stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the surviving corporation and to be set forth on the Verified List (as defined below).

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Everbridge, Inc.

25 Corporate Drive, Suite 400

Burlington, Massachusetts 01803

Attention: Corporate Secretary

At any time within 60 days after the effective time of the merger, any person who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such person’s demand for appraisal and accept the per share price offered pursuant to the merger agreement, without interest and less any applicable withholding taxes, by delivering to Everbridge, as the surviving corporation, a written withdrawal of the demand for appraisal. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including, without limitation, a reservation of jurisdiction (which we refer to as a “Reservation”) for any Application (as defined below); provided, however, that this shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the merger consideration within 60 days after the effective time of the merger. If the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a person, such person will be entitled to receive only the fair value determined in any such appraisal proceeding, which value could be less than, equal to or more than the per share price being offered pursuant to the merger agreement.

Notice by the Surviving Corporation

If the merger is completed, within ten days after the effective time of the merger, the surviving corporation will notify each stockholder (including any beneficial owner) of each constituent corporation who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any person who has complied with Section 262 and is otherwise entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by any person other than the surviving corporation, demanding a determination of the fair value of the shares held by all dissenting stockholders entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of our common stock. Accordingly, any persons who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of our common stock within the time and in the manner prescribed in Section 262. The failure to file such a petition within the period specified in Section 262 could nullify a previous written demand for appraisal.

Within 120 days after the effective time of the merger, any person who has complied with the requirements for an appraisal of such person’s shares pursuant to Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which Everbridge has received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that where a beneficial owner makes a demand for appraisal directly, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of this aggregate number). Such statement must be given within ten days after receipt by the surviving corporation of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by any person other than the surviving corporation, service of a copy thereof must be made upon the surviving corporation, which will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list (which we refer to as the “Verified List”) containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached. The Delaware Court of Chancery may order that notice of the time and place fixed for the hearing of such petition be given to the surviving corporation and all of the persons shown on the Verified List at the addresses stated therein. The costs of any such notice are borne by the surviving corporation.

After notice is provided to the applicable persons as required by the Delaware Court of Chancery, at the hearing on such petition, the Delaware Court of Chancery will determine the persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal for their shares and who hold stock represented by stock certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any person fails to comply with this requirement, the Delaware Court of Chancery may dismiss the proceedings as to such person. Upon application by the surviving corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the Verified List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.

Given that the shares of our common stock are listed on NASDAQ (and assuming such shares remain so listed up until closing of the merger), the Delaware Court of Chancery will dismiss any appraisal proceedings as to all holders of shares of our common stock who are otherwise entitled to appraisal rights unless one of the ownership thresholds is met.

Determination of Fair Value

After the Delaware Court of Chancery determines the persons entitled to appraisal and, with respect to our common stock, that at least one of the ownership thresholds above has been satisfied in respect of persons seeking appraisal rights, then the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. However, the surviving corporation has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person seeking appraisal. If the surviving corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (x) the difference, if any, between the amount paid by the surviving corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery; and (y) interest accrued before such voluntary cash payment, unless paid at that time.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Persons considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and may not in any manner address, fair value under Section 262. ALTHOUGH EVERBRIDGE BELIEVES THAT THE PER SHARE PRICE IS FAIR, NO REPRESENTATION IS MADE AS TO THE

OUTCOME OF THE APPRAISAL OF FAIR VALUE AS DETERMINED BY THE DELAWARE COURT OF CHANCERY, AND STOCKHOLDERS SHOULD RECOGNIZE THAT SUCH AN APPRAISAL COULD RESULT IN A DETERMINATION OF A VALUE HIGHER OR LOWER THAN, OR THE SAME AS, THE PER SHARE PRICE. Neither Everbridge nor Parent anticipates offering more than the per share price to any persons exercising appraisal rights, and each of Everbridge and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than the per share price. If a petition for appraisal is not timely filed or, with respect to our common stock, if neither of the ownership thresholds above has been satisfied in respect of persons seeking appraisal rights, then the right to an appraisal will cease.

The Delaware Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the surviving corporation to the persons entitled thereto. Payment will be so made to each such person upon such terms and conditions as the Delaware Court of Chancery may order. The Delaware Court of Chancery’s decree may be enforced as other decrees in such Delaware Court of Chancery may be enforced.

The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the Verified List who participated in the proceeding and incurred expenses in connection therewith (which we refer to as an “Application”), the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to an appraisal that were not dismissed pursuant to the terms of Section 262 or subject to an award pursuant to a Reservation. In the absence of such determination or assessment, each party bears its own expenses.

If any person who demands appraisal of his, her or its shares of our common stock under Section 262 fails to perfect, or loses or validly withdraws, such person’s right to appraisal, such person’s shares of our common stock will be deemed to have been converted at the effective time of the merger into the right to receive the per share price as provided in the merger agreement. A person will fail to perfect, or effectively lose, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, if neither of the ownership thresholds above has been satisfied in respect of those seeking appraisal rights with respect to the shares of our common stock, or if the person delivers to the surviving corporation a written withdrawal of such person’s demand for appraisal and an acceptance of the per share price as provided in the merger agreement in accordance with Section 262.

From and after the effective time of the merger, no person who has demanded appraisal rights in compliance with Section 262 will be entitled to vote such shares of our common stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger); provided, however, that if no petition for an appraisal is filed within the time provided in Section 262, if neither of the ownership thresholds above has been satisfied in respect of those seeking appraisal rights with respect to the shares of our common stock, or if such person delivers to the surviving corporation a written withdrawal of such person’s demand for an appraisal and an acceptance of the merger, within 60 days after the effective date of the merger, then the right of such person to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including, without limitation, a Reservation; provided, however, that the foregoing shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective date of the merger.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of appraisal rights. In that event, you will be entitled to receive the per share price for your dissenting shares in accordance with the merger agreement, without interest and less any applicable withholding taxes. Consequently, any person wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The merger will be accounted for as a “business combination” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of material U.S. federal income tax consequences of the merger that may be relevant to U.S. Holders and Non-U.S. Holders of shares of our common stock whose shares are converted into the right to receive cash pursuant to the merger. This discussion is based upon the U.S. Internal Revenue Code of 1986 (which we refer to, as amended, the “Code”), U.S. Treasury Regulations promulgated under the Code, court decisions, published positions of the U.S. Internal Revenue Service (which we refer to as the “IRS”) and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, as property held for investment purposes).

This discussion is for general information purposes only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:

•

tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions; tax-exempt organizations; S corporations, partnerships and any other entity or arrangement treated as a partnership or pass-through entity for U.S. federal income tax purposes; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; holders who hold their common stock as “qualified small business stock” for purposes of Sections 1045 and 1202 of the Code, as “Section 1244 stock” within the meaning of Section 1244 of the Code, or through individual retirement or other tax-deferred accounts; holders that own (directly or by attribution) more than five percent of our common stock; or U.S. expatriates and certain former citizens or long-term residents of the United States;

•	tax consequences to holders holding shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	tax consequences to holders who received their shares of our common stock in a compensatory transaction or pursuant to the exercise of Everbridge options, Everbridge RSUs or Everbridge PSUs;

•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

•	tax consequences to holders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	tax consequences arising from the Medicare tax on net investment income or the application of Section 451(b) of the Code;

•	any U.S. federal estate, gift or alternative minimum tax consequences;

•	any state, local or non-U.S. tax consequences; or

•	tax consequences to holders that do not vote in favor of the merger and who properly demand appraisal of their shares under Section 262 of the DGCL.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of our common stock and partners therein should consult their tax advisors regarding the consequences of the merger.

No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the merger described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court. Further, no opinion of counsel has been or will be rendered with respect to the tax consequences of the merger or related transactions.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER U.S. FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of shares of our common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

Taxable Sale of Company Capital Stock

The receipt of cash by a U.S. Holder in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of shares of our common stock at different times and/or different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock.

Subject to the discussion below on backup withholding and FATCA (as defined below) withholding, any gain realized by a Non-U.S. Holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•

such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the completion of the merger, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•

Everbridge is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (which we refer to as “USRPHC”), at any time within the shorter of the five-year period preceding the merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of our common stock (which we refer to as the “relevant period”) and, if shares of our common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns (directly, indirectly or constructively) more than five percent of our common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests (as defined in the Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. For this purpose, U.S. real property interests generally include land, improvements and associated personal property. Although there can be no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the merger. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the possible consequences to them if we are a USRPHC.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a current rate of 24%) may apply to the proceeds received by a holder pursuant to the merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such U.S. Holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form); or (2) a Non-U.S. Holder that (a) provides a certification of such Non-U.S. Holder’s non-U.S. status on the appropriate series of IRS Form W-8 (or a substitute or successor form); or (b) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, if the required information is timely furnished to the IRS.

A U.S. Holder may be required to retain records related to such holder’s common stock and file with its U.S. federal income tax return, for the taxable year that includes the merger, a statement setting forth certain facts relating to the merger.

Additional Withholding Requirements under the Foreign Account Tax Compliance Act (FATCA)

Sections 1471 through 1474 of the Code, and the U.S. Treasury Regulations and administrative guidance issued thereunder (which we refer to as, collectively, “FATCA”), impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally imposes a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes.

The U.S. Treasury Department released proposed regulations which, if finalized in their present form, would eliminate the FATCA withholding applicable to the gross proceeds of a sale or other disposition of our common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Holders of our common stock are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on the disposition of our common stock pursuant to the merger.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH U.S. HOLDER AND NON-U.S. HOLDER SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL NON-INCOME, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Regulatory Approvals Required for the Merger

General Efforts

Upon the terms and subject to the conditions set forth in the merger agreement, Parent and Merger Sub, on the one hand, and Everbridge, on the other hand, agreed to use reasonable best efforts to take, or cause to be taken, all actions, do, or cause to be done, all things and assist and cooperate with the other parties in doing, or causing to be done, all things, in each case as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective the merger, including: (1) seeking to obtain all consents, waivers, approvals, orders and authorizations from governmental authorities; and (2) making all registrations, declarations and filings with governmental authorities, in each case that are necessary or advisable to consummate the merger.

HSR Act; FDI Laws

Under the HSR Act, the merger cannot be completed until Parent and Everbridge file a Notification and Report Form with the FTC and the DOJ, and the applicable waiting period has expired or been terminated. Everbridge and Parent each filed or caused to be filed the requisite notification forms under the HSR Act with the FTC and the DOJ on February 16, 2024 and the waiting period under the HSR Act expired at 11:59 p.m., Eastern time, on March 18, 2024.

Additionally, under the merger agreement, the merger also cannot be completed until Parent submits the filings under certain specified FDI laws and all necessary consents, approvals, and filings have been obtained or made, or all waiting periods (including any extensions thereof) (including any timing agreements with applicable governmental authorities) with respect to the consummation of the merger have expired or otherwise have been terminated under the jurisdictions in which those FDI filings were submitted. In addition, Parent, in coordination and consultation with Everbridge, submitted each of the specified FDI filings in March 2024.

Everbridge and Parent have each agreed to use its respective reasonable best efforts to (1) file a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act with the FTC and the Antitrust Division of the DOJ; (2) as promptly as reasonably practicable make all filings pursuant to certain applicable FDI laws; and (3) take all action necessary to, as soon as reasonably practicable, cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act applicable to the merger or receive approval, non-disapproval or clearance for any FDI filing.

Subject to the terms of the merger agreement, each of Parent and Merger Sub agreed to, if and to the extent necessary to obtain clearance of the merger pursuant to the HSR Act and any other antitrust laws or FDI laws applicable to the merger, take all actions necessary to avoid or eliminate each and every impediment and obtain all clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations under any antitrust laws or FDI laws; provided, however, that Parent and Merger Sub need not, and Everbridge agreed not to, without the prior written consent of Parent, commit to or effect any action or agree to any restriction, including (i) offering, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, transfer, license, disposition, hold separate (through the establishment of a trust or otherwise) or other disposition of any or all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), properties, rights, products or business of any person, including of Parent and Merger Sub (and their respective affiliates), on the one hand, and Everbridge and its subsidiaries, on the other hand or (ii) taking (or refraining from taking) any other action or accepting or otherwise agreeing to any other restrictions on the activities of any person, including of Parent and Merger Sub (and their respective affiliates), on the one hand, and Everbridge and its subsidiaries, on the other hand; in each case of clause (i) or (ii), if such action or restriction, individually or in the aggregate, would, or would reasonably be expected to, result in a material adverse effect to the business, properties, assets, operations, financial condition or results of operations of Parent, Merger Sub, Everbridge and its subsidiaries, taken as a whole, it being understood that the foregoing shall not require any affiliate of Parent or Merger Sub (including their “ultimate parent entity” as that term is defined in the HSR Act, but excluding (x) Parent and Merger Sub and (y) after the Closing, the surviving corporation and its subsidiaries) to commit to or effect any action or agree to any restriction set forth in the foregoing clauses (i) and (ii).Everbridge and Parent have each agreed to use its respective reasonable best efforts to promptly supply the other (or cause the other to be supplied) with any additional information that reasonably may be required or requested by the FTC, the DOJ or the governmental authorities of any other applicable jurisdiction in which any such filing, including FDI filings, are made.

Additionally, Parent and Merger Sub have each agreed not to acquire or agree to acquire by merging or by acquiring in any other manner, any assets, business or person or other business organization or division if such assets, business or person competes in any line of business with Everbridge or its subsidiaries and the entering into a definitive agreement relating to, or the consummation of, such transaction would reasonably be expected to (1) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any governmental authority under the HSR Act or under any other antitrust laws necessary to consummate the merger or the expiration or termination of any applicable waiting period; (2) materially increase the risk of any governmental authority entering an order under the HSR Act or under any other antitrust laws preventing or materially restraining the consummation of the merger; (3) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (4) materially delay or prevent the consummation of the merger, subject to certain exceptions.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under its antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Everbridge or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

One or more governmental bodies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents to the merger. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained, and there may be a substantial period of time between the approval by our stockholders and the completion of the merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Financing of the Merger; Damages Commitment

The transactions contemplated by the merger agreement, including the payment of consideration due to our stockholders and the holders of other equity-based interests under the merger agreement, the repayment or refinancing of certain indebtedness of Everbridge, including payments of all amounts required to be paid in connection with the merger pursuant to the Indentures and the Convertible Notes issued pursuant thereto and the payment of certain related fees and expenses in connection with the merger, will be funded with the proceeds of committed equity financing, as further described below.

Pursuant to the equity commitment letter, the Thoma Bravo Fund has committed to capitalize Parent on the Closing on the terms and subject to the conditions set forth in the equity commitment letter. Further, pursuant to the equity commitment letter, the Thoma Bravo Fund has agreed to the due, punctual and complete payment of certain of the liabilities and obligations of Parent or Merger Sub under the merger agreement plus amounts in respect of certain reimbursement obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by Everbridge, as specified in the merger agreement.

Subject to specified exceptions, the equity commitment letter will terminate upon the earliest of:

•	the closing of the merger in accordance with the terms of the merger agreement and the performance of the payment obligations under the equity commitment letter;

•

the termination of the merger agreement; provided that the obligation of the Thoma Bravo Fund to pay certain costs, expenses or losses incurred or sustained by Everbridge, as specified in the merger agreement and the equity commitment letter, shall terminate on the date that is 90 days after termination of the merger agreement unless prior to the expiration of such 90-day period, Everbridge has commenced certain specified legal proceedings against the Thoma Bravo Fund, Parent or Merger Sub; and

•	the filing of certain claims or actions as specified in the equity commitment letter against the Thoma Bravo Fund, Parent, Merger Sub or their respective affiliates by Everbridge.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will no longer be traded on NASDAQ and will be deregistered under the Exchange Act. We will no longer be required to file periodic reports, current reports and proxy and information statements with the SEC on account of our common stock.

Litigation Relating to the Merger

Following the announcement of the merger, Everbridge received demands on behalf of purported stockholders alleging that the proxy statement filed in connection with the merger omitted certain purportedly material information regarding Everbridge’s financial projections and Qatalyst Partners’ financial analyses. Each demand requests corrective disclosures in advance of the special meeting. Everbridge believes the demands are without merit. It is possible additional demands may be sent or lawsuits may be filed between the date of this proxy statement and consummation of the merger. Everbridge does not intend to update this description of demand letters relating to the merger unless those new letters contain material differences from those received to date.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

We are asking you to approve the adoption of the merger agreement. For a summary of and detailed information regarding this proposal, see the information about the merger agreement throughout this proxy statement, including the information set forth in the sections of this proxy statement captioned “The Merger” and “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this proxy statement. You are urged to read the merger agreement carefully and in its entirety.

The Everbridge Board recommends that you vote “FOR” this proposal.

PROPOSAL 2: APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF CERTAIN MERGER-RELATED EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide stockholders with the opportunity to vote, on a non-binding, advisory basis, on the compensation that will or may become payable by Everbridge to our named executive officers in connection with the merger, as disclosed in the section of this proxy statement captioned “The Merger—Interests of Everbridge’s Directors and Executive Officers in the Merger—Golden Parachute Compensation,” including the additional disclosures referenced therein that otherwise are disclosed in the section of this proxy statement captioned “The Merger—Interests of Everbridge’s Directors and Executive Officers in the Merger.”

We are asking our stockholders to approve the compensation that will or may become payable by Everbridge to our named executive officers in connection with the merger. These payments are set forth in the section of this proxy statement captioned “The Merger—Interests of Everbridge’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” and the accompanying footnotes and additional disclosures referenced therein. The various plans and arrangements pursuant to which these compensation payments may be made generally have previously formed part of Everbridge’s overall compensation program for our named executive officers and previously have been disclosed to stockholders in public filings, including our annual proxy statement. These historical arrangements were adopted and approved by the Compensation Committee of the Everbridge Board, which is composed solely of non-employee directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, we are seeking approval of the following resolution at the special meeting:

“RESOLVED, that the stockholders of Everbridge approve the compensation that will or may become payable to Everbridge’s named executive officers in connection with the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned “The Merger—Interests of Everbridge’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” in Everbridge’s proxy statement for the special meeting.”

Our stockholders should note that this proposal is not a condition to completion of the merger, and as a non-binding, advisory vote, the result will not be binding on Everbridge, the Everbridge Board or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated our named executive officers will be eligible to receive the compensation that is based on or that otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

The Everbridge Board recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting. If stockholders approve this proposal, we can adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including soliciting proxies from stockholders that have previously returned properly signed proxies voting against adoption of the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if we received proxies representing a sufficient number of votes against adoption of the merger agreement such that the proposal to adopt the merger agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement. Additionally, we may seek stockholder approval to adjourn the special meeting if a quorum is not present. Finally, the chairperson of the special meeting is permitted by our bylaws to adjourn the special meeting even if our stockholders have not approved the proposal to adjourn the special meeting.

The Everbridge Board recommends that you vote “FOR” this proposal.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. The descriptions of the merger agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to carefully read and consider the merger agreement, which is the legal document that governs the merger, in its entirety because this summary may not contain all the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the merger agreement, and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the merger agreement (1) were made only for purposes of the merger agreement and as of specific dates; (2) were made solely for the benefit of the parties to the merger agreement; (3) may be subject to important qualifications, limitations and supplemental information agreed to by Everbridge, Parent and Merger Sub in connection with negotiating the terms of the merger agreement; and (4) may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Parent and Merger Sub by Everbridge in connection with the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating contractual risk between Everbridge and Parent and Merger Sub rather than to establish matters as facts. Further, the representations and warranties were negotiated with the principal purpose of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise. Our stockholders are not generally third-party beneficiaries under the merger agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Everbridge, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. None of the representations and warranties will survive the closing of the merger, and, therefore, they will have no legal effect under the merger agreement after the effective time of the merger. In addition, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of Everbridge, Parent and Merger Sub because the parties may take certain actions that are either expressly permitted in the confidential company disclosure letter to the merger agreement (which we refer to as the “company disclosure letter”) or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The merger agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide you with any other factual information regarding Everbridge, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Everbridge and our business.

Closing and Effective Time of the Merger

The closing of the merger will take place (1) on a date to be agreed by Parent, Merger Sub and Everbridge that is no later than the third business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII of the merger agreement (in each case, other than those conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of each of such conditions); or (2) at such other time agreed to by Everbridge, Parent and Merger Sub. On the closing date of the merger, the parties will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. The merger will become effective upon the filing and acceptance of that certificate of merger, or at a later time agreed to in writing by the parties and specified in such certificate of merger.

Effects of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the DGCL, at the effective time of the merger: (1) Merger Sub will be merged with and into Everbridge; (2) the separate corporate existence of Merger Sub will cease; and (3) Everbridge will continue as the surviving corporation in the merger and a wholly owned subsidiary of Parent. From and after the effective time of the merger, all of the property, rights, privileges, powers and franchises of Everbridge and Merger Sub will vest in the surviving corporation and all of the debts, liabilities and duties of Everbridge and Merger Sub will become the debts, liabilities and duties of the surviving corporation.

At the effective time of the merger, the certificate of incorporation of Everbridge as the surviving corporation will be amended and restated in its entirety to read as set forth in the applicable exhibit attached to the merger agreement, and the bylaws of Everbridge as the surviving corporation will be amended and restated in its entirety to conform to the bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger, in each case, until thereafter amended.

The parties will take all necessary actions so that, at the effective time of the merger, the board of directors of the surviving corporation will be the directors of Merger Sub as of immediately prior to the effective time of the merger, each to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation until their successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal. At the effective time of the merger, the officers of the surviving corporation will be the officers of Everbridge as of immediately prior to the effective time of the merger, each to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation until their successors are duly appointed, or until their earlier death, resignation or removal.

Conversion of Shares

Common Stock

Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each share of our common stock that is issued and outstanding as of immediately prior to the effective time of the merger (other than the excluded shares) will be automatically converted into the right to receive cash in an amount equal to the per share price without interest thereon and less any applicable withholding taxes (or, in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the terms of the merger agreement).

At the effective time of the merger, each outstanding share of common stock that is (1) held by Everbridge as treasury stock, (2) owned by Parent or Merger Sub or (3) owned by any direct or indirect wholly owned subsidiary of Parent or Merger Sub will automatically be cancelled and will cease to exist without any conversion thereof or consideration paid in exchange therefor. At the effective time of the merger, each share of common stock of Merger Sub that is outstanding immediately prior to the effective time of the merger will be converted into one validly issued, fully paid and nonassessable share of our common stock of the surviving corporation and each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the surviving corporation.

Treatment of Equity Awards; ESPP

The merger agreement provides that Everbridge’s equity awards that are outstanding immediately prior to the effective time of the merger will be subject to the following treatment at the effective time of the merger:

Treatment of Everbridge Options

At the effective time of the merger, each vested Everbridge option will be automatically cancelled and converted solely into the right to receive an amount in cash equal to (1) the total number of shares of our common stock subject to the vested Everbridge option immediately prior to the effective time of the merger, multiplied by (2) the excess, if any, of the per share price over the per share exercise price of such vested Everbridge option, without interest thereon and less applicable withholding taxes.

At the effective time of the merger each unvested Everbridge option will be automatically cancelled and converted solely into the contingent right to receive from Parent or the surviving corporation a Converted Option Cash Award equal in value to (1) the total number of shares of our common stock subject to such unvested Everbridge option immediately prior to the effective time of the merger, multiplied by (2) the excess, if any, of the per share price over the per share exercise price per of such unvested Everbridge option, without interest thereon and less applicable withholding taxes. Except as otherwise provided in the merger agreement, each such Converted Option Cash Award will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding unvested Everbridge option immediately prior to the effective time of the merger.

Any underwater Everbridge option will be automatically cancelled at the effective time of the merger for no consideration or payment.

Treatment of Everbridge Restricted Stock Units

At the effective time of the merger each vested Everbridge RSU will be cancelled and converted into the right to receive an amount in cash equal in value to (1) the total number of shares of our common stock subject to such vested Everbridge RSU immediately prior to the effective time of the merger, multiplied by (2) the per share price, without interest and less applicable withholding taxes.

At the effective time of the merger, each unvested Everbridge RSU will be cancelled and converted into the contingent right to receive from Parent or the surviving corporation a Converted RSU Cash Award equal to (1) the total number of shares of our common stock subject to such unvested Everbridge RSU immediately prior to the effective time of the merger, multiplied by (2) the per share price, without interest and less applicable withholding taxes. Except as otherwise provided in the merger agreement, each Converted RSU Cash Award will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding unvested Everbridge RSU immediately prior to the effective time of the merger, provided that terms rendered inoperable by the transactions contemplated by the transaction documents entered into in connection with the merger will no longer have any force or effect.

Treatment of Everbridge Performance-based Restricted Stock Units

At the effective time of the merger, each vested Everbridge PSU will be automatically cancelled and converted solely into the right to receive an amount in cash equal in value to (1) the total number of shares of our common stock subject to such vested Everbridge PSU immediately prior to the effective time of the merger, multiplied by (2) the per share price, without interest thereon and less applicable withholding taxes.

At the effective time of the merger, each unvested Everbridge PSU will be automatically cancelled and converted solely into the contingent right to receive from Parent or the surviving corporation a Converted PSU Cash Award equal to (1) the total number of shares of our common stock subject to such unvested Everbridge PSU immediately prior to the effective time of the merger based on the number of shares that the applicable unvested Everbridge PSU would settle for at target achievement of the applicable performance metrics, multiplied by (2) the per share price, without interest thereon and less applicable withholding taxes. Except as otherwise provided in the merger agreement, each Converted PSU Cash Award will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding unvested Everbridge PSU immediately prior to the effective time of the merger, except that in lieu of vesting based on performance metrics, 50% of each Converted PSU Cash Award will instead vest at target achievement at the end of the fiscal quarter which ends immediately after the second anniversary of the date of grant, and 50% of each Converted PSU Cash Award will vest at target achievement at the end of the fiscal quarter which ends immediately after the third anniversary of the date of grant, subject in each case to continuous service through the applicable vesting date(s), and provided that terms rendered inoperable by the transactions contemplated by the transaction documents entered into in connection with the merger will no longer have any force or effect.

Treatment of the ESPP

From the date of the original merger agreement, we have taken, or will take, all actions necessary to (1) provide that no new individuals will be permitted to enroll in the ESPP; (2) make any adjustment that may be necessary or advisable to reflect the shortened offering period or purchase period, but otherwise treat such shortened offering period or purchase period as a fully effective and completed offering period or purchase period for all purposes pursuant to the ESPP; (3) not allow any increase in the amount of participants’ payroll deduction elections under the ESPP during the offering period or purchase period that is in effect as of February 4, 2024; (4) cause the exercise (as of no later than one business day prior to the date on which the effective time occurs) of each outstanding purchase right pursuant to the ESPP (but otherwise no other of our common stock under the ESPP will be issued); (5) provide that no further offering period or purchase period will commence pursuant to the ESPP, and if the effective time of the merger would otherwise occur before the end of the Current Purchase Period, shorten the Current Purchase Period as of a specified trading day at least ten days prior to the date on which the effective time of the merger occurs; and (6) not extend the Current Purchase Period. Immediately prior to and effective as of the effective time of the merger (but subject to the consummation of the merger), we will terminate the ESPP and no further rights will be granted or exercised under the ESPP after such termination. None of our executive officers currently participate in the ESPP. Our non-employee directors are not eligible to participate in the ESPP.

Payment Agent, Exchange Fund and Exchange and Payment Procedures

Prior to the closing of the merger, Parent will appoint an agent reasonably acceptable to Everbridge, which we refer to as the “payment agent,” to make payments of the merger consideration to our stockholders. At or prior to the closing of the merger, Parent will deposit (or cause to be deposited) with the payment agent an amount of cash that is sufficient in the aggregate to pay the aggregate per share price to our stockholders in accordance with the merger agreement.

Promptly (and in any event within one business day) following the effective time of the merger, Parent and the surviving corporation will cause the payment agent to mail to each holder of record (as of immediately prior to the effective time of the merger) of a certificate that immediately prior to the effective time of the merger represented outstanding shares of our common stock (other than excluded shares), a letter of transmittal and instructions advising stockholders how to surrender stock certificates in exchange for merger consideration. Upon receipt of (1) surrendered certificates for cancellation (or an appropriate affidavit for lost, stolen or destroyed certificates, together with any required bond); and (2) a duly completed and signed letter of transmittal and such other documents as may be reasonably requested by the payment agent, the holder of such certificate will be entitled to receive an amount in cash equal to the product of (x) the aggregate number of shares of our common stock represented by such certificate and (y) the per share price. The amount of any per share price paid to our stockholders will not include interest and may be reduced by any applicable withholding taxes.

Notwithstanding the foregoing, any holder of shares of our common stock held in book-entry form (which we refer to as “uncertificated shares”) will not be required to deliver a certificate or an executed letter of transmittal (as both are described above) to the payment agent to receive the consideration payable in respect thereof. Each holder of record (as of immediately prior to the effective time of the merger) of uncertificated shares that immediately prior to the effective time of the merger represented an outstanding share of our common stock will, upon receipt of an “agent’s message” in customary form at the effective time of the merger, and any documents as may reasonably be requested by the payment agent, be entitled to receive, and the payment agent will pay and deliver as promptly as practicable, an amount in cash equal to the product of (1) the aggregate number of shares of our common stock represented by such holder’s transferred uncertificated shares; and (2) the per share price. The amount of consideration paid to such Everbridge stockholders will not include interest and may be reduced by any applicable withholding taxes.

If any cash deposited with the payment agent is not claimed within one year following the effective time of the merger, such cash will be returned to Parent upon demand, and any of our stockholders as of immediately prior to the merger who have not complied with the exchange procedures in the merger agreement will thereafter look only to Parent for satisfaction of payment of the merger consideration (subject to abandoned property law, escheat law or similar laws). None of the payment agent, Parent, the surviving corporation or any other party will be liable to any of our stockholder with respect to any cash amounts properly paid to a public official pursuant to any applicable abandoned property law, escheat law or similar laws.

The letter of transmittal will include instructions if a stockholder has lost a share certificate or if such certificate has been stolen or destroyed. In the event that any share certificates have been lost, stolen or destroyed, then the payment agent will issue the per share price to such holder upon the making by such holder of an affidavit for such lost, stolen or destroyed certificate. Parent or the payment agent may, in its discretion and as a condition precedent to the payment of the per share price, require such stockholder to deliver a bond in such amount as Parent or the payment agent may direct as indemnity against any claim that may be made against Parent, the surviving corporation or the payment agent with respect to such certificate.

Representations and Warranties

The merger agreement contains representations and warranties of Everbridge, Parent and Merger Sub.

Some of the representations and warranties in the merger agreement made by Everbridge are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the merger agreement, “Company Material Adverse Effect” means, with respect to Everbridge, any change, event, condition, development, violation, inaccuracy, effect or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Everbridge and its subsidiaries, taken as a whole, but excluding, in each case, any such effect to the extent arising out of, relating to or resulting from:

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general economic conditions in the United States or any other country or region in the world, or conditions in the global economy generally (except to the extent that such effect has had a materially disproportionate adverse effect on Everbridge relative to comparable companies operating in the industry in which Everbridge and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

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conditions in the financial markets, credit markets, equity markets, debt markets, currency markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (except, in each case, to the extent that such effect has had a materially disproportionate adverse effect on Everbridge relative to comparable companies operating in the industry in which Everbridge and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

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conditions in the industries in which Everbridge and its subsidiaries conduct business or in any specific jurisdictions or geographical area in which Everbridge and its subsidiaries conduct business, or changes in such conditions (except to the extent that such effect has had a materially disproportionate adverse effect on Everbridge relative to comparable companies operating in the industry in which Everbridge and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

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regulatory, legislative or political conditions (including anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions) in the United States or any other country or region in the world (except to the extent that such effect has had a materially disproportionate adverse effect on Everbridge relative to the comparable companies operating in the industry in which Everbridge and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

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any geopolitical conditions, cyberattack, outbreak of hostilities, armed conflicts, civil unrest, civil disobedience, acts of war, sabotage, cyberattack, cybercrime, terrorism or military actions (including, in each case, any escalation or worsening of any of the foregoing) in the United States or any other country or region in the world, including an outbreak or escalation of hostilities involving the United States or any other governmental authority or the declaration by the United States or any other governmental authority of a national emergency or war (except to the extent that such effect has had a materially disproportionate adverse effect on Everbridge relative to comparable companies operating in the industry in which Everbridge and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

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earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent), or other natural or man-made disasters, weather conditions, power outages or other force majeure events in the United States or any other country or region in the world (or escalation or worsening of any such events or occurrences, including, in each case, the response of governmental authorities) (except to the extent that such effect has had a materially disproportionate adverse effect on Everbridge relative to comparable companies operating in the industry in which Everbridge and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

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pandemics (including the COVID-19 pandemic), epidemics, plagues, contagious disease outbreaks or other comparable events (including any quarantine restrictions mandated or recommended by any governmental authority), or escalation or worsening of any such events or occurrences, including, in each case, the response of governmental authorities (including “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar law, directive, guideline, response or recommendation of or promulgated by any governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken, in each case, in connection with or in response to COVID-19 and including, in each case, any changes in any such law, directive, guidance, response or recommendation (which we refer to as “COVID-19 measures”)) in the United States or any other country or region in the world;

•	any effect with respect to COVID-19 or any COVID-19 measures;

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inflation or any changes in the rate of increase or decrease of inflation (in each case, except to the extent that such effect has had a materially disproportionate adverse effect on Everbridge relative to comparable companies operating in the industry in which Everbridge and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

•	the development, continuation or worsening of supply chain disruptions affecting the industry in which Everbridge and its subsidiaries conduct business (except to the extent that such effect has had a materially disproportionate adverse effect on Everbridge relative to comparable companies operating in the industry in which Everbridge and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

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the negotiation, execution, delivery, announcement or performance of the original merger agreement, merger agreement or the pendency or consummation of the merger including the impact thereof on the relationships, contractual or otherwise, of Everbridge and its subsidiaries with employees (including any employee attrition), suppliers, customers, partners, lenders, lessors vendors, governmental authorities or any other third person (except that this exception shall not apply to representations and warranties that specifically address the consequences of the entry into the original merger agreement, merger agreement or the consummation of the merger);

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the compliance by any party with the express terms of the original merger agreement or merger agreement, including any action taken or refrained from being taken pursuant to or in accordance with the original merger agreement or merger agreement;

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any action expressly required to be taken pursuant to the original merger agreement or merger agreement, any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing (including by email) following the date of the original merger agreement or merger agreement, and any failure to take any action resulting from Parent’s failure to grant any approval or consent requested by Everbridge to take any reasonable action restricted or prohibited by the original merger agreement or merger agreement;

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changes or proposed changes in GAAP or other accounting standards or law (or the enforcement or interpretation of any of the foregoing), including the adoption, implementation, repeal, modification, reinterpretation or proposal thereof, changes in the regulatory accounting requirements applicable to any industry in which Everbridge and its subsidiaries operate (including the adoption, implementation, repeal, modification reinterpretation or proposal thereof), or any action taken for the purpose of complying with GAAP or any law (including any action taken or not taken as required by any law, governmental authority or otherwise to respond to the impact, presence, outbreak or spread of any pandemic (including COVID-19), epidemic, contagious disease outbreaks or other comparable event);

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changes in the price or trading volume of our common stock or any change in the credit rating of Everbridge or any of its securities, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded under this definition);

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any failure, in and of itself, by Everbridge and its subsidiaries to meet any internal or public estimates, forecasts, predictions, budgets, plans, projections or expectations of Everbridge’s revenue, earnings, financial performance, results of operations or other financial or operating metrics for any period (it being understood that the cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded under this definition);

•	the availability or cost of equity, debt or other financing to Parent or Merger Sub, or any of their respective affiliates;

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any transaction litigation or other legal proceeding threatened, made or brought by any of our current or former stockholders (on their own behalf or on behalf of Everbridge) against Everbridge, any of its stockholders, executive officers or other employees or any member of the Everbridge Board (or any affiliates of any of the foregoing) in connection with, arising from or otherwise relating to the merger, including any legal proceeding for appraisal rights of the fair value of any shares of our common stock;

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the identity of, or any facts or circumstances relating to, Thoma Bravo Fund, Parent or Merger Sub or their respective affiliates or the respective equity or debt financing sources of or investors in any of the foregoing or their respective plans or intentions of the foregoing with respect to Everbridge or its business;

•	any matter set forth in the company disclosure letter delivered by Everbridge to Parent in connection with the merger agreement; or

•	any breach of the merger agreement by Parent or Merger Sub.

In the merger agreement, Everbridge has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the company disclosure letter. These representations and warranties relate to, among other things:

•	organization and good standing;

•	corporate power and enforceability;

•	approval of the Everbridge Board, fairness opinion and anti-takeover laws;

•	the nature of the required approval of our stockholders;

•	non-contravention of certain agreements and laws;

•	requisite governmental approvals;

•	Everbridge’s capitalization;

•	Everbridge’s subsidiaries and their capitalization;

•	Everbridge’s SEC reports;

•	Everbridge’s financial statements, internal controls and indebtedness;

•	no undisclosed liabilities;

•	absence of certain changes;

•	material contracts;

•	real property matters;

•	environmental matters;

•	intellectual property matters;

•	privacy and security matters;

•	tax matters;

•	employee plans;

•	labor matters;

•	permits;

•	compliance with laws;

•	legal proceedings and orders;

•	government contracts;

•	insurance;

•	related party transactions; and

•	brokers.

Certain of the representations and warranties made by Everbridge are made as of February 4, 2024, the date of the original merger agreement. Under the merger agreement, Parent and Merger Sub acknowledge that Everbridge has not made any representations or warranties other than those expressly set forth in the merger agreement or the certificate delivered by Everbridge pursuant to the merger agreement, and expressly disclaim reliance on any representation, warranty or other information regarding Everbridge, other than those expressly set forth in the merger agreement or the certificate delivered by Everbridge pursuant to the merger agreement.

In the merger agreement, Parent and Merger Sub have made customary representations and warranties to Everbridge that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

•	organization and good standing;

•	power and enforceability;

•	non-contravention of certain agreements and laws;

•	requisite governmental approvals;

•	legal proceedings and orders;

•	ownership of Parent and Merger Sub capital stock;

•	brokers;

•	no Parent vote or approval required;

•	financing;

•	solvency;

•	absence of stockholder and management arrangements; and

•	non-foreign status.

Certain of the representations and warranties made by Everbridge are made as of February 4, 2024, the date of the original merger agreement. Under the merger agreement, Everbridge acknowledges that Parent and Merger Sub have not made any representations or warranties other than those expressly set forth in the merger agreement or the certificate delivered by Parent and Merger Sub pursuant to the merger agreement and expressly disclaims reliance on any representation, warranty or other information regarding Parent and Merger Sub, other than those expressly set forth in the merger agreement or the certificate delivered by Parent and Merger Sub pursuant to the merger agreement.

The representations and warranties contained in the merger agreement will not survive the consummation of the merger.

Conduct of Business Pending the Merger

Other than as contemplated by the merger agreement, set forth in the company disclosure letter or approved by Parent, from February 4, 2024 to the effective time of the merger (or termination of the merger agreement) (which we refer to as the “pre-closing period”), Everbridge agreed to, subject to certain exceptions, use its reasonable best efforts to:

•	conduct its business and operations in the ordinary course of business;

•	preserve intact its material assets, properties, material contracts and business organizations;

•	keep available the services of its current officers and key employees; and

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preserve its current relationships with material customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other persons with whom Everbridge or any of its subsidiaries has business relations.

During the pre-closing period, Everbridge has also agreed that it will not:

•	amend or otherwise change Everbridge’s charter, bylaws or any other similar organizational document;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

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issue, sell or deliver or agree or commit to issue, sell or deliver any Everbridge securities (including any Everbridge equity-based awards) (whether through the issuance or granting of options, restricted stock units, warrants, commitments, subscriptions, rights to purchase or otherwise), except, in each case, (1) for the issuance, delivery or sale of (or agreement or commitment to issue, sell or deliver) our common stock pursuant to Everbridge options, Everbridge RSUs, or Everbridge PSUs or convertible notes outstanding as of February 4, 2024, or pursuant to the ESPP, in each case, in accordance with their terms and the terms of the merger agreement; (2) the issuance of company securities, cash or any combination of company securities and cash pursuant to the terms of the Indentures; (3) the issuance of company securities in transactions solely between Everbridge and any of its subsidiaries; or (4) in connection with agreements in effect as of February 4, 2024 that are set forth on the company disclosure letter;

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acquire, repurchase or redeem any of its equity securities, except, in each case, (1) pursuant to the terms and conditions of Everbridge RSUs or Everbridge PSUs outstanding as of February 4, 2024, in accordance with their terms as in effect as of February 4, 2024; or to otherwise satisfy tax obligations with respect to awards granted pursuant to Everbridge equity plans or to pay the exercise price of Everbridge options, in each case, in accordance with the existing terms of the applicable Everbridge equity plan as in effect as of February 4, 2024; (2) for transactions between Everbridge and any of its subsidiaries or (3) pursuant to the terms of Everbridge’s capped call transactions as in effect as of February 4, 2024;

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(1) adjust split, subdivide, combine or reclassify any shares of capital stock, or other equity or voting interests; (2) declare, set aside, establish a record date for, authorize or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof in respect of any shares of its capital stock or other equity or voting interests) or make any other actual, constructive or deemed distribution in respect of its capital stock or other equity or voting interests, except for cash dividends made by any wholly-owned subsidiary of Everbridge to Everbridge or one of its other wholly-owned subsidiaries; (3) pledge or encumber any of its capital stock or other equity or voting interests; or (4) modify the terms of any of its capital stock or other equity or voting interests;

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acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets) any third person or any material equity interest in such person, or enter into any contractual joint venture or similar arrangement or partnership with any third person;

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sell, lease, license, transfer, assign, exchange or swap, or subject to any lien (other than certain liens permitted under the merger agreement), or otherwise dispose of, any portion of its material properties or assets, including the capital stock of any of its Subsidiaries, in each case, with a value of, or for consideration, in excess of $10,000,000 individually or $30,000,000 in the aggregate;

•	acquire, or agree to acquire, fee ownership (or its jurisdictional equivalent) of any real property;

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(1) incur or assume any indebtedness or issue any debt securities, except, in each case (a) short-term debt incurred to fund operations of the business in the ordinary course of business, (b) for loans or advances solely between Everbridge subsidiaries or between Everbridge and its subsidiaries; or (c) obligations incurred pursuant to business credit cards in the ordinary course of business; (2) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any third person except with respect to obligations of Everbridge’s subsidiaries; (3) make any loans advances or capital contributions to, or investments in, any third person, except, in each case, for (a) extensions of credit to customers in the ordinary course of business, (b) advances of reimbursable expenses to directors, officers and other employees, in each case, in the ordinary course of business and (c) for loans or advances between wholly-owned Everbridge subsidiaries or between Everbridge and its wholly-owned subsidiaries and capital contributions in or to subsidiaries of Everbridge; or (4) mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create any lien thereon (other than certain permitted liens);

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except (A) in order to comply with applicable law, (B) as required pursuant to the existing terms of any Everbridge benefit plan in effect as of February 4, 2024 listed on the company disclosure letter and made available to Parent or (C) as provided in the merger agreement, (1) establish, adopt, enter into, terminate or amend any material Everbridge benefit plan (or any plan, policy, agreement, Contract or arrangement that would be an Everbridge benefit plan in effect as of February 4, 2024), or take any action to accelerate the vesting, payment or funding of any compensation or benefits under, any Everbridge benefit plan (or any plan, policy, agreement, contract or arrangement that would be an Everbridge benefit plan in effect as of February 4, 2024); (2) grant to any service provider whose annual cash on target compensation exceeds $300,000 any increase or decrease in cash on target compensation, bonus, incentive or fringe or other benefits; (3) grant to any service provider any new or increased change in control, retention, transaction or stay bonus, tax gross-up, special remuneration, equity or equity-based award, bonus or incentive, deal or stay bonus Severance or termination pay, or materially amend or modify any such arrangement; (4) enter into, terminate amend or modify any employment agreement, offer letter, consulting agreement or arrangement, or change in control, retention, transaction or stay bonus, tax gross-up, special remuneration, severance or termination agreement or arrangement with any service provider (other than entering into at-will offer letters with newly-hired non-officer employees with total annual cash compensation equal to or less than $300,000 in the ordinary course of business consistent with past practice); or (5) terminate, engage or hire any employee or individual service provider of Everbridge or Everbridge subsidiaries with total annual cash on target compensation in excess of $300,000, other than terminations for cause;

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settle, release, waive or compromise any pending or threatened material legal proceeding, except for the settlement of any legal proceedings (1) solely for monetary damages in an amount (a) not in excess of $5,000,000 or (b) that does not exceed the amount reflected or reserved against in the unaudited Everbridge balance sheet; or (2) settled in compliance with the merger agreement;

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except as required by applicable law or GAAP, (1) other than in the ordinary course of business, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable; or (2) make any change in any of its accounting principles or practices;

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(1) make or change any material tax election; (2) settle or compromise any material tax claim or assessment; (3) consent to any extension or waiver of any limitation period with respect to any material tax claim or assessment (other than in connection with a customary extension of time automatically granted to file a tax return of no longer than seven (7) months); (4) file an amended tax return that could materially increase the taxes payable by Parent or its affiliates (including, after the Closing, Everbridge and its subsidiaries); (5) affirmatively surrender any right to claim a refund of material taxes; (6) fail to pay any material tax that becomes due and payable except to the extent such tax is contested in good faith; or (7) enter into a closing agreement with any governmental authority regarding any material tax;

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(1) incur, authorize or commit to incur any material capital expenditures other than (a) consistent in all material respects with the capital expenditure budget set forth in the company disclosure letter, (b) pursuant to obligations imposed by material contracts or leases or (c) pursuant to agreements in effect prior to February 4, 2024; (2) except in the ordinary course of business, (a) enter into any contract which if entered into prior to February 4, 2024 would be a material contract, or (b) modify or amend any material rights under any material contract in a manner that is adverse in any material respect to Everbridge and its subsidiaries, taken as whole, or terminate any material contract (other than any material contract that has expired in accordance with its terms); (3) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice; (4) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of Everbridge or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K; (5) effectuate a “plant closing,” “mass layoff” or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee; (6) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business; or (7) waive, release, grant, encumber or transfer any right of material value to Everbridge and its subsidiaries, taken as a whole, other than in the ordinary course of business;

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negotiate, modify, extend, terminate or enter into any labor agreement, or recognize or certify any labor union, works council or other labor organization as the bargaining representative for any employees of Everbridge or its subsidiaries;

•	waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any service provider;

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sell, assign, transfer, lease, license (other than certain permitted liens), abandon, let lapse, cancel, dispose of, or otherwise subject to any lien or other encumbrance (in each case, other than certain permitted liens) any material Everbridge intellectual property, except for non-exclusive licenses of intellectual property entered in the ordinary course of business;

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disclose or abandon any material trade secrets except in the ordinary course of business and to the extent not economically desirable to maintain for the conduct of the business of Everbridge and its subsidiaries, or disclose, license, make available, or deliver any source code for any Everbridge software to any person except to an employee, third-party service provider or other agent obligated in writing to (1) maintain the confidentiality of, and not disclose, such source code; and (2) use such source code only in the provision of services to Everbridge or any of its subsidiaries;

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make any material change to Everbridge’s or any of its subsidiaries’ policies or procedures with respect to their processing of personal information, except as required by applicable law, except to remediate any privacy or security issue that Everbridge and its subsidiaries reasonably believes is material, to comply with applicable privacy and data security requirements (but with respect to privacy and data security requirements that consist of contractual obligations, solely those that are in effect during the period before the closing of the merger (provided that any such contractual obligations entered into after February 4, 2024 must be entered into in accordance with the terms of the merger agreement and in the ordinary course of business)) or as otherwise directed or required by a governmental authority; or

•	enter into or agree or commit to enter into a contract to take any such prohibited actions.

No Solicitation of Other Acquisition Offers

Following the execution of the merger agreement, Everbridge agreed to, and agreed to (1) cause its subsidiaries and its executive officers and directors, (2) instruct its legal and financial advisors and (3) use reasonable best efforts to cause each of its representatives to, in each case, cease and cause to be terminated any discussions or negotiations with any person and its representatives that is prohibited under the merger agreement, and terminate any data room access (or other access to diligence) granted to any such person and its representatives (other than Parent and its representatives).

In particular, under and subject to the terms of the merger agreement, following the execution of the merger agreement, Everbridge, its subsidiaries, and their respective directors and executive officers, will not, and Everbridge will not authorize or direct any of its subsidiaries’ other employees, consultants or other representatives to, directly or indirectly:

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solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an acquisition proposal;

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furnish to any person or group (other than Parent, Merger Sub or any of their respective representatives) any non-public information relating to Everbridge or any of its subsidiaries or afford to any person or group (other than Parent, Merger Sub or any of their respective representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Everbridge or any of its subsidiaries, in any such case in connection with any acquisition proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an acquisition proposal or the making of any proposal that would reasonably be expected to lead to an acquisition proposal;

•

knowingly participate, facilitate, or engage in discussions or negotiations with any person or group with respect to an acquisition proposal or with respect to any inquiries from third persons relating to the making of an acquisition proposal, other than informing such persons of the solicitation provisions contained in the merger agreement, or discussing any acquisition proposal made by any person or group making the acquisition proposal with such person or group solely to the extent necessary to clarify the terms of the acquisition proposal;

•	approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an acquisition proposal;

•	enter into any alternative acquisition agreement; or

•	authorize or commit to do any of the foregoing.

Under and subject to the terms of the merger agreement, from the date of the merger agreement until Everbridge received the requisite stockholder approval, Everbridge and the Everbridge Board (or a committee thereof) may, directly or indirectly through one or more of their representatives (including its financial advisor), (1) participate or engage in discussions or negotiations with; (2) subject to an acceptable confidentiality agreement, (a) furnish any non-public information relating to Everbridge or any of its subsidiaries to or (b) afford access to the business, properties, assets, books, records or other non-public information or to any personnel, of Everbridge or any of its subsidiaries to; or (3) otherwise facilitate the making of a superior proposal by, in each case, any person or group or their respective representatives that has made, renewed or delivered to Everbridge an acquisition proposal after the date of the merger agreement that was not solicited in material breach of the applicable restrictions. Everbridge and the Everbridge Board (or a committee thereof) may only take the actions in the foregoing clauses (1), (2) and (3) if the Everbridge Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (A) such acquisition proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal; and (B) the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law. From the date of the merger agreement until the earlier to occur of the effective time of the merger and the termination of the merger agreement, Everbridge has agreed that it will promptly (and, in any event, within 48 hours from the receipt thereof) notify Parent in writing (x) of the entry by Everbridge or any of its subsidiaries into an acceptable confidentiality agreement with a third party who has made or could make an acquisition proposal (or, if such third party was already party to a confidentiality agreement with Everbridge or any of its subsidiaries prior to the date of the original merger agreement, then Everbridge shall instead notify Parent within 24 hours of granting data room access to such third party or its Representatives, it being understood that such notification need only be made one time with respect to such third party and its representatives), and (y) if any acquisition proposal is, to the knowledge of Everbridge, received by Everbridge or its representatives of any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Everbridge or any of its representatives, which requests discussions or negotiations that would reasonably be expected to lead to an acquisition proposal. Such notice must include (i) the identity of the person or group making such proposal, or request (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such person or group that is in effect on the date of the merger agreement); (ii) a summary of the material terms and conditions of such proposal or request and, if in writing, a copy thereof; and (iii) copies of any material agreements and documents submitted in connection therewith. In addition, Everbridge must keep Parent reasonably informed, on a prompt basis (and in any event within 48 hours of any material development), of the status and terms of any such proposal and of any such discussions or negotiations, including providing copies of any new or amended agreements or documents submitted in connection therewith.

For purposes of this proxy statement:

•

“acceptable confidentiality agreement” means a customary confidentiality agreement that is either (i) in effect as of the execution of the merger agreement or (ii) executed after the execution of this Agreement; provided, however, that, with respect to such agreements executed and delivered following the execution and delivery of the merger agreement, the provisions contained therein relating to the confidential treatment of information and use thereof are not materially less restrictive in the aggregate to the counterparty than those contained in the confidentiality agreement between Everbridge and Thoma Bravo (except for such changes necessary in order for Everbridge to be able to comply with its obligations under the merger agreement), it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of, or amendment to, any acquisition proposal.

•

“acquisition proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to Everbridge or the Everbridge Board (or any committee thereof) to engage in an acquisition transaction.

•	“acquisition transaction” means any transaction or series of related transactions (other than the merger) involving:

•

any direct or indirect purchase or other acquisition by any person or group (other than Parent or Merger Sub or any of their affiliates, or any group that includes Parent or Merger Sub or any of their affiliates), whether from Everbridge or any other person, of securities representing more than 15% of the total outstanding voting power of Everbridge after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or group that, if consummated in accordance with its terms, would result in such person or group beneficially owning more than 15% of the total outstanding voting power of Everbridge after giving effect to the consummation of such tender offer or exchange offer; or

•

any direct or indirect purchase or other acquisition by any person or group (other than Parent or Merger Sub or any of their affiliates, or any group that includes Parent or Merger Sub or any of their affiliates) of assets constituting or accounting for more than 15% of the revenue, net income or consolidated assets of Everbridge and its subsidiaries, taken as a whole; or

•

any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving Everbridge (or any of its subsidiaries whose business accounts for more than 15% of the revenue, net income or consolidated assets of Everbridge and its subsidiaries, taken as a whole) pursuant to which any person or group (other than Parent or Merger Sub or any of their affiliates, or any group that includes Parent or Merger Sub or any of their affiliates) would hold securities representing more than 15% of the total outstanding voting power of Everbridge (or the surviving company) outstanding after giving effect to the consummation of such transaction.

•

“superior proposal” means any written acquisition proposal on terms that the Everbridge Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable, from a financial point of view, to our stockholders (in their capacity as such) than the merger (taking into account (1) any revisions to the merger agreement made or proposed in writing by Parent prior to the time of such determination; and (2) those factors and matters deemed relevant in good faith by the Everbridge Board (or any committee thereof), which factors may include the (a) identity of the person making the proposal, (b) likelihood of consummation in accordance with the terms of such acquisition proposal and (c) legal, financial (including the financing terms), regulatory, timing and other aspects of such acquisition proposal. For purposes of the reference to an “acquisition proposal” in this definition, all references to “15%” in the definition of “acquisition transaction” will be deemed to be references to “50.1%.”

The Everbridge Board’s Recommendation; Board Recommendation Change

The Everbridge Board has recommended that the holders of shares of our common stock vote “FOR” the proposal to adopt the merger agreement. Under the merger agreement, except as set forth below, at no time after the date of the merger agreement may the Everbridge Board (or a committee thereof):

•

withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Everbridge Board recommendation in a manner adverse to Parent (it being understood that it shall be considered a modification adverse to Parent if (1) any acquisition proposal structured as a tender or exchange offer is commenced and the Everbridge Board fails to publicly recommend against acceptance of such tender or exchange offer by our stockholders within ten business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act, or (2) any acquisition proposal is publicly announced (other than by commencement of a tender or exchange offer) and the Everbridge Board fails to issue a public press release within ten business days of such public announcement providing that the Everbridge Board reaffirms the Everbridge Board recommendation);

•	adopt, approve or recommend an acquisition proposal;

•

fail to publicly reaffirm the Everbridge Board recommendation within ten business days of the occurrence of a material event or development and after Parent so requests in writing (or, if the Everbridge stockholder meeting is scheduled to be held within ten business days, then within three business days after Parent so requests in writing) (it being understood that Everbridge will not be obligated to affirm the Everbridge Board recommendation on more than two occasions);

•

make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or the issuance of a “stop, look and listen” communication by the Everbridge Board (or a committee thereof) to our stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Everbridge Board (or a committee thereof) may refrain from taking a position with respect to an acquisition proposal until 5:30 p.m., Eastern time, on the tenth business day after the commencement of a tender or exchange offer in connection with such acquisition proposal without such action being considered a violation of the merger agreement);

•	fail to include the Everbridge Board recommendation in the proxy statement (we refer to the actions described in these five bullets as an “Everbridge Board recommendation change”); or

•	cause or permit Everbridge or any of its subsidiaries to enter into an alternative acquisition agreement.

At any time prior to obtaining the requisite stockholder approval, if Everbridge has received a written acquisition proposal that the Everbridge Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a superior proposal, then the Everbridge Board may (1) effect an Everbridge Board recommendation change with respect to such superior proposal; or (2) authorize Everbridge to terminate the merger agreement to enter into an alternative acquisition agreement with respect to such superior proposal, in each case if and only if:

•

the Everbridge Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with the Everbridge Board’s fiduciary duties pursuant to applicable law;

•	Everbridge has complied in all material respects with its obligations pursuant to the merger agreement with respect to such acquisition proposal;

•

Everbridge has provided prior written notice to Parent at least four business days in advance (which we refer to as the “notice period”) to the effect that the Everbridge Board (or a committee thereof) has (1) received a written acquisition proposal that has not been withdrawn; (2) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that such acquisition proposal constitutes a superior proposal; and (3) resolved to effect an Everbridge Board recommendation change or to terminate the merger agreement, which notice describes the basis for such Everbridge Board recommendation change or termination, including the identity of the person or group making such acquisition proposal, the material terms of such acquisition proposal and include copies of all definitive agreements relating to such acquisition proposal; and

•

prior to effecting such Everbridge Board recommendation change or termination, Everbridge and its representatives, until 11:59 p.m., Eastern time, on the last day of the notice period, have negotiated with Parent and its representatives in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of the merger agreement and the transaction documents so that such acquisition proposal would cease to constitute a superior proposal, and (A) in the event of any material revision, amendment, update or supplement to such acquisition proposal, Everbridge agreed to be required to deliver a new written notice to Parent and to comply with the requirements of the merger agreement with respect to such new written notice (with the “notice period” in respect of such new written notice being two business days from the later of (i) the delivery of such written notice to Parent or (ii) the end of the original notice period); and (B) at the end of the notice period, the Everbridge Board (or a committee thereof) must have in good faith (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of the merger agreement) reaffirmed its determination that such acquisition proposal is a superior proposal.

At any time prior to obtaining the requisite stockholder approval, other than in connection with a written acquisition proposal that constitutes a superior proposal, the Everbridge Board (or a committee thereof) may effect an Everbridge Board recommendation change in response to an intervening event if and only if:

•

the Everbridge Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with the Everbridge Board’s fiduciary duties pursuant to applicable law;

•

Everbridge has provided prior written notice to Parent at least four business days in advance to the effect that the Everbridge Board (or a committee thereof) has (1) so determined and (2) resolved to effect an Everbridge Board recommendation change, which notice will specify in reasonable detail the basis for such Everbridge Board recommendation change and will describe the intervening event in reasonable detail; and

•

prior to effecting such Everbridge Board recommendation change, Everbridge and its representatives, until 5:00 p.m., Eastern time, at the end of such period, have (1) negotiated with Parent and its representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of the merger agreement and the transaction documents so that the Everbridge Board (or a committee thereof) no longer determines in good faith that the failure to make an Everbridge Board recommendation change in response to such intervening event would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law; (2) permitted Parent and its representatives to make a presentation to the Everbridge Board regarding the merger agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); and (3) following such four business day period, the Everbridge Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of the merger agreement and the transaction documents) has determined that the failure of the Everbridge Board (or a committee thereof) to make an Everbridge Board recommendation change would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law, it being understood that each time that material modifications or developments with respect to the intervening event occur, Everbridge has agreed to notify Parent of such modification and the four business day period will recommence and be extended for two business days from the later of (A) the delivery of such written notice to Parent or (B) the end of the original four business day notice period.

For purposes of this proxy statement, “intervening event” means any effect, or any material consequence of such effect, that (1) as of the date of the merger agreement was not known or reasonably foreseeable by the Everbridge Board, in each case based on facts known to the Everbridge Board as of the date of the merger agreement, or if known to or reasonably foreseeable by the Everbridge Board, the material consequences of which were not known to or reasonably foreseeable by the Everbridge Board as of the date of the merger agreement; and (2) does not relate to (a) an acquisition proposal or (b) the mere fact, in and of itself, that Everbridge meets or exceeds any internal or public projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the merger agreement, or changes after the date of the merger agreement in the market price or trading volume of our common stock or the credit rating of Everbridge or any of its securities (it being understood that the underlying cause of any of the foregoing in this clause (b) may be considered and taken into account in determining whether an intervening event has occurred).

Stockholder Meeting

Everbridge has agreed to take all action necessary to establish a record date for, duly call, give notice of, convene and hold the special meeting as promptly as reasonably practicable following the sending of this proxy statement. Everbridge is permitted to postpone or adjourn the special meeting in certain circumstances related to soliciting additional proxies or requirements of applicable law.

Employee Benefits

From and after the effective time of the merger, the surviving corporation will honor all Everbridge benefit plans in accordance with their terms as in effect immediately prior to the effective time of the merger, except that the surviving corporation is permitted to amend or terminate Everbridge benefit plans in accordance with their terms or if otherwise required by applicable law.

For the benefits period, the surviving corporation and its subsidiaries will:

•

maintain employee benefits for the benefit of each continuing employee (other than excluded benefits) that are substantially comparable in the aggregate to those in effect at Everbridge or its subsidiaries as of February 4, 2024;

•

provide an annual base salary or wage rate, and target annual cash bonus opportunity to each continuing employee that is, in each case, no less favorable than the base salary or wage rate and target annual cash bonus opportunities that were provided to such continuing employee immediately prior to the effective time; and

•

provide to continuing employees cash severance benefits upon a qualifying termination of employment (subject to satisfying any requirements required by Parent) that are substantially the same as those provided by Everbridge and its subsidiaries as of February 4, 2024.

At or after the effective time of the merger, Parent, the surviving corporation or any other subsidiary of Parent will cause continuing employees to receive credit for all service (1) with Everbridge and its subsidiaries prior to the effective time of the merger, and (2) with Parent, the surviving corporation, and any of their subsidiaries on or after the effective time of the merger, for purposes of eligibility to participate, vesting and entitlement to benefits for purposes of vacation accrual and severance pay entitlement (but not including for any excluded benefits), to the same extent such service was credited under the corresponding Everbridge benefit plan in which such continuing employee participated immediately prior to February 4, 2024.

Additionally, Parent will, or will cause the surviving corporation or any other subsidiary of Parent to, use commercially reasonable efforts to provide that:

•	each continuing employee will be immediately eligible to participate in any New Plan to the extent that coverage pursuant to any New Plan replaces coverage pursuant to a comparable Old Plan;

•

for purposes of New Plans providing medical, dental, pharmaceutical, or vision benefits to any continuing employee, cause all pre-existing conditions or limitations, physical examination requirements, evidence of insurability requirements and actively-at-work requirements of such New Plan to be waived for such continuing employee and his or her covered dependents, to the same extent waived under the corresponding Everbridge benefit plan;

•

during the plan year in which the closing of the merger occurs, cause any eligible expenses paid by such continuing employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such continuing employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and

•

any vacation or paid time off accrued but unused by a continuing employee as of immediately prior to the effective time of the merger will be credited to such continuing employee following the effective time of the merger, will not be subject to accrual limits or other forfeiture and will not limit future accruals.

Efforts to Close the Merger

HSR Act; FDI Laws

Everbridge and Parent have each agreed to use its respective reasonable best efforts to (1) seek to obtain all necessary consents, waivers, approvals, orders, authorizations and expirations or terminations of applicable waiting periods from governmental authorities, and take all actions to avoid or eliminate each and every impediment under applicable law; (2) make all registrations, declarations and filings with governmental authorities, in each case that are necessary to consummate the merger; (3) file a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act with the FTC and the Antitrust Division of the DOJ; (4) as promptly as reasonably practicable make all filings pursuant to certain applicable FDI laws; and (5) take all action necessary to, as soon as reasonably practicable, cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act applicable to the merger or receive approval, non-disapproval or clearance for any FDI filing.

Everbridge and Parent each filed or caused to be filed the requisite notification forms under the HSR Act with the FTC and the DOJ on February 16, 2024 and the waiting period under the HSR Act expired at 11:59 p.m., Eastern time, on March 18, 2024.

In addition, Parent, in coordination and consultation with Everbridge, submitted each of the specified FDI filings in March 2024.

Each of Parent and Merger Sub agreed to, if and to the extent necessary to obtain clearance of the merger pursuant to the HSR Act and any other antitrust laws or FDI laws applicable to the merger, take all actions necessary to avoid or eliminate each and every impediment and obtain all clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations under any antitrust laws or FDI laws; provided, however, that Parent and Merger Sub need not, and Everbridge agreed not to, without the prior written consent of Parent, commit to or effect any action or agree to any restriction, including (i) offering, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, transfer, license, disposition, hold separate (through the establishment of a trust or otherwise) or other disposition of any or all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), properties, rights, products or business of any person, including of Parent and Merger Sub (and their respective affiliates), on the one hand, and Everbridge and its subsidiaries, on the other hand or (ii) taking (or refraining from taking) any other action or accepting or otherwise agreeing to any other restrictions on the activities of any person, including of Parent and Merger Sub (and their respective affiliates), on the one hand, and Everbridge and its subsidiaries, on the other hand; in each case of clause (i) or (ii), if such action or restriction, individually or in the aggregate, would, or would reasonably be expected to, result in a material adverse effect to the business, properties, assets, operations, financial condition or results of operations of Parent, Merger Sub, Everbridge and its subsidiaries, taken as a whole, it being understood that the foregoing shall not require any affiliate of Parent or Merger Sub (including their “ultimate parent entity” as that term is defined in the HSR Act, but excluding (x) Parent and Merger Sub and (y) after the Closing, the surviving corporation and its subsidiaries) to commit to or effect any action or agree to any restriction set forth in the foregoing clauses (i) and (ii).

Additionally, Parent and Merger Sub agreed not to acquire or agree to acquire by merging or by acquiring in any other manner, any assets, business or person or other business organization or division if such assets, business or person competes in any line of business with Everbridge or its subsidiaries and the entering into a definitive agreement relating to the consummation of such transaction would reasonably be expected to (1) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any governmental authority under the HSR Act or under any other antitrust laws necessary to consummate the merger or the expiration or termination of any applicable waiting period; (2) materially increase the risk of any governmental authority entering an order under the HSR Act or under any other antitrust laws preventing or materially restraining the consummation of the merger; (3) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (4) materially delay or prevent the consummation of the merger, subject to certain exceptions.

Equity Financing

Under the merger agreement, Parent agreed to take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper and advisable to obtain the equity financing on the terms and conditions described in the equity commitment letter, including by:

•	maintaining in effect the equity commitment letter in accordance with the terms and subject to the conditions thereof;

•	complying with its obligations under the equity commitment letter;

•	satisfying on a timely basis the conditions to funding the equity financing in the equity commitment letter that are within Parent and Merger Sub’s control;

•	consummating the equity financing at or prior to the closing, including causing the Thoma Bravo Fund to fund the equity financing at the closing; and

•	enforcing its rights pursuant to the equity commitment letter.

Parent and Merger Sub have agreed to seek to enforce, including by bringing a legal proceeding for specific performance, the equity commitment letter if Everbridge seeks and is granted a decree of specific performance of the obligation to consummate the merger after all applicable conditions to the granting thereof set forth in the merger agreement have been satisfied.

Indemnification and Insurance

The merger agreement provides that the surviving corporation and its subsidiaries will (and Parent will cause the surviving corporation and its subsidiaries to), for a period of six years after the effective time of the merger, honor and fulfill, in all respects, the obligations of Everbridge and its subsidiaries pursuant to any indemnification agreements in effect on February 4, 2024 between Everbridge and any of its subsidiaries, on the one hand, and any of their respective current or former directors or officers (and any person who becomes a director, officer of Everbridge or any of its subsidiaries prior to the effective time of the merger), on the other hand (we refer to such persons collectively as the “indemnified persons”). In addition, under the merger agreement, during the period commencing at the effective time of the merger and ending on the sixth anniversary of the effective time of the merger, the surviving corporation and its subsidiaries will (and Parent will cause the surviving corporation and its subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the charter, the bylaws and the other similar organizational documents of Everbridge and the subsidiaries of Everbridge, as applicable, as of February 4, 2024. During such six-year period or such period in which an indemnified person is asserting a claim for indemnification pursuant to the merger agreement, whichever is longer, such provisions may not be repealed, amended or otherwise modified in any manner that would adversely affect the rights thereunder of any indemnified persons except as required by applicable law.

Furthermore, during the period commencing at the effective time of the merger and ending on the sixth anniversary of the effective time of the merger, the surviving corporation has agreed to (and Parent has agreed to cause the surviving corporation to) indemnify and hold harmless, to the fullest extent permitted by Everbridge’s governing and organizational documents in effect as of February 4, 2024 or pursuant to any indemnification agreement with Everbridge or any of its subsidiaries in effect as of the effective time of the merger, each indemnified person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding, whether civil, criminal, administrative or investigative, to the extent that such legal proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (1) any action or omission, or alleged action or omission, in such indemnified person’s capacity as a director, officer, or agent of Everbridge or any of its subsidiaries or other affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the effective time of the merger); and (2) the merger, as well as any actions taken by Everbridge, Parent or Merger Sub with respect to the merger (including any disposition of assets of the surviving corporation or any of its subsidiaries that is alleged to have rendered the surviving corporation or any of its subsidiaries insolvent). If prior the sixth anniversary of the effective time of the merger, any indemnified person delivers to Parent a written notice asserting a claim for indemnification pursuant to the merger agreement, then the claim asserted in such notice will survive the sixth-anniversary until such claim is fully and finally resolved.

Prior to the effective time of the merger, Everbridge has agreed to purchase a prepaid six-year “tail” policy with respect to the directors’ and officers’ liability insurance. The surviving corporation will (and Parent will cause the surviving corporation to) maintain the tail policy in full force and effect and continue to honor its obligations thereunder for so long as the tail policy is in full force and effect.

For more information, refer to the section of this proxy statement captioned “The Merger—Interests of Everbridge’s Directors and Executive Officers in the Merger.”

Certain Additional Covenants and Agreements

The merger agreement also contains additional covenants between Everbridge, Parent and Merger Sub relating to, among other things, (1) public announcements with respect to the transactions; (2) access to information and confidentiality; (3) coordination with respect to litigation relating to the merger; (4) covenants relating to the delisting of the shares of company common stock from NASDAQ and deregistering such company common stock under the Exchange Act; (5) the filing of this proxy statement; and (6) the treatment of the Convertible Notes and capped call transactions.

Conditions to the Closing of the Merger

The respective obligations of Parent, Merger Sub and Everbridge, to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) at or prior to the effective time of the merger of certain conditions, including the following:

•	the adoption of the merger agreement by the requisite affirmative vote of our stockholders holding a majority of the outstanding voting power of the issued and outstanding shares of our common stock;

•

the expiration or termination of the waiting periods, if any, applicable to the merger pursuant to the HSR Act; and the absence of any agreement with any governmental authority not to consummate the merger, including any agreement between the parties and any governmental authority to stay, toll or extend any applicable waiting period;

•

all consents, approvals and filings required under certain specified FDI laws shall have been obtained or made, and all waiting periods (including any extensions thereof) (including any timing agreements with applicable governmental authorities) relating to the execution, delivery and performance of the merger agreement and the consummation of the merger shall have expired or otherwise been terminated under any such laws; and

•

the absence of (1) any order issued by any governmental authority of competent jurisdiction or (2) any law, that in the case of each of the foregoing clauses (1) or (2), prohibits or makes illegal the consummation of the merger.

The obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) at or prior to the effective time of the merger of each of the following additional conditions, any of which may be waived exclusively by Parent:

•

the accuracy of the representations and warranties of Everbridge set forth in the merger agreement, subject to applicable materiality or other qualifiers, as of the Closing or the date in respect of which such representation or warranty was specifically made;

•	Everbridge having performed and complied in all material respects with all covenants in the merger agreement required to be performed and complied with by it at or prior to the Closing;

•	receipt by Parent and Merger Sub of a customary closing certificate of Everbridge; and

•	the absence of any Company Material Adverse Effect having occurred after the date of the merger agreement that is continuing.

The obligations of Everbridge to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) at or prior to the effective time of the merger of each of the following additional conditions, any of which may be waived exclusively by Everbridge:

•

the accuracy of the representations and warranties of Parent and Merger Sub set forth in the merger agreement, subject to applicable materiality or other qualifiers, as of the effective time of the merger or the date in respect of which such representation or warranty was specifically made;

•

Parent and Merger Sub having performed and complied in all material respects with all covenants in the merger agreement required to be performed and complied by Parent and Merger Sub at or prior to the Closing; and

•	the receipt by Everbridge of a customary closing certificate of Parent and Merger Sub.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders (except as otherwise provided in the merger agreement), in the following circumstances:

•	by mutual written agreement of Everbridge and Parent;

•	by either Everbridge or Parent if:

•

any governmental authority of competent jurisdiction issues any order that has become final and non-appealable that, in each case, enjoins or prohibits the consummation of the merger, except that the right to terminate will not be available to any party that has failed to comply with certain covenants set forth in the merger agreement and such party’s failure to comply with such covenants has been the primary cause of, or primarily resulted in, such order;

•

the merger has not been consummated by 11:59 p.m., Eastern time, on the termination date, except that if as of the termination date, the relevant waiting periods or required consents or clearance required under the HSR Act or certain specified FDI laws have not been obtained, the termination date will automatically be extended to 11:59 p.m., Eastern time, on November 4, 2024; or

•

our stockholders do not adopt the merger agreement at the special meeting, except that a party may not terminate the merger agreement pursuant to this provision if such party’s action or failure to act constitutes a breach of the merger agreement and is the primary cause of, or primarily resulted in, the failure to obtain the approval of our stockholders at the special meeting;

•	by Everbridge if:

•

subject to a 45-day cure period, Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties or covenants in the merger agreement such that the related closing condition would not be satisfied;

•

prior to the adoption of the merger agreement by our stockholders: (1) Everbridge has received a superior proposal; (2) the Everbridge Board (or a committee thereof) has authorized Everbridge to enter into an alternative acquisition agreement to consummate the acquisition transaction contemplated by that superior proposal; (3) Everbridge has complied in all material respects with its covenants under the merger agreement with respect to such superior proposal; and (4) Everbridge pays Parent or its designee the applicable termination fee; or

•

(1) certain of the closing conditions set forth in the merger agreement have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the closing) or waived; (2) Parent and Merger Sub fail to consummate the Closing as required; (3) Everbridge has notified Parent in writing that if Parent performs its obligations under the merger agreement and the equity financing is funded in accordance with the equity commitment letter, then Everbridge stands ready, willing and able to consummate the closing; (4) Everbridge gives Parent written notice at least two business days prior to such termination stating Everbridge’s intention to terminate the merger agreement; and (5) the closing has not been consummated by the end of such two business day period; and

•	by Parent if:

•

subject to a 45-day cure period, Everbridge has breached or failed to perform in any material respect any of its representations, warranties or covenants in the merger agreement such that the related closing condition would not be satisfied; or

•

prior to receiving the requisite stockholder approval, the Everbridge Board (or a committee thereof) has effected an Everbridge Board recommendation change (as defined in the section of this proxy statement captioned “The Merger Agreement—The Everbridge Board’s Recommendation; Board Recommendation Change”) (except that Parent’s right to terminate in such instance will expire at 5:00 p.m., Eastern time, on the tenth business day following the date on which such right to terminate first arose).

In the event that the merger agreement is terminated pursuant to the termination rights above, the merger agreement will be of no further force or effect without liability of any party (or any direct or indirect equity holder, controlling person, partner, member, manager, stockholder, director, officer, employee, affiliate, agent or other representative of such party) to the other parties, as applicable, except certain sections of the merger agreement will survive the termination of the merger agreement, in each case in accordance with their respective terms. Notwithstanding the previous sentence, nothing in the merger agreement will relieve any party from any liability for any intentional common law fraud or any willful breach of the merger agreement prior to the termination of the merger agreement (subject to the parent liability limitation or the company liability limitation, as applicable). Furthermore, no termination of the merger agreement will affect the rights or obligations of any party pursuant to any confidentiality agreement or the equity commitment letter, which rights, obligations and agreements will survive the termination of the merger agreement in accordance with their respective terms.

Termination Fees and Remedies

The merger agreement contains certain termination rights for Everbridge and Parent. Upon valid termination of the merger agreement under specified circumstances, Everbridge agreed to pay Parent (or its designee) a termination fee of $50,000,000. Specifically, this termination fee will be payable by Everbridge to Parent if the merger agreement is terminated:

•

by Everbridge if (1) Everbridge has received a superior proposal, (2) the Everbridge Board authorizes the acceptance of a superior proposal and (3) Everbridge has complied in all material respects with its obligations under the alternative solicitation provisions in the merger agreement; or

•	by Parent if the Everbridge Board changes its recommendation with respect to the merger

The termination fee will also be payable by Everbridge in certain circumstances if:

•

the merger agreement is terminated (1) because the merger is not completed by the termination date at a time when our stockholders have not adopted the merger agreement at the special meeting; (2) because of Everbridge’s failure to obtain the required approval of our stockholders; or (3) subject to a 45-day cure period, because Everbridge breaches or fails to perform in any material respect any of its representations, warranties or covenants in a manner that would cause the related closing conditions to not be satisfied;

•	at the time of such termination, Parent is in compliance with certain conditions under the merger agreement;

•

following the execution and delivery of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal has been publicly announced or publicly disclosed and not withdrawn or otherwise abandoned; and

•

Everbridge subsequently consummates, or enters into a definitive agreement providing for (and such acquisition proposal is subsequently consummated at any time), a transaction involving the acquisition of at least 50.1% of its stock or assets within one year of such termination.

Upon valid termination of the merger agreement under specified circumstances, Parent has agreed to pay Everbridge (or its designee) a termination fee of $124,000,000. Specifically, this termination fee will be payable by Parent to Everbridge if the merger agreement is terminated by Everbridge (or by Parent after such time as Everbridge has complied with the respective requirements of, and thus at such time had the right to terminate the merger agreement pursuant to the following termination provisions):

•

because Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties or covenants in the merger agreement such that the related closing condition would not be satisfied, which termination right is subject to a 45-day cure period; or

•

because (1) certain of the closing conditions set forth in the merger agreement have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived; (2) Parent and Merger Sub fail to consummate the Closing as required; (3) Everbridge has notified Parent in writing that if Parent performs its obligations under the merger agreement and the equity financing is funded in accordance with the equity commitment letter, then Everbridge stands ready, willing and able to consummate the Closing; (4) Everbridge gives Parent written notice at least two business days prior to such termination stating Everbridge’s intention to terminate the merger agreement; and (5) the Closing has not been consummated by the end of such two business day period.

Neither Everbridge nor Parent, as applicable, is required to pay its termination fee on more than one occasion. The merger agreement also provides that Everbridge, on the one hand, or Parent and Merger Sub, on the other hand, may specifically enforce the obligations under the merger agreement, except that Everbridge may only cause Parent and Merger Sub to consummate the merger, and Parent to cause the equity financing to be funded pursuant to the equity commitment letter, if certain conditions are satisfied.

Subject to limited exceptions, Parent’s and Merger Sub’s aggregate liability for monetary damages for breaches of the merger agreement are capped at the parent liability limitation, and Everbridge’s liability for monetary damages for breaches of the merger agreement is capped at the company liability limitation.

Everbridge’s receipt of certain reimbursement obligations payable by Parent to the extent owed, Everbridge’s right to specific performance and Everbridge’s right to enforce and receive certain amounts under the equity commitment letter are the sole and exclusive remedies of Everbridge and its affiliates against Parent and its affiliates in respect of the merger agreement, the related transaction documents, the transactions contemplated by the merger agreement or such transaction documents, the termination of the merger agreement or the failure to consummate the merger or any claims or actions under applicable law arising out of any such breach, termination or failure, and, upon payment of the reimbursement obligations, neither Parent nor any of its affiliates will have any further liability or obligation to Everbridge or any of its affiliates relating to or arising out of the merger agreement, the related transaction documents, the transactions contemplated by the merger agreement or such transaction documents or for any matters forming the basis of such termination, other than in the case of intentional common law fraud or a willful breach of the merger agreement. Notwithstanding anything to the contrary, under no circumstances can Everbridge receive both a grant of specific performance or other equitable relief to cause the equity financing to be funded (whether under the merger agreement or the equity commitment letter) and the occurrence of the closing, on the one hand, and (1) payment of any monetary damages (including any monetary damages in lieu of specific performance) whatsoever or (2) payment of any of the reimbursement obligations by Parent to Everbridge, on the other hand.

Fees and Expenses

Except in specified circumstances, whether or not the merger is completed, Everbridge, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the merger agreement and the merger.

No Third-Party Beneficiaries

The merger agreement is binding upon and inures solely to the benefit of each party thereto, and nothing in the merger agreement, express or implied, is intended to or will confer upon any other person any rights or remedies, except (1) as set forth in or contemplated by the merger agreement; (2) from and after the effective time of the merger, the rights of the holders of shares of our common stock, Everbridge options, Everbridge RSUs and Everbridge PSUs to receive the merger consideration; and (3) with respect to certain terms of the merger agreement, the financing sources and their successors and assigns.

Amendment, Extension and Waiver

Subject to applicable law, the merger agreement may be amended or waived by the parties at any time by execution of an instrument in writing signed on behalf of each Parent, Merger Sub and Everbridge prior to the effective time of the merger. However, after the adoption of the merger agreement by our stockholders, no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval.

At any time and from time to time prior to the effective time of the merger, any party may (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties made to such party in the merger agreement and (3) waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement (subject to compliance with applicable law). Any agreement by a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such party. Any delay in exercising any right pursuant to the merger agreement will not constitute a waiver of such right.

Governing Law and Venue

The merger agreement is governed by and construed in accordance with the laws of the State of Delaware. The venue for disputes relating to the merger agreement is the Delaware Court of Chancery or, to the extent that the Delaware Court of Chancery does not have jurisdiction, federal or state court in the State of Delaware.

Waiver of Jury Trial

Each of the parties has irrevocably waived any and all right to trial by jury in any action arising out of or relating to the merger agreement, the merger, the equity commitment letter or the equity financing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 5, 2024 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated, to our knowledge, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 41,460,726 shares of our common stock outstanding as of March 5, 2024. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 5, 2024 or issuable pursuant to Everbridge RSUs or Everbridge PSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 5, 2024, to be outstanding and to be beneficially owned by the person holding the Everbridge option, Everbridge RSU or Everbridge PSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each person or entity listed in the table is c/o Everbridge, Inc., 25 Corporate Drive, Suite 400, Burlington, Massachusetts 01803. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Common Stock
Name of Beneficial Owner	Number	Percentage
Greater than 5% Stockholders:
The Vanguard Group(1)	5,960,765	14.4%
BlackRock Inc.(2)	4,799,377	11.6%
FMR LLC(3)	2,262,641	5.5%
Named Executive Officers and Directors:
Bryan Barney	24,711	*
Patrick Brickley(4)	134,365	*
John DiLeo	25,000	*
Phillip Huff	13,092	*
David Rockvam	—	*
David Wagner	68,518	*
Noah Webster	8,983	*
David Benjamin	5,747	*
Richard D’Amore	17,347	*
Alison Dean	15,847	*
Rohit Ghai	5,747	*
David Henshall	36,661	*
Kent Mathy(5)	17,047	*
Simon Paris	8,876	*
Sharon Rowlands	11,347	*
All directors and executive officers as a group (15 persons)	393,288	*

*	Represents less than one percent.
(1)	The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The information shown is based on a Schedule 13G/A filed on February 13, 2024 by The Vanguard Group.
(2)	The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. The information shown is based on a Schedule 13G/A filed on January 24, 2024 by BlackRock, Inc.
(3)	The address of FMR, LLC is 245 Summer Street, Boston, Massachusetts 02210. This information shown is based on a Schedule 13G filed on February 9, 2024 by FMR, LLC.
(4)	Includes 3,597 shares of common stock issuable upon the exercise of options that are exercisable on or before May 4, 2024.
(5)	Includes 5,000 shares of common stock issuable upon the exercise of options that are exercisable on or before May 4, 2024.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in stockholder meetings.

Everbridge will hold an annual meeting of stockholders in 2024 only if the merger has not already been completed.

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2024 annual meeting of stockholders, if held, pursuant to Rule 14a-8 of the Exchange Act must have submitted the proposal to us no later than December 13, 2023.

Everbridge’s bylaws establish an advance notice procedure with regard to specified matters to be brought before an annual meeting of stockholders but not included in our proxy materials. To be timely for our annual meeting of stockholders in 2024, our Corporate Secretary must have received the required written notice at our principal executive offices not earlier than 4:00 p.m., local time, on January 26, 2024, and not later than 4:00 p.m., local time, on February  25, 2024.

WHERE YOU CAN FIND MORE INFORMATION

Everbridge files annual, quarterly and current reports, proxy statements and other information with the SEC.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Everbridge filings with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 27, 2024;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 13, 2023; and

•	Current Reports on Form 8-K filed with the SEC on February 5, 2024, March 1, 2024 and March 7, 2024.

Notwithstanding the above, information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

We also incorporate by reference into this proxy statement each additional document that we may file with the SEC under Sections 13(a), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the merger agreement. These documents include annual, quarterly and current reports (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), proxy statements, proxy solicitation materials and other information.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the merger agreement. These documents include annual, quarterly and current reports, proxy statements and other information.

These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents that we file with the SEC, without charge, by requesting them in writing from us at the following address:

Everbridge, Inc.

25 Corporate Drive, Suite 400

Burlington, Massachusetts, 01803

Attention: Investor Relations

If you would like to request documents from us, please do so as soon as possible to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method. Please note that all of our documents that we file with the SEC are also promptly available through the “SEC Filings” section of our website, https://ir.everbridge.com/sec-filings. The information included on our website is not incorporated by reference into this proxy statement. The website addresses, and the website addresses included in any documents incorporated by reference in this proxy statement, are not intended to function as hyperlinks, and the information contained on such websites and on the SEC’s website is not incorporated by reference in this proxy statement and you should not consider it a part of this proxy statement.

If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our proxy solicitor:

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

Annex A

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

among

PROJECT EMERSON PARENT, LLC,

PROJECT EMERSON MERGER SUB, INC.

and

EVERBRIDGE, INC.

Dated February 29, 2024

A-i

3.26	Related Person Transactions	A-43
3.27	Brokers	A-43
3.28	Exclusivity of Representations and Warranties	A-43

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-44

4.1	Organization; Good Standing	A-44
4.2	Power; Enforceability	A-44
4.3	Non-Contravention	A-45
4.4	Requisite Governmental Approvals	A-45
4.5	Legal Proceedings; Orders	A-45
4.6	Ownership of Company Capital Stock	A-45
4.7	Brokers	A-45
4.8	No Parent Vote or Approval Required	A-46
4.9	Financing	A-46
4.10	Solvency	A-47
4.11	Absence of Stockholder and Management Arrangements	A-47
4.12	No Foreign Person	A-47
4.13	Exclusivity of Representations and Warranties	A-48

ARTICLE V INTERIM OPERATIONS OF THE COMPANY		A-49

5.1	Affirmative Obligations	A-49
5.2	Forbearance Covenants	A-49
5.3	Process Related to Affirmative Obligations and Forbearance Covenants	A-52
5.4	No Solicitation of Acquisition Proposals	A-52
5.5	No Control of the Other Party’s Business	A-57

ARTICLE VI ADDITIONAL COVENANTS		A-57

6.1	Efforts; Required Action and Forbearance	A-57
6.2	Antitrust Filings and Foreign Direct Investment Laws	A-58
6.3	Proxy Statement and Other Required SEC Filings	A-60
6.4	Company Stockholder Meeting	A-62
6.5	Equity Financing	A-63
6.6	Financing Cooperation	A-64
6.7	Anti-Takeover Laws	A-67
6.8	Information Access During the Pre-Closing Period	A-67
6.9	Section 16(b) Exemption	A-67
6.10	Directors’ and Officers’ Exculpation, Indemnification and Insurance	A-67
6.11	Employee Matters	A-69
6.12	Obligations of Merger Sub	A-71
6.13	Notification of Certain Matters	A-71
6.14	Public Statements and Disclosure	A-71
6.15	Transaction Litigation	A-72
6.16	Stock Exchange Delisting; Deregistration	A-72
6.17	Additional Agreements	A-72
6.18	Convertible Notes; Capped Call Transactions	A-72
6.19	Parent Vote at Merger Sub	A-74
6.20	Conduct of Business by Parent and Merger Sub	A-74
6.21	Prohibition on Certain Discussions	A-74
6.22	Repatriation	A-75

ARTICLE VII CONDITIONS TO THE MERGER		A-75

7.1	Conditions to Each Party’s Obligations to Effect the Merger	A-75

A-ii

7.2	Conditions to the Obligations of Parent and Merger Sub	A-75
7.3	Conditions to the Company’s Obligations to Effect the Merger	A-76

ARTICLE VIII TERMINATION		A-77

8.1	Termination	A-77
8.2	Manner and Notice of Termination; Effect of Termination	A-78
8.3	Fees and Expenses	A-79

ARTICLE IX GENERAL PROVISIONS		A-82

9.1	Survival of Representations, Warranties and Covenants	A-82
9.2	Notices	A-82
9.3	Amendment	A-83
9.4	Extension; Waiver	A-83
9.5	Assignment	A-84
9.6	Confidentiality	A-84
9.7	Entire Agreement	A-84
9.8	Third-Party Beneficiaries	A-84
9.9	Severability	A-85
9.10	Remedies	A-85
9.11	Governing Law	A-86
9.12	Consent to Jurisdiction	A-86
9.13	WAIVER OF JURY TRIAL	A-87
9.14	Counterparts	A-87
9.15	No Limitation	A-87
9.16	Non-recourse	A-88

A-iii

EXHIBITS

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

A-iv

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This amended and restated agreement and plan of merger (this “Agreement”) is dated February 29, 2024, and is among Project Emerson Parent, LLC, a Delaware limited liability company (“Parent”), Project Emerson Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Everbridge, Inc., a Delaware corporation (the “Company”), and amends and restates in its entirety that certain Agreement and Plan of Merger (the “Original Agreement”), dated as of February 4, 2024, among Parent, Merger Sub and the Company. Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the meanings given to them in Article I.

RECITALS

A. Parent, Merger Sub and the Company previously entered into the Original Agreement setting forth the terms and conditions upon which Parent would acquire the Company pursuant to the merger of Merger Sub with and into the Company.

B. Concurrently with the execution and delivery of the Original Agreement, and as a condition and material inducement to the Company’s willingness to enter into the Original Agreement, Parent and Merger Sub delivered to the Company an executed equity commitment letter (the “Original Equity Commitment Letter”), dated as of February 4, 2024, between Thoma Bravo Discover Fund IV, L.P. (“Investor”) and Parent.

C. Pursuant to Section 9.3 of the Original Agreement, the Original Agreement may be amended or modified by written agreement of Parent, Merger Sub and the Company at any time prior to the Effective Time.

D. Parent, Merger Sub and the Company desire to amend and restate the Original Agreement in its entirety as set forth herein.

E. Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub delivered to the Company an amendment and restatement of the Original Equity Commitment Letter (the Original Equity Commitment Letter, as amended and restated, and as may be further amended, amended and restated or replaced, and including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement, the “Equity Commitment Letter”), pursuant to which Investor has, among other things, committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding all amounts payable by Parent or Merger Sub under this Agreement at the Closing in connection with the Merger (as defined below) and the transactions pursuant thereto (the “Equity Financing”).

F. The Company Board has (i) determined that this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (collectively with the other transactions contemplated by this Agreement, the “Merger”), are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (iii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations in this Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement; (iv) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders at a meeting of the Company Stockholders; and (v) recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger in accordance with the DGCL.

G. Each of the board of managers of Parent and the board of directors of Merger Sub have (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations under this Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement herein and the board of directors of Merger Sub has declared this Agreement advisable; (iii) in the case of Merger Sub, directed that the adoption of this Agreement be submitted to a vote of Parent in its capacity as Merger Sub’s sole stockholder; and (iv) in the case of Merger Sub, recommended that Parent vote in favor of the adoption of this Agreement and the approval of the Merger in accordance with the DGCL.

AGREEMENT

The Parties therefore agree to amend and restate the Original Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of this Agreement, the following capitalized terms have the following respective meanings:

(a) “2024 Convertible Notes” means the Company’s 0.125% convertible senior notes due 2024 issued under the 2024 Convertible Notes Indenture.

(b) “2024 Convertible Notes Indenture” means the Indenture, dated as of December 13, 2019, by and between the Company and the Trustee.

(c) “2026 Convertible Notes” means the Company’s 0% convertible senior notes due 2026 issued under the 2026 Convertible Notes Indenture.

(d) “2026 Convertible Notes Indenture” means the Indenture, dated as of March 11, 2021, by and between the Company and the Trustee.

(e) “Acceptable Confidentiality Agreement” means a customary confidentiality agreement that is either (i) in effect as of the execution of this Agreement or (ii) executed after the execution of this Agreement; provided, however, that, with respect to such agreements executed and delivered following the execution and delivery of this Agreement, the provisions contained therein relating to the confidential treatment of information and use thereof are not materially less restrictive in the aggregate to the counterparty than those contained in the Confidentiality Agreement (except for such changes necessary in order for the Company to be able to comply with its obligations under this Agreement), it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of, or amendment to, any Acquisition Proposal.

(f) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to the Company or the Company Board (or any committee thereof) to engage in an Acquisition Transaction.

(g) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or Group (other than Parent or Merger Sub or any of their Affiliates, or any Group that includes Parent or Merger Sub or any of their Affiliates), whether from the Company or any other Person, of securities representing more than 15 percent of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 15 percent of the total outstanding voting power of the Company after giving effect to the consummation of such tender offer or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any Person or Group (other than Parent or Merger Sub or any of their Affiliates, or any Group that includes Parent or Merger Sub or any of their Affiliates) of assets constituting or accounting for more than 15 percent of the revenue, net income or consolidated assets of the Company and its Subsidiaries, taken as a whole; or

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company (or any of its Subsidiaries whose business accounts for more than 15 percent of the revenue, net income or consolidated assets of the Company and its Subsidiaries, taken as a whole) pursuant to which any Person or Group (other than Parent or Merger Sub or any of their Affiliates, or any Group that includes Parent or Merger Sub or any of their Affiliates) would hold securities representing more than 15 percent of the total outstanding voting power of the Company (or the surviving company) outstanding after giving effect to the consummation of such transaction.

(h) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(i) “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group under state, local or non-U.S. Law).

(j) “Antitrust Law” means, collectively, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(k) “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of Boston is closed.

(l) “Bylaws” means the bylaws of the Company in effect as of February 4, 2024.

(m) “Capitalization Date” means 5:00 p.m., Eastern time, on February 1, 2024.

(n) “Capped Call Documentation” means (i) the letter agreements Re: Base Call Option Transaction, each dated as of December 10, 2019, between the Company and each of J.P. Morgan Chase Bank, National Association, Goldman Sachs & Co. LLC and Nomura Global Financial Products Inc., each as supplemented by the side letters, each dated as of December 10, 2019, each as amended by the call option amendment agreements, each dated as of March 11, 2021, (ii) the letter agreements Re: Additional Call Option Transaction, each dated as of December 16, 2019, between the Company and each of J.P. Morgan Chase Bank, National Association, Goldman Sachs & Co. LLC and Nomura Global Financial Products Inc., each as supplemented by the side letters, each dated as of December 16, 2019, each as amended by the call option amendment agreements, each dated as of March 11, 2021, (iii) the letter agreements Re: Base Call Option Transaction, each dated as of March 8, 2021, between the Company and each of Bank of Montreal, Deutsche Bank AG, London Branch, J.P. Morgan Chase Bank, National Association and Wells Fargo Bank, National Association, and (iv) the letter agreements Re: Additional Call Option Transaction, each dated as of March 9, 2021, between the Company and each of Bank of Montreal, Deutsche Bank AG, London Branch, J.P. Morgan Chase Bank, National Association and Wells Fargo Bank, National Association.

(o) “Capped Call Transactions” means the transactions documented under the Capped Call Documentation.

(p) “Certificate of Merger” means the certificate of merger, in such form as is determined by the Parties and in accordance with the DGCL.

(q) “Charter” means the Sixth Amended and Restated Certificate of Incorporation of the Company as in effect as of February 4, 2024.

(r) “Chosen Courts” means the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware, then any Delaware state court).

(s) “Code” means the Internal Revenue Code of 1986.

(t) “Company Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, bonus, stock option, stock purchase or other equity-based award (including the Company Equity-Based Awards), performance award, incentive compensation, profit sharing, savings, retirement, pension, disability, life insurance, health or medical benefits, employee assistance program, sick leave, vacation, deferred compensation, severance, termination pay, post-employment or retiree benefits, retention, transaction, stay bonus, change of control compensation, and other fringe, welfare or other benefit or remuneration of any kind, whether or not in writing, whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) that is sponsored, maintained or contributed to (or required to be contributed to) for the benefit of any Service Provider or with respect to which the Company or any of its Subsidiaries or ERISA Affiliates has any current liability, contingent or otherwise, other than offer letters made pursuant to the Company’s standard form of offer letter as made available to Parent that may be terminated by the Company without notice and do not contain any severance.

(u) “Company Board” means the Board of Directors of the Company.

(v) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(w) “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

(x) “Company Equity Plans” means the compensatory plans set forth in Section 1.1(x) of the Company Disclosure Letter that provide for the issuance of any Company Equity-Based Awards.

(y) “Company Equity-Based Award” means each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits, payments or equity or equity-based awards, in each case, measured in whole or in part by, exercisable for, or measured by reference to, the value of a number of shares of Company Common Stock granted pursuant to the Company Equity Plans, a Company Benefit Plan (including Company RSUs, Company PSUs and Company Options) or otherwise, other than purchase rights under the ESPP.

(z) “Company Financial Advisor” means Qatalyst Partners LP.

(aa) “Company Intellectual Property” means any Intellectual Property that is owned by the Company or any of its Subsidiaries.

(bb) “Company Material Adverse Effect” means any change, event, condition, development, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other

Effects that exist or have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. None of the following Effects, and no Effects arising out of, relating to or resulting from the following (in each case, by themselves or when aggregated), will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i) general economic conditions in the United States or any other country or region in the world, or conditions in the global economy generally (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to comparable companies operating in the industry in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(ii) conditions in the financial markets, credit markets, equity markets, debt markets, currency markets or capital markets in the United States or any other country or region in the world, including (a) changes in interest rates or credit ratings in the United States or any other country; (b) changes in exchange rates for the currencies of any country; or (c) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (except, in each case, to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to comparable companies operating in the industry in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(iii) conditions in the industries in which the Company and its Subsidiaries conduct business or in any specific jurisdiction or geographical area in which the Company and its Subsidiaries conduct business, or changes in such conditions (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to comparable companies operating in the industry in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(iv) regulatory, legislative or political conditions (including anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions) in the United States or any other country or region in the world (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to the comparable companies operating in the industry in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(v) any geopolitical conditions, cyberattack, outbreak of hostilities, armed conflicts, civil unrest, civil disobedience, acts of war, sabotage, terrorism or military actions (including, in each case, any escalation or worsening of any of the foregoing) in the United States or any other country or region in the world, including an outbreak or escalation of hostilities involving the United States or any other Governmental Authority or the declaration by the United States or any other Governmental Authority of a national emergency or war (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to comparable companies operating in the industry in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent), or other natural or man-made disasters, weather conditions, power outages or other force majeure events in the United States or any other country or region in the world (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities) (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to comparable companies operating in the industry in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(vii) pandemics (including the COVID-19 pandemic), epidemics, plagues, contagious disease outbreaks or other comparable events (including quarantine restrictions mandated or recommended by any Governmental Authority), or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities (including COVID-19 Measures) in the United States or any other country or region in the world;

(viii) any Effect with respect to COVID-19 or any COVID-19 Measures;

(ix) inflation or any changes in the rate of increase or decrease of inflation (in each case, except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to comparable companies operating in the industry in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(x) the development, continuation or worsening of supply chain disruptions affecting the industry in which the Company and its Subsidiaries conduct business (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to comparable companies operating in the industry in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(xi) the negotiation, execution, delivery, announcement or performance of the Original Agreement, this Agreement or the pendency or consummation of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees (including any employee attrition), suppliers, customers, partners, lenders, lessors, vendors, Governmental Authorities or any other third Person (except that this clause (xi) shall not apply to representations and warranties that specifically address the consequences of the entry into the Original Agreement, this Agreement or the consummation of the Merger);

(xii) the compliance by any Party with the express terms of the Original Agreement or this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with the Original Agreement or this Agreement;

(xiii) any action expressly required to be taken pursuant to the Original Agreement or this Agreement, any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing (including by email) following the date of the Original Agreement or this Agreement, and any failure to take any action resulting from Parent’s failure to grant any approval or consent requested by the Company to take any reasonable action restricted or prohibited by the Original Agreement or this Agreement;

(xiv) changes or proposed changes in GAAP or other accounting standards or Law (or the enforcement or interpretation of any of the foregoing), including the adoption, implementation, repeal, modification, reinterpretation or proposal thereof, changes in the regulatory accounting requirements applicable to any industry in which the Company and its Subsidiaries operate (including the adoption, implementation, repeal, modification, reinterpretation or proposal thereof), or any action taken for the purpose of complying with GAAP or any Law (including any action taken or not taken as required by any Law, Governmental Authority or otherwise to respond to the impact, presence, outbreak or spread of any pandemic (including COVID-19), epidemic, contagious disease outbreaks or other comparable event);

(xv) changes in the price or trading volume of the Company Common Stock or any change in the credit rating of the Company or any of its securities, in and of itself (it being understood that the cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded under this definition);

(xvi) any failure, in and of itself, by the Company and its Subsidiaries to meet any internal or public estimates, forecasts, predictions, budgets, plans, projections or expectations of the Company’s revenue, earnings, financial performance, results of operations or other financial or operating metrics for any period (it being understood that the cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded under this definition);

(xvii) the availability or cost of equity, debt or other financing to Parent, Merger Sub or any of their respective Affiliates;

(xviii) any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its stockholders, executive officers or other employees or any member of the Company Board (or any Affiliates of any of the foregoing) in connection with, arising from or otherwise relating to the Merger, including any demand or Legal Proceeding for appraisal of the fair value of any shares of Company Common Stock;

(xix) the identity of, or any facts or circumstances relating to, Investor, Parent or Merger Sub or their respective Affiliates or the respective equity or debt financing sources of, or investors in, any of the foregoing or the respective plans or intentions of the foregoing with respect to the Company or its business;

(xx) any matter set forth in the Company Disclosure Letter; or

(xxi) any breach by Parent or Merger Sub of this Agreement.

(cc) “Company Options” means any outstanding compensatory options to purchase shares of Company Common Stock, granted pursuant to any of the Company Equity Plans or otherwise, other than the purchase rights under ESPP. For the avoidance of doubt, Company Options shall not include the Capped Call Transactions.

(dd) “Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

(ee) “Company Registered Intellectual Property” means all of the Company Intellectual Property that is Registered Intellectual Property.

(ff) “Company Related Parties” means, collectively, (i) the Company and its Subsidiaries; and (ii) the former, current and future holders of any equity, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates.

(gg) “Company Software” means computer software (including authored by or for the Company or any of its Subsidiaries (including any owned software)) that embodies Company Intellectual Property.

(hh) “Company Stockholders” means the holders of shares of Company Capital Stock.

(ii) “Company Termination Fee” means an amount in cash equal to $50,000,000.

(jj) “Confidentiality Agreement” means the confidentiality letter agreement, dated November 18, 2023, between the Company and Thoma Bravo, L.P.

(kk) “Consent” means any consent, approval, clearance, waiver, Permit or order.

(ll) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(mm) “Contract” means any express, legally binding contract, lease, license, indenture, note, bond, agreement or other instrument. For purposes hereof, a task, purchase, statement of work, delivery, change or work order under a Contract will not constitute a separate Contract but will be part of the Contract to which it relates.

(nn) “Convertible Notes” means, collectively, the 2024 Convertible Notes and the 2026 Convertible Notes.

(oo) “Convertible Notes Indentures” means, collectively, the 2024 Convertible Notes Indenture and the 2026 Convertible Notes Indenture.

(pp) “COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions or mutations thereof, or any related or associated epidemics, pandemics or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).

(qq) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, workforce reduction, shut down, closure, sequester, safety or similar Law, directive, guideline, response or recommendation of or promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken, in each case, in connection with or in response to COVID-19 and including, in each case, any changes in any such Law, directive, guidance, response or recommendation.

(rr) “Damages Commitment” means the “Damages Commitment” as set forth in the Equity Commitment Letter.

(ss) “D&O Insurance” means the Company’s current directors’ and officers’ liability insurance.

(tt) “Debt Financing Sources” means the Persons, if any, that have committed to provide the debt financing contemplated by, or have otherwise entered into agreements in connection with, the Debt Financing or alternative debt financing in connection with the Merger (and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto), together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns. It is understood and agreed that the Parent Related Parties will not be Debt Financing Sources for any purposes of this Agreement.

(uu) “DGCL” means the General Corporation Law of the State of Delaware.

(vv) “DOJ” means the United States Department of Justice.

(ww) “DPA” means the Defense Production Act of 1950.

(xx) “DTC” means the Depository Trust Company.

(yy) “Environmental Law” means all applicable federal, national, state, provincial or local Laws relating to pollution, worker or public health and safety with respect to exposure to Hazardous Substance, and protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

(zz) “ERISA” means the Employee Retirement Income Security Act of 1974.

(aaa) “ERISA Affiliate” means any Person under common control with the Company or any Subsidiary or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(bbb) “ESPP” means the Company’s 2016 Employee Stock Purchase Plan, as amended.

(ccc) “Exchange Act” means the Securities Exchange Act of 1934.

(ddd) “Excluded Information” means any (i) financial statements of the Company or its Subsidiaries other than the historical financial statements set forth in Section 6.6(a)(iv)(A) and Section 6.6(a)(iv)(B); (ii) risk factors related to, or any description of, all or any component of the Debt Financing, including amounts, interest rates, dividends, fees and expenses related thereto, (iii) a “description of notes,” “plan of distribution,” and other information customarily provided by the Debt Financing Sources or their counsel or advisors; (iv) pro forma financial statements or adjustments or projections (including information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments), it being understood that Parent, and not the Company or its Subsidiaries or their respective Representatives, will be responsible for the preparation of the pro forma financial statements and any other pro forma information, including any pro forma adjustments; (v) other information required by Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X, Compensation Discussion and Analysis or any other information required by Item 402 of Regulation S-K, any other information required by Items 10 through 14 of Form 10-K or XBRL exhibits or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A; and (v) other information that is not reasonably available to the Company under its current reporting systems or that the Company does not maintain in the ordinary course of business or that is not reasonably available to the Company without undue effort or expense.

(eee) “FCPA” means the United States Foreign Corrupt Practices Act of 1977.

(fff) “Foreign Direct Investment Law” means any foreign direct investment law, or similar applicable law, that provides for national security reviews in connection with the cross-border acquisition of any interest in or assets of a business under the jurisdiction of any Governmental Authority outside the United States.

(ggg) “FTC” means the United States Federal Trade Commission.

(hhh) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(iii) “Government Contract” means any Contract for the sale of supplies or services currently in performance or that has not been closed that is between the Company or any of its Subsidiaries on one hand and a Governmental Authority on the other hand or entered into by the Company or any of its Subsidiaries as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority.

(jjj) “Governmental Authority” means any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission of any governmental authority or other governmental authority or instrumentality, whether domestic, foreign or supranational, or any arbitrator or arbitral body (public or private), to the extent such arbitrator or arbitral body has binding authority over the applicable party.

(kkk) “Group” means a “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons.

(lll) “Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” (or words with similar meaning) including petroleum and petroleum products and per- and polyfluoroalkyl substances.

(mmm) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(nnn) “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection with such borrowed money), or with respect to deposits or advances of any kind to such Person; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property, equipment and software (other than ordinary course trade payables), including any earn-out or other similar contingent payment obligations; (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements; (v) all obligations arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person of a type descried in clauses (i) through (v); (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); or (viii) reimbursement obligations with respect to letters of credit, bank guarantees, and other similar contractual obligations, solely to the extent drawn.

(ooo) “Intellectual Property” means the rights associated with or arising under any of the following anywhere in the world: (i) patents and applications therefor (“Patents”); (ii) copyrights, copyright registrations and applications therefor and all other corresponding rights in work of authorship (“Copyrights”); (iii) (A) trademarks, trade names, logos, service marks, trade dress, internet domain names and social media accounts, and (B) registrations and applications therefor and corresponding rights in indicia of origin ((A) and (B), “Marks”); (iv) trade secrets rights and corresponding rights in confidential business and technical information and know-how (“Trade Secrets”); and (v) any similar, corresponding or equivalent rights to any of the foregoing.

(ppp) “Intervening Event” means any Effect, or any material consequence of such Effect, that (i) as of the date of this Agreement was not known or reasonably foreseeable by the Company Board, in each case based on facts known to the Company Board as of the date of this Agreement, or if known to or reasonably foreseeable by the Company Board, the material consequences of which were not known to or reasonably foreseeable by the Company Board as of the date of this Agreement; and (ii) does not relate to (A) an Acquisition Proposal; or (B) the mere fact, in and of itself, that the Company meets or exceeds any internal or public projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company or any of its securities (it being understood that the underlying cause of any of the foregoing in this clause (B) may be considered and taken into account in determining whether an Intervening Event has occurred).

(qqq) “IRS” means the United States Internal Revenue Service.

(rrr) “Knowledge” of a Person, with respect to any matter in question, means, with respect to the Company, the actual knowledge as of February 4, 2024 of the individuals set forth on Section 1.1(sss) of the Company Disclosure Letter, in each case after reasonable inquiry of their direct reports primarily responsible for such matters. With respect to matters involving the Company Intellectual Property, Knowledge does not require the Company, or any of its directors, officers or employees, to have conducted or have obtained any freedom to operate opinions or any Patent, Mark or other Intellectual Property clearance searches. If not conducted or obtained, no knowledge of any Patents, Marks or other Intellectual Property of any third Person that would have been revealed by such opinions or searches will be imputed to the Company or any of its directors, officers or employees.

(sss) “Law” means any statute, law (including common law), act, code, ordinance, rule, regulation or stock exchange listing requirement.

(ttt) “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, complaint, audit, investigation, arbitration or other similarly formal legal proceeding brought by or pending before any Governmental Authority.

(uuu) “Lookback Date” means January 1, 2022.

(vvv) “Material Contract” means any of the following Contracts in effect as of February 4, 2024:

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as a whole;

(ii) the IP Contracts;

(iii) any Contract (A) containing any covenant materially limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any material line of business or any geographical area, including pursuant to a “most favored nation” or exclusivity provision, (B) provides for any other “exclusivity” requirement in favor of any third party or (C) provides preferential rights or rights of first or last offer or refusal to any third party, except in the case of clause (A)–(C), for (x) any such Contracts that may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less, or (y) any Contracts, restrictions, requirements and provisions that are not material to the Company and its Subsidiaries, taken as a whole;

(iv) any Contract (A) relating to the disposition or acquisition of assets (including capital stock of any Subsidiary of the Company) by the Company or any of its Subsidiaries with a value greater than $10,000,000 after February 4, 2024 other than in the ordinary course of business; or (B) pursuant to which the Company or any of its Subsidiaries will, or has the right to, acquire any ownership interest in any Person (other than any Subsidiary of the Company) after February 4, 2024;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $5,000,000 other than (A) accounts receivables and payables in the ordinary course of business, (B) loans to Subsidiaries of the Company in the ordinary course of business; and (C) extensions of credit to customers in the ordinary course of business;

(vi) any Contract that involves a joint venture;

(vii) any Company Equity-Based Awards that materially deviate from the form made available in the Company SEC Reports or that provide any single or double trigger acceleration provisions that would be triggered in connection with the Merger;

(viii) any contract for the employment on a full-time, part-time, consulting or other basis providing for annual cash on target compensation in excess of $550,000;

(ix) any Labor Agreement;

(x) any Contract that is with (A) each of the ten largest customers of the Company and its Subsidiaries, taken as a whole (the “Material Customers”) by annual recurring revenue as of December 31, 2023 and (B) each of the ten largest commercial vendors of the Company and its Subsidiaries, taken as a whole (the “Material Vendors”), by total spend for the twelve-month period ended December 31, 2023;

(xi) any Contract that is an agreement in settlement of a dispute or Legal Proceeding (including with any Governmental Authority) that imposes material obligations on the Company or any of its Subsidiaries after February 4, 2024 or such Contract that requires the Company or any of its Subsidiaries to pay consideration of more than $5,000,000 after February 4, 2024;

(xii) any Contract that obligates the Company or any of its Subsidiaries to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $10,000,000;

(xiii) any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or prohibits the pledging of the capital stock of the Company or any of its Subsidiaries; and

(xiv) any Contract that provides for (A) indemnification by the Company or any of its Subsidiaries of any officer, director or employee by the Company, other than Contracts entered into on substantially the same form as the Company’s standard forms previously made available to Parent; or (B) accelerated vesting in connection with a change of control, including the transactions contemplated hereunder (including as a result of any termination of employment following a change of control, including the transactions contemplated hereunder).

(www) “NASDAQ” means the Nasdaq Global Select Market.

(xxx) “NISPOM Rule” means the National Industrial Security Program Operating Manual Rule as codified in 32 C.F.R. Part 117.

(yyy) “Order” means any order, judgment, injunction, ruling, award, decree or writ of any Governmental Authority.

(zzz) “Parent Material Adverse Effect” means any Effect that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, has had or would reasonably be expected to prevent or materially impair or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to the Original Agreement or this Agreement.

(aaaa) “Parent Related Parties” means, collectively, (i) Parent, Merger Sub or Investor; and (ii) the former, current and future holders of any equity, controlling persons, Representatives, Affiliates (other than Parent, Merger Sub or Investor), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and Investor.

(bbbb) “Parent Termination Fee” means an amount in cash equal to $124,000,000.

(cccc) “Permit” means any permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities.

(dddd) “Permitted Lien” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar liens or security interests that are not yet delinquent or that are being contested in good faith and by appropriate proceedings; (iii) third Person leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions) entered into in the ordinary course of business under which there exists no material default; (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), in each case that do not, and are not reasonably likely to, adversely affect in any material respect the current use or occupancy of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) zoning, building and other similar codes or restrictions that are not violated in any material respect by the current use or occupancy by the Company or any of its Subsidiaries of the real property subject thereto; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports; (ix) non-exclusive licenses to Company Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business; (x) any other liens that do not secure a liquidated amount or indebtedness for borrowed money, that have been incurred or suffered in the ordinary course of business, and that would not have a Company Material Adverse Effect; (xi) statutory, common law or contractual liens of landlords under real property leases; (xii) liens against the fee interests of the landlord or owner of any Company properties unless caused by the Company or any of its Subsidiaries; (xiii) liens or encumbrances imposed on the underlying fee interest in real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries; (xiv) liens securing obligations under Indebtedness so long as there is no event of default under such Indebtedness; (xv) other than with respect to Company Intellectual Property, such other liens, encumbrances or imperfections that do not materially detract from the value of or materially impair the use of the asset or property affected by such lien, encumbrance or imperfection; and (xvi) liens discharged at or prior to the Effective Time.

(eeee) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(ffff) “Pre-Closing Period” means the period commencing with the execution and delivery of the Original Agreement and continuing until the earlier to occur of the (i) termination of this Agreement pursuant to Article VIII and (ii) Effective Time.

(gggg) “Registered Intellectual Property” means all (i) Patents; (ii) registered and applied-for Marks; and (iii) registered Copyrights.

(hhhh) “Related Party” means a Company Related Party or a Parent Related Party, as applicable.

(iiii) “Representatives” means the Affiliates, directors, officers, employees, consultants, agents, financing sources, representatives and advisors of a Party.

(jjjj) “Sanctioned Country” means any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo under applicable Trade Controls (including Cuba, Iran, North Korea, Syria and the Crimea, Donetsk People’s Republic, or Luhansk People’s Republic of Ukraine).

(kkkk) “Sanctioned Person” means any Person that is the subject or target of applicable sanctions or restrictions under Trade Controls including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or, otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of or Person located, ordinarily resident or organized under the laws of a Sanctioned Country.

(llll) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(mmmm) “SEC” means the United States Securities and Exchange Commission.

(nnnn) “Securities Act” means the Securities Act of 1933.

(oooo) “Service Provider” means any current or former employee, officer, consultant, independent contractor, or member of the board of directors of the Company or any of its Subsidiaries.

(pppp) “Subsidiary” of any Person means (i) a corporation more than 50 percent of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; and (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by contract).

(qqqq) “Superior Proposal” means any written Acquisition Proposal on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account (i) any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination; and (ii) those factors and matters deemed relevant in good faith by the Company Board (or any committee thereof), which factors may include the (A) identity of the Person making the proposal; (B) likelihood of consummation in accordance with the terms of such Acquisition Proposal; and (C) legal, financial (including the financing terms), regulatory, timing and other aspects of such Acquisition Proposal). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15 percent” in the definition of “Acquisition Transaction” will be deemed to be references to “50.1 percent.”

(rrrr) “Systems” means the software, hardware, servers, hosting facilities, systems and other information technology infrastructure and assets used or relied on by or for the benefit of the Company or any of its Subsidiaries. Systems shall include the Company Software.

(ssss) “Tax” means all U.S. federal, state, local, and non-U.S. taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts, however denominated, whether disputed or not.

(tttt) “Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, including any attachments thereto or amendments thereof, filed or required to be filed with any Governmental Authority relating to Taxes.

(uuuu) “Transaction Documents” means, collectively, the Confidentiality Agreement, the Equity Commitment Letter and any other document contemplated by those agreements, or any document or instrument delivered in connection with this Agreement or those agreements.

(vvvv) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries, Affiliates, directors, employees or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, Affiliates, directors or employees, in each case in connection with, arising from or otherwise relating to the Merger, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement or any Other Required Company Filing or any other communications to the Company Stockholders, in each case other than any Legal Proceedings solely among the Parties or their respective Affiliates (including, for the avoidance of doubt, with the parties to the Equity Commitment Letter), related to this Agreement, the Transaction Documents or the Merger.

(wwww) “Trustee” means U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association.

(xxxx) “Unaudited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of September 30, 2023, set forth in the Company’s Quarterly Report on Form 10-Q filed by the Company with the SEC for the quarterly period ended September 30, 2023.

(yyyy) “Willful Breach” means a breach that is a consequence of an intentional act deliberately undertaken or intentionally omitted to be taken by the breaching party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause, result in or constitute a breach of the relevant covenant or agreement.

1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Alternative Acquisition Agreement	5.4(a)
Anti-Bribery Laws	3.22(c)
Benefits Period	6.11(b)
Certificates	2.9(c)(i)
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.4(c)(i)
Company Disclosure Letter	1.4
Company Liability Limitation	8.3(f)(ii)
Company Relevant Persons	3.22(b)
Company PSU	2.8(b)(i)
Company RSU	2.8(a)(i)
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Converted Cash Award	2.8(a)(ii)
Copyrights	1.1(ooo)
Covenant Exceptions	5.1(a)
Current Purchase Period	2.8(f)
Debt Financing	6.6(a)

Term	Section Reference
Dissenting Company Shares	2.7(c)(i)
DTC Payment	2.9(d)
Effect	1.1(bb)
Effective Time	2.2
Electronic Delivery	9.14
Enforceability Limitations	3.2
Enforcement Expenses	8.3(e)
Equity Commitment Letter	Recitals
Equity Financing	Recitals
Event Notice Period	5.4(d)(i)(2)
Exchange Fund	2.9(b)
Excluded Benefits	6.11(b)
Financing	6.6(a)
Indemnified Persons	6.10(a)
International Employee Plans	3.19(j)
Investor	4.9(a)
IP Contracts	3.16(d)
Labor Agreements	3.20(a)
Lease	3.14(b)
Leased Real Property	3.14(b)
Marks	1.1(ooo)
Material Customers	1.1(vvv)(x)
Material Vendors	1.1(vvv)(x)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Stockholder Approval	6.19
New Plans	6.11(c)
Non-Cooperation Notice	6.6(b)
Notice Period	5.4(d)(ii)(3)
OFAC	1.1(jjjj)
Old Plans	6.11(c)
Original Equity Commitment Letter	Recitals
Original Agreement	Preamble
Other Required Company Filing	6.3(e)
Other Required Parent Filing	6.3(f)
Owned Company Shares	2.7(a)(ii)
Parent	Preamble
Parent Liability Limitation	8.3(f)(i)
Party	Preamble
Patents	1.1(ooo)
Payment Agent	2.9(a)
Per Share Price	2.7(a)(iii)
Personal Information	3.17(a)
Privacy and Data Security Requirements	3.17(a)
Processing	3.17(a)
Proxy Statement	6.3(a)
Reimbursement Obligations	6.6(f)
Required Permits	3.21
Requisite Stockholder Approval	3.4
Security Breach	3.17(b)
Specified Foreign Direct Investment Law	6.2(a)

Term	Section Reference
Surviving Corporation	2.1
Tail Policy	6.10(c)
Termination Date	8.1(c)
Trade Controls	3.22(b)
Trade Secrets	1.1(ooo)
Uncertificated Shares	2.9(c)(ii)
Unvested Company Option	2.8(c)(ii)
Unvested Company PSU	2.8(b)(ii)
Unvested Company RSU	2.8(a)(ii)
UPE	6.2(a)
Vested Company Option	2.8(c)(i)
Vested Company Option Consideration	2.8(c)(i)
Vested Company PSU	2.8(b)(i)
Vested Company PSU Consideration	2.8(b)(i)
Vested Company RSU	2.8(a)(i)
Vested Company RSU Consideration	2.8(a)(i)
WARN Act	3.20(b)

1.3 Certain Interpretations.

(a) References to this Agreement. Unless the context of this Agreement otherwise requires, (i) when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, that reference is to an Article, Section, Schedule or Exhibit to this Agreement, as applicable, and (ii) references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. References to this Agreement (in this Agreement or any Transaction Document) mean this Agreement as amended, supplemented or otherwise modified from time to time in accordance with Section 9.3. Unless expressly indicated otherwise in this Agreement or the context otherwise requires, the date on which the representations and warranties set forth in Article III and Article IV are made by the Company or Parent and Merger Sub, as applicable, shall not change as a result of the execution of this Agreement and shall be as of such dates as they were made in the Original Agreement; provided, however, that for purposes of Sections 3.2, 3.3(a), 3.3(b), 3.4, 3.5(a), 3.5(c), 3.5(d) and 3.6 with respect to the Company and Sections 4.2, 4.3(a), 4.3(c), 4.3(d), 4.4 and 4.8 with respect to Parent and Merger Sub, the date of such respective representations and warranties shall be as of the date hereof.

(b) Hereof, Including, etc. When used in this Agreement, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the phrase “the date hereof” means “the date of this Agreement;” and (iii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Threats. Unless the context of this Agreement otherwise requires, the word “threat” or “threatened” will be deemed to be immediately followed by the words “in writing.”

(d) Neither, etc. Not Exclusive. Unless the context of this Agreement otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The rule known as the ejusdem generis rule will not apply, and accordingly, general words introduced by the word “other” will not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

(e) Extent. The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(f) Dollars. When used in this Agreement, references to “$” or “Dollars” are references to United States dollars. All amounts in this Agreement will be paid in Dollars, and if any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than Dollars, to the extent applicable, the Dollar equivalent for such costs, fees and expenses will be determined by converting such other currency to Dollars at the foreign exchange rates published by Bloomberg or, if not reported thereby, another authoritative source reasonably determined by the Company, in effect at the time that such amount, cost, fee or expense is incurred. If the resulting conversion yields a number that extends beyond two decimal points, it will be rounded to the nearest penny.

(g) Meaning of Terms. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined in such certificate or document. References to the “United States” or abbreviations thereof mean the United States of America and its states, territories and possessions.

(h) References to Persons. References to any Person (including any Party) include references to such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, to any Person succeeding to its functions and capacities. It is agreed that a breach of this Agreement by Merger Sub will be deemed to be a breach of this Agreement by Parent.

(i) References to Subsidiaries. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(j) Writings. References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

(k) Legislation; Contracts. A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations, statutory instruments and applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Authority) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.

(l) Accounting Matters. Except as otherwise provided in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is related to the subject matter of such representation; (ii) such item is otherwise specifically set forth on the balance sheet or financial statements; or (iii) such item is specifically set forth on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(m) Headings. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

(n) Applicable Time. Unless otherwise indicated, all references to a specific time are to the then-applicable local time in Boston, Massachusetts.

(o) Calculation of Time Periods. Unless otherwise indicated, (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded; (ii) if the last day of such period is not a Business Day, then the period in question will end on the next Business Day; (iii) if any action (other than any action described in Section 5.4) must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; (iv) the measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date; and (v) if no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(p) Nature of Days and Months. Whenever this Agreement refers to a number of days, that number will refer to calendar days unless Business Days are specified. Any reference to a “month” means a calendar month.

(q) Representations Are Not Covenants. Nothing contained in Article III or Article IV may be construed as a covenant under the terms of this Agreement, other than the acknowledgments and agreements set forth in Section 3.28 and Section 4.13 to the extent necessary to give full effect to the acknowledgments and agreements set forth therein.

(r) Joint Drafting. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement. Accordingly, the Parties irrevocably waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(s) Summaries. No summary of this Agreement or any Exhibit, Schedule or other document delivered with this Agreement that is prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit, Schedule or document.

(t) No Admission. The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained in this Agreement or in the Company Disclosure Letter will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or is required to be referred to or disclosed under this Agreement. Disclosure of any information or document in the Company Disclosure Letter is not a statement or admission that it is material or required to be disclosed in the Company Disclosure Letter. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or materiality.

(u) Nature of Information Disclosed. It is understood and agreed that (i) the specification of any dollar amount in the representations and warranties contained in this Agreement is not intended to imply that such amounts (or higher or lower amounts) are or are not material; and (ii) the inclusion of any specific item in the Company Disclosure Letter is not intended to imply that such items are or are not material or are within or outside of the ordinary course of business. In each case, no Party may use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement is or is not material for purposes of this Agreement or whether any obligation, item or matter included in the Company Disclosure Letter is or is not material for purposes of this Agreement or is within or outside of the ordinary course of business.

(v) No Reliance by Others on Representations. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.4 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of facts or circumstances as of February 4, 2024 or as of any other date.

(w) Made Available. The phrases “furnished,” “provided,” “delivered” or “made available” or words of similar import when used with respect to documents or other information means that such documents or information have been physically or electronically delivered to the relevant Party prior to February 4, 2024, including by being (i) posted to the virtual data room managed by the Company in connection with the Merger prior to 12:00 p.m., Eastern Time, on February 4, 2024 or (ii) filed with or furnished to the SEC and available in its Electronic Data Gathering, Analysis and Retrieval (EDGAR) database prior to 12:00 p.m., Eastern Time, on February 4, 2024.

(x) Ordinary Course. References to “ordinary course” or “ordinary course of business” refers to the ordinary course of business of the Company and its Subsidiaries that is materially consistent with past practice.

1.4 Company Disclosure Letter. The information set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on February 4, 2024 (the “Company Disclosure Letter”) is disclosed under separate Section and subsection references that correspond to the Sections and subsections of this Agreement to which such information relates. The information set forth in each Section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations, warranties or covenants of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations, warranties or covenants of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations, warranties or covenants is reasonably apparent on the face of such disclosure.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue as the surviving corporation of the Merger and a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger in accordance with the DGCL, the “Effective Time”).

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur remotely via the electronic exchange of documents, on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted under this Agreement) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted under this Agreement) of such conditions); or (b) such other time, location and date as

Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as set forth in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.10(a), the Charter as in effect immediately prior to the Effective Time will be amended and restated in its entirety to read as set forth on Exhibit A to this Agreement, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.10(a), the bylaws of the Surviving Corporation will be amended and restated to be the bylaws of Merger Sub as in effect immediately prior to the Effective Time (with the name of the Surviving Corporation being “Everbridge, Inc.”), until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6 Directors and Officers of the Surviving Corporation.

(a) Directors. The Parties will use reasonable best efforts to take all necessary actions so that, at the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation will be officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed, or until their earlier death, resignation or removal.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i) each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will automatically be cancelled and will cease to exist without any conversion thereof or consideration paid in exchange therefor; and

(iii) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares, if any) will be automatically converted into the right to receive cash in an amount equal to $35.00, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11).

(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to fully reflect the effect of any stock split, reverse stock split, stock distribution or dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Dissenting Company Shares. Notwithstanding anything to the contrary in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by a Company Stockholder who has (A) neither voted in favor of the adoption of this Agreement or the Merger nor consented thereto in writing and (B) properly demanded appraisal of such shares of Company Common Stock pursuant to, and in accordance with, Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7 but instead will be entitled only to such rights as are granted by Section 262 of the DGCL. Such Company Stockholder will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL. However, if, after the Effective Time, such Company Stockholder fails to perfect, effectively withdraws or waives, or otherwise loses such holder’s right to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price in accordance with this Agreement and will not thereafter be deemed to be Dissenting Company Shares.

(ii) Notification of Parent of Demands for Appraisal. The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of any Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of any Dissenting Company Shares. The Company may not, except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of any Dissenting Company Shares. For purposes of this Section 2.7(c)(ii), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of any Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected) and may offer comments or suggestions with respect to such demands, but Parent will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

2.8 Equity Awards.

(a) Company RSUs.

(i) Vested Company RSUs. At the Effective Time, each outstanding restricted stock unit subject to time-based vesting (each, a “Company RSU”) under the applicable Company Equity Plan that is vested at the

Effective Time (but not yet settled) or that vests as a result of the consummation of transactions contemplated by this Agreement (each, a “Vested Company RSU”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted solely into the right to receive an amount (without interest) in cash equal in value to (A) the total number of shares of Company Common Stock subject to such Vested Company RSU immediately prior to the Effective Time multiplied by (B) the Per Share Price, less applicable Taxes required to be withheld with respect to such payment (the “Vested Company RSU Consideration”). Following the Effective Time, no such Vested Company RSU that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of a Vested Company RSU shall cease to have any rights with respect thereto, except for the right (if any) to receive the Vested Company RSU Consideration in exchange for such Vested Company RSU in accordance with this Section 2.8(a)(i).

(ii) Unvested Company RSUs. At the Effective Time, each outstanding Company RSU under the applicable Company Equity Plan that is not a Vested Company RSU (each, an “Unvested Company RSU”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted solely into the contingent right to receive from Parent or the Surviving Corporation an amount in cash (without interest) (a “Converted Cash Award”) equal to (A) the total number of shares of Company Common Stock subject to such Unvested Company RSU immediately prior to the Effective Time multiplied by (B) the Per Share Price, less applicable Taxes required to be withheld with respect to such payment. Except as otherwise provided in this Section 2.8, each such Converted Cash Award assumed and converted pursuant to this Section 2.8 will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding Unvested Company RSU immediately prior to the Effective Time, provided that terms rendered inoperable by the transactions contemplated by the Transaction Documents will no longer have any force or effect. Following the Effective Time, no such Unvested Company RSU that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of an Unvested Company RSU shall cease to have any rights with respect thereto, except for the right (if any) to receive a Converted Cash Award in exchange for such Unvested Company RSU in accordance with this Section 2.8(a)(ii). Any such conversion and assumption will be effected in a manner that complies with, or is exempt from, the requirements of Code Section 409A.

(b) Company PSUs.

(i) Vested Company PSUs. At the Effective Time, each outstanding performance stock unit subject to vesting on the basis of time and the achievement of performance targets (each, a “Company PSU”) under the applicable Company Equity Plan that is vested at the Effective Time (but not yet settled) or that vests as a result of the consummation of transactions contemplated by this Agreement (each, a “Vested Company PSU”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted solely into the right to receive an amount (without interest) in cash equal in value to (A) the total number of shares of Company Common Stock subject to such Vested Company PSU immediately prior to the Effective Time multiplied by (B) the Per Share Price, less applicable Taxes required to be withheld with respect to such payment (the “Vested Company PSU Consideration”). Following the Effective Time, no such Vested Company PSU that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of a Vested Company PSU shall cease to have any rights with respect thereto, except for the right (if any) to receive the Vested Company PSU Consideration in exchange for such Vested Company PSU in accordance with this Section 2.8(b)(i).

(ii) Unvested Company PSUs. At the Effective Time, each outstanding Company PSU under the applicable Company Equity Plan that is not a Vested Company PSU (each, an “Unvested Company PSU”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted solely into the contingent right to receive from Parent or the Surviving Corporation a Converted Cash Award equal to (A) the total number of shares of Company Common Stock subject to such Unvested Company PSU immediately prior to the Effective Time based on the number of shares that the applicable Unvested Company PSU would settle for at target achievement of the applicable performance metrics multiplied by (B) the Per Share Price, less applicable Taxes required to be withheld with respect to such payment. Except as otherwise provided in this Section 2.8, each such Converted Cash Award assumed and converted pursuant to this Section 2.8 will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding Unvested Company PSU immediately prior to the Effective Time, except that in lieu of vesting based on performance metrics, 50% of each Converted Cash Award will instead vest at target achievement at the end of the fiscal quarter which ends immediately after the second anniversary of the date of grant, and 50% of each Converted Cash Award will vest at target achievement at the end of the fiscal quarter which ends immediately after the third anniversary of the date of grant, subject in each case to Continuous Service (as such term is defined in the Company’s 2016 Equity Incentive Plan) through the applicable vesting date(s), and provided that terms rendered inoperable by the transactions contemplated by the Transaction Documents will no longer have any force or effect. Following the Effective Time, no such Unvested Company PSU that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of an Unvested Company PSU shall cease to have any rights with respect thereto, except for the right (if any) to receive a Converted Cash Award in exchange for such Unvested Company PSU in accordance with this Section 2.8(b)(ii). Any such conversion and assumption will be effected in a manner that complies with, or is exempt from, the requirements of Code Section 409A.

(c) Company Options.

(i) Vested Company Options. At the Effective Time, each outstanding Company Option that is vested at the Effective Time, or that vests as a result of the consummation of transactions contemplated by this Agreement (each, a “Vested Company Option”), will, automatically and without any required action on the part of the holder thereof, be cancelled and converted solely into the right to receive an amount (without interest) in cash, equal in value to (A) the total number of shares of Company Common Stock subject to the Vested Company Option multiplied by (B) the excess, if any, of the Per Share Price over the exercise price per share of Company Common Stock underlying such Vested Company Option, less applicable Taxes required to be withheld with respect to such payment (the “Vested Company Option Consideration”). For the avoidance of doubt, any Vested Company Option that has an exercise price per share of Company Common Stock that is greater than or equal to the Per Share Price will be cancelled at the Effective Time for no consideration or payment and without further action on the part of any Person. Following the Effective Time, no Vested Company Option shall remain outstanding, and each former holder of a Vested Company Option shall cease to have any rights with respect thereto, except for the right (if any) to receive the Vested Company Option Consideration in exchange for such Vested Company Option in accordance with this Section 2.8(c)(i).

(ii) Unvested Company Options. At the Effective Time, each outstanding Company Option that is not a Vested Company Option (each, an “Unvested Company Option”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted solely into the contingent right to receive from Parent or the Surviving Corporation a Converted Cash Award equal in value to (A) the total number of shares of Company Common Stock subject to such Unvested Company Option immediately prior to the Effective Time multiplied by (B) the excess, if any, of the Per Share Price over the exercise price per share of Company Common Stock under such Unvested Company Option, less applicable Taxes required to be withheld with respect to such payment. Except as otherwise provided in this Section 2.8, each such Converted Cash Award assumed and converted pursuant to this Section 2.8 will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding Unvested Company Option immediately prior to the Effective Time. For the avoidance of doubt, any Unvested Company Option that has an exercise price per share of Company Common Stock that is greater than or equal to the Per Share Price will be cancelled at the Effective Time for no consideration or payment and without further action on the part of any Person. Following the Effective Time, no Unvested Company Option shall remain outstanding, and each former holder of an Unvested Company Option shall cease to have any rights with respect thereto, except for the right (if any) to receive the Converted Cash Award in exchange for such Unvested Company Option in accordance with this Section 2.8(c)(ii). Any such conversion and assumption will be effected in a manner that complies with, or is exempt from, the requirements of Code Section 409A.

(d) Payment Procedures. At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate (i) Vested Company RSU Consideration owed to all holders of Vested Company RSUs, (ii) Vested Company PSU Consideration owed to all holders of Vested Company PSUs and (iii) Vested Company Option Consideration owed to all holders of Vested Company Options. As promptly as reasonably practicable following the Closing Date, but in no event later than the later of fifteen (15) days after the Effective Time and the first regularly scheduled payroll date following the Closing Date, the applicable former holders of Vested Company Options, Vested Company RSUs and Vested Company PSUs will receive a payment from the Surviving Corporation or applicable Subsidiary, through its payroll system or payroll provider, of the Vested Company Option Consideration, Vested Company RSU Consideration and Vested Company PSU Consideration required to be paid to such former holders pursuant to this Section 2.8. Notwithstanding the foregoing, if any payment owed to a holder of Vested Company RSUs, Vested Company PSUs or Vested Company Options pursuant to this Section 2.8 cannot be made through the Surviving Corporation’s payroll system or payroll provider, then Parent shall, or shall cause the Surviving Corporation or the Paying Agent to, issue a check for such payment to such holder, which check will be sent by overnight courier to such holder as soon as reasonably practicable following the Effective Time. Parent shall, or shall cause the Surviving Corporation to, pay any portion of a Converted Cash Award that vests to the applicable holder thereof as soon as reasonably practicable, but no later than 30 days following the date on which such portion vests.

(e) Necessary Further Actions. The Company will take all action within its power and authority reasonably necessary to effect the cancellation, conversion and/or assumption (as the case may be) of Company Equity-Based Awards as of the Effective Time and to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). Subject to obtaining any required consents from the holders thereof, all Company Equity-Based Awards and all Company Equity Plans will terminate as of the Effective Time (but subject to the consummation of the Merger).

(f) Treatment of Employee Stock Purchase Plan. Prior to the Effective Time, the Company will take all actions necessary to, (A) provide that no new individuals have been or will be permitted to enroll in the ESPP following February 4, 2024; (B) make any adjustments that may be necessary or advisable to reflect the shortened offering period or purchase period, but otherwise treat such shortened offering period or purchase period as a fully effective and completed offering period or purchase period for all purposes pursuant to the ESPP; (C) not allow any increase in the amount of participants’ payroll deduction elections under the ESPP during the offering period or purchase period that is in effect on February 4, 2024 from those in effect on February 4, 2024; (D) cause the exercise (as of no later than one Business Day prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the ESPP, but otherwise not issue any Company Common Stock under the ESPP; (E) provide that no further offering period or purchase period will commence pursuant to the ESPP upon or after February 4, 2024, and if the Effective Time would otherwise occur before the end of the current purchase period under the ESPP (the “Current Purchase Period”), the Company will shorten the Current Purchase Period as of a specified trading day at least ten (10) days prior to the date on which the Effective Time occurs and (F) not extend the Current Purchase Period. On such exercise date, the Company will apply the funds credited as of such date pursuant to the ESPP within each participant’s account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company will terminate the ESPP and no further rights shall be granted or exercised under the ESPP thereafter.

2.9 Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, Parent will (i) select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A 1 or P 1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, then Parent will, or will cause the Surviving Corporation to, promptly replace or restore, or cause to be replaced or restored, the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any interest or other income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c) Exchange and Payment Procedures.

(i) Certificated Shares. Promptly following the Effective Time (and in any event within one Business Day), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.7, (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent (or affidavit of loss in lieu of a Certificate as provided in Section 2.11)); and (B) instructions for use in effecting the surrender of the Certificates in exchange for the consideration payable in respect thereof pursuant to Section 2.7. Upon surrender to the Payment Agent of a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.11) for cancellation, together with such letter of transmittal, duly completed and validly executed, in accordance with the terms of such materials and instructions, the holder of such Certificate will be entitled to receive in exchange for the number of shares represented by such Certificate (and Parent will cause the Payment Agent to pay and deliver in exchange therefor as promptly as practicable) an amount in cash (less any applicable withholding Taxes payable in respect thereof) equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such Certificate by (2) the Per Share Price. The Certificate so surrendered will be cancelled. The Payment Agent will accept Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices. No interest will be paid or accrued for the benefit of any holder of Certificates on the amount payable upon the surrender of such Certificates pursuant to this Section 2.9(c)(i). Until so surrendered, the Certificates will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.7.

(ii) Uncertificated Shares. Notwithstanding anything to the contrary in this Agreement, any holder of shares of Company Common Stock held in book-entry form (the “Uncertificated Shares”) will not be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent to receive the consideration payable in respect thereof pursuant to Section 2.7. In lieu thereof, each holder of record (as of immediately prior to the Effective Time) of an Uncertificated Share that immediately prior to the Effective Time represented an outstanding share of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.7 will, upon receipt of an “agent’s message” in customary form (it being understood that the holders of Uncertificated Shares will be deemed to have surrendered such Uncertificated Shares upon receipt of an “agent’s message” or such other evidence, if any, as the Payment Agent may reasonably request) at the Effective Time, be entitled to receive (and Parent will cause the Payment Agent to pay and deliver as promptly as practicable) an amount in cash (less any applicable withholding Taxes payable in respect thereof) equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (B) the Per Share Price. The Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices. No interest will be paid or accrued for the benefit of any holder of Uncertificated Shares on the amount payable upon the surrender of such Uncertificated Shares pursuant to this Section 2.9(c)(ii). Until so surrendered, Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.7.

(d) DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and DTC with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to the product obtained by multiplying (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e) Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the consideration payable is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, then the aggregate consideration payable pursuant to Section 2.7 may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the consideration payable with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(f) Escheat. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a Company Stockholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Uncertificated Shares have not been surrendered immediately prior to the date on which any cash in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any Governmental Authority, then any such cash in respect of such Certificate or Uncertificated Share will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 will thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7.

2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares previously representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the consideration payable therefor in accordance with Section 2.7 (or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c)). The consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation, or any Subsidiary of Parent, the Company or the Surviving Corporation, will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom pursuant to any applicable Laws related to Taxes. To the extent that such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

2.13 Necessary Further Actions. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with the full right, title and possession of and to all rights and property of Merger Sub and the Company, then the officers and directors of the Surviving Corporation and Parent will be fully authorized (in the name of Merger Sub, in the name of the Company, and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the Company SEC Reports (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Special Note About

Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature); or (b) as set forth in the Company Disclosure Letter (it being acknowledged and agreed that nothing disclosed in the Company SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.6 or Section 3.12(a)), the Company represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing. The Company (a) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties and assets owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the Bylaws, each as amended to date. The Company is not in violation of the Charter or the Bylaws.

3.2 Corporate Power; Enforceability. Assuming that the representations and warranties of Parent and Merger Sub in Section 4.6(b) are true and correct, (a) the Company has the requisite corporate power and authority to (i) execute and deliver this Agreement and any Transaction Document to which it is a party; (ii) perform its covenants and obligations under this Agreement and any Transaction Document to which it is a party; and (iii) subject to receiving the Requisite Stockholder Approval, consummate the Merger; and (b) the execution and delivery of this Agreement and any Transaction Document to which it is a party by the Company, the performance by the Company of its covenants and obligations under this Agreement and any Transaction Documents to which it is a party, and, subject to receiving the Requisite Stockholder Approval, the consummation of the Merger have each been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (collectively, the “Enforceability Limitations”).

3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Company Board Approval. The Company Board has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (iii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations in this Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement; (iv) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders at a meeting of the Company Stockholders; and (v) recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger in accordance with the DGCL (clause (v), the “Company Board Recommendation”).

(b) Fairness Opinion. The Company Board has received the opinion of the Company Financial Advisor, to the effect that, as of the date hereof and based upon and subject to the various qualifications, assumptions, limitations and other matters considered in the preparation thereof, the Per Share Price to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of Company Common Stock (other than Parent, Merger Sub and their respective Affiliate) is fair, from a financial point of view, to such holders. It is hereby understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub.

(c) Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to the Merger.

3.4 Requisite Stockholder Approval. Assuming that the representations and warranties of Parent and Merger Sub in Section 4.6(b) are true and correct, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock (voting together as a single class) entitled to vote to adopt this Agreement (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is required pursuant to applicable Law, the Charter or the Bylaws to consummate the Merger.

3.5 Non-Contravention. Assuming that the representations and warranties of Parent and Merger Sub in Section 4.6(b) are true and correct, the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations under this Agreement, and the consummation of the Merger do not (a) violate or conflict with any provision of the Charter or the Bylaws or the equivalent organizational or governing documents of any “significant subsidiary” of the Company (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC); (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval and assuming that the representations and warranties of Parent and Merger Sub set forth in Section 4.6(b) are true and correct, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Company Material Adverse Effect.

3.6 Requisite Governmental Approvals. No Consent, authorization of, filing or registration with, or notification to any Governmental Authority is required on the part of the Company in connection with the (a) execution and delivery of this Agreement by the Company; (b) performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act; (iv) compliance with any notification and approval requirements under any Foreign Direct Investment Laws; and (v) such other Consents the failure of which to obtain would not have a Company Material Adverse Effect.

3.7 Company Capitalization.

(a) Capital Stock and Related Matters.

(i) Authorized Capital Stock and Stock Reservation. The authorized capital stock of the Company consists of (A) 100,000,000 shares of Company Common Stock; and (B) 10,000,000 shares of Company Preferred Stock. As of the Capitalization Date, the Company has reserved 2,665,455 shares of Company Common Stock for issuance pursuant to the Company Equity Plans.

(ii) Current Capitalization. As of the Capitalization Date, (A) 41,320,790 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; (C) no shares of Company Common Stock were held by the Company as treasury shares; (D) Company RSUs representing the right to receive up to 1,958,038 shares of Company Common Stock were outstanding; (E) Company PSUs representing the right to receive up to 867,747 shares of Company Common Stock assuming performance conditions were satisfied at the highest level of performance were outstanding; (F) 63,870 shares of Company Common Stock were issuable on exercise of outstanding Company Options (which have a weighted average exercise price of $30.83 per share of Company Common Stock); (G) 1,285,915 shares of Company Common Stock were reserved for issuance pursuant to the ESPP; (H) $63,459,000 aggregate principal amount of 2024 Convertible Notes (with a conversion rate as of February 4, 2024 equal to 8.8999 shares of Company Common Stock per $1,000 principal amount, subject to adjustment as provided in the 2024 Convertible Notes Indenture) were issued and outstanding; and (I) $300,276,000 aggregate principal amount of 2026 Convertible Notes (with a conversion rate as of February 4, 2024 equal to 5.5341 shares of Company Common Stock per $1,000 principal amount, subject to adjustment as provided in the 2026 Convertible Notes Indenture) were issued and outstanding.

(iii) Validity; No Other Issuances. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights, calls or rights of first refusal or similar rights. Since the close of business on the Capitalization Date until the date of this Agreement, the Company has not issued or granted any Company Securities other (A) than pursuant to the exercise, vesting, or settlement of Company Equity-Based Awards granted prior to the date of this Agreement or (B) as consented to in writing by Parent under the terms of the Original Agreement (including as permitted by Section 5.2 of the Company Disclosure Letter pursuant thereto).

(b) Company Equity Awards. Section 3.7(b) of the Company Disclosure Letter sets forth as of the Capitalization Date a complete and accurate list of each outstanding Company Equity-Based Award granted under a Company Equity Plan and: (i) the name of the Company Equity Plan pursuant to which such Company Equity-Based Award was granted, (ii) the name and/or employee identification number of the holder of such Company Equity-Based Award, (iii) the type of award and number of shares of Company Common Stock subject to such outstanding Company Equity-Based Award, (iv) if applicable, the exercise price, purchase price or similar pricing of such Company Equity-Based Award, (v) the date on which such Company Equity-Based Award was granted or issued, (vi) any applicable vesting, repurchase or other lapse of restrictions schedule (including any acceleration of vesting terms), and the extent to which such Company Equity-Based Award is vested and exercisable as of the Capitalization Date, and (vii) with respect to Company Options, the date on which such Company Option expires, the exercise price per share of Company Common Stock or purchase price (as applicable), and whether each Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option.

(c) No Other Company Securities. Except as set forth in this Section 3.7 and except for the Convertible Notes and the Capped Call Transactions, as of the Capitalization Date there were (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into, measured by reference to or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants, puts, calls or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, put, call, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock options, equity appreciation rights, performance shares, performance stock units, contingent value rights, “phantom” equity, profit participation or similar securities or rights that are derivative of, measured by reference to profit participation or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. Other than the Convertible Notes and Capped Call Transactions, the Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. The Company does not have a stockholder rights plan in effect. Except for the Convertible Notes, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote (or that are convertible into, exercisable for or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) No Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

3.8 Subsidiaries.

(a) Subsidiaries. Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name and jurisdiction of organization or formation of each Subsidiary of the Company. Each Subsidiary of the Company (i) is duly organized or formed, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization or formation (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite corporate or entity power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended to date. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.

(b) Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) is owned, directly or indirectly, by the Company, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on February 4, 2024.

(c) No Other Interests in Subsidiaries. There are no outstanding (i) securities convertible into, measured by reference to or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants, puts, calls or other rights or arrangements obligating the Company or any of its Subsidiaries to acquire or redeem from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, put, call, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries; or (iv) outstanding shares of restricted stock, restricted stock units, stock options, equity appreciation rights, performance shares, performance stock units, contingent value rights, “phantom” equity, profit participation or similar securities or rights that are derivative of, measured by reference to or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, any Subsidiary of the Company.

3.9 Company SEC Reports. The Company has filed with or furnished to the SEC all forms, reports and documents that have been required to be filed by it pursuant to applicable Laws since January 1, 2023 and prior to February 4, 2024 (such forms, reports and documents, the “Company SEC Reports”). Each Company SEC Report complied as to form, as of its filing date, or, if amended or superseded by a subsequent filing made prior to February 4, 2024, as of the date of the last such amendment or superseding filing prior to February 4, 2024, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. As of its filing date (or, if amended or superseded by a filing prior to February 4, 2024, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

3.10 Company Financial Statements; Internal Controls; Indebtedness.

(a) Company Financial Statements. The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows and stockholders’ equity for the periods then ended. Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b) Disclosure Controls and Procedures. The Company has established and maintains, and has at all times since January 1, 2023 maintained, “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(c) Internal Controls. The Company has established and maintains, and at all times since January 1, 2023 has maintained, a system of internal accounting controls that are effective in all material respects in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Since

January 1, 2023, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness (each as defined in Rule 13a-15(f) of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. As of February 4, 2024, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.

(d) Indebtedness. Section 3.10(d) of the Company Disclosure Letter contains a true, correct and complete list of all borrowed money Indebtedness of the Company and its Subsidiaries as of February 4, 2024, other than Indebtedness reflected in the Unaudited Company Balance Sheet or otherwise included in the Company SEC Reports.

3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet (or the notes thereto) prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Unaudited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Reports filed prior to February 4, 2024; (b) arising pursuant to the Original Agreement, this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business; (d) arising in connection with obligations under any executory Contract (except to the extent such liabilities arose or resulted from a breach or a default of such Contract) or (d) that would not have a Company Material Adverse Effect. Neither the Company nor Subsidiary of the Company is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

3.12 Absence of Certain Changes.

(a) No Company Material Adverse Effect. Since October 1, 2023 through February 4, 2024, there has not occurred a Company Material Adverse Effect.

(b) Forbearance. Since October 1, 2023, through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects; and (ii) the Company has not taken any action that, if taken or proposed to be taken after February 4, 2024, would be prohibited by Section 5.2(a), Section 5.2(b), Section 5.2(d), Section 5.2(e), Section 5.2(f), Section 5.2(g), Section 5.2(h), Section 5.2(i), Section 5.2(k), or Section 5.2(t) (with respect to any of the foregoing), except as consented to in writing by Parent under the terms of the Original Agreement.

3.13 Material Contracts.

(a) Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound as of February 4, 2024 (other than (i) any Material Contracts contemplated by clause (a) of the definition of “Material Contract” and (ii) any Material Contracts which have otherwise been made publicly available pursuant to the Company SEC Reports), and, a true, correct and complete copy of each Material Contract has been made available to Parent, or has been publicly made available on EDGAR.

(b) Validity. Each Material Contract is valid and binding on the Company or each such Subsidiary of the Company party thereto and is in full force and effect, except for such failures to be in full force and effect that would not have a Company Material Adverse Effect. None of the Company, any of its Subsidiaries party thereto nor, to the Knowledge of the Company, any other party thereto, is in material breach of or material default pursuant to any Material Contract, and no event has occurred that would constitute such a material breach or material default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not have a Company Material Adverse Effect. As of February 4, 2024, neither the Company nor any of its Subsidiaries have received written notice from any other party to a Material Contract that such other party intends to terminate or renegotiate in any material respects the terms of any such Material Contract, except for such notices to terminate or renegotiate that would not have a Company Material Adverse Effect.

3.14 Real Property.

(a) Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property.

(b) Leased Real Property. Section 3.14(b) of the Company Disclosure Letter contains a true, correct and complete list, as of February 4, 2024, of all of the existing material leases, subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, (such property, the “Leased Real Property,” and each such material lease, sublease, license or other agreement, a “Lease”). The Company has made available to Parent true, correct and complete copies of all Leases (including all material modifications and amendments thereto). Except as would not have a Company Material Adverse Effect, with respect to each Leased Real Property, (i) the Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens); (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any counterparty to any Lease, is in breach of or default pursuant to any Lease, nor does there exist a fact or circumstance that, with the passing of time or the giving of notice, would become a breach or default pursuant to any Lease or permit the termination, modification or acceleration of rent under such Lease; (iii) each Lease is legal, valid, binding, enforceable and in full force and effect, except as such enforceability may be limited by the Enforceability Limitations; (iv) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any material portion of such Leased Real Property; and (v) the Company has not collaterally assigned or granted any other security interest in any such Lease or any interest therein.

3.15 Environmental Matters. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (a) has failed to comply with any Environmental Law; (b) has received any written notice alleging that the Company or any Subsidiary has violated any applicable Environmental Law; (c) has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released, disposed of, or owned or operated any property or facility contaminated by any Hazardous Substances so as to give rise to any liability (contingent or otherwise) pursuant to any applicable Environmental Law; (d) has exposed any person to Hazardous Substances so as to give rise to any liability (contingent or otherwise) pursuant to any applicable Environmental Law; or (e) is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding that is (i) alleging the noncompliance by the Company or any of its Subsidiaries with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law.

3.16 Intellectual Property.

(a) Registered Intellectual Property; Proceedings. Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Company Registered Intellectual Property. As of February 4, 2024, the Company and its Subsidiaries have maintained all material Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices, and has used reasonable business judgement in its prosecution, maintenance, and abandonment of Company Registered Intellectual Property. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company, the Company Registered Intellectual Property (other than applications and any Company Registered Intellectual Property that has been abandoned) is not invalid or unenforceable.

(b) Ownership. The Company and its Subsidiaries (i) solely and exclusively own all right, title, and interest, free and clear of all encumbrances other than Permitted Liens, in and to the material Company Intellectual Property and (ii) to the Knowledge of the Company, as of February 4, 2024, have sufficient rights to all Company Intellectual Property and all other Intellectual Property used in or necessary for the operation of the Company and its Subsidiaries’ respective businesses as currently conducted, in each case of (i) and (ii), except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There are no restrictions on the Company or its Subsidiaries’ right to sell any product or service of the Company or any of its Subsidiaries, or to use, transfer or license any Company Intellectual Property, except for any such prohibitions or restrictions that would not have a Company Material Adverse Effect.

(c) No Order. No material Company Intellectual Property (including any included in the Company’s current products) is subject to any Legal Proceeding or outstanding order against the Company or any of its Subsidiaries, in effect as of February 4, 2024, prohibiting or materially restricting the Company or any of its Subsidiaries from using, transferring, or licensing thereof, except for any such prohibitions or restrictions that would not have a Company Material Adverse Effect.

(d) IP Contracts. Section 3.16(d) of the Company Disclosure Letter sets forth a complete and accurate list of material Contracts in effect as of February 4, 2024 pursuant to which (i) the Company or any of its Subsidiaries has granted a license or other right to a third Person under any material Company Intellectual Property, other than any (A) non-disclosure agreements; (B) non-exclusive licenses granted by the Company to customers in the ordinary course of business or in the ordinary course of business in connection with the provision, support, maintenance, or sale of any Company product or service; (C) non-exclusive licenses granted to service providers in support of services provided to the Company or any of its Subsidiaries; and (D) incidental, non-exclusive Mark licenses that are not material to the business of the Company or any of its Subsidiaries, taken as a whole; (ii) a third Person has licensed or granted any other right to any Intellectual Property to the Company or any of its Subsidiaries that is material to the operation of the business of the Company or any of its Subsidiaries, taken as a whole, excluding, in each case, any (V) non-disclosure agreements and rights to use feedback; (W) non-exclusive licenses or related services Contracts for commercially available, technology or Intellectual Property that is not material to the Company or any of its Subsidiaries; (X) any licenses to software and materials licensed as open-source, public-source or freeware; (Y) Contracts with employees or independent contractors for the assignment of, or license to, any Intellectual Property; and (Z) non-exclusive licenses authorizing limited use of brand materials or other Intellectual Property that are incidental to the primary purpose of the Contract; or (iii) or any material settlement, co-existence, or covenant not to sue Contract to which the Company or any of its Subsidiaries is a party that materially limits the Company’s rights and ability to exploit the Company Intellectual Property (all such Contracts that are, or are required to be, listed under clauses (i), (ii) or (iii) of this Section 3.16(d), the “IP Contracts”).

(e) No Infringement. To the Knowledge of the Company, as of February 4, 2024, none of the Company’s or its Subsidiaries’ products and services or the operation of any of their businesses infringes or misappropriates, or has since the Lookback Date infringed or misappropriated, the Intellectual Property of any third Person, except where such infringement or misappropriation would not have a Company Material Adverse Effect. Notwithstanding anything to the contrary in the Original Agreement or this Agreement, this Section 3.16(e) and Section 3.16(f) contain the only representations or warranties made by the Company with respect to infringement or misappropriation of Intellectual Property of any third Person.

(f) No Notice of Infringement. Since the Lookback Date, neither the Company nor any of its Subsidiaries has received written notice from any third Person alleging that the Company’s or any of its Subsidiaries’ products or services or the operation of any of their businesses infringes or misappropriates the Intellectual Property of any third Person in a manner that has or could reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, or challenging the validity or enforceability of any Company Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole. Since the Lookback Date, neither the Company nor any of its Subsidiaries has made or asserted any written notice alleging infringement or misappropriation of any Company Intellectual Property or challenging the validity or enforceability of any Intellectual Property.

(g) Employee Agreements. All of the current and former employees of the Company and its Subsidiaries who have contributed to or participated in the conception or development of any material Company Intellectual Property have entered into proprietary rights agreements with the Company or a Subsidiary in which they have, subject to limitations of applicable Law, assigned or vested ownership of all their rights in such Intellectual Property to the Company or the Subsidiary and have agreed to confidentiality obligations. Neither the Company nor any of its Subsidiaries has been a member or promoter of, or contributor to, any industry standards body or similar organization that requires or obligates the Company or any of its Subsidiaries to grant or offer to any third party any license or right to any Company Intellectual Property. The Company and its Subsidiaries have taken reasonable steps to safeguard and maintain the secrecy of material confidential or proprietary information that they wish to protect and of third party confidential information in the possession or under the control of, the Company or any of its Subsidiaries, except in each case, as would not have a Company Material Adverse Effect. Without limiting the foregoing, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has disclosed any material confidential or proprietary information that it intends to maintain as confidential to any other Person unless such disclosure was under written non-disclosure agreement.

(h) Source Code Escrow. Neither the Company nor any of its Subsidiaries has disclosed, licensed, made available or delivered to any escrow agent or other Person any of the source code for any material Company Software (except such a Person that is a employee, third-party service provider or other agent obligated in writing to (i) maintain the confidentiality of, and not disclose, such source code and (ii) use such source code only in the provision of services to the Company or any of its Subsidiaries), and, as of February 4, 2024, no event has occurred that would legally or contractually require the Company or any of its Subsidiaries to do any of the foregoing. Neither the Original Agreement nor the consummation of the Merger will result in the disclosure, license, or making available or delivery to a third party of any source code included in the Company Software (including any release from escrow of any such source code).

(i) Open Source Software. To the Knowledge of the Company, the Company and its Subsidiaries have not used open source software in any manner that, with respect to any material Company Software, (i) requires its disclosure or distribution in source code form; (ii) requires the licensing thereof for the purpose of making derivative works; or (iii) imposes any restriction on the consideration to be charged for the distribution thereof, in each case in a manner that would cause a Company Material Adverse Effect. To the Knowledge of the Company, with respect to any open source software that is used by the Company or any of its Subsidiaries, the Company or the applicable Subsidiary is in compliance with all applicable agreements with respect thereto, except for any such non-compliance that would not have a Company Material Adverse Effect.

(j) Information Technology. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries use commercially reasonable methods and precautions designed to protect the confidentiality, integrity and security of the Systems from unauthorized Processing by any Person. To the Knowledge of the Company, the Systems are (i) free from any material viruses, worms, Trojan horses or malicious code and (ii) are functional and operate and run in a reasonable and efficient business manner except as would not be material to the Company and its Subsidiaries taken as a whole.

3.17 Privacy and Security.

(a) Privacy. Except as would not have a Company Material Adverse Effect, the Company’s and each of its Subsidiaries’ collection, use, disclosure, treatment, or processing (collectively, “Processing”) of any information defined as “personal data,” “personal information,” or any equivalent term under applicable Privacy and Data Security Requirements, including any such information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual (collectively, “Personal Information”) is, and has since the Lookback Date been, in compliance with (i) the Company’s and its Subsidiaries’ written policies, (ii) all applicable Laws, (iii) any applicable industry standard with which the Company or any of its Subsidiaries has represented compliance, and (iv) Contracts to which the Company or any of its Subsidiaries is a party, or otherwise bound, in each case of (i), (ii), (iii), and (iv), relating to privacy, security breach notifications, or data security with respect to the processing of Personal Information (collectively, “Privacy and Data Security Requirements”). Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has since the Lookback Date been subject to any investigation by any Governmental Authority for or related to, or required under any applicable Privacy and Data Security Requirement to notify any Person of, any alleged violation of Privacy and Data Security Requirements or any Security Breach.

(b) Security. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries maintains commercially reasonable policies and measures designed to protect Personal Information in its possession or control from unauthorized access, use, disclosure, and Processing. Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has since the Lookback Date suffered any cyber or security incident, or breach of any of its Systems, that has resulted in any unauthorized access to, or destruction, damage, disclosure, loss, corruption, alteration, acquisition, use, or Processing of, any Personal Information, or material Trade Secrets in its possession or control (“Security Breach”). Except as would not have a Company Material Adverse Effect, since the Lookback Date, the Company and its Subsidiaries have not notified, or, to the Knowledge of the Company, been required under any Privacy and Data Security Requirement to notify, any Person of any Security Breach.

3.18 Tax Matters.

(a) Tax Returns, Payments and Reserves. The Company and each of its Subsidiaries have (i) filed (taking into account valid extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are accurate and complete in all material respects; and (ii) paid all material Taxes that are due and owing (whether or not shown on any Tax Return). The most recent financial statements contained in the Company SEC Reports reflect a reserve in accordance with GAAP for all material Taxes accrued but not then payable by the Company and its Subsidiaries through the date of such financial statements.

(b) No Waivers. Neither the Company nor any of its Subsidiaries has executed or agreed in writing to any waiver, except in connection with any ongoing Tax examination disclosed on Section 3.18(b) of the Company Disclosure Letter, and except in connection with a customary extension of time automatically granted to file a Tax Return of no longer than seven (7) months, of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired, nor is any written request for any such waiver or extension from any Governmental Authority outstanding.

(c) Withholding Taxes. The Company and each of its Subsidiaries (i) has withheld with respect to their employees and other third Persons all material amounts of U.S. federal and state income Taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be withheld; and (ii) has paid over any amounts so withheld to the appropriate Tax authority.

(d) No Audits. (i) No material audits or other examinations or other proceedings with respect to material Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing and have not been resolved, (ii) within the past five years, no written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction, and (iii) no material deficiencies for any Taxes have been proposed, asserted or assessed in each case, in writing, against the Company or any of its Subsidiaries that are still pending. There are no written requests for rulings or determinations in respect of any material Tax pending between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand.

(e) No Spin-offs. During the two years prior to February 4, 2024, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(f) No Listed Transactions. Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulations Section 1.6011-4(b)(2).

(g) No Tax Agreements. Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation (A) entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes or (B) solely by and among any of the Company and its Subsidiaries; (ii) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, or otherwise by operation of Law; or (iii) has been a member of an Affiliated Group filing a combined, consolidated, unitary or other similar Tax Return (other than an Affiliated Group the common parent of which is the Company).

(h) No Tax Liens. There are no liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens.

3.19 Employee Plans.

(a) Company Benefit Plans. Section 3.19(a) of the Company Disclosure Letter lists, as of February 4, 2024, each material Company Benefit Plan (other than any (i) offer letter on the Company’s standard form of offer letter as made available to Parent that does not provide for severance, retention or transaction bonuses, or outstanding promises to grant Company Equity- Based Awards and (ii) individual award agreement for Company Equity-Based Awards for which the form of award agreement is set forth on Section 3.19(a) of the Company Disclosure Letter). With respect to each material Company Benefit Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of: (i) all material plan documents and all material amendments thereto, and all related trust or other funding documents; (ii) any currently effective determination letter or opinion letter received from the IRS; (iii) the most recent annual actuarial valuation, financial statements and the most recent Form 5500; (iv) the most recent summary plan descriptions and any material modifications thereto; and (v) the nondiscrimination tests required to be performed under the Code for the most recent plan year.

(b) Absence of Certain Plans. No Company Benefit Plan is, and neither the Company nor any of its ERISA Affiliates has within the last six (6) years previously maintained, sponsored or contributed to or currently maintains, sponsors or participates in, or contributes to, or otherwise has any liability or obligation with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); or (iii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

(c) Compliance. Except as would not have a Company Material Adverse Effect, each Company Benefit Plan has been established, maintained, funded, operated and administered in accordance with its terms and in compliance with all applicable Law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority, and nothing has occurred and no condition exists with respect to any Company Benefit Plan that could result in a material Tax, penalty or other liability of the Company or any of its Subsidiaries. Except as would not have a Company Material Adverse Effect, each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified, and has received a current favorable determination letter from the IRS or may rely upon a current opinion or advisory letter from the IRS, and nothing has occurred that could adversely affect the qualification of such Company Benefit Plan.

(d) Company Benefit Plan Legal Proceedings. Except as would not have a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Company Benefit Plan, the assets of any trust pursuant to any Company Benefit Plan, or the plan sponsor, plan administrator or any fiduciary of any Company Benefit Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure, and there is no fact or circumstance that could reasonably be expected to give rise to any such Legal Proceeding.

(e) No Prohibited Transactions. Except as would not have a Company Material Adverse Effect, there have been no breaches of fiduciary duty (as determined under ERISA) nor any non-exempt “prohibited transactions” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Company Benefit Plan, or for which the Company or any of its Subsidiaries has any indemnification obligation.

(f) No Welfare Benefit Plan. Except as would not have a Company Material Adverse Effect, no Company Benefit Plan provides post-termination or retiree life insurance, health or other welfare benefits to any Person, except as may be required by Section 4980B of the Code or any similar Law for which the covered Person pays the full premium cost of coverage.

(g) Acceleration; Payments. Except as set forth in Section 3.19(g) of the Company Disclosure Letter, neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other related events and whether contingent or otherwise) could, directly or indirectly, (i) entitle any Service Provider (or any dependent or beneficiary thereof) to any payment (whether in cash, property or the vesting of property) or benefit; (ii) increase the amount of any compensation or benefits due to any such Service Provider; (iii) accelerate the vesting, funding or time of payment of any compensation or other benefit under any Company Benefit Plan or otherwise; or (iv) restrict or limit the Company to administer, amend or terminate a Company Benefit Plan.

(h) Section 280G. No individual who qualifies as a “disqualified individual” (as defined under Section 280G of the Code) with respect to the Company or any of its Subsidiaries or Affiliates could receive any payment or benefit in connection with the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) that, individually or in the aggregate, could be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) Section 409A. Except as would not have a Company Material Adverse Effect, each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been documented and operated in form and operation in compliance with, or pursuant to an exemption from, Section 409A of the Code and applicable guidance thereunder and no amount under any such Company Benefit Plan is, or is reasonably expected to be, or has been subject to the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code. The Company and its Subsidiaries do not have any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any Tax, including under Sections 409A or 4999 of the Code.

(j) International Employee Plans. Except as would not have a Company Material Adverse Effect, each Company Plan that is subject to the applicable Law of a jurisdiction other than the United States or that is maintained primarily for the benefit of any Service Provider whose primary work location or residence is outside of the United States (an “International Employee Plan”) has been established, maintained, funded, operated, and administered in compliance with its terms and conditions and with the requirements prescribed by any applicable Laws. No International Employee Plan has material unfunded or underfunded liabilities that as of the Effective Time will not be fully accrued for in its financial statements or fully offset by insurance with respect to any “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement.

3.20 Labor Matters.

(a) Union Activities. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or other Contract with any labor union works council, or similar labor organization (collectively, “Labor Agreements”). To the Knowledge of the Company, there are no labor organizing activities with respect to any employees of the Company or any of its Subsidiaries, nor have there been any such activities in the past three years. No Labor Agreement is being negotiated by the Company or any of its Subsidiaries. There is, and in the past three years there has been, no strike, lockout, work stoppage, slowdown, picketing, or unfair labor practice charge pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries. With respect to the transactions contemplated by the Original Agreement, the Company and its Subsidiaries have satisfied in all material respects any notice, consultation, bargaining, or similar obligations owed to their employees or their employees’ representatives under applicable Law, Labor Agreement or other Contract.

(b) Employment Law Compliance. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are and have been in compliance with all applicable Laws with respect to labor, employment, and employment practices (including all applicable Laws regarding wage and hour requirements (including the classification of independent contractors and exempt and non-exempt employees)), immigration status (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), discrimination, harassment or retaliation, health and safety, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws (“WARN Act”), employee trainings and notices, workers’ compensation, employee leave issues, COVID-19, affirmative action, unemployment insurance, labor relations, and collective bargaining).

(c) Sexual Harassment Prevention. The Company and its Subsidiaries have reasonably investigated all allegations of sexual harassment or similar misconduct involving any of their respective current or former officers, executives or supervisory employees. With respect to each such allegation with potential merit, the Company or its Subsidiaries has taken prompt corrective action that is reasonably calculated to prevent further improper action.

3.21 Permits. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries hold, to the extent legally required, all Permits that are required for the operation of the business of the Company and its Subsidiaries as currently conducted (such Permits, the “Required Permits”). Except as would not have a Company Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with the terms of the Required Permits; and (b) no suspension or cancellation of any of the Required Permits is pending or, to the Knowledge of the Company, threatened.

3.22 Compliance with Laws.

(a) General Compliance. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries is, and since the Lookback Date has been, in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, and is not in default under, or in violation of, any Law. Neither the Company nor any of its Subsidiaries has received any written communication since the Lookback Date and prior to February 4, 2024 from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in material compliance with or is in material default or material violation of any applicable Laws in all material respects.

(b) Export Controls. Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries (“Company Relevant Persons”), is currently, or has been in the last three (3) years: (i) a Sanctioned Person, (ii) engaging in any dealings or transactions with or for the benefit of any

Sanctioned Person or in any Sanctioned Country in violation of applicable United States or non-U.S. Laws relating to export, reexport, transfer and import controls, trade or economic sanctions, or U.S. anti-boycott Laws (collectively, “Trade Controls”), or (iii) otherwise in material violation of applicable Trade Controls.

(c) Anti-Bribery Laws. Except as would not be material to the Company and its Subsidiaries, taken as a whole, since the Lookback Date, the Company and each of its Subsidiaries, including each of their respective directors, officers or employees, and, to the Knowledge of the Company, the Company Relevant Persons have not, while acting on behalf of the Company or its Subsidiaries, directly or knowingly indirectly, (i) committed a violation of the FCPA or any other U.S. or non-U.S. Laws relating to the prevention of corruption, money laundering, or bribery (“Anti-Bribery Laws”); or (ii) provided, accepted, given, received, offered, promised, or authorized or agreed to give or receive anything of value to or from any “foreign official” (as defined by the FCPA) or other Person to unlawfully obtain business, or direct business to any person, or secure an advantage, in each case in violation of Anti-Bribery Laws.

(d) Anti-Bribery and Trade Controls Compliance. Since the Lookback Date, neither the Company nor any of its Subsidiaries has received from any Governmental Authority or other Person any written notice, inquiry, or allegation; made any disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation, in each case, related to Trade Controls or Anti-Bribery Laws.

(e) Exclusions. No representation or warranty is made in this Section 3.22 with respect to (a) compliance with the Exchange Act, which is exclusively addressed by Section 3.9 and Section 3.10; (b) compliance with Environmental Law, which is exclusively addressed by Section 3.15; (c) compliance with Privacy and Data Security Requirements, or matters pertaining to privacy, security, or Personal Information, which are exclusively addressed by Section 3.16 and Section 3.17; (d) compliance with applicable Tax Laws, which is exclusively addressed by Section 3.18 and Section 3.19 (to the extent related to Taxes); (e) compliance with ERISA and other applicable Laws relating to employee benefits, which is exclusively addressed by Section 3.18, Section 3.19 and Section 3.20; or (f) compliance with employment or labor law matters, which is exclusively addressed by Section 3.20.

3.23 Legal Proceedings; Orders.

(a) No Legal Proceedings. Except as would not have a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, as of February 4, 2024, against any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such.

(b) No Orders. Neither the Company nor any of its Subsidiaries is subject to any Order of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants pursuant to the Original Agreement.

3.24 Government Contracts. Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has (i) breached or in any respect any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (ii) been suspended or debarred from bidding on government contracts by a Governmental Authority; (iii) to the Knowledge of the Company, been audited or investigated by any Governmental Authority with respect to any Government Contract, other than any audits performed in the ordinary course; (iv) conducted or initiated any internal investigation with respect to any alleged or potential material irregularity, misstatement or omission arising under or relating to a Government Contract; (v) received from any Governmental Authority or any other Person any written notice of material breach, cure, show cause or default with respect to any Government Contract; or (vi) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform. To the Knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or material overpayments nor any outstanding investigations or audits other than audits performed in the ordinary course by any Governmental Authority with regard to any of the Company’s or its Subsidiaries’ Government Contracts. The Company and its Subsidiaries are in material compliance with all national security obligations and requirements, including those specified in the NISPOM Rule, and to the Knowledge of the Company, no facts currently exist which are reasonably likely to give rise to the revocation of any security clearance of the Company or any of its Subsidiaries or their respective employees that is required for the performance of any classified Government Contracts.

3.25 Insurance.

(a) Policies and Programs. Except as would not have a Company Material Adverse Effect, each of the insurance policies and all self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries is in full force and effect.

(b) No Cancellation. As of February 4, 2024, except as would not have a Company Material Adverse Effect, since the Lookback Date, neither the Company nor any of its Subsidiaries have received any written notice regarding any cancellation or invalidation of any such insurance policy other than in connection with ordinary renewals.

3.26 Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.27 Brokers. Except for the Company Financial Advisor, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger.

3.28 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any Transaction Document:

(i) none of Parent, Merger Sub or any of their respective Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Parent or Merger Sub, their Subsidiaries or any of their businesses, operations or otherwise in connection with the Original Agreement, this Agreement or the Merger;

(ii) no Person has been authorized by Parent or Merger Sub, any of their Subsidiaries or any of their respective Affiliates or Representatives to make any representation or warranty relating to Parent or Merger Sub, their respective Subsidiaries or any of their businesses or operations or otherwise in connection with the Original Agreement, this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Company or any of its Affiliates or Representatives as having been authorized by Parent or Merger Sub, any of their respective Subsidiaries or any of their Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by Parent or Merger Sub in the Original Agreement, this Agreement or in any Transaction Document are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and each of Parent and Merger Sub disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any Transaction Document, it is not acting (including, as applicable, by entering into the Original Agreement, this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company or any of its Affiliates or Representatives, in connection with presentations by or discussions with Parent’s management whether prior to or after the date of this Agreement or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Organization; Good Standing.

(a) Parent. Parent (i) is duly organized or formed, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization or formation; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b) Merger Sub. Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub has been formed solely for the purpose of engaging in the Merger and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by the Original Agreement or this Agreement. Parent is the sole record and beneficial stockholder of Merger Sub.

(c) Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document.

4.2 Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement and any Transaction Document to which it is a party; (b) perform its covenants and obligations under this Agreement and any Transaction Document to which it is a party; and (c) subject to receiving the Merger Sub Stockholder Approval, consummate the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations under this Agreement and any Transaction Document to which it is a party, and, subject to receiving the Merger Sub Stockholder Approval, the consummation of the Merger have each been duly authorized by all necessary corporate or other action on the part of each of Parent and Merger

Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations under this Agreement, and the consummation of the Merger do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained and, in the case of the consummation of the Merger, subject to obtaining the Merger Sub Stockholder Approval, violate or conflict with any Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Parent Material Adverse Effect.

4.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the (a) execution and delivery of this Agreement by each of Parent and Merger Sub; (b) performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act; (iv) compliance with any notification and approval requirements under any Foreign Direct Investment Laws; and (v) such other Consents the failure of which to obtain would not have a Parent Material Adverse Effect.

4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would have a Parent Material Adverse Effect.

(b) No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would have a Parent Material Adverse Effect.

4.6 Ownership of Company Capital Stock. None of Parent, Merger Sub or any of their respective directors, officers, general partners or Affiliates or, to the knowledge of Parent or any of its Affiliates, any employees of Parent, Merger Sub or any of their Affiliates (a) has “owned” any shares of Company Capital Stock; or (b) has been an “interested stockholder” (as such terms are defined in Section 203 of the DGCL) of the Company, in each case during the three years prior to the date of this Agreement.

4.7 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger for which the Company or any of its Subsidiaries would be liable.

4.8 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger.

4.9 Financing.

(a) Equity Commitment Letter. As of the date of this Agreement, Parent has delivered to the Company a true, correct and complete copy of the Equity Commitment Letter. The Equity Commitment Letter provides that (i) the Company is an express third party beneficiary thereof in connection with the Company’s exercise of its rights under Section 9.10(b); (ii) subject to Section 9.10(b), Parent and Investor have waived any defenses to the enforceability of such third party beneficiary rights; and (iii) Parent and Investor will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise by Company of such third party beneficiary rights on the basis that there is an adequate remedy at law.

(b) No Amendments. As of the date of this Agreement, (i) except for the amendment to the Original Equity Commitment Letter and the delivery of the Equity Commitment Letter concurrently with the execution of this Agreement, the Equity Commitment Letter and the terms of the Equity Financing have not been amended or modified prior to the date of this Agreement; (ii) no such other amendment or modification is contemplated; and (iii) the commitments contained in the Equity Commitment Letter have not been withdrawn, terminated, repudiated or rescinded in any respect, and no such withdrawal, termination, repudiation or rescission is contemplated. There are no Contracts, agreements, side letters or arrangements to which Parent or Merger Sub is a party relating to the funding, investing or use, as applicable, of the Equity Financing, other than the Equity Commitment Letter. There are no Contracts, agreements, side letters or other written arrangements that would permit the parties to the Equity Commitment Letter to reduce the amount of the Equity Financing, impose additional conditions precedent or that would otherwise materially affect the availability of the Equity Financing on the Closing Date.

(c) Sufficiency of Financing. The aggregate amounts committed pursuant to the Equity Commitment Letter are sufficient to (i) make all payments at the Closing contemplated by this Agreement in connection with the Merger (including the payment of all amounts payable at the Closing pursuant to Article II in connection with or as a result of the Merger); and (ii) pay all fees and expenses of the Company in connection with the Merger. From and after the Closing Date, Parent, together with the Surviving Corporation, will have sufficient cash on hand or other sources of immediately available funds to enable it to settle conversions (including any make-whole with respect thereto without giving effect to any payments received pursuant to the Capped Call Transactions) of the Convertible Notes pursuant to the terms of the Convertible Notes Indentures and to repurchase the Convertible Notes as required pursuant to Article 15 of the Convertible Notes Indentures.

(d) Validity; No Contrary Expectation. The Equity Commitment Letter, in the executed form delivered by Parent to the Company, (i) as of the date of this Agreement is in full force and effect and (ii) constitutes the legal, valid and binding obligation of Parent, Merger Sub and the other parties thereto, as applicable, enforceable against Parent, Merger Sub and the other parties thereto, as applicable, in accordance with its terms, except, in each case, as enforcement may be limited by the Enforceability Limitations. Other than as expressly set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies related to the funding, investing or use of the full proceeds of the Equity Financing pursuant to any agreement relating to the Equity Financing to which Investor, Parent, Merger Sub or any of their respective Affiliates is a party. No party to the Equity Commitment Letter has committed any breach of any of its covenants or other obligations set forth in, or is in default under, the Equity Commitment Letter. No event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would, or would reasonably be expected to, (i) constitute or result in a breach or default on the part of any party to the Equity Commitment Letter; (ii) constitute or result in a failure to satisfy any of the terms or conditions set forth in the Equity Commitment Letter required to be complied with or satisfied by the parties to the Equity Commitment Letter; (iii) make any of the assumptions or any of the statements set forth in the Equity Commitment Letter inaccurate in any material respect; or (iv) otherwise result in any portion of the Equity Financing not being available, when required pursuant to the terms of the Equity

Commitment Letter. As of the date of this Agreement, Parent has no reason to believe that (A) it will be unable to satisfy on a timely basis any term or condition of the Equity Commitment Letter to be satisfied by it; or (B) the full amounts committed pursuant to the Equity Commitment Letter will not be available as of the Closing if the terms or conditions contained in the Equity Commitment Letter to be satisfied by it are satisfied. As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all applicable fees, expenses, premiums and charges that are due and payable on or prior to the date of this Agreement in connection with the Equity Financing.

(e) No Exclusive Arrangements. As of the date of this Agreement, none of Investor, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract, arrangement or understanding (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Merger; or (ii) prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company or any of its Subsidiaries in connection with the Merger.

4.10 Solvency. As of the Effective Time and immediately after giving effect to the Merger, and assuming the accuracy of the representations and warranties set forth in Article III in all material respects, (a) the amount of the “fair saleable value” of the assets (on a going concern basis) of the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due. Neither Parent nor Merger Sub is entering into this Agreement or the Original Agreement with the intent to hinder, delay or defraud either present or future creditors of itself (or of the Surviving Corporation or any of its Subsidiaries).

4.11 Absence of Stockholder and Management Arrangements. As of the date of this Agreement, other than this Agreement and the Confidentiality Agreement, none of Parent, Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, manager, member, employee or Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) Person other than Investor has agreed to provide, directly or indirectly, an equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.12 No Foreign Person. Each of Parent and Merger Sub is not, and is not controlled by, a “foreign person” (as defined in the DPA). Neither Parent nor Merger Sub permits, or will following the Closing permit, any foreign person affiliated with it, whether affiliated as a limited partner or otherwise, to obtain through Parent or Merger Sub (as applicable) any of the following with respect to the Company: (a) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (b) membership or observer rights on the Company Board or equivalent governing body of the Company or the right to nominate an individual to a position on the Company Board or equivalent governing body of the Company; (c) any involvement, other than through the voting of shares, in the substantive decision making of the Company regarding (i) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA); (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company; or (iii) the management, operation, manufacture or supply of “covered investment critical infrastructure” (as defined in the DPA); or (d) “control” of the Company (as defined in the DPA).

4.13 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in any Transaction Document:

(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with the Original Agreement, this Agreement or the Merger;

(ii) no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with the Original Agreement, this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in the Original Agreement, this Agreement or in any Transaction Document are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in any Transaction Document, it is not acting (including, as applicable, by entering into the Original Agreement, this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including (A) any materials or information made available in the virtual data room hosted by or on behalf of the Company in connection with the Merger; (B) in connection with presentations by or discussions with the Company’s management (whether prior to or after the date of this Agreement); or (C) in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations.

(a) Ordinary Course Operation. During the Pre-Closing Period, the Company will, and will cause each of its Subsidiaries to, use its reasonable best efforts to conduct its business and operations in the ordinary course of business. The obligations of the Company and its Subsidiaries pursuant to the previous sentence are subject to the following exceptions: (i) as expressly contemplated by this Agreement, including the restrictions on taking certain actions pursuant to Section 5.2 and the exceptions to such restrictions (which will be exceptions to the obligations of the Company and its Subsidiaries pursuant to the previous sentence); (ii) as set forth in Section 5.1 of the Company Disclosure Letter or Section 5.2 of the Company Disclosure Letter; (iii) for any actions taken in good faith to respond to any COVID-19 Measures (it being understood that prior to taking any material actions in reliance on this clause (iii), the Company will use its reasonable best efforts to provide reasonable advance notice to, and consult, with Parent (if reasonably practicable and legally permissible) prior to taking such actions); (iv) as required by applicable Law; or (v) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed) (all such exceptions, the “Covenant Exceptions”).

(b) Additional Affirmative Obligations. During the Pre-Closing Period and for so long as Section 5.2 is in effect, the Company will, and will cause each of its Subsidiaries to, subject to Covenant Exceptions, use its reasonable best efforts to (i) preserve intact its material assets, properties, Material Contracts and business organizations; (ii) keep available the services of its current officers and key employees; and (iii) preserve its current relationships with material customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with whom the Company or any of its Subsidiaries has business relations, in each case solely to the extent that the Company or one of its Subsidiaries has not, as of February 4, 2024, already notified such third Person of its intent to terminate those relationships.

(c) Clarification on Provision Interaction. It is agreed that no action by the Company or any of its Subsidiaries with respect to the matters specifically addressed by any provision of Section 5.2 will be deemed a breach of this Section 5.1 unless such action would constitute a breach of such relevant provision.

5.2 Forbearance Covenants. During the Pre-Closing Period, the Company will not (and has not), and will not permit (and has not permitted) any of its Subsidiaries to (in each case (x) subject to the Covenant Exceptions (other than clause (i) thereto), (y) as expressly contemplated by another provision of this Agreement or (z) except as consented in writing by Parent under the terms of the Original Agreement):

(a) amend or otherwise change the Charter, the Bylaws or any other similar organizational document;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) issue, sell or deliver, or agree or commit to issue, sell or deliver, any Company Securities (including any Company Equity-Based Awards) (whether through the issuance or granting of options, restricted stock units, warrants, commitments, subscriptions, rights to purchase or otherwise), except, in each case, (i) for the issuance, delivery or sale of (or agreement or commitment to issue, sell or deliver) shares of Company Common Stock pursuant to Company Equity-Based Awards outstanding as of February 4, 2024 or pursuant to the ESPP, in each case, in accordance with their terms and the terms of this Agreement (including as limited by Section 2.8(f)); (ii) the issuance of Company Securities, cash or any combination of Company Securities and cash pursuant to the terms of the 2024 Convertible Notes Indenture or 2026 Convertible Notes Indenture as in effect on February 4, 2024; (iii) the issuance of Company Securities in transactions solely between the Company and any of its Subsidiaries; or (iv) in connection with agreements in effect on February 4, 2024 that are set forth on Section 5.2(c) of the Company Disclosure Letter;

(d) acquire, repurchase or redeem any of its equity securities, except, in each case, (i) pursuant to the terms and conditions of Company Equity-Based Awards outstanding as of February 4, 2024 in accordance with their terms as in effect as of February 4, 2024; or to otherwise satisfy Tax obligations with respect to awards granted pursuant to Company Equity Plans or to pay the exercise price of Company Options, in each case in accordance with the existing terms of the applicable Company Equity Plan as in effect on February 4, 2024; (ii) for transactions solely between the Company and any of its Subsidiaries or (iii) pursuant to the terms of the Capped Call Transactions as in effect on February 4, 2024;

(e) (i) adjust, split, subdivide, combine or reclassify any shares of capital stock or other equity or voting interests; (ii) declare, set aside, establish a record date for, authorize or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of its capital stock or other equity or voting interests, or make any other actual, constructive or deemed distribution in respect of its capital stock or other equity or voting interests, except for cash dividends made by any wholly-owned Subsidiary of the Company to the Company or one of its other wholly-owned Subsidiaries; (iii) pledge or encumber any of its capital stock or other equity or voting interests; or (iv) modify the terms of any of its capital stock or other equity or voting interests;

(f) acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets) any third Person or any material equity interest in such Person, or enter into any contractual joint venture or similar arrangement or partnership with any third Person;

(g) sell, lease, license, transfer, assign, exchange or swap, or subject to any lien (other than Permitted Liens), or otherwise dispose of, any portion of its material properties or assets, including the capital stock of any of its Subsidiaries, in each case, with a value of, or for consideration, in excess of $10,000,000 individually or $30,000,000 in the aggregate;

(h) acquire, or agree to acquire, fee ownership (or its jurisdictional equivalent) of any real property;

(i) (i) incur or assume any Indebtedness or issue any debt securities, except, in each case, (A) short-term debt incurred to fund operations of the business in the ordinary course of business; (B) for loans or advances solely between Subsidiaries of the Company or between the Company and its Subsidiaries; or (C) obligations incurred pursuant to business credit cards in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third Person, except with respect to obligations of Subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any third Person, except, in each case, for (A) extensions of credit to customers in the ordinary course of business; (B) advances of reimbursable expenses to directors, officers and other employees, in each case, in the ordinary course of business; and (C) for loans or advances between wholly-owned Subsidiaries of the Company or between the Company and its wholly-owned Subsidiaries and capital contributions in or to Subsidiaries of the Company; or (iv) mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create any lien thereon (other than Permitted Liens);

(j) except (i) in order to comply with applicable Law, (ii) as required pursuant to the existing terms of any Company Benefit Plan in effect on February 4, 2024, listed on Section 3.19(a) of the Company Disclosure Letter and made available to Parent, or (iii) as provided in this Agreement, (A) establish, adopt, enter into, terminate or amend any material Company Benefit Plan (or any plan, policy, agreement, Contract or arrangement that would be a Company Benefit Plan if in effect on February 4, 2024), or take any action to accelerate the vesting, payment or funding of any compensation or benefits under, any Company Benefit Plan (or any plan, policy, agreement, Contract or arrangement that would be a Company Benefit Plan if in effect on February 4, 2024); (B) grant to any Service Provider whose annual cash on target compensation exceeds $300,000 any increase or decrease in cash on target compensation, bonus, incentive or fringe or other benefits; (C) grant to any Service Provider any new or increased change in control, retention, transaction or stay bonus, tax gross-up, special remuneration, equity or equity-based award, bonus or incentive, deal or stay bonus severance or termination pay, or materially amend or modify any such arrangement; (D) enter into, terminate, amend or modify any employment agreement, offer letter, consulting agreement or arrangement, or change in control, retention, transaction or stay bonus, tax gross-up, special remuneration, severance or termination agreement or arrangement with any Service Provider (other than entering into at-will offer letters with newly-hired non-officer employees with total annual cash compensation equal to or less than $300,000 in the ordinary course of business consistent with past practice); or (E) terminate, engage or hire any employee or individual service provider of the Company or any of its Subsidiaries with total annual cash on target compensation in excess of $300,000, other than terminations for cause;

(k) settle, release, waive or compromise any pending or threatened material Legal Proceeding, except for the settlement of any Legal Proceedings (i) solely for monetary damages in an amount (A) not in excess of $5,000,000 or (B) that does not exceed the amount reflected or reserved against in the Unaudited Company Balance Sheet; or (ii) settled in compliance with Section 6.15;

(l) except as required by applicable Law or GAAP, (i) other than in the ordinary course of business, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable; or (ii) make any change in any of its accounting principles or practices;

(m) (i) make or change any material Tax election; (ii) settle or compromise any material Tax claim or assessment; (iii) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment (other than in connection with a customary extension of time automatically granted to file a Tax Return of no longer than seven (7) months); (iv) file an amended Tax Return that could materially increase the Taxes payable by Parent or its Affiliates (including, after the Closing, the Company and its Subsidiaries); (v) affirmatively surrender any right to claim a refund of material Taxes; (vi) fail to pay any material Tax that becomes due and payable except to the extent such Tax is contested in good faith; or (vii) enter into a closing agreement with any Governmental Authority regarding any material Tax.

(n) (i) incur, authorize or commit to incur any material capital expenditures other than (A) consistent in all material respects with the capital expenditure budget set forth in Section 5.2(n) of the Company Disclosure Letter; (B) pursuant to obligations imposed by Material Contracts or Leases; or (C) pursuant to agreements in effect prior to February 4, 2024; (ii) except in the ordinary course of business (x) enter into any Contract which if entered into prior to February 4, 2024 would be a Material Contract or (y) modify or amend any material rights under any Material Contract in a manner that is adverse in any material respect to the Company and its Subsidiaries, taken as a whole, or terminate any Material Contract (other than any Material Contract that has expired in accordance with its terms); (iii) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice; (iv) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; (v) effectuate a “plant closing,” “mass layoff” (each as defined in the WARN Act) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee (vi) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business; or (vii) waive, release, grant, encumber or transfer any right of material value to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business;

(o) negotiate, modify, extend, terminate or enter into any Labor Agreement, or recognize or certify any labor union, works council or other labor organization as the bargaining representative for any employees of the Company or its Subsidiaries;

(p) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any Service Provider;

(q) sell, assign, transfer, lease, license (other than a Permitted Lien), abandon, let lapse, cancel, dispose of, or otherwise subject to any lien or other encumbrance (in each case, other than Permitted Liens) any material

Company Intellectual Property, except for non-exclusive licenses of Intellectual Property entered in the ordinary course of business;

(r) disclose or abandon any material Trade Secrets, except in the ordinary course of business, and to the extent not economically desirable to maintain for the conduct of the business of the Company and its Subsidiaries, or disclose, license, make available, or deliver any source code for any Company Software to any Person except to a third-party service provider or other agent obligated in writing to (i) maintain the confidentiality of, and not disclose, such source code; and (ii) use such source code only in the provision of services to the Company or any of its Subsidiaries;

(s) make any material change to the Company’s or any of its Subsidiaries’ policies or procedures with respect to their Processing of Personal Information, except to remediate any privacy or security issue that the Company or any of its Subsidiaries reasonably believes is material, to comply with applicable Privacy and Data Security Requirements (but with respect to Privacy and Data Security Requirements that consist of contractual obligations, solely those that are in effect during the Pre-Closing Period (provided that any such contractual obligations entered into after February 4, 2024 must be entered into in accordance with the terms of this Agreement and in the ordinary course of business)), or as otherwise directed or required by a Governmental Authority; or

(t) enter into, or agree or commit to enter into, a Contract to take any of the actions prohibited by this Section 5.2.

5.3 Process Related to Affirmative Obligations and Forbearance Covenants. If the Company desires to take an action that would be prohibited pursuant to Section 5.1 or Section 5.2 without the prior approval of Parent, then prior to taking such action, the Company (in lieu of the procedure outlined in Section 9.2) may request consent by sending an email to all of the following individuals specifying, in reasonable detail, the action proposed to be taken (or omitted from being taken). Any of the following individuals may grant consent on behalf of Parent. If Parent does not respond affirmatively or negatively to such request within five Business Days, then the request will be deemed to be granted by Parent for all purposes under this Agreement.

Name: Hudson Smith

Email: [***]

Name: Matt LoSardo

Email: [***]

With a copy (which shall not constitute notice) provided to:

Name: Corey D. Fox, P.C.

Email: cfox@kirkland.com

Name: Bradley C. Reed, P.C.

Email: bradley.reed@kirkland.com

Name: Cole Parker, P.C.

Email: cole.parker@kirkland.com

Name: Jeremy A. Mandell

Email: jeremy.mandell@kirkland.com

5.4 No Solicitation of Acquisition Proposals.

(a) No Solicitation. Subject to Section 5.4(b), following the execution and delivery of this Agreement and continuing until the earlier of the Effective Time and the Termination Date, the Company will, and will cause its Subsidiaries and its executive officers and directors, and will instruct its legal and financial advisors and use reasonable best efforts to cause each of its Representatives (other than its non-controlled Affiliates that are not directors, officers or employees of the Company) to (i) cease and cause to be terminated any discussions or negotiations with any Person and its Representatives that is prohibited by this Section 5.4(a) and (ii) terminate any data room access (or other access to diligence) granted to any such Person and its Representatives (other than Parent and its Representatives). Unless the Company has already so requested, promptly following the date of this Agreement, the Company will request that each Person (other than Parent and its Representatives) that has executed a confidentiality agreement in connection with its consideration of an Acquisition Transaction promptly return or destroy, in accordance with the terms of such confidentiality agreement, all non-public information furnished to such Person by or on behalf of the Company or its Subsidiaries prior to the date of this Agreement. Subject to Section 5.4(b), following the execution and delivery of this Agreement and continuing until the earlier of the Effective Time and the Termination Date, the Company and its Subsidiaries, and their respective directors and executive officers, will not, and the Company will not authorize or direct any of its or its Subsidiaries’ other employees, consultants or other Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) furnish to any Person or Group (other than Parent, Merger Sub or any of their respective Representatives) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person or Group (other than Parent, Merger Sub or any of their respective Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case in connection with any Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) knowingly participate, facilitate or engage in discussions or negotiations with any Person or Group with respect to an Acquisition Proposal or with respect to any inquiries from third Persons relating to the making of an Acquisition Proposal, other than informing such Persons of the provisions contained in this Section 5.4, or discussing any Acquisition Proposal made by any Person or Group making the Acquisition Proposal with such Person or Group, solely to the extent necessary to clarify the terms of the Acquisition Proposal; (iv) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than, in each case, an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); or (vi) authorize or commit to do any of the foregoing. Following the date of this Agreement until the earlier of the Effective Time and the Termination Date, the Company will not be required to enforce, and will be permitted to waive, any “standstill” provision in any Contract to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Company Board (or any committee thereof) if the Company has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law.

(b) Permitted Conduct Related to Certain Proposals. Notwithstanding anything to the contrary in this Section 5.4, from the date of this Agreement until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their respective Representatives (including the Company Financial Advisor), (i) participate or engage in discussions or negotiations with; (ii) subject to an Acceptable Confidentiality Agreement, (1) furnish any non-public information relating to the Company or any of its Subsidiaries to or (2) afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to; or (iii) otherwise facilitate the making of a Superior Proposal by, in each case, any Person or Group or their respective Representatives that has made, renewed or delivered to the Company an Acquisition Proposal after the date of this Agreement that was not solicited in material breach of Section 5.4(a). The Company and the Company Board (or a committee thereof) may only take the actions contemplated by the preceding sentence if the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (A) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (B) the failure to take the actions contemplated by this Section 5.4(b) would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law.

(c) No Company Board Recommendation Change or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.4(d), at no time after the date of this Agreement may the Company Board (or a committee thereof):

(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent (it being understood that it shall be considered a modification adverse to Parent if (1) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the Company Stockholders within 10 Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act; or (2) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Company Board fails to issue a public press release within 10 Business Days of such public announcement providing that the Company Board reaffirms the Company Board Recommendation); (B) adopt, approve or recommend an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within 10 Business Days of the occurrence of a material event or development and after Parent so requests in writing (or, if the Company Stockholder Meeting is scheduled to be held within 10 Business Days, then within three (3) Business Days after Parent so requests in writing) (it being understood that the Company will not be obligated to affirm the Company Board Recommendation on more than two occasions (other than as contemplated in clause (2) above)); (D) make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or the issuance of a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until 5:30 p.m., Eastern time, on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.4); or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”), it being understood that none of (1) the determination in itself by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal; (2) the delivery, in itself, by the Company to Parent or its Representatives of any notice contemplated by Section 5.4(d); or (3) the public disclosure, in itself, of the items in clauses (1) and (2) if required by applicable Law will constitute a Company Board Recommendation Change or violate this Section 5.4; or

(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(d) Permissible Company Board Recommendation Change and Entry into Alternative Acquisition Agreement.

(i) Intervening Events. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, other than in connection with a written Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event if and only if:

(1) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law;

(2) the Company has provided prior written notice to Parent at least four (4) Business Days (the “Event Notice Period”) in advance to the effect that the Company Board (or a committee thereof) has

(A) so determined and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.4(d)(i), which notice will specify in reasonable detail the basis for such Company Board Recommendation Change and will describe the Intervening Event in reasonable detail; and

(3) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, until 5:00 p.m., Eastern Time, at the end of such four (4) Business Day period, have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of this Agreement and the Transaction Documents so that the Company Board (or a committee thereof) no longer determines in good faith that the failure to make a Company Board Recommendation Change in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; (B) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); and (C) following such Event Notice Period, the Company Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement and the Transaction Documents) has determined that the failure of the Company Board (or a committee thereof) to make a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; it being understood that each time that material modifications or developments with respect to the Intervening Event occur (as reasonably determined by the Company Board in good faith), the Company shall notify Parent of such modification and the time period set forth in the preceding clause (2) shall recommence and be extended for two Business Days from the later of (i) the delivery of such written notice to Parent or (ii) the end of the original Notice Period.

(ii) Superior Proposals. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, if the Company has received a written Acquisition Proposal that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal or (B) authorize the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in each case if and only if:

(1) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law;

(2) the Company has complied in all material respects with its obligations pursuant to this Section 5.4 with respect to such Acquisition Proposal;

(3) the Company has provided prior written notice to Parent at least four (4) Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a written Acquisition Proposal that has not been withdrawn; (B) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to Section 8.1(h), which notice will describe the basis for such Company Board Recommendation Change or termination, including the identity of the Person or Group making such Acquisition Proposal, the material terms of such Acquisition Proposal and include copies of all definitive agreements relating to such Acquisition Proposal (unless any such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or Group that is in effect on the date of this Agreement); and

(4) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, until 11:59 p.m., Eastern Time, on the last day of the Notice Period, have negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of this Agreement and the Transaction Documents so that such Acquisition Proposal would cease to constitute a Superior Proposal, it being understood that (a) in the event of any material revision, amendment, update or supplement to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.4(d)(ii)(4) with respect to such new written notice (with the “Notice Period” in respect of such new written notice being two Business Days from the later of (i) the delivery of such written notice to Parent or (ii) the end of the original Notice Period); and (b) at the end of the Notice Period, the Company Board (or a committee thereof) must have in good faith (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement and the Transaction Documents) reaffirmed its determination described in clause (1) above that such Acquisition Proposal is a Superior Proposal.

(e) Notice to Parent of Acquisition Proposals. During the Pre-Closing Period, the Company will promptly (and, in any event within 48 hours from the receipt thereof) notify Parent in writing (x) of the entry by the Company or any of its Subsidiaries into an Acceptable Confidentiality Agreement with a third party who has made or could make an Acquisition Proposal (or, if such third party was already party to a confidentiality agreement with the Company or any of its Subsidiaries prior to February 4, 2024, then the Company shall instead notify Parent within 24 hours of granting data room access to such third party or its Representatives, it being understood that such notification need only be made one time with respect to such third party and its Representatives), and (y) if an Acquisition Proposal is, to the Knowledge of the Company (which, for this purpose, will be deemed to include each member of the Company Board and will not be deemed to be only as of the date of this Agreement), received by the Company or its Representatives or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives, which requests, discussions or negotiations would reasonably be expected to lead to an Acquisition Proposal. Such notice must include (A) the identity of the Person or Group making such proposal or request (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or Group that is in effect on the date of this Agreement); (B) a summary of the material terms and conditions of such proposal or request and, if in writing, a copy thereof; and (C) copies of any material agreements and documents submitted in connection therewith. In addition, the Company must keep Parent reasonably informed, on a prompt basis (and in any event within 48 hours of any material development with regard to or material amendment of such proposal or request), of the status and terms of any such proposal (including any amendments thereto) and the status of any such discussions or negotiations, including providing copies of any new or amended material agreements or documents submitted in connection therewith. During the Pre-Closing Period, the Company will promptly (and in any event within 48 hours) make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any such Person or Group or its Representatives that was not previously made available to Parent or its Representatives. Without limiting the parties’ rights and obligations under Section 5.4(c), it is understood and agreed that any contacts, disclosures, discussions or negotiations expressly permitted under this Section 5.4 shall not (in and of itself) constitute a Change of Recommendation or otherwise constitute a basis for Parent to terminate this Agreement.

(f) Permitted Disclosures by the Company and the Company Board.

(i) Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (A) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act (so long as the Company Board (or a committee thereof) expressly reaffirms the Company Board Recommendation in such public disclosure) or complying with Rule 14d-9 promulgated under the Exchange Act, including making a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (B) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (C) informing any Person of the existence of the provisions contained in this Section 5.4; or (D) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the

Company Board (or a committee thereof), after consultation with its outside legal counsel, has determined in good faith is required by applicable Law, it being understood that (1) any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.4(f)(i) must be subject to the terms and conditions of this Agreement and will not limit or otherwise adversely affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 5.4; and (2) nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.4(d).

(ii) It is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof) that solely (A) describes the Company’s receipt of an Acquisition Proposal; (B) identifies the Person or Group making such Acquisition Proposal; (C) provides the material terms of such Acquisition Proposal; or (D) describes the operation of this Agreement with respect thereto will not, in any case, be deemed to be (1) a withholding, withdrawal, amendment, qualification or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation; (2) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (3) a Company Board Recommendation Change.

(g) Breach of No-Solicitation Obligations by Representatives of the Company. The Company agrees that if it (i) affirmatively permits any of its Representatives (other than its non-controlled Affiliates that are not directors, officers or employees of the Company) to take any action or (ii) is made aware of an action by one of its Representatives (other than its non-controlled Affiliates that are not directors, officers or employees of the Company) and does not use its reasonable best efforts to prohibit or terminate such action and, in each case, such action would constitute a material breach of this Section 5.4 if taken by the Company during the Pre-Closing Period, then such action will be deemed to constitute a breach by the Company of this Section 5.4.

5.5 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their respective businesses and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Efforts; Required Action and Forbearance.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary or proper pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by using reasonable best efforts to:

(i) cause the conditions to the Merger set forth in Article VII to be satisfied;

(ii) (1) seek to obtain all necessary consents, waivers, approvals, orders, authorizations and expirations or terminations of applicable waiting periods from Governmental Authorities, and take all actions to avoid or eliminate each and every impediment under applicable Law; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary to consummate the Merger; and

(iii) (1) seek to obtain all consents, waivers and approvals and (2) deliver all notifications, in each case pursuant to any Material Contracts in connection with this Agreement and the consummation of the Merger so as to seek to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Merger.

(b) No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action (or fail to take any action) that would reasonably be expected to have the effect of preventing, materially impairing or materially delaying or otherwise materially and adversely affecting the (i) consummation of the Merger; or (ii) ability of such Party to fully perform its covenants pursuant to this Agreement. For the avoidance of doubt, no action by the Company, Parent or Merger Sub taken (or failed to be taken) in compliance with the express terms of this Agreement will be considered a violation of this Section 6.1.

(c) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), the provision of additional security (including a guaranty) or any other concession or amendment of terms under any Contract, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

(d) Controlling Provision. This Section 6.1 shall not apply to filings or consents under Antitrust Laws or Foreign Direct Investment Laws, which shall be governed by the obligations set forth in Section 6.2.

6.2 Antitrust Filings and Foreign Direct Investment Laws.

(a) Filings Under the HSR Act, Other Applicable Antitrust Laws, and Foreign Direct Investment Laws. Each of Parent and Merger Sub (and their respective Affiliates, including their “ultimate parent entity” as that term is defined in the HSR Act and its implementing regulations (“UPE”), if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, will use (and will cause their respective Affiliates, including their UPE, if applicable, to use) their respective reasonable best efforts to (x) file a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act with the FTC and the Antitrust Division of the DOJ (which filing was submitted on February 16, 2024) and (y) as promptly as reasonably practicable make all filings pursuant to any Foreign Direct Investment Law specified in Section 6.2(a) of the Company Disclosure Letter (a “Specified Foreign Direct Investment Law”). Each of Parent and the Company will (and will cause each of its respective Representatives, as applicable, to) (A) cooperate and coordinate with the other in the making of such filings; (B) use its respective reasonable best efforts to promptly supply the other (or cause the other to be supplied) any information that may be required in order to make such filings; (C) use its respective reasonable best efforts to promptly supply (or cause the other to be supplied) with any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) subject to Section 6.2(b), use its reasonable best efforts to take all action necessary to, as soon as reasonably practicable, cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act applicable to the Merger or receive approval, non-disapproval or clearance for any Foreign Direct Investment Law filing. If any Party receives a request for additional information or documentary material, or inquiry or request for information, documents, or other material or testimony, from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws or Foreign Direct Investment Laws applicable to the Merger, then such Party will use reasonable best efforts to make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response to such request, and cooperate and coordinate with the other Parties in connection with responding to any such request. In the event that any information in the filings submitted pursuant to this Section 6.2 or any such supplemental information furnished in connection therewith is deemed confidential by either Party, the Parties shall maintain the confidentiality of the same, and use reasonable best efforts to seek authorization from the applicable Governmental Authority to maintain confidentiality and withhold such information from public view. Parent, Merger Sub, and the Company will not, and will cause their respective Affiliates not to, (a) “pull-and-refile”

pursuant to 16 C.F.R. 803.12 or otherwise withdraw any filing under the HSR Act or any other Antitrust Law, as the case may be, unless the other Parties have consented in writing to such withdrawal and refiling (such consent not to be unreasonably withheld, conditioned or delayed); and (b) extend any waiting period under any Antitrust Law or Foreign Direct Investment Laws or enter into any agreement with any Governmental Authority not to consummate the Merger for any period of time, unless the other Parties have consented in writing to such extension or agreement (such consent not to be unreasonably withheld, conditioned or delayed). Parent shall pay all filing fees under the HSR Act or any other Antitrust Law or Foreign Direct Investment Law; provided, that, Parent and the Company shall each bear its own costs for the preparation of any such filings.

(b) Efforts to Cause the Closing. In furtherance and not in limitation of Section 6.2(a), if and to the extent necessary to obtain clearances, consents, approvals, non-disapprovals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations pursuant to applicable Antitrust Laws and Foreign Direct Investment Laws, and to avoid or eliminate each and every impediment under Antitrust Laws and Foreign Direct Investment Laws applicable to the Merger, as promptly as practicable and in any event at least three Business Days prior to the Termination Date, each of Parent and Merger Sub, shall take all actions necessary to avoid or eliminate each and every impediment and obtain all clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations under any Antitrust Law or Foreign Direct Investment Laws; provided, however, that, notwithstanding anything in this Agreement to the contrary, no Party (or its respective Affiliates, including their UPE, if applicable) shall be required to (and the Company and its Subsidiaries shall not, without the prior written consent of Parent) commit to or effect any action or agree to any restriction, including (i) offering, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, transfer, license, disposition, hold separate (through the establishment of a trust or otherwise) or other disposition of any or all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), properties, rights, products or businesses of any Person, including of Parent and Merger Sub (and their respective Affiliates), on the one hand, and the Company and its Subsidiaries, on the other hand or (ii) taking (or refraining from taking) any other action or accepting or otherwise agreeing to any other restrictions on the activities any Person, including of Parent and Merger Sub (and their respective Affiliates), on the one hand, and the Company and its Subsidiaries, on the other hand, in each case of the foregoing clauses (i) and (ii), if such action or restriction, individually or in the aggregate, would, or would reasonably be expected to, result in a material adverse effect on the business, properties, assets, operations, financial condition or results of operations of Parent, Merger Sub, the Company and its Subsidiaries, taken as a whole; provided, further, that, neither Parent nor Merger Sub shall be required to commit to or effect any action or agree to any restriction set forth in the foregoing clauses (i) and (ii) that is not conditioned upon the consummation of the transactions contemplated by this Agreement; it being understood that, for the avoidance of doubt, in no event shall this Section 6.2(b) require any Affiliate of Parent or Merger Sub (including their UPE, but excluding (x) Parent and Merger Sub and (y) after the Closing, the Surviving Corporation and its Subsidiaries) to commit to or effect any action or agree to any restriction set forth in the foregoing clauses (i) and (ii).

(c) Cooperation. In furtherance and not in limitation of Section 6.2(a) and Section 6.2(b), the Company will (and will cause its Subsidiaries to), and Parent and Merger Sub will (and will cause their respective Affiliates to), subject to any restrictions under applicable Law, (i) promptly notify the other Parties of (and, if in writing, furnish them with copies of (or, in the case of oral communications, advise them of the contents of)) any material or substantive communication received by or made to such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filings, submissions or other written communications (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties promptly informed with respect to the progress and status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings, telephone or video conferences or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver; (B) the expiration of any waiting period; (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Law; and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; (iii) give the other Parties the opportunity to consult in advance of, and consider in good faith the views of the other Parties in connection with, any meeting, telephone or video conference, or other material or substantive oral or written analysis, appearance, argument, brief, communication, memorandum, opinion, presentation or proposal to be made or submitted to any Governmental Authority; and (iv) not independently participate in any meeting, hearing, proceeding, telephone, video conference or discussions with or before any Governmental Authority in respect of the Merger without giving the other Parties reasonable prior notice of such meeting, hearing, proceeding or discussion, and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information or competitively sensitive information provided to any Governmental Authority as restricted to “outside counsel” only when providing such information to the other Parties (or their Representatives) pursuant to this Section 6.2 and any such information will only be given to the outside counsel of the receiving party, and such outside counsel shall not disclose such materials or information to any employees, officers, directors or other Representatives of the receiving party or its Affiliates unless the Party providing the non-public information or competitively sensitive information approves of such disclosure. Each of the Company, Parent and Merger Sub may redact any materials provided pursuant to this Section 6.2 (i) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements, and (iii) as necessary to protect privilege. All requests for access or information pursuant to this Section 6.2 must be directed to the Company’s Chief Legal Officer or another person designated in writing by the Company.

(d) Controlling Provision. This Section 6.2 and not Section 6.1, shall govern and define the obligations of the parties hereto with respect to making any filings, notifications with respect to, or obtaining any approvals under, the HSR Act, other Antitrust Laws, or Foreign Direct Investment Laws.

6.3 Proxy Statement and Other Required SEC Filings.

(a) Preparation. Promptly but in no event later than March 8, 2024, the Company will prepare and file with the SEC a preliminary proxy statement to be sent to the Company Stockholders in connection with the Company Stockholder Meeting (the proxy statement, including any amendments or supplements, the “Proxy Statement”). Unless there has been a Company Board Recommendation Change, the Company will provide Parent with a draft of the Proxy Statement at least four (4) days prior to filing with the SEC. Subject to Section 5.4 and unless there has been a Company Board Recommendation Change, the Company will (i) include the Company Board Recommendation in the Proxy Statement; and (ii) use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval. Promptly (but no later than five days, to the extent practicable) following the (A) confirmation by the SEC that it has no further comments or (B) expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act, the Company will cause the Proxy Statement in definitive form to be mailed to the Company Stockholders.

(b) Mutual Assistance. Each of the Company, Parent and Merger Sub will furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other Party to be included therein and will otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement and the resolution of any comments to either received from the SEC.

(c) SEC Correspondence. The Parties will notify each other as promptly as practicable of the receipt of any comments, whether written or oral, from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, or for additional information, and will supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to such filings. The Parties will use their respective reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after the receipt thereof.

(d) No Amendments to Proxy Statement. Except in connection with a Company Board Recommendation Change or thereafter, no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent, which approval will not be unreasonably withheld, conditioned or delayed.

(e) Other Required Company Filings. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will use its reasonable best efforts to promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. Except in connection with a Company Board Recommendation Change or thereafter, the Company may not file any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration to all reasonable additions, deletions or changes suggested by Parent or its counsel.

(f) Other Required Parent Filings. If Parent or Merger Sub determines that it is required to file any document with the SEC as a result of the Merger or the Company Stockholder Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then Parent and Merger Sub will use their respective reasonable best efforts to promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub will cause any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent nor Merger Sub may file any Other Required Parent Filing with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give good faith consideration to all reasonable additions, deletions or changes suggested by the Company or its counsel.

(g) Accuracy; Supplied Information.

(i) By the Company. On the date of filing with the SEC, the date of mailing to the Company Stockholders (if applicable) of the Proxy Statement or any Other Required Company Filing, and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any Other Required Parent Filings will not, at the time that such Proxy Statement or Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ii) By Parent. On the date of filing with the SEC, no Other Required Parent Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. The Company will take all action necessary in accordance with applicable Law, the Charter and the Bylaws to establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Stockholders (including any adjournment, postponement or other delay thereof, the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of, among other things, (i) seeking the Requisite Stockholder Approval; and (ii) in accordance with Regulation 14A under the Exchange Act, seeking advisory approval of a proposal in connection with a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the consummation of the Merger. Without the prior written consent of Parent (not to be unreasonably, withheld, conditioned or delayed), the Company Stockholder Meeting shall not be held later than 30 calendar days after the mailing of the Proxy Statement to the Company Stockholders. Except as set forth in this Section 6.4, the Company may not adjourn or postpone the Company Stockholder Meeting. The Company will (A) submit this Agreement for adoption by the Company Stockholders at the Company Stockholder Meeting; and (B) unless the Company Board (or a committee thereof) has made a Company Board Recommendation Change, use appropriate efforts to solicit (or cause to be solicited) from the Company Stockholders proxies in favor of the matters to be considered at the Company Stockholder Meeting. Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the adoption of this Agreement shall be the only matter (other than (x) matters of procedure and matters required by applicable Law to be voted on by the Company Stockholders in connection with the adoption of this Agreement and (y) in accordance with Regulation 14A under the Exchange Act seeking advisory approval of a proposal in connection with a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the consummation of the Merger) that the Company shall propose to be acted on by the Company Stockholders at the Company Stockholder Meeting.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, the Company will be permitted to postpone or adjourn the Company Stockholder Meeting if (i) there are holders of insufficient shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, order or a request from the SEC; (iii) necessary to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board (or a committee thereof) has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law; (iv) the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law to postpone or adjourn the Company Stockholder Meeting (including, if the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law) in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders by issuing a press release, filing materials with the SEC or otherwise, in each case in accordance with this Agreement; (v) the Company reasonably determines in good faith that the Requisite Stockholder Approval is unlikely to be obtained; or (vi) it receives the prior written consent of Parent (which shall not be reasonably withheld, conditioned or delayed). Without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), the Company Stockholder Meeting will not be postponed or adjourned (A) by more than 10 days at a time; (B) with respect to Section 6.4(b)(i), Section 6.4(b)(iv) or Section 6.4(b)(v), by more than 30 days after the date on which the Company Stockholder Meeting was (or was required to be) originally scheduled; or (C) on more than two occasions. In no event will the record date of the Company Stockholder Meeting be changed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law.

6.5 Equity Financing.

(a) No Amendments to Equity Commitment Letter. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub (without the prior written consent of the Company) will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Equity Financing; (ii) impose new or additional conditions, contingencies or other terms; (iii) otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing or any other terms to the Equity Financing in a manner that, in each case with respect to this clause (iii), would reasonably be expected to (A) delay or prevent the occurrence of the Closing or (B) make the timely funding of the Equity Financing, or the satisfaction of the conditions to obtaining the Equity Financing, less likely to occur in any respect; or (iv) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the other parties to the Equity Commitment Letter. Any reference in this Agreement to (1) the “Equity Financing” will include the financing contemplated by the Equity Commitment Letter as amended or modified in compliance with this Section 6.5; and (2) the “Equity Commitment Letter” will include such document as amended or modified in compliance with this Section 6.5.

(b) Taking of Necessary Actions.

(i) Equity Financing not a Closing Condition. Investor, Parent and Merger Sub each acknowledge and agree that obtaining the Equity Financing is not a condition to the Closing. If the Equity Financing has not been funded, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger, including by taking the actions required to be taken by Parent and Merger Sub pursuant to Section 6.5(b)(ii).

(ii) Equity Commitment Letter. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper and advisable to obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including by (A) maintaining in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof; (B) complying with its obligations under the Equity Commitment Letter; (C) satisfying on a timely basis the conditions to funding the Equity Financing in the Equity Commitment Letter, if any, that are within Parent’s or Merger Sub’s control; (D) consummating the Equity Financing at or prior to the Closing, including causing Investor to fund the Equity Financing at the Closing; (E) complying with its obligations pursuant to the Equity Commitment Letter; and (F) enforcing its rights pursuant to the Equity Commitment Letter.

(c) Information from Parent. Parent will keep the Company reasonably informed on a current basis and in reasonable detail of the status of its efforts to arrange the Equity Financing. Without limiting the generality of the foregoing, Parent and Merger Sub must give the Company prompt notice (A) of any breach (or threatened breach) or default (or any event or circumstance that, with or without notice or lapse of time, or both, would reasonably be expected to give rise to any breach or default) by any party to the Equity Commitment Letter; (B) of any dispute or disagreement between or among any parties to the Equity Commitment Letter with respect to this Agreement, the Equity Commitment Letter, the Merger or the other transactions contemplated by this Agreement, or the Equity Financing; and (C) if for any reason Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Equity Financing on the terms, in the manner or from the sources contemplated by the Equity Commitment Letter. Parent will provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practical (but in any event with two Business Days) after the date that the Company delivers a written request therefor to Parent.

(d) Enforcement. Parent and Merger Sub will seek to enforce, including by bringing a Legal Proceeding for specific performance, the Equity Commitment Letter if the Company seeks and is granted a decree of specific performance of the obligation to consummate the Merger after all conditions to the granting thereof set forth in Section 9.10(b) have been satisfied.

6.6 Financing Cooperation.

(a) Cooperation by the Company with the Debt Financing. Prior to the Effective Time, to the extent requested by Parent or Merger Sub for the purpose of obtaining any debt financing in connection with the Merger (the “Debt Financing” and together with the equity financing obtained in connection with the Merger, the “Financing”), the Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its reasonable best efforts, to:

(i) participate (and cause senior management and Representatives of the Company to participate) in a reasonable and limited number of meetings, presentations, sessions with ratings agencies and due diligence sessions in respect of the Debt Financing, in each case at times and locations to be mutually agreed with reasonable advance notice, and assisting Parent with the preparation of the materials for the events listed in this clause (i);

(ii) solely with respect to financial information and data derived from the Company’s historical books and records and maintained in the ordinary course of business, assist Parent with providing information reasonably required in connection with the preparation of pro forma financial information and pro forma financial statements to the extent required by the Debt Financing Sources, it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing; (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (C) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent;

(iii) assist Parent in connection with the preparation of any pledge and security documents and other definitive financing documents (and any disclosure schedules thereto), in each case, as may be reasonably requested by Parent or the Debt Financing Sources, and otherwise necessary to facilitate the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not be recorded or take effect until the Effective Time;

(iv) furnish Parent, Merger Sub and the Debt Financing Sources, as promptly as practicable, with (A) audited financial statements of the Company and its Subsidiaries on a consolidated basis for the most recently completed fiscal year ended at least 90 days before the Closing Date; (B) unaudited consolidated balance sheets and related unaudited statements of income and cash flows related to the Company and its Subsidiaries on a consolidated basis for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days before the Closing Date and (C) such other financial and other pertinent information regarding the Company and its Subsidiaries (including information regarding the business, operations and financial projections thereof), to the extent prepared by the Company in the ordinary course of business, as may be reasonably requested by Parent to assist in the preparation of a customary quality of revenue and/or earnings report or customary confidential information memorandum or other customary information documents used in financings associated with leveraged buyouts of comparable sized companies (which, for the avoidance of doubt, will not include any Excluded Information);

(v) deliver notices of prepayment within the time periods required by the any credit agreement of the Company and obtain customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, and give any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all obligations (other than contingent obligations for which no claim has been asserted) under any such credit agreement; and

(vi) furnish Parent and the Debt Financing Sources with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent at least 10 Business Days prior to Closing, in accordance with the requirements of the Debt Financing Sources relating to applicable “know your customer” and anti-money laundering rules and regulations.

(b) Limitation on Obligations of the Company. Nothing in this Section 6.6 or any other provision of this Agreement will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or any other Contract, provide any additional security or guaranties or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement by or on behalf of Parent; (ii) enter into any definitive agreement or distribute any cash; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; (iv) prepare or provide any Excluded Information; or (v) take any action that, in the good faith determination of the Company, would (w) unreasonably interfere with the conduct of the business of the Company and its Subsidiaries; (x) create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries; (y) cause any representation or warranty or covenant contained in this Agreement to be breached; (z) cause the Company or any of its Subsidiaries to violate or waive any attorney-client or other applicable privilege or breach any Contract, applicable Law or certificate of incorporation, bylaws or similar organizational document; or (e) would, in the reasonable good faith judgment of the Company, cause competitive harm to the Company or its Subsidiaries, it being understood that, in each case the Company shall use commercially reasonable efforts to give notice to Parent of the fact that it is withholding such information or documents, and use commercially reasonable efforts to make appropriate substitute disclosure arrangements to permit the disclosure of such information without implicating the foregoing restrictions. In addition, (A) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time; (B) neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (C) any bank information memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 6.6 will require (1) any Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action under this Section 6.6 that could reasonably be expected to result in personal liability to such Representative; (2) the Company Board to approve any financing or Contracts related thereto; (3) the Company and its Subsidiaries to take any action that would conflict with or violate its organizational documents or any applicable Laws, or result in a violation of breach of, or default under, any agreement to which the Company or any of it is Subsidiaries is a party; and (4) the Company and its Subsidiaries to provide any information (a) the disclosure of which is prohibited or restricted under applicable Law or any contract, agreement or other understanding binding on the Company or its Subsidiaries; or (b) where access to such information would (i) give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such information; or (ii) violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate its rights pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound. The Company will be deemed to be in compliance with Section 6.6(a) at all times unless and until (A) Parent provides written notice (the “Non-Cooperation Notice”) to the Company of any alleged failure to comply, or action or failure to act, that constitutes a breach of Section 6.6(a); (B) Parent includes in such Non-Cooperation Notice reasonable detail regarding the cooperation required to cure such alleged failure (which will not require the Company to provide any cooperation that it would not otherwise be required to provide under Section 6.6(a)); and (C) the Company fails to take the actions specified in such Non-Cooperation Notice within five Business Days from receipt of such Non-Cooperation Notice. Notwithstanding anything to the contrary in this Agreement, a breach of the obligations of the Company or its Subsidiaries under prongs (i)-(iv) or (vi) of Section 6.6(a) may not be asserted by Parent, Merger Sub or any of their Affiliates or Representatives as the basis for (x) any conditions set forth in Article VII not being satisfied; or (y) the termination of this Agreement pursuant to Section 8.1(e).

(c) Use of Logos. The Company consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used (i) solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; (ii) solely in connection with a description of the Company, its business and products or the Merger; and (iii) in a manner consistent with the other terms and conditions that the Company reasonably imposes in writing to Parent.

(d) Confidentiality. All non-public or other confidential information provided by the Company, any of its Subsidiaries or any of their respective Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any Debt Financing Sources or prospective equity or debt financing sources and other financial institutions and investors that are or may become parties to the Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as a “Representative” thereunder as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(e) Reimbursement. If the Closing does not occur, promptly upon request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.6 (it being understood and agreed that the reimbursement set forth in this Section 6.6(e) shall not apply to any fees, costs, and expenses incurred by, or on behalf of, the Company, its Subsidiaries or any of its Representatives in connection with its ordinary course financial reporting requirements or in the provision of data that, in each case, was already prepared or was being prepared by the Company, its Subsidiaries or its Representatives in the ordinary course of business notwithstanding this Section 6.6).

(f) Indemnification. The Company, its Subsidiaries and their respective Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging or obtaining the Debt Financing (including any cooperation pursuant to Section 6.6(a)) pursuant to this Agreement or the provision of information utilized in connection therewith, except with respect to any losses suffered or incurred as a result of (i) the bad faith, gross negligence or willful misconduct of the Company or any of its Representatives or (ii) material breach by the Company or its Subsidiaries of this Section 6.6. Parent’s obligations pursuant to Section 6.6(e) and this Section 6.6(f) are referred to collectively as the “Reimbursement Obligations.”

(g) No Exclusive Arrangements. In no event will Parent or Merger Sub (and Parent and Merger Sub will each cause their respective Representatives (which for this purpose will be deemed to include the Debt Financing Sources and each direct investor in Parent or Merger Sub (pursuant to the Equity Commitment Letter or otherwise) or any other potential financing sources of Parent, Merger Sub and such investors not to)) enter into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger.

(h) No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing. If any Debt Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger.

6.7 Anti-Takeover Laws. Neither Parent nor the Company will take any action that would cause any restrictions on business combinations set forth in any “takeover” Law to become applicable to this Agreement or the Merger. Each of Parent, the Company and the Company Board will (a) take all actions within their power to ensure that no “anti-takeover” Law is or becomes applicable to the Merger; and (b) if any “anti-takeover” Law is or becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Law on the Merger.

6.8 Information Access During the Pre-Closing Period. During the Pre-Closing Period, the Company will, and will cause its Subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, Contracts, books and records, and personnel of the Company and its Subsidiaries, solely to the extent necessary for the purpose of planning for integration and consummation of the Merger. Notwithstanding the prior sentence, the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other similar privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or is otherwise bound would violate, or cause a default pursuant to, or give a third Person the right to terminate or accelerate rights pursuant to, such Contract; (d) such access would result in the disclosure of any Trade Secrets of any third Person; (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; or (f) the provision of such information would, in the reasonable good faith judgment of the Company, cause competitive harm to the Company or its Subsidiaries or cause unreasonable disruption to the operations of the Company or its Subsidiaries, it being understood that, in each case the Company shall give notice to Parent of the fact that it is withholding such information or documents, and use commercially reasonable efforts to make appropriate substitute disclosure arrangements to permit the disclosure of such information without implicating the foregoing restrictions. Nothing in this Section 6.8 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures, health and safety measures, and insurance requirements, and will not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including any Phase II environmental assessments. Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth in this Section 6.8 by electronic means if physical access is not reasonably feasible or would not be permitted under applicable public health or similar Laws or measures. All requests for access or information pursuant to this Section 6.8 must be directed to the Company’s General Counsel or another person designated in writing by the Company.

6.9 Section 16(b) Exemption. Prior to the Effective Time, the Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to), for a period of six years after the Effective Time, honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors or officers (and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (collectively, the “Indemnified Persons”) in effect on February 4, 2024. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of February 4, 2024. During such six-year period or such period in which an Indemnified Person is asserting a claim for indemnification pursuant to Section 6.10(b), whichever is longer, such provisions may not be repealed, amended or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Persons except as required by applicable Law.

(b) Indemnification Obligation. Without limiting the generality of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by the governing and organizational documents of the Company as in effect on February 4, 2024, any indemnification agreements with the Company or any of its Subsidiaries in effect as of the Effective Time and the DGCL, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); and (ii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect to the Merger (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent). Notwithstanding the foregoing, if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In connection with a Legal Proceeding of the type contemplated by this Section 6.10(b), (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification under this Section 6.10 with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel (the fees and expenses of which will be paid by the Surviving Corporation), whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) upon receipt of an undertaking by or on behalf of such Indemnified Person to repay any amount if it is ultimately determined that such Indemnified Person is not entitled to indemnification, the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation or any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.

(c) D&O Insurance. Prior to the Effective Time, the Company shall purchase a prepaid six-year “tail” policy (the “Tail Policy”) with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the total cost for the Tail Policy does not exceed 400 percent of the amount paid by the Company for coverage for its last full fiscal year, it being understood that if the aggregate cost would exceed that limit, the Company shall purchase as much coverage as reasonably practicable up to such limit. The Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain the Tail Policy in full force and effect and continue to honor its obligations thereunder for so long as the Tail Policy is in full force and effect.

(d) Successors and Assigns. Proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10 if Parent, the Surviving Corporation or any of their respective successors or assigns either (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person.

(e) No Impairment; Third-Party Beneficiary Rights. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person (and his or her heirs and representatives) who is a beneficiary pursuant to the D&O Insurance or the Tail Policy) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or the Tail Policy are intended to be third-party beneficiaries of this Section 6.10, with full rights of enforcement. The rights of the Indemnified Persons (and other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or the Tail Policy) pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law.

(f) Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.10 are joint and several.

(g) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.11 Employee Matters.

(a) Existing Arrangements. From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Company Benefit Plans made available to Parent in accordance with their terms. Notwithstanding the foregoing, nothing will prohibit Parent or the Surviving Corporation or their Affiliates from amending, modifying, or terminating any Company Benefit Plans or compensation or severance arrangements in accordance with their terms or as otherwise required pursuant to applicable Law.

(b) Employment; Benefits. For the period beginning on the Effective Time and ending on the one-year anniversary thereof, or, if earlier, until the date of termination of employment of the Continuing Employee (the

“Benefits Period”), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) (i) maintain employee benefits for the benefit of each Continuing Employee (other than defined benefit pension, retiree or post-employment welfare, equity or equity-based or other long term incentive compensation, change of control, retention, transaction bonus or nonqualified deferred compensation arrangements (collectively, the “Excluded Benefits”)) that are substantially comparable in the aggregate to those in effect at the Company or its Subsidiaries on February 4, 2024; and (ii) provide an annual base salary or wage rate, as applicable, and target annual cash bonus opportunity to each Continuing Employee that are, in each case, no less favorable than the base salary or wage rate and target annual cash bonus opportunities that were provided to such Continuing Employee immediately prior to the Effective Time. In each case, base compensation and target annual cash incentive compensation opportunities will not be decreased during the Benefits Period for any Continuing Employee employed during that period. During the Benefits Period, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) provide to Continuing Employees with cash severance benefits upon a qualifying termination of employment (and subject to satisfying any requirements required by Parent) that are substantially the same as those provided by the Company and its Subsidiaries as of February 4, 2024 under the Company Benefit Plans listed on Section 6.11(b) of the Company Disclosure Letter.

(c) New Plans. At or after the Effective Time, Parent will, or will cause the Surviving Corporation or any other Subsidiary of Parent to, cause to be granted to the Continuing Employees credit for all service with the Company and its Subsidiaries prior to the Effective Time and with Parent, the Surviving Corporation, and any of their Subsidiaries on or after the Effective Time, for purposes of eligibility to participate, vesting and entitlement to benefits for purposes of vacation accrual and severance pay entitlement, but not including for any purposes of any Excluded Benefits, to the same extent such service was credited under the corresponding Company Benefit Plan in which such Continuing Employee participated immediately prior to February 4, 2024, except that such service need not be credited to the extent that it would result in duplication of coverage or benefits or could apply to any defined benefit pension plans. In addition, and without limiting the generality of the foregoing, Parent will, or will cause the Surviving Corporation or any other Subsidiary of Parent to, use commercially reasonable efforts to provide that: (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by Parent and its Subsidiaries (other than the Excluded Benefits) (such plans, the “New Plans”) to the extent that coverage pursuant to any New Plan replaces coverage pursuant to a comparable Company Benefit Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits to any Continuing Employee, cause all pre-existing conditions or limitations, physical examination requirements, evidence of insurability requirements and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, to the same extent waived under the corresponding Company Benefit Plan, and, during the plan year in which the Closing occurs, cause any eligible expenses paid by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, will not be subject to accrual limits or other forfeiture and will not limit future accruals.

(d) No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, neither this Section 6.11 nor any provisions of this Agreement will be deemed to (i) guarantee employment for any period of time (or any particular term of employment), or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee or other Person for any or no reason; (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to maintain or continue any Company Benefit Plan or other compensation or benefit plan, program, policy agreement or arrangement or prevent the amendment, modification, suspension or termination thereof after the Effective Time; (iii) create any third-party beneficiary rights in any Person; or (iv) be treated as an amendment of, or undertaking to amend, any Company Benefit Plan.

6.12 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.13 Notification of Certain Matters.

(a) Notification by the Company. During the Pre-Closing Period, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing. No such notification will affect or be deemed to modify any representation or warranty of the Company that is set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the Parties under this Agreement.

(b) Notification by Parent. During the Pre-Closing Period, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing. No such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub that is set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement.

(c) Impact of Non-Compliance. Notwithstanding anything to the contrary in this Agreement, a breach of the obligations of the Company or its Subsidiaries, on the one hand, or Parent, on the other hand, under this Section 6.13 may not be asserted by Parent, Merger Sub or any of their Affiliates or Representatives, on the one hand, or the Company or its Subsidiaries, or any of their respective Affiliates or Representatives, on the other hand, as the basis, in and of itself, for (i) any conditions set forth in Article VII not being satisfied; or (ii) the termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(g), as applicable.

6.14 Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger will be a joint press release reasonably acceptable to the Company and Parent and will be issued promptly following the execution and delivery of this Agreement. Thereafter, the Company and its Representatives (unless the Company Board (or a committee thereof) has made a Company Board Recommendation Change), on the one hand, and Parent and Merger Sub and their respective Representatives, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in each case to the extent relating to this Agreement or the Merger. Notwithstanding the foregoing, (A) the Company will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable Law; (ii) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with prior communications of the Company or any communications plan previously agreed to in writing by Parent and the Company (in which case such communications may be made consistent with such plan); (iii) related to a Superior Proposal or Company Board Recommendation Change; or (iv) made by the Company from and after a Company Board Recommendation Change (B) Parent will not be obligated to engage in such consultation with respect to communications that are disclosures or communications by Parent, Merger Sub and their Affiliates to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions; and (C) neither the Company nor Parent or Merger Sub will be obligated to engage in such consultation with respect to communications that are reasonably related to any dispute or Legal Proceeding among the Parties or their respective Affiliates, or with parties to the Equity Commitment Letter or the Debt Financing Sources, related to this Agreement, the Transaction Documents, the Equity Financing or the Debt Financing.

6.15 Transaction Litigation.

(a) Notice. During the Pre-Closing Period, the Company will keep Parent reasonably informed with respect to the status of all Transaction Litigation.

(b) Cooperation. The Company will (i) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; (ii) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and (iii) consider in good faith Parent’s advice with respect to any Transaction Litigation. The Company may not compromise, settle or come to a binding arrangement regarding, or agree to compromise, settle or come to a binding arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.15, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation, which the Company and its counsel shall consider in good faith, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

6.16 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law to cause (a) the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.17 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.18 Convertible Notes; Capped Call Transactions.

(a) On the Closing Date, Parent, Merger Sub and the Company shall, as and to the extent required by the Convertible Notes Indentures, execute, and use reasonable best efforts to cause the Trustee to execute, any supplemental indenture(s) required by the Convertible Notes Indentures and deliver any certificates and other documents required by the Convertible Notes Indentures to be delivered by such persons in connection with such supplemental indenture(s). Notwithstanding anything to the contrary in this Agreement and subject to the immediately preceding sentence, prior to the Effective Time, the Company shall give any notices and take all actions required under, and with prior consent of Parent, not to be unreasonably withheld, conditioned or delayed, may take actions permitted, under the terms of the Convertible Notes, the Convertible Notes Indentures or under applicable Law, and shall take any other actions reasonably requested by Parent to the extent such actions are permitted or contemplated by, the terms of the Convertible Notes Indentures, the Convertible Notes or any applicable Law (with respect to the Convertible Notes Indentures or the Convertible Notes) in connection with the Merger and the other transactions contemplated by this Agreement, which actions shall include the Company (or its Subsidiaries or other Representatives, as applicable) (i) giving any notices that may be required in connection with the Merger and the other transactions contemplated by this Agreement and making any repurchases or conversions of the Convertible Notes occurring prior to or as a result of the Merger, (ii) preparing any supplemental indentures required in connection with the Merger and the other transactions contemplated by this Agreement and the consummation thereof to be executed and delivered to the Trustee at or prior to the Effective Time, in form and substance reasonably satisfactory to the Trustee and Parent, and (iii) taking all such further actions, including delivering any officer’s certificates and legal opinions, as may be necessary to comply with all of the terms and conditions of the Convertible Notes Indentures in connection with the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, the Company may make any settlement election with respect to any Conversion Date (as defined in the applicable Convertible Notes Indenture) under the Convertible Notes Indentures and settle conversions or effect redemptions of the Convertible Notes pursuant to the terms of the Convertible Notes Indentures. For the avoidance of doubt, the transactions contemplated by this Agreement, wherever referred to in Section 6.1 of this Agreement, shall be deemed to include effecting any repurchases or conversions under the terms of the Convertible Notes and the Convertible Notes Indentures. Notwithstanding anything to the contrary in this Section 6.18, but subject to the terms of the Convertible Notes Indentures, nothing herein shall require the Company to make any payment with respect to the Convertible Notes in connection with the Merger (including in connection with the settlement of any conversion obligations), prior to the occurrence of the Effective Time.

(b) The Company shall use its reasonable best efforts to provide Parent and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, or other documents or instruments deliverable pursuant to the Convertible Notes Indentures prior to the dispatch or making thereof and shall incorporate all reasonable comments provided by Parent and its counsel with respect thereto.

(c) Prior to the Effective Time, the Company shall (i) use reasonable best efforts to facilitate the settlement of the Capped Call Transactions at or promptly following the Effective Time as reasonably requested by Parent and (ii) use reasonable best efforts to cooperate with Parent with respect to Parent’s efforts to negotiate any termination payments or valuations related to the settlement of the Capped Call Transactions that is effective at or after the Effective Time; provided, that the Company shall not (x) agree (and has not agreed) after February 4, 2024 to amend, modify or waive any terms relating to, or agree to any amount due upon the termination or settlement of, the Capped Call Transactions (except for amounts due upon exercise or termination of the Capped Call Transactions in accordance with their terms or in connection with conversions of the Convertible Notes prior to the Effective Time) or (y) initiate or continue discussions or negotiations with the counterparties to the Capped Call Transactions or any of their respective affiliates or any other Person regarding termination or settlement of the Capped Call Transactions, in each case without the prior written consent of Parent, and to the extent any such discussions or negotiations have occurred prior to the date hereof, provide Parent with reasonable detail regarding the substance of all such discussions or negotiations and copies of any documentation sent or received in connection therewith (it being understood, for the avoidance of doubt, that the limitations in the immediately preceding clauses (x) and (y) shall not apply to any modification, adjustment or termination made unilaterally by any of the counterparties to the Capped Call Transactions pursuant to the terms of the applicable Capped Call Documentation or conditioned on termination of this Agreement); provided, further, that nothing herein shall require the Company to (A) make any payment with respect to the termination or settlement of any Capped Call Transaction as a result of the Merger prior to the occurrence of the Effective Time or (B) enter into any instrument or agreement relating to the termination or settlement of the Capped Call Transactions, or agree to any change or modification to any Capped Call Documentation, that is effective prior to the Effective Time. The Company shall promptly provide Parent with all written notices or other documents received by it with respect to any determination, cancellation, termination, exercise, settlement, adjustment or computation under, or in connection with any discussions or negotiations related to, the Capped Call Transactions and hereby grants permission to Parent and its counsel and advisors to, at any time, initiate and engage in discussions and negotiations with the counterparties to the Capped Call Transactions regarding the settlement of the Capped Call Transactions at or promptly following the Effective Time and the terms of such settlement, provided that the Company and its counsel will, to the extent reasonably practicable, have a reasonable opportunity to participate in such discussions and negotiations.

(d) Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time and without limitation to the other provisions of this Section 6.18, the Company shall take all such actions as may be required by the terms of the applicable Capped Call Transactions or applicable Law, including the giving of any written notices or communication in connection with the Merger or any conversions or repurchases of the Convertible Notes or any adjustment under the Convertible Notes Indentures or occurring as a result of or in connection with the transactions contemplated by this Agreement. The Company shall use its reasonable best efforts to provide Parent and its counsel reasonable time and opportunity to review any such written notice or communication prior to the dispatch or making thereof and shall incorporate all reasonable comments provided by Parent and its counsel with respect thereto.

6.19 Parent Vote at Merger Sub. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub (with a copy also sent to the Company) a written consent adopting this Agreement and approving the Merger in accordance with the DGCL (such adoption and approval, the “Merger Sub Stockholder Approval”).

6.20 Conduct of Business by Parent and Merger Sub. From the date of the execution and delivery of this Agreement until the date upon which the conditions set forth in Section 7.1(b) have been satisfied, unless the Company otherwise consents, Parent and Merger Sub will not, and will cause any of their Affiliates (including Investor) not to, acquire or agree to acquire by merging or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any assets, business or Person or other business organization or division thereof if such assets, business or Person competes in any line of business of the Company or its Subsidiaries and the entering into of a definitive agreement relating to, or the consummation of, such transaction would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority under the HSR Act or under any other Antitrust Laws necessary to consummate the Merger or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an Order under the HSR Act or under any other Antitrust Laws preventing or materially restraining the consummation of the Merger; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the Merger, in each case, after giving effect to any actions required pursuant Section 6.2(b), in each case, except for any acquisition that has been publicly disclosed prior to February 4, 2024.

6.21 Prohibition on Certain Discussions. Except as approved by the Company Board (or a committee thereof), at all times during the Pre-Closing Period, Parent will not, and will cause its Affiliates (including Investor and any of Investor’s Affiliates) not to, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any director, officer, employee or stockholder of the Company (a) regarding any continuing employment or consulting relationship with the Parent, the Surviving Corporation or any of their respective Affiliates following the Effective Time; (b) pursuant to which any such Person would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; or (c) pursuant to which such Person or any of its Affiliates would agree to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company in connection with the Merger.

6.22 Repatriation. The Company and its Subsidiaries will endeavor in good faith (in the manner reasonably requested in writing by Parent at least 10 Business Days prior to the Closing) to distribute or transfer, or cause to be distributed or transferred (including through loans, prepayments of obligations or the repayment of outstanding intercompany obligations), to the Company immediately before the Closing any cash balances held by any non-U.S. Subsidiaries of the Company; except that, that no distribution or transfer will be required to be made (i) to the extent such distribution or transfer (x) would be subject to withholding or other Taxes in advance of the Effective Time or would cause the Company or any Subsidiary to suffer other adverse Tax or non-Tax consequences in advance of the Effective Time (in each case, as reasonably determined by the Company in good faith), (y) would result in the disruption to business continuity of the Company or any Subsidiary; or (z) would violate applicable Law or any minimum cash balance or capital surplus requirements applicable to such Subsidiaries; and (ii) unless and until all of the conditions to the Merger set forth in Section 7.1, Section 7.2, and Section 7.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), and Parent has irrevocably confirmed and agreed in writing that it acknowledges satisfaction or waiver of all of the conditions to the Merger set forth in Section 7.2 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and it is ready, willing and able to consummate the Closing.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b) Antitrust Laws. The waiting period (and any extensions thereof) applicable to the Merger pursuant to the HSR Act, will have expired or otherwise been terminated, no agreement with any Governmental Authority not to consummate the Merger (if consented to by the other Party) shall be in effect, including any agreement between the Parties and any Governmental Authority to stay, toll or extend any applicable waiting period.

(c) No Prohibitive Injunctions or Laws. No (i) Order issued by any Governmental Authority of competent jurisdiction shall be in effect, or (ii) Law shall have been enacted, entered or enforced and shall continue to be in effect, that in the case of each of the foregoing clauses (i) or (ii), prohibits or makes illegal the consummation of the Merger. It is agreed that the receipt by any Party of a form letter from the FTC’s Bureau of Competition, substantially in the form announced and disclosed by the FTC on August 3, 2021, will not result in a failure of the condition set forth in this Section 7.1(c) to be satisfied.

(d) Foreign Direct Investment Law. All consents, approvals and filings required under the Specified Foreign Direct Investment Laws shall have been obtained or made, and all waiting periods (including any extensions thereof) (including any timing agreements with the applicable Governmental Authorities) relating to the execution, delivery and performance of this Agreement and the consummation of the Merger shall have expired or otherwise been terminated under any Specified Foreign Direct Investment Laws.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable

Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) In General. Other than the representations and warranties listed in Section 7.2(a)(ii) and Section 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures (considered collectively) to be true and correct that would not have a Company Material Adverse Effect.

(ii) Specified Representations and Warranties. The representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(c), Section 3.4, Section 3.12(a) and Section 3.27 that (A) are not qualified by materiality or Company Material Adverse Effect will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) that are qualified by materiality or Company Material Adverse Effect will be true and correct in all respects (without disregarding such materiality or Company Material Adverse Effect qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).

(iii) Capitalization. The representations and warranties set forth in Section 3.7(a)(i), Section 3.7(a)(ii), the second sentence of Section 3.7(a)(iii) and Section 3.7(c)(i) – (v) will be true and correct as of the Capitalization Date except where the failure to be so true and correct in all respects would not reasonably be expected to result in the requirement of Parent to pay pursuant to Section 2.7(a)(iii), Section 2.8(a) and Section 2.8(c) additional merger consideration in the aggregate in excess of $6,300,000 that would have been payable pursuant to Section 2.7(a)(iii), Section 2.8(a) and Section 2.8(c) had the representations and warranties set forth in Section 3.7(a)(i), Section 3.7(a)(ii), the second sentence of Section 3.7(a)(iii) and Section 3.7(c)(i) – (v) been true and correct as of the Capitalization Date.

(b) Performance of Covenants of the Company. The Company will have performed and complied in all material respects with all covenants in this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after February 4, 2024 that is continuing.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date

(except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures (considered collectively) to be true and correct that would not have a Parent Material Adverse Effect.

(b) Performance of Covenants of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with all covenants in this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Requisite Stockholder Approval (except as provided in this Agreement), only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company if any Order issued by any Governmental Authority of competent jurisdiction enjoining or prohibiting the consummation of the Merger has become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to comply with the terms of Section 6.1, Section 6.2 or Section 6.20 and such Party’s failure to comply with the terms of Section 6.1, Section 6.2 or Section 6.20 has been the primary cause of, or primarily resulted in, such Order;

(c) by either Parent or the Company if the Effective Time has not occurred by 11:59 p.m. on August 4, 2024 (such time and date, as it may be extended pursuant to Section 9.10(b)(iii), the “Termination Date”), except, that if as of as of 11:59 p.m. on August 4, 2024, (i) the conditions set forth in Section 7.1(b) has not been satisfied, (ii) the condition set forth in Section 7.1(c) has not been satisfied (solely with respect to Antitrust Laws or Specified Foreign Direct Investment Laws or Orders under such Antitrust Laws or Specified Foreign Direct Investment Laws), or (iii) the condition set forth in Section 7.1(d) has not been satisfied, the Termination Date shall automatically be extended (without any action required by any Party) to 11:59 p.m. on November 4, 2024; it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) Parent, if the Company has the right to terminate this Agreement pursuant to Section 8.1(g) or Section 8.1(i); (ii) either Parent or the Company if the other is pursuing a Legal Proceeding against it pursuant to Section 9.10(b); (iii) the Company, if Parent has the right to terminate this Agreement pursuant to Section 8.1(e); (iv) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date;

(d) by either Parent or the Company if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting at which a vote is taken on the adoption of this Agreement and approval of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting;

(e) by Parent if the Company has breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would result in the failure of a condition set forth in Section 7.1 or Section 7.2, except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach or failure to perform, delivered at least 45 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if such breach or failure to perform has been cured prior to termination; and (ii) Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if, at the time that such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in material breach of this Agreement;

(f) by Parent if at any time prior to receiving the Requisite Stockholder Approval the Company Board (or a committee thereof) has effected a Company Board Recommendation Change, except that Parent’s right to terminate this Agreement pursuant to this Section 8.1(f) will expire at 5:00 p.m. on the 10th Business Day following the date on which such right to terminate first arose;

(g) by the Company if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties or covenants contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach or failure to perform, delivered at least 45 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if such breach or failure to perform has been cured prior to termination; and (ii) the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if, at the time that such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach of this Agreement;

(h) by the Company (at any time prior to receiving the Requisite Stockholder Approval) if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company has complied in all material respects with Section 5.4 with respect to such Superior Proposal; and (iv) the Company pays, or causes to be paid, to Parent or its designee the Company Termination Fee pursuant to Section 8.3(b)(iii); or

(i) by the Company if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived; (ii) Parent and Merger Sub fail to consummate the Closing on the date required pursuant to Section 2.3; (iii) the Company has notified Parent in writing that, if Parent performs its obligations under this Agreement and the Equity Financing is funded in accordance with the Equity Commitment Letter, then the Company stands ready, willing and able to consummate, and will consummate, the Closing; (iv) the Company gives Parent written notice at least two Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i); and (v) the Closing has not been consummated by the end of such two Business Day period.

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the mutual written agreement of Parent and the Company or the delivery of written notice by the terminating Party to the other Parties, as applicable. Following the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any direct or indirect equity holder, controlling person, partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other Representative of such Party) to the other Parties, as applicable, except, and subject in all respects to this Section 8.2, that Section 6.6(e), Section 6.6(f), Section 6.14, Section 8.3, Article IX (other than Section 9.10(b)) and this Section 8.2 will each survive the termination of this Agreement, in each case in accordance with their respective terms. Notwithstanding the previous sentence, but subject to Section 8.3, nothing in this Agreement will relieve any Party from any liability for any intentional common law fraud or any Willful Breach of this Agreement prior to the termination of this Agreement (subject to the Parent Liability Limitation or the Company Liability Limitation, as applicable). No termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or the Equity Commitment Letter, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 6.2(a), Section 6.6(e), Section 6.6(f) and Section 8.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Except as set forth in Section 2.9(e), Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; (ii) sales, use, real property transfer and other similar Taxes or fees, in each case arising out of or in connection with entering into this Agreement and the consummation of the Merger and (iii) Taxes imposed in connection with the Merger pursuant to Section 4501 of the Code.

(b) Termination Payments.

(i) Future Transactions. If (A) this Agreement is validly terminated pursuant to Section 8.1(c) by Parent at a time when the Requisite Stockholder Approval has not been obtained, Section 8.1(d) or Section 8.1(e); (B) at the time of such termination, the conditions set forth in Section 7.1(b), Section 7.1(c) and Section 7.1(d) have been satisfied or are capable of being satisfied and the conditions set forth in Section 7.3(a) and Section 7.3(b) would be satisfied if the date of such termination was the Closing Date; (C) following the execution and delivery of this Agreement and prior to such termination of this Agreement, an Acquisition Proposal has been publicly announced or publicly disclosed and not withdrawn or otherwise abandoned; and (D) within one year of the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated at any time, then the Company will, concurrently with the consummation of such Acquisition Transaction, pay or cause to be paid to Parent or its designee an amount equal to the Company Termination Fee by wire transfer of immediately available funds to the account provided by Parent prior to the payment thereof. For purposes of this Section 8.3(b)(i), all references to “15 percent” in the definition of “Acquisition Transaction” will be deemed to be references to “50.1 percent.”

(ii) Company Board Recommendation Change. If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must, within two Business Days following such termination, pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to the account provided by Parent prior to the payment thereof.

(iii) Superior Proposal. If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must, concurrently with such termination, pay or cause to be paid to Parent or its designee the

Company Termination Fee by wire transfer of immediately available funds to the account provided by Parent prior to the payment thereof.

(c) Parent Payment. If this Agreement is validly terminated by the Company pursuant to Section 8.1(g) or Section 8.1(i) (or by Parent pursuant to Section 8.1 after such time as the Company has complied with the respective requirements of, and thus at such time had the right to terminate this Agreement pursuant to, Section 8.1(g) or Section 8.1(i)), then Parent must, within two Business Days following such termination, pay or cause to be paid to the Company or its designee an amount equal to the Parent Termination Fee by wire transfer of immediately available funds to an account designated in writing by the Company.

(d) Single Payment Only; Liquidated Damages. The Parties acknowledge and agree that in no event will the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. The Parties acknowledge and agree that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement; (ii) the damages resulting from the termination of this Agreement under circumstances where the Company Termination Fee or the Parent Termination Fee are payable are uncertain and incapable of accurate calculation; and (iii) without these agreements, the Parties would not enter into this Agreement. Therefore, the Company Termination Fee or the Parent Termination Fee, as applicable, if, as and when required to be paid pursuant to this Section 8.3 will not constitute a penalty but rather liquidated damages in a reasonable amount that will compensate the Party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger.

(e) Payments; Default. The Parties acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) or Parent fails to promptly pay any amounts due pursuant to Section 8.3(c) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.3(c) or any portion thereof, as applicable, then the non-paying Party will pay or cause to be paid to the other Party the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) of the other Party in connection with such Legal Proceeding, together with interest on such amount or portion thereof at an annual rate equal to the prime rate (as published in The Wall Street Journal (or other authoritative source to the extent no such figure is published by The Wall Street Journal) on the date that such payment or portion thereof was required to be made) plus five percent through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law (collectively, “Enforcement Expenses”).

(f) Sole and Exclusive Remedy.

(i) For the Company Related Parties. If this Agreement is validly terminated pursuant to Section 8.1, (A) the Company’s receipt of the Parent Termination Fee (to the extent owed pursuant to Section 8.3(c)), the Reimbursement Obligations and the Company’s right to specific performance pursuant to Section 9.10(b) (solely with respect to specifically enforcing its rights under Section 8.2 and this Section 8.3) and the Company’s rights solely with respect to the Damages Commitment set forth in the Equity Commitment Letter will be the sole and exclusive remedies of the Company Related Parties against the Parent Related Parties in respect of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, the termination of this Agreement, or the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure, and (B) upon payment of the Parent Termination Fee (to the extent owed pursuant to Section 8.3(c)), the Reimbursement

Obligations and any Enforcement Expenses, none of the Parent Related Parties will have any further liability or obligation to any of the Company Related Parties or any other Person relating to or arising out of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, or for any matters forming the basis of such termination, except that, in each case (x) the Parties or their respective Affiliates (or both) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.2 and Section 8.3(a), as applicable; and (y) Investor may remain obligated, and the Company and its Subsidiaries may be entitled to remedies, with respect to the Damages Commitment only to the extent set forth in the Equity Commitment Letter. Notwithstanding the foregoing, this Section 8.3(f)(i) will not relieve Parent, Merger Sub or Investor from any liability (1) for any intentional common law fraud or Willful Breach of this Agreement, except that under no circumstances will the collective monetary damages payable by the Parent Related Parties (including for any Willful Breach (but excluding, for the avoidance of doubt, intentional common law fraud)) under this Agreement (taking into account the payment of the Parent Termination Fee pursuant to this Agreement) or the Equity Commitment Letter, or any transactions contemplated hereby or thereby, exceed an amount, in the aggregate, equal to the amount of the Parent Termination Fee plus the Reimbursement Obligations and Enforcement Expenses (such aggregate amount, the “Parent Liability Limitation”); (2) for any breaches of the Confidentiality Agreement; or (3) pursuant to Section 8.3(a), as applicable. In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation (except for intentional common law fraud or pursuant to the Confidentiality Agreement or pursuant to Section 8.3(a), as applicable) against the Parent Related Parties, and, other than with respect to intentional common law fraud or pursuant to the Confidentiality Agreement or pursuant to Section 8.3(a), as applicable, in no event will any Company Related Parties be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Merger, the Equity Commitment Letter or the transactions contemplated by this Agreement or the Damages Commitment set forth in the Equity Commitment Letter, the termination of this Agreement, the failure to consummate the Merger, or any claims or actions under applicable Law arising out of any such breach, termination or failure. Nothing in this Section 8.3(f)(i) will preclude any liability of the Debt Financing Sources to the Company, Parent or Merger Sub under the definitive agreements relating to the Debt Financing or limit the Company (following the Closing), Parent or Merger Sub from seeking to recover any such damages or obtain equitable relief from or with respect to any Debt Financing Source pursuant to the definitive agreements relating to the Debt Financing. In no event will any Parent Related Party other than Investor (solely as and to the extent provided in the Equity Commitment Letter), Parent and Merger Sub have any liability for monetary damages to the Company or any other Company Related Party relating to or arising out of this Agreement or the Merger.

(ii) For the Parent Related Parties. If this Agreement is validly terminated pursuant to Section 8.1, Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 8.3(b), any Enforcement Expenses and Parent’s right to specific performance pursuant to Section 9.10(b) will be the sole and exclusive remedies of the Parent Related Parties against the Company Related Parties in respect of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, the termination of this Agreement, or the failure to consummate the Merger. Upon payment of the Company Termination Fee (to the extent owed pursuant to Section 8.3(b)) and any Enforcement Expenses, none of the Company Related Parties will have any further liability or obligation to any of the Parent Related Parties or any other Person relating to or arising out of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, or for any matters forming the basis of such termination, except that the Parties or their respective Affiliates (or both) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.2 and Section 8.3(a), as applicable. Notwithstanding the foregoing, this Section 8.3(f)(ii) will not relieve the Company from any liability (1) for any intentional common law fraud or Willful Breach of this Agreement, except that under no circumstances will the collective monetary damages payable by the Company for breaches (including for any Willful Breach (but excluding, for the avoidance of doubt, intentional common law fraud)) under this

Agreement (taking into account the payment of the Company Termination Fee pursuant to this Agreement) exceed an amount, in the aggregate, equal to the amount of the Company Termination Fee plus any Enforcement Expenses (such aggregate amount, the “Company Liability Limitation”); (2) for any breaches of the Confidentiality Agreement; or (3) pursuant to Section 8.3(a). In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation (except for intentional common law fraud, pursuant to the Confidentiality Agreement or pursuant to Section 8.3(a), as applicable) against the Company Related Parties, and, other than with respect to intentional common law fraud, pursuant to the Confidentiality Agreement, or pursuant to Section 8.3(a), as applicable, in no event will Parent or Merger Sub be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Merger, the termination of this Agreement, the failure to consummate the Merger, or any claims or actions under applicable Law arising out of any such breach, termination or failure. For the avoidance of doubt, other than the obligations of the Company provided in this Agreement, no Company Related Party or any Person other than the Company will have any liability for monetary damages to any Parent Related Party or any other Person relating to or arising out of this Agreement or the Merger.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that (a) the representations, warranties, covenants and agreements contained in Section 3.28 and Section 4.13 will not terminate, and (b) any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2 Notices.

(a) Addresses for Notice. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received using one or a combination of the following methods: (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand; or (iv) on the date sent by email (provided no transmission error is received). In each case, the intended recipient is set forth below.

if to Parent, Merger Sub or the Surviving Corporation to:

c/o Thoma Bravo, L.P.

One Market Plaza, Spear Tower, Suite 2400

San Francisco, CA 94105

Attn:  Hudson Smith

    Matt LoSardo

    Cody Cowan

Email: [***]

    [***]

    [***]

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, IL 60654

Attn:  Corey D. Fox, P.C.

    Bradley C. Reed, P.C.

    Cole Parker, P.C.

    Jeremy A. Mandell

Email: cfox@kirkland.com

    bradley.reed@kirkland.com

    cole.parker@kirkland.com

    jeremy.mandell@kirkland.com

if to the Company (prior to the Effective Time) to:

Everbridge, Inc.

25 Corporate Drive, Suite 400

Burlington, MA 01803

Attn:   Dave Wagner

Email: [***]

with a copy (which will not constitute notice) to:

Cooley LLP

55 Hudson Yards

New York, NY 10001

Attn:   Jamie Leigh

    Kevin Cooper

    Polina A. Demina

Email: jleigh@cooley.com

    kcooper@cooley.com

    pdemina@cooley.com

(b) Additional Procedures Related to Notices. Rejection or other refusal to accept, or the inability to deliver because of changed address or other details of which no notice is given, will be deemed to be receipt of any notice pursuant to this Section 9.2 as of the date of rejection, refusal or inability to deliver. Any notice received by the addressee on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or any of the other details specified in or pursuant to this Section 9.2 through a notice given in accordance with this Section 9.2, except that notice of any such change will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (i) specified in such notice; or (ii) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Amendment. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the Parties at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that if the Company has received the Requisite Stockholder Approval, then no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without receiving such approval.

9.4 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth in this Agreement, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party in this Agreement; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained in this Agreement. Any agreement by a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

9.5 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement (a) from and after the Effective Time in connection with a merger or consolidation involving Parent or Merger Sub or other disposition of all or substantially all of the assets of Parent, Merger Sub or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any source of Equity Financing or any Debt Financing Source pursuant to the terms of the Equity Financing or Debt Financing, respectively, for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Equity Financing or the Debt Financing. It is understood and agreed that, in each case, such assignment will not (i) affect the obligations of the parties to any debt commitment letter (or definitive agreements) related to the Debt Financing or to the Equity Commitment Letter; (ii) impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Common Stock and Company Equity-Based Awards pursuant to this Agreement or (iii) relieve Parent or Merger Sub of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations under this Agreement.

9.6 Confidentiality. Parent, Merger Sub and the Company acknowledge that Thoma Bravo, L.P. and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms; except that the Confidentiality Agreement will automatically terminate as of the Effective Time. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger or pursuant to this Agreement (including any information obtained pursuant to Section 6.8) in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by the terms applicable to Representatives (as such term is defined in the Confidentiality Agreement), the terms and conditions of the Confidentiality Agreement as if they were the counterparty thereto. In addition, in the event of any termination of this Agreement pursuant to Article VIII, it is agreed that, notwithstanding anything to the contrary in the Confidentiality Agreement, any term of the confidentiality and non-use obligations under the Confidentiality Agreement will be deemed to be extended to two years following such termination.

9.7 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to in this Agreement, including the Confidentiality Agreement, the Company Disclosure Letter and the Equity Commitment Letter, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement (including, for the avoidance of doubt, the Original Agreement). Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement (as modified pursuant to Section 9.6) will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the (i) Effective Time and (ii) date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated.

9.8 Third-Party Beneficiaries. Except as set forth in Section 6.10 and this Section 9.8, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies under this Agreement, except (a) as set forth in or contemplated by Section 6.10 and this Section 9.8; and (b) from and after the Effective Time, the rights of the holders of shares of Company Common Stock and Company Equity-Based Awards to receive the merger consideration set forth in Article II. The provisions of Section 9.3, Section 9.12(b), Section 9.13 and this Section 9.8 will inure to the benefit of the Debt Financing Sources and their successors and assigns, each of whom is intended to be a third-party beneficiary thereof (it being understood and agreed that Section 9.3, Section 9.5, Section 9.12(b), Section 9.13 and this Section 9.8 will be enforceable by the Debt Financing Sources and their respective successors and assigns). The provisions of Section 8.3(f) will inure to the benefit of the respective Related Parties, each of whom is intended to be a third-party beneficiary thereof with full rights of enforcement.

9.9 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.10 Remedies.

(a) Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by applicable Law on such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything to the contrary in any Transaction Document or otherwise, although the Company may, subject in all respects to Section 8.2, Section 8.3, Section 9.16 and this Section 9.10 (and, in each case, the limitations set forth herein or therein), pursue both (i) a grant of specific performance, and (ii) payment of the Parent Termination Fee to the extent owed under Section 8.3(c), Enforcement Expenses pursuant to 8.3(e) or other monetary damages pursuant to Section 8.3(f), under no circumstances will the Company, directly or indirectly, be permitted or entitled to receive both a grant of specific performance or other equitable relief to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) and the occurrence of the Closing, on the one hand, and (1) payment of any monetary damages (including any monetary damages in lieu of specific performance) whatsoever or (2) payment of any of the Parent Termination Fee, Reimbursement Obligations or Enforcement Expenses, on the other hand. Parent may, at Parent’s election, settle, discharge, preclude, obviate and resolve any Legal Proceedings resulting from, relating to or arising out of the termination of this Agreement (including any claim or Legal Proceeding with respect to the payment of money damages) by agreeing to consummate the Merger in accordance with the terms of this Agreement.

(b) Specific Performance.

(i) Irreparable Damage. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions that are required of it by this Agreement in order to consummate the Merger) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement or to enforce specifically the terms of this Agreement (including specific performance or other equitable relief to cause Parent to perform any obligations required of it and to enforce its rights under the Equity Commitment Letter (or to directly enforce the obligation to fund the Equity Financing in accordance with, and pursuant to the terms and conditions of, the Equity

Commitment Letter) and to cause Parent to consummate the Merger); (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii) No Objections; Cooperation. The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement or to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. Each Party agrees that it will use its reasonable best efforts to cooperate with the other Parties in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance to attempt to fully resolve any dispute between the Parties prior to the Termination Date.

(iii) Tolling of the Termination Date. Notwithstanding anything to the contrary in this Agreement, if any Party initiates a Legal Proceeding to prevent breaches (or threatened breaches) of this Agreement, to enforce specifically the terms of this Agreement, or both, then the Termination Date will be automatically extended by (A) the amount of time during which such Legal Proceeding is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Legal Proceeding.

9.11 Governing Law. This Agreement is governed by and construed in accordance with the Laws of the State of Delaware, without regard to conflicts of laws principles.

9.12 Consent to Jurisdiction.

(a) General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger and the Equity Commitment Letter, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, but nothing in this Section 9.12 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement, the Equity Commitment Letter or the Merger; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, the Equity Commitment Letter or the Merger will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Equity Commitment Letter or the Merger in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) Jurisdiction for Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Parties acknowledges and irrevocably agrees (i) that any Legal Proceeding, whether at law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to, the Merger, the Debt Financing, any debt commitment letter (or definitive agreements) related to the Debt Financing, or the performance of services thereunder, will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any debt commitment letter (or definitive agreements) related to the Debt Financing will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the Laws of the State of New York. Notwithstanding anything to the contrary in this Agreement, (A) the interpretation of the definition of Company Material Adverse Effect and whether or not a Company Material Adverse Effect has occurred; (B) the determination of the accuracy of any representations and warranties of the Company set forth in this Agreement and whether as a result of any inaccuracy thereof Parent, Merger Sub or their respective Affiliates has the right to terminate its obligations under this Agreement, or to decline to consummate the Merger; and (C) the determination of whether the Merger has been consummated in accordance with the terms of this Agreement will, in each case, be governed and construed in accordance with the Laws of the State of Delaware.

9.13 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE EQUITY COMMITMENT LETTER OR THE EQUITY FINANCING. EACH PARTY ACKNOWLEDGES AND AGREES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

9.14 Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or through an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version delivered in person. No Party may raise the use of Electronic Delivery to deliver a signature, or the fact that any signature, agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense.

9.15 No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (a) the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative; (b) each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect; and (c) nothing set forth in any provision in this Agreement will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision of this Agreement.

9.16 Non-recourse. Each Party agrees, on behalf of itself and its Related Parties, that all Legal Proceedings (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any of the Transaction Documents or the Merger (including the Equity Financing); (b) the negotiation, execution or performance of this Agreement or any of the Transaction Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the Transaction Documents); (c) any breach or violation of this Agreement or any of the Transaction Documents; or (d) any failure of the Merger to be consummated, in each case, may be made only (A) against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the Transaction Documents, Persons expressly identified as parties to such Transaction Documents; and (B) in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Documents, as applicable. Notwithstanding anything in this Agreement or any of the Transaction Documents to the contrary, each Party agrees, on behalf of itself and its Related Parties, that no recourse under this Agreement or any of the Transaction Documents or in connection with the Merger will be sought or had against any other Person, including any Related Party, and no other Person, including any Related Party, will have any liabilities or obligations (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the foregoing clauses (a) through (d), it being acknowledged and agreed that no personal liability or losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the foregoing clauses (a) through (d), in each case, except for claims that the Company, Parent or Merger Sub, as applicable, may assert (subject, with respect to the following clause (ii), in all respects to the limitations set forth in Section 8.2(b), Section 8.3(f), Section 9.10(b) and this Section 9.16): (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement; (ii) against the parties to the Equity Commitment Letter for specific performance of the obligation to fund the Equity Financing in accordance with, and pursuant to the terms and conditions of, Section 6 of the Equity Commitment Letter; or (iii) against the Company, Parent and Merger Sub solely in accordance with, and pursuant to the terms and conditions of, this Agreement.

[Signature page follows.]

The Parties are signing this Agreement on the date stated in the introductory clause.

PROJECT EMERSON PARENT, LLC

By:	/s/ Hudson D. Smith Jr.
Name: Hudson D. Smith Jr.
Title: President

PROJECT EMERSON MERGER SUB, INC.

By:	/s/ Hudson D. Smith Jr.
Name: Hudson D. Smith Jr.
Title: President

EVERBRIDGE, INC.

By:	/s/ David Wagner
Name: David Wagner
Title: Chief Executive Officer

[Signature Page to Amended and Restated Agreement and Plan of Merger]

Exhibit A

Form of Amended and Restated Certificate of Incorporation

[See Attached]

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EVERBRIDGE, INC.

ARTICLE ONE

The name of the corporation is Everbridge, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of capital stock that the Corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value $0.01 per share.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or outside of the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE EIGHT

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE NINE

The Corporation expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE ELEVEN

The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this ARTICLE ELEVEN to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of this ARTICLE ELEVEN shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this ARTICLE ELEVEN in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

* * * * *

Annex B

February 29, 2024

Board of Directors

Everbridge, Inc.

25 Corporate Drive, Suite 400

Burlington, MA 01803

Members of the Board:

We understand that Everbridge, Inc., a Delaware corporation (the “Company”), Project Emerson Parent, LLC, a Delaware limited liability company (“Parent”), and Project Emerson Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), plan to enter into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) dated as of February 29, 2024, pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). The Company will be the surviving entity in the Merger, and from and after the effective time of the Merger, will be a wholly owned subsidiary of Parent. Pursuant to the Merger, each share of common stock, par value $0.001 per share, of the Company that is issued and outstanding as of immediately prior to the effective time of the Merger (such shares, collectively, “Company Common Stock” or “Shares” and each, a “Share”), other than (i) each Share to be cancelled in accordance with Section 2.7(a)(ii) of the Merger Agreement and (ii) Dissenting Company Shares (as such term is defined in the Merger Agreement), shall be converted automatically into and shall thereafter represent the right to receive $35.00 in cash, without interest thereon (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent) (the “Holders”) pursuant to, and in accordance with, the terms of the Merger Agreement, is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed a draft of the Merger Agreement dated February 29, 2024 (the “Draft Merger Agreement”), certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data of the Company (the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior management of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed based on discussions with the management and Board of Directors of the Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We express no view as to the Company Projections or the assumptions on which they were based. We have assumed that the terms of the Draft Merger Agreement will not differ materially from the final executed Merger Agreement, and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or its affiliates nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which will become payable upon delivery of this opinion. We will receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, no material relationship existed between Qatalyst Partners or any of its affiliates and the Company, Parent, or their respective affiliates, pursuant to which compensation was received by Qatalyst Partners or its affiliates, except that (i) Qatalyst Partners has delivered an opinion to the Board of Directors of the Company, dated February 4, 2024, pursuant to this engagement, in connection with which we were paid a fee of $3 million for our services and (ii) Qatalyst Partners has provided financial advisory services to (a) the Company and received $500,000 in connection with such services and (b) Adenza Group, Inc., a then-majority-owned portfolio company of Thoma Bravo, L.P., an affiliate of Parent, and received approximately $55 million in connection with such services. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent and their respective affiliates for which we would expect to receive compensation.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which Company Common Stock will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we have neither been asked nor do we assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Holders, and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the Company or any of its affiliates, or any class of such persons, relative to such consideration.

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the Holders pursuant to, and in accordance with, the terms of the Merger Agreement is fair, from a financial point of view, to such Holders.

Yours faithfully,

/s/ Qatalyst Partners LP

Qatalyst Partners LP

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

EVERBRIDGE, INC. 25 CORPORATE DRIVE, SUITE 400 BURLINGTON, MA 01803 VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/EVBG2024SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Scan to view material & vote TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V37334-S85695 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. EVERBRIDGE, INC. The Board of Directors recommends you vote FOR the following proposals: 1. To adopt the Amended and Restated Agreement and Plan of Merger (as it may be amended from time to time), dated February 29, 2024, among Project Emerson Parent, LLC, Project Emerson Merger Sub, Inc., and Everbridge, Inc. (the “merger agreement”); 2. To approve, on a non-binding, advisory basis, the compensation that will or may become payable by Everbridge, Inc. to its named executive officers in connection with the merger; and 3. To approve any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com. V37335-S85695 EVERBRIDGE, INC. Special Meeting of Stockholders April 25, 2024 10:00 AM Eastern Time This proxy is solicited by the Board of Directors The undersigned stockholder(s) of EVERBRIDGE, INC. hereby appoint(s) David Wagner and David Rockvam, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of EVERBRIDGE, INC. that the stockholder(s) is/ are entitled to vote at the Special Meeting of Stockholders to be held at 10:00 AM, Eastern Time on April 25, 2024, virtually at www.virtualshareholdermeeting.com/EVBG2024SM, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE ABOVE NAMED PROXY HOLDERS ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPOINMENTS THEREOF. Continued and to be signed on reverse side